    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2002

                                                      REGISTRATION NO. 333-72750
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 2 TO
                                   FORM S-11
                             REGISTRATION STATEMENT


                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                        OMEGA HEALTHCARE INVESTORS, INC.

             (Exact name of Registrant as specified in its charter)

           MARYLAND                                         6798                                        38-3041398
 (State or Other Jurisdiction                   (Primary Standard Industrial                          (IRS Employer
              of                                   Classification Number)                         Identification Number)
Incorporation or Organization)

                           --------------------------

                                900 VICTORS WAY
                                   SUITE 350
                           ANN ARBOR, MICHIGAN 48108
                                 (734) 887-0200
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           --------------------------


                               C. TAYLOR PICKETT
                            CHIEF EXECUTIVE OFFICER
                        OMEGA HEALTHCARE INVESTORS, INC.
                               9690 DEERECO ROAD
                                   SUITE 100
                            TIMONIUM, MARYLAND 21093
                                 (410) 561-5726


           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

                            RICHARD H. MILLER, ESQ.
                            ELIOT W. ROBINSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                SIXTEENTH FLOOR
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES, OR ACCEPT ANY OFFER TO BUY THESE SECURITIES, UNTIL THE REGISTRATION STATEMENT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE AND WE DELIVER THIS PROSPECTUS TO YOU IN FINAL FORM. WE ARE NOT USING THIS PROSPECTUS TO OFFER TO SELL THESE SECURITIES OR TO SOLICIT OFFERS TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 11, 2002


PRELIMINARY PROSPECTUS


                              OMEGA HEALTHCARE INVESTORS, INC.
[LOGO]                         NONTRANSFERABLE RIGHTS OFFERING
                            TO PURCHASE UP TO 9,400,000 SHARES OF
                               COMMON STOCK AT $2.92 PER SHARE


                               ------------------


    If you held our common stock on January 22, 2002, you will receive rights to purchase additional shares of common stock for a subscription price of $2.92 per share. You will receive one right for every 2.15 shares of common stock you held on that date. Each right entitles you to purchase one share of common stock at the subscription price. The number of rights allocated to you is based on the percentage of our voting stock you own on the record date on an as converted basis. These rights represent your pro rata portion of the aggregate
$50 million in new equity capital we propose to raise in this rights offering together with a concurrent private placement. There is no minimum number of shares that must be subscribed for by stockholders in the rights offering.



    Explorer Holdings, L.P., which owns all of our outstanding Series C preferred stock and 553,850 shares of our common stock, representing 47.1% of our voting stock, will not purchase common stock in this rights offering. Instead, Explorer has agreed to purchase $23.6 million of our stock in a private placement concurrent with the closing of the rights offering at the same price per common share as in this rights offering. The $23.6 million that Explorer has agreed to invest represents its pro rata portion of the $50 million we seek to raise, based on Explorer's ownership of our Series C preferred stock and common stock. Explorer has also committed to invest in the concurrent private placement an additional amount equal to the aggregate subscription price of the shares of common stock that are not subscribed for by other stockholders in this rights offering. As a result, we are assured of receiving an aggregate of $50 million upon the completion of this rights offering and the private placement.



    You may exercise your rights beginning on the date of this prospectus until 5:00 p.m., New York City time, on February , 2002. We can extend subscription period but in no event will the subscription period be extended beyond
February 28, 2002. However, we do not presently intend to extend the subscription period. Rights not exercised by the end of the subscription period will expire and have no value.



    The closing of the rights offering and the issuance of the shares of common stock are conditioned upon certain conditions. All subscriptions will be held in escrow pending satisfaction of these conditions. If the conditions are not satisfied on or before the expiration of the subscription period, as it may be extended, we will terminate this offering. If we terminate the offering, we will return your money to you, without interest, within approximately 10 business days following termination.


    We will not issue fractional rights or fractional shares, and you may not exercise rights other than in whole numbers. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you has been rounded up to the nearest whole right.


    Our common stock is traded on the New York Stock Exchange under the symbol OHI. On January 11, 2002, the last reported sale price for our common stock was $5.99 per share.



    The rights generally may not be sold, transferred or assigned and will not be listed for trading on any stock exchange, quotation system or the over-the-counter market. Holders who wish to exercise their rights must certify that they have held the shares of common stock to which the rights relate continuously from January 22, 2002 through the exercise date. If you sell your common stock during the period between the record date and the exercise date, you will forfeit the rights you receive in this offering with respect to such stock. Once you exercise your rights, you may not revoke or change the exercise even if you later change your mind.

                            ------------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The shares of common stock are being offered for sale directly by us without the services of an underwriter or selling agent. We expect to deliver the shares as soon as practicable following the expiration of the subscription period.


                The date of this prospectus is January   , 2002

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      8
The Rights Offering.........................................     21
Use of Proceeds.............................................     29
Modification of Bank Credit Agreements......................     30
Determination of Subscription Price.........................     31
Price Range of Common Stock and Dividend Policy.............     44
Modifications to Agreements with Explorer...................     46
Capitalization..............................................     50
Selected Financial Data.....................................     51
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     52
Business....................................................     64
Management..................................................     73
Executive Compensation......................................     78
Principal Stockholders......................................     86
Affiliate Relationships and Transactions....................     88
Description of Capital Stock................................     91
Material United States Federal Income Tax Considerations....    108
Plan of Distribution........................................    117
Legal Matters...............................................    117
Experts.....................................................    117
Where You Can Find More Information.........................    117
Forward-Looking Statements..................................    118
Index to Consolidated Financial Statements..................    F-1
Annex A--Opinion of Shattuck Hammond Partners LLC...........    A-1


                            ------------------------

    You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone else to provide you with information different from the information contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Also, you should not assume that there has been no change in our business, financial position or results of operations since the date of this prospectus.

    No action is being taken in any jurisdiction outside the United States to permit a public offering of any securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS IN MORE DETAIL. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT ARE THE RIGHTS AND TO WHAT DO THE RIGHTS ENTITLE ME?


    The rights give you the opportunity to purchase additional shares of our common stock for $2.92 per share. On January 11, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $5.99 per share.



    If you owned our common stock as of 5:00 p.m. on January 22 , 2002, you will receive one right for every 2.15 shares of common stock owned by you at that time. Each right entitles you to purchase one share of common stock at the subscription price. For example, if you owned 100 shares of common stock on the record date, you would have the right to purchase 47 additional shares of common stock for $2.92 per share.


    The aggregate number of rights you are entitled to receive, if exercised by you in full, represents your pro rata portion of the $50 million in additional equity capital we are seeking to raise. Your pro rata portion is based on the number of shares of common stock you owned on the record date assuming, solely for this purpose, conversion of all of our outstanding Series C preferred stock, all of which is held by Explorer. There is no minimum number of shares that must be subscribed for by stockholders in the rights offering.

WILL I RECEIVE FRACTIONAL RIGHTS OR SHARES?

    No. We are not issuing fractional rights or shares, and you may not exercise rights in fractional amounts. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights distributed to you has been rounded up to the nearest whole right.

WHY IS OMEGA DISTRIBUTING THE RIGHTS AND OFFERING STOCK?


    We are distributing the rights to purchase common stock as part of our plan to raise up to $50 million in additional equity capital to satisfy the conditions to the modification of our credit facilities and to enhance our ability to repay approximately $98 million in debt maturing during the first half of 2002. The equity investment consists of two components--this rights offering and a concurrent private placement of equity pursuant to our October 29, 2001 investment agreement with Explorer. We are distributing the rights to give all our common stockholders the opportunity to participate in our issuance of $50 million in additional equity in proportion to their ownership interest in our voting stock. The rights offering affords our existing common stockholders an opportunity to subscribe for new shares of common stock, at the same price per common share as the Explorer private placement, and to maintain their proportionate interest in us. In addition, since no underwriting or sales commission will be paid in respect of the shares purchased in the rights offering, we believe the rights offering will be a low-cost method for raising additional capital.



HOW DID OMEGA ARRIVE AT THE $2.92 PRICE PER SHARE?



    Our Board of Directors sought and obtained a written opinion from Shattuck Hammond Partners LLC, an independent financial advisor, that as of October 29, 2001, the date of their opinion, the financial terms of the investment agreement with Explorer, taken as a whole, are fair to us from a financial point of view. The subscription price to be paid by stockholders in the rights offering will be the same price per common share paid by Explorer in the concurrent private placement. For purposes of the opinion, our financial advisor assumed a subscription price of $2.92 per share.

    We have attached the full text of Shattuck Hammond's opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion is also summarized under "Determination of Subscription Price." The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering.


    In recommending a price at which a share of common stock may be purchased in this rights offering, a special committee of our Board of Directors, which did not include affiliates of Explorer, considered several factors, including the fairness opinion delivered by our financial advisor, the historic and current market price of our common stock as of the date of the opinion, our financial condition, challenges facing us, anticipated cash flows, general conditions in the securities markets, our need for additional capital, available alternate sources of financing, prices offered to stockholders in other rights offerings and the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, among other things. Shattuck Hammond's opinion relates solely to the fairness to Omega Healthcare of the financial terms of the investment agreement, and does not address the fairness of either the investment agreement to unaffiliated stockholders or the subscription price in the rights offering.


HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE RIGHTS OFFERING?

    Our Board of Directors is not making any recommendation about whether or not you should exercise any rights. Although our Board of Directors has obtained a fairness opinion and both the Board of Directors and the special committee approved our proceeding with the rights offering, you should make your own decision as to whether or not to exercise your rights and, if so, how many rights to exercise. You should make this decision only after reading this entire prospectus and consulting with your own financial advisors. Your decision should be based upon your own assessment of your best interests.

HOW SOON MUST I ACT?


    The rights expire on February   , 2002, at 5:00 p.m., New York City time.
The subscription agent must actually receive all required documents and payments before that date and time. We recommend that you send all of your subscription documents, together with payment of the subscription price, to the subscription agent several days in advance of the expiration date. Any personal checks used to pay for shares must timely clear payment prior to the expiration date. The clearing process can take five business days or more. We can extend the expiration date, but in no event will the expiration date be extended beyond February 28, 2002. We do not presently intend to extend the expiration date.


MAY I TRANSFER MY RIGHTS OR THE SHARES TO WHICH THEY RELATE?


    No. The rights are nontransferable, even by gift. However, rights may be transferred by will, devise or operation of law in the case of death, dissolution, liquidation, or bankruptcy of the holder or pursuant to an order of an appropriate court. In addition, you must certify that you have held the common stock to which your rights relate continuously from January 22, 2002 through the exercise date. If you sell your common stock during the period between the record date and the exercise date, you will forfeit the rights you receive in this offering.


WILL I BE ENTITLED TO AN OVER-SUBSCRIPTION PRIVILEGE?

    No stockholder will have an over-subscription privilege in the rights offering. To the extent that shares of common stock are not subscribed for in this offering, Explorer has committed to increase the size of its private placement investment in our company by an additional amount equal to the aggregate subscription price relating to the unsubscribed shares on the closing of the rights offering.

WILL EXPLORER PARTICIPATE IN THE RIGHTS OFFERING OR OTHERWISE INVEST IN OMEGA?


    No. Explorer will not purchase common stock in this rights offering. Although Explorer will not participate in the rights offerings, Explorer has agreed to purchase $23.6 million of our stock, in a private placement concurrent with the closing of the rights offering, at the same price per common share available in this rights offering. The amount that Explorer has agreed to invest in the private placement represents its pro rata portion, based on Explorer's ownership of our Series C preferred stock and common stock, of the $50 million in additional equity capital we are seeking to raise. Explorer has also agreed to increase the size of its private placement investment in our company by an additional amount equal to the aggregate subscription price of any shares that are not subscribed for in this offering. As a result of this commitment, we are assured of receiving a total of $50 million in gross proceeds upon the completion of the rights offering and Explorer's investment. The shares to be issued to Explorer are not registered as part of the rights offering and will be restricted securities under the Securities Act.



    As a condition to Explorer's private placement investment, we have agreed to amend certain of the agreements relating to Explorer's July 2000 investment in our company effective as of the closing of Explorer's new investment. The effect of these amendments is generally to remove those provisions in our agreements that prohibit Explorer from voting in excess of 49.9% of our stock and from taking certain actions without the prior approval of our Board. These agreements are described in more detail under "Modifications to Agreements with Explorer" on page 46 of this prospectus. The private placement to Explorer is subject to the satisfaction of the same closing conditions to which the rights offering is subject.


    The rules of the New York Stock Exchange require that stockholders approve the sale of voting capital stock to an affiliate such as Explorer. If the issuance of common stock to Explorer has not been approved by our stockholders at the time we close the rights offering and Explorer's investment, we will issue to Explorer, in lieu of common stock, non-voting Series D preferred stock, which will have greater rights and preferences than common stock. The Series D preferred stock will automatically convert into common stock upon receipt of stockholder approval or the waiver by the New York Stock Exchange of its stockholder approval requirement.


    We have scheduled a special meeting of stockholders to be held on
February   , 2002 at which stockholders will be asked to vote on a proposal to approve the issuance of common stock to Explorer. Explorer has committed to vote its existing shares, representing 47.1% of our voting capital stock, in favor of this proposal. Proxy solicitation materials with respect to the special meeting accompany this prospectus, and we recommend that you read both the prospectus and the proxy materials completely. Your vote will not affect your ability to exercise rights received in this offering. Stockholders may vote to approve the issuance of the shares of common stock to Explorer and still decline to exercise their subscription rights. Conversely, stockholders can vote against the issuance of shares to Explorer yet still exercise their subscription rights if the closing conditions to which the rights offering is subject are met.


AM I REQUIRED TO PARTICIPATE IN THE RIGHTS OFFERING?

    No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

WHAT WILL HAPPEN IF I DO NOT EXERCISE MY RIGHTS?

    If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our total outstanding common stock will decline following the rights offering and Explorer's investment. There is no minimum number of shares that must be subscribed for by stockholders in the rights offering. If no other stockholders subscribe for shares in the rights offering, Explorer has committed to invest $50 million if the closing conditions are satisfied.

IS THE RIGHTS OFFERING SUBJECT TO ANY CLOSING CONDITIONS?


    Yes, the closing of the rights offering is subject to conditions relating to modifications to our credit facilities and the absence of any governmental order or litigation that is reasonably likely to render it impossible or unlawful to complete the rights offering and/or Explorer's investment, or that could reasonably be expected to have a material adverse effect on our business, results of operations, or financial condition, or materially restrict the the rights of Explorer under the documents relating to its investment.



    We have entered into amendments to our credit facilities that are satisfactory to us and Explorer that become effective concurrently with the closing of the rights offering. We believe that these amendments will satisfy the closing conditions relating to our credit facilities. See "Modification of Bank Credit Agreements." While there currently exists no governmental order or litigation with respect to this offering, we cannot assure you that such governmental order or litigation will not arise prior to closing the rights offering. If a governmental order or litigation arises prior to the closing of the rights offering, we may not be able to complete the rights offering and/or the private placement to Explorer.



    If these conditions are not satisfied by the expiration of the subscription period, as it may be extended by us from time to time, in our sole discretion, we will terminate the rights offering. All subscriptions will be held in escrow pending satisfaction of these conditions. If we terminate the rights offering, we will return your money to you, without interest, within approximately 10 business days following termination.


HOW DO I EXERCISE MY RIGHTS?

    You must properly complete and sign the enclosed subscription agreement and deliver it, together with payment in full for the rights you are exercising, to the subscription agent before expiration of the subscription period. For the address to which the subscription agreement should be mailed and payment forwarded, see "The Rights Offering--Procedures To Exercise Rights."

AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND?


    No. Once you send in your subscription agreement and payment, you may not revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable, or if our stock price declines. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock in this rights offering.


IS THERE RISK IN OWNING OUR COMMON STOCK

    Yes. Exercising your rights means making a decision to make an additional investment in our common stock. You should carefully consider this decision as you would any other equity investment. Among other things, you should carefully consider the risks described under "Risk Factors" beginning on page 8 of this prospectus.

CAN OMEGA TERMINATE THE RIGHTS OFFERING?

    Yes. We may terminate the rights offering at any time before the expiration of the subscription period for any reason or promptly following expiration of the subscription period if the closing conditions are not satisfied at expiration. If we terminate the rights offering, your money will be refunded, without interest, within approximately 10 business days following termination.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT MY COMMON STOCK IS HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

    If you hold your shares of our common stock through a broker, dealer or other nominee, for example, through a custodian bank, then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer or other nominee act for you.

    If you wish to participate in the rights offering and purchase new shares, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should follow the instructions provided by your broker, dealer or other nominee. You should receive these instructions from the record holder with the other rights offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

    We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that the record holder may charge you.

WHAT HAPPENS IF I SELL OR TRANSFER THE SHARES OF COMMON STOCK TO WHICH THE RIGHTS RELATE AFTER THE RECORD DATE?


    You may exercise rights only to the extent that you have held the shares of common stock to which the rights relate continuously from the record date of January 22, 2002 through and including the date of exercise. If you sell, gift or otherwise transfer the shares to which the rights relate after the record date but prior to exercising your rights, the rights relating to the transferred shares will be forfeited, even if you later repurchase those shares or other shares of our common stock before expiration of the subscription period. However, rights may be transferred by will, devise or operation of law in the case of death, dissolution, liquidation or bankruptcy of the holder, or pursuant to an order of an appropriate court. We intend to monitor transfers of shares during the subscription period for this purpose. If you have delivered to the subscription agent a properly completed and signed subscription agreement together with the subscription price, you may thereafter sell your shares of common stock to which the rights relate without forfeiting the associated rights. You should note, however, that if your exercise of rights is determined to be defective and you have transferred the associated shares, you will forfeit the rights associated with the transferred shares.


WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
  RIGHTS?

    The receipt and exercise of your subscription rights are intended to be nontaxable. However, you should seek specific tax advice from your personal tax advisor with respect to your particular circumstances and tax situation. See "Material United States Federal Income Tax Considerations."

HOW MANY SHARES OF COMMON STOCK WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING AND THE EXPLORER INVESTMENT? HOW MUCH OF OMEGA WILL EXPLORER OWN?


    Following the rights offering and Explorer's investment, we will have 53,896,906 shares of common stock outstanding assuming the conversion of the Series C preferred stock and assuming we issue shares of common stock to Explorer in connection with its investment. If, at the time of Explorer's investment, we have not obtained the requisite stockholder approval to issue common stock to Explorer, Explorer will instead purchase shares of Series D preferred stock rather than common stock, and the number of shares of common stock outstanding would be reduced by the number of shares of common stock reserved for issuance upon conversion of the Series D preferred stock. The number of additional shares to be purchased by Explorer depends on the number of shares that are purchased by other stockholders in the rights offering. If no shares are subscribed for in the rights offering, following completion of the rights offering and the concurrent private placement Explorer would own approximately 63.9% of our voting stock on an as converted basis. If all of the shares are subscribed for in the rights offering, Explorer would continue to own approximately 47.1% of our voting stock on an as converted basis.

WHO IS THE SUBSCRIPTION AGENT?

    EquiServe Trust Company, N.A. is the subscription agent for this rights offering. EquiServe is also the transfer agent for our common stock.

WHAT IF MY PAYMENT IS INCONSISTENT WITH THE NUMBER OF RIGHTS BEING EXERCISED?

    If you send a payment that is insufficient to purchase the number of shares for which you are exercising rights, or if the number of shares is not indicated in the forms you return, the subscription agent will apply the payment received to exercise rights on your behalf up to the amount of the payment received. If your payment exceeds the subscription price for the maximum number of rights that you are eligible to exercise, the excess will be refunded to you, without interest within approximately 10 business days following the expiration date.

WILL MANAGEMENT PARTICIPATE IN THE RIGHTS OFFERING?


    Our executive officers and directors that own shares of our common stock have indicated that they intend to participate in the rights offering, although they are not bound to do so and may change their mind at any time. These executive officers and directors are eligible to subscribe for an aggregate of 448,950 additional shares of our common stock in the rights offering.


WHEN WILL SHARES BE ISSUED?

    Shares of common stock purchased in the rights offering will be issued as soon as practicable after satisfaction of the closing conditions, not to exceed 10 business days after the expiration date.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?


    If you have questions, need additional copies of offering documents or otherwise need assistance, you should contact Georgeson Shareholder Communications, Inc. Georgeson's address and phone number appear on page 29. You may also contact us at the address and telephone number shown on page 7. We also file annual and quarterly reports and other information with the Securities and Exchange Commission. You may obtain copies of these reports by contacting us, the Securities and Exchange Commission or the New York Stock Exchange, as applicable, as described in "Where You Can Find More Information" also on page 117.

                                  OUR COMPANY

    We are a self-administered real estate investment trust, or REIT, investing in and providing financing to the long-term care industry in the United States. At September 30, 2001, we owned or had mortgages on 246 skilled nursing and assisted living facilities with approximately 25,400 beds located in 29 states and operated by 32 independent healthcare operating companies.

    We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured debt or a combination of these methods. We also finance acquisitions through the exchange of properties or the issuance of shares of our capital stock when the transactions otherwise satisfy our investment criteria.

    We prefer to make equity investments in our properties. We do this by purchasing the property and leasing it back to the operator. However, due to regulatory, tax or other considerations, we sometimes pursue alternative investment structures, including convertible participating and participating mortgages, that we believe achieve returns comparable to equity investments. We also provide traditional fixed-rate mortgages.


    We are currently unable to borrow under our revolving credit facilities because we are not in compliance with certain financial covenants contained in the loan agreements relating to our two revolving credit facilities. On December 21, 2001, we reached agreements with the bank groups under both of our revolving credit facilities. These agreements include modifications and/or waivers to the financial covenants with which we were not in compliance. In addition, certain other financial covenants will be either modified or eliminated going forward. The effectiveness of these agreements is subject to the completion of the rights offering and private placement to Explorer. See "Modifications of Bank Credit Agreements."

                                 --------------


    Our executive offices are located at 9690 Deereco Road, Suite 100, Timonium, Maryland 21093. Our telephone number is (410) 561-5726.


    We also maintain a website at www.omegahealthcare.com. However, the information on our website is not part of this prospectus and you should consider only the information contained in this prospectus when making a decision as to whether or not to exercise your rights.

                                  RISK FACTORS

    You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in the rights offering. Many factors, including the risks described below and other risks we have not recognized, could cause our operating results to be different from our current expectations and plans.

                      RISKS RELATED TO THE RIGHTS OFFERING

YOU CANNOT REVOKE YOUR EXERCISE OF SUBSCRIPTION RIGHTS FOR ANY REASON.


    You may not revoke or change your exercise of rights after you send your subscription forms and payment to the subscription agent. If you later learn information about us that you consider to be unfavorable, if our stock price declines, or if you simply change your mind, you will not be entitled to revoke your subscription or obtain a refund of your subscription price. If we terminate the rights offering, you are only entitled to a refund of your subscription price. We will not pay any interest on the subscription price while it is held in escrow. If the market value of your shares declines during the period in which you are required to hold the shares, you will not receive any compensation for such loss in market value.


IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR PERCENTAGE OWNERSHIP INTEREST WILL BE DILUTED.

    If you choose not to exercise your subscription rights in full, your percentage ownership interest will be diluted following the rights offering and private placement to Explorer. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, stockholders who choose not to exercise their subscription rights will experience dilution of their economic interest in us.

THE SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE.

    Only our stockholders of record as of the record date who continuously hold the shares to which the rights relate between the record date and the exercise date may exercise rights. You may not sell, give away, or otherwise transfer your rights. However, rights may be transferred by will, devise or operation of law in the case of death, dissolution, liquidation or bankruptcy of the holder or pursuant to an order of an appropriate court. If you have delivered to the subscription agent a properly completed and signed subscription agreement together with the subscription price, you may thereafter sell your shares of common stock to which the rights relate without forfeiting the associated rights. You should note, however, that if your exercise of rights is determined to be defective and you have transferred the associated shares, you will forfeit the rights associated with the transferred shares. If you sell your common stock during the period between the record date and the exercise date, you will forfeit the rights you receive in this offering. Rights that are forfeited due to improper transfer will be null and void and no shares will be issued with respect thereof.

YOU NEED TO ACT PROMPTLY AND FOLLOW SUBSCRIPTION INSTRUCTIONS.

    If you decide to exercise your rights, you will need to follow the instructions contained in this prospectus and the subscription agreement. If you do not, your subscription may be rejected. Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by EquiServe, the subscription agent, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor EquiServe undertakes to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

    In addition, any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

THE SERIES D PREFERRED STOCK THAT MAY BE ISSUED TO EXPLORER WILL HAVE GREATER RIGHTS, PREFERENCES AND PRIVILEGES THAN THOSE ALLOCATED TO OUR COMMON STOCK.


    If we have not obtained the approval of our stockholders to issue common stock to Explorer as required by the rules of the New York Stock Exchange prior to the closing of the private placement to Explorer, we will issue to Explorer a new series of preferred stock that will have greater rights, preferences and privileges than our common stock, although this preferred stock would be non-voting. The Series D preferred stock has dividend rights and rights upon liquidation, dissolution or winding up of our company that rank senior to our common stock. Accordingly, if Explorer receives Series D preferred stock and it cannot be converted into common stock, Explorer will have, in some instances, greater rights, preferences and privileges than the holders of our common stock.



YOUR SUBSCRIPTION PRICE WILL BE RETURNED WITHOUT INTEREST IF THE RIGHTS OFFERING IS NOT COMPLETED.



    If we terminate the rights offering, you are only entitled to a refund of your subscription price. We will not pay any interest on the subscription price while it is held in escrow. If the market value of your shares declines during the period in which you are required to hold the shares, you will not receive any compensation for such loss in market value.



    The closing of the rights offering is subject to conditions relating to modifications to our credit facilities and the absence of any governmental order or litigation that is reasonably likely to render it impossible or unlawful to complete the rights offering and/or Explorer's investment, or that could reasonably be expected to have a material adverse effect on our business, results of operations, or financial condition, or materially restrict the rights of Explorer under the documents relating to its investment.



    We have entered into amendments to our credit facilities that are satisfactory to us and Explorer that become effective concurrently with the closing of the rights offering. We believe that these amendments will satisfy the closing conditions relating to our credit facilities. While there currently exists no governmental order or litigation with respect to this offering, we cannot assure you that such governmental order or litigation will not arise prior to closing the rights offering. If a governmental order or litigation arises prior to the closing of the rights offering, we may not be able to complete the rights offering and/or the private placement to Explorer. As a result, we cannot assure you that the rights offering will be completed.


                       RISKS RELATED TO OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY DECLINE BELOW THE SUBSCRIPTION PRICE.

    The subscription price in this rights offering represents a discount to the market price of our common stock on the date it was determined. The trading price for our common stock may decline below the subscription price during or after the rights offering. We cannot assure you that the subscription price will remain below the trading price for our common stock.

THE FUTURE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SUBSTANTIALLY.

    Future prices of our stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts, our ability to meet analysts' estimates, speculation in the trade or business press about our company, and overall conditions affecting our business, economic trends and the securities markets.

    In addition, the stock market has recently experienced significant price and volume fluctuations, which have been further exacerbated by the events of September 11, 2001. We cannot assure you that the market for our common stock will not continue to be volatile or that any additional terrorist attacks would not further disrupt the market generally or our common stock in particular.

ALTHOUGH OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE, IT IS THINLY TRADED. OUR STOCK PRICE MAY FLUCTUATE MORE THAN THE STOCK MARKET AS A WHOLE.


    As a result of the thin trading market or "float" for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Explorer owns approximately 47.1% of our voting stock and will likely acquire additional shares as a result of its new investment and stockholders not exercising their rights in the rights offering. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership, and as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. Explorer has the right to require us to register for resale the shares of our capital stock that it owns and can transfer any or all of its shares without our consent. As a result, Explorer has the ability to sell a substantial amount of our stock. Sales by Explorer, or the perception that such sales may occur, could negatively impact the market for and trading price of our common stock.


                          RISKS RELATED TO OUR COMPANY

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    We have substantial indebtedness and will continue to have substantial indebtedness after the completion of the rights offering. In addition, we may increase our indebtedness in the future. Our level of indebtedness could have important consequences to our stockholders. For example, it could:

    - make us more vulnerable to economic downturns;

    - potentially limit our ability to withstand competitive pressures;

    - impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes; and

    - make us more susceptible to the above risks because borrowings under our credit facilities will bear interest at fluctuating rates.

    We are dependent on third party financing for our investments. We have historically obtained such financing by accessing the public and private debt capital markets. Cash provided by our operating activities and/or proceeds from asset sales or additional equity issuances may be insufficient to meet required payments of principal and interest. In addition, we are also subject to risks related to rising interest rates on our floating rate debt that is not hedged, and our ability to repay or refinance existing indebtedness, which generally will not have been fully amortized at maturity and the terms of which may not be as favorable as the terms of existing indebtedness. In the event we are unable to refinance outstanding indebtedness as it matures on acceptable terms, we might be forced to dispose of properties upon disadvantageous terms, which might result in losses to us, or to obtain financing at unfavorable terms either of which might adversely affect the cash flow available to meet debt service obligations. In addition, if a property or properties are mortgaged to secure payment of indebtedness and we are unable to meet required mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to us.


    At September 30, 2001, on a consolidated basis, we had outstanding indebtedness of approximately $426.0 million, and the ratio of our debt to total assets was 46.7%. On a pro forma basis at September 30, 2001, after giving effect to the rights offering, Explorer's investment and the application of the estimated net proceeds therefrom and certain other adjustments, we would have had outstanding indebtedness of approximately $381.0 million and had a ratio of debt to total assets of 41.8%.



OUR FAILURE TO COMPLY WITH CERTAIN FINANCIAL COVENANTS IN OUR TWO CREDIT FACILITIES CURRENTLY PREVENTS US FROM BORROWING UNDER THOSE FACILITIES AND COULD CAUSE THAT AND OTHER DEBT TO BECOME IMMEDIATELY PAYABLE.



    We are currently unable to borrow under our revolving credit facilities because we are not in compliance with certain of the financial covenants contained in the loan documents relating to our two revolving credit facilities. These covenant violations currently prevent us from drawing upon the remaining availability under these credit facilities.



    On December 21, 2001 we reached agreements with the bank groups amending both of our revolving credit facilities. These agreements include modifications and/or waivers to certain financial covenants with which we were not in compliance. In addition, certain other financial covenants will be either modified or eliminated going forward.



    Each of the amendments to our credit facilities is conditioned upon the closing of the rights offering and Explorer's investment. If the rights offering does not close, both amendments will be null and void and we will remain in violation of our credit facilities. These violations would permit the lenders to declare any or all of the amounts due under the respective credit facilities to be immediately due and payable. If the lenders declare such amounts due and payable, we will not have sufficient funds to repay the borrowings or other debt obligations that may come due in the near future.


THE SALE OF UNSUBSCRIBED SHARES IN THE RIGHTS OFFERING TO EXPLORER OR FUTURE STOCK PURCHASES BY EXPLORER MAY VEST CONTROL OF OUR COMPANY IN EXPLORER.


    Explorer presently owns 47.1% of our voting stock through the ownership of our Series C preferred stock and 553,850 shares of common stock. The number of additional shares Explorer has agreed to purchase in the concurrent private placement depends on how many rights are exercised in the rights offering. If all of the rights are exercised by our stockholders in the rights offering, Explorer would continue to own 47.1% of our voting stock following the rights offering and private placement to Explorer. If none of the rights are exercised, Explorer would own 63.9% of our voting stock following the rights offering and private placement to Explorer.


    As a condition to the private placement to Explorer, we have agreed to amend the agreements we have with Explorer to remove restrictions that currently limit the right of Explorer to purchase additional shares of our stock or to vote shares of our stock that it owns in excess of 49.9% of our total voting stock. As a result, if Explorer acquires beneficial ownership of more than 50% of our common stock, Explorer will have the right to designate a majority of our directors and the voting power to cause the election of all our directors. Explorer will be able to control, through our Board, the management and affairs of our company. It will also be able to control the vote on all matters submitted to our stockholders, including transactions involving an actual or potential change in our control. This could prevent transactions in which the holders of our common stock might otherwise receive a premium for their shares over then current market prices. The interests of Explorer may not coincide with the interests of the other holders of our common stock.

OUR ASSETS MAY NOT BE ADEQUATE TO SATISFY OUR DEBT OBLIGATIONS IN THE EVENT OF A LIQUIDATION AND WE MAY NOT HAVE ANY ASSETS AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS.

    If the lenders under our credit facilities were to declare any or all of the amounts outstanding under those facilities to be immediately payable, we will not have sufficient funds to repay the borrowings or other debt obligations that may come due in the near future. In the event of a bankruptcy or liquidation of our company, the lenders under our credit facilities and the holders of our debt securities would be entitled to payment of all amounts due to them before the holders of our common stock would receive anything. In addition, the holders of our preferred stock are entitled to liquidation preferences. We cannot assure you that the value of our assets will be sufficient to meet all of our obligations. If they are not sufficient, the holders of our common stock may not receive anything in the event of a liquidation or reorganization of our company.

WE HAVE SIGNIFICANT PRINCIPAL AND DIVIDEND PAYMENTS COMING DUE; WE MAY BE UNABLE TO PAY THESE AMOUNTS OR REFINANCE MATURING INDEBTEDNESS.

    We have significant principal and dividend payments due on our indebtedness and preferred stock over the next several years. We are presently required to make the following principal payments on our current outstanding debt:


    - $99.4 million in 2002;



    - $131.0 million in 2003;


    - $2.2 million in 2004; and


    - $180.5 million thereafter.



Additionally, dividends on Series A, B and C preferred stock accrue at $20.1 million annually. As of December 31, 2001, we had $19.9 million of accumulated and unpaid preferred dividends.


    Although we intend to use a portion of the proceeds of this offering to repay our indebtedness, it will not be enough to satisfy all of these obligations. Our ability to meet these obligations will depend upon our future operating performance and our ability to dispose of properties currently held for sale, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control.

    We cannot assure you that our business will continue to generate sufficient cash flow from operations or that there will be sufficient proceeds from asset sales or additional equity issuances to repay our substantial indebtedness. If we are unable to generate sufficient cash from these sources, we may be required to sell additional assets, to refinance all or a portion of our indebtedness or to obtain additional financing. We cannot assure you that any such refinancing will be possible or that any additional financing will be available on terms acceptable to us.

OUR DEBT AGREEMENTS IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES.

    Our debt agreements impose significant operating and financial restrictions on us. These restrictions affect, and in certain cases limit, among other things, our ability to:

    - incur additional indebtedness and liens;

    - make capital expenditures;

    - make investments and acquisitions and sell assets; or

    - consolidate, merge or sell all or substantially all of our assets.

    We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the interest of stockholders.


OUR INDUSTRY IS SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION.


    Nearly all of our properties are used as healthcare facilities; therefore, we are directly affected by the risks associated with the healthcare industry. The healthcare industry is highly regulated by federal, state and local laws, rules and regulations and is directly affected by state and local licensure, fines and loss of certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. These laws, rules and regulations are complex and constantly evolving, and subject to considerable interpretation and discretion on the part of regulators and courts. We cannot assure you that government investigations will not result in interpretations that are inconsistent with industry practices.

    The Balanced Budget Act of 1997 enacted a number of anti-fraud and abuse provisions and contains civil monetary penalties for an operator's violation of the anti-kickback laws. The Balanced Budget Act also imposes an affirmative duty on operators to ensure they do not employ or contract with persons excluded from the Medicare or other governmental programs. It also provides a minimum ten-year period for exclusion from participation in federal healthcare programs for operators convicted of a prior healthcare offense. Additionally, the Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, broadened the scope of fraud and abuse laws, such as the anti-kickback law, and related enforcement activities.


    Governmental investigations and enforcement of healthcare laws have increased dramatically and are expected to continue to increase. There are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the skilled nursing segment. There is increasing scrutiny by law enforcement authorities, the Office of Inspector General, the Department of Health and Human Services, the U.S. Department of Justice, the courts and Congress of arrangements between healthcare providers and potential referral sources to ensure that arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators have also demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between healthcare providers and potential referral sources. Additionally, federal and state enforcement authorities have used the federal False Claims Act with increasing frequency in quality of care cases. In addition to investigations and enforcement actions initiated by governmental agencies, healthcare companies may also be the subject of qui tam or whistleblower actions brought under the False Claims Act by private individuals on behalf of the government. Whistleblowers receive a portion of any amounts collected by the government in those types of actions as a reward for bringing the action to the government's attention. Actions under the False Claims Act are generally filed under seal to allow the government adequate time to investigate and determine whether or not it will intervene in the lawsuit, and defendant healthcare providers are often without knowledge of these actions until the government has completed its investigation and the seal is lifted. This process can take several years. Over the past few years, a number of False Claims Act or fraud and abuse suits have been brought against nursing home facilities or operators based on quality of care issues, staffing levels, submitting falsely inflated costs reports, billing for services never rendered, billing of labor costs, and upcoding of claims.


    The increase in governmental investigations, the Balanced Budget Act, Health Insurance Portability and Accountability Act, future healthcare legislation or other changes in administration or interpretation of governmental healthcare programs may have a material adverse effect on the amounts we receive with respect to our owned and operated portfolio and the liquidity, financial condition or results of operations of our operators, which could also have a material adverse effect on their ability to make rent and interest payments to us.

OUR LESSEES/MORTGAGORS RELY ON THIRD PARTY PAYORS FOR PAYMENT.

    Based on information provided by the operators of our facilities, the following table sets forth the approximate payor mix for our facilities for the most recently reported twelve-month period:

Medicaid....................................................    52.5%
Medicare....................................................    22.5
Private.....................................................    12.0
Other.......................................................    13.0
                                                               -----
Total.......................................................   100.0%
                                                               =====

    Our lessees and mortgagors, as well as the facilities owned and operated for our account, derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs. These programs are highly regulated and subject to frequent and substantial changes. The Balanced Budget Act significantly reduced spending levels for the Medicare and Medicaid programs. Due to the implementation of the terms of the Balanced Budget Act, effective July 1, 1998, the majority of skilled nursing facilities shifted from payments based on reimbursable cost to a prospective payment system for services provided to Medicare beneficiaries. Under the prospective payment system, skilled nursing facilities are paid on a per diem prospective case mix adjusted payment basis for all covered services. Implementation of the prospective payment system has affected each long-term care facility to a different degree depending upon the amount of revenue it derives from Medicare patients. Long-term care facilities have had to attempt to restructure their operations to operate profitably under the new Medicare prospective payment system reimbursement policies. Although Congress amended the Balanced Budget Act in 1999 and 2000 to restore some monies to skilled nursing facilities that were cut as a result of the implementation of the Balanced Budget Act, we cannot assure you that there will be any future legislation to increase payment rates for skilled nursing facilities. If payment rates for skilled nursing facilities are not increased in the future, our lessees and mortgagors may have difficulty meeting their payment obligations to us.

    Each state has its own Medicaid program that is funded jointly by the state and federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit the needs and resources of its citizens. The Balanced Budget Act repealed the federal payment standard, also known as the Boren Amendment, for hospitals and nursing facilities under Medicaid, increasing states' discretion over the administration of Medicaid programs. A number of states are considering legislation designed to reduce their Medicaid expenditures which could result in decreased revenues for our lessees and mortgagors.

    In addition, private payors, including managed care payors, are increasingly demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk of operating a healthcare facility. Efforts to impose greater discounts and more stringent cost controls are expected to continue. Any changes in reimbursement policies which reduce reimbursement levels could adversely affect the amounts we receive with respect to our owned and operated portfolio and the revenues of our lessees and mortgagors and thereby adversely affect those lessees' and mortgagors' abilities to make their monthly lease or debt payments to us.

OUR LESSEES/MORTGAGORS MAY NOT GENERATE SUFFICIENT INCOME TO MEET THEIR PAYMENT OBLIGATIONS TO US.

    The possibility that the healthcare facilities will not generate income sufficient to meet operating expenses or will yield returns lower than those available through investments in comparable real estate or other investments are additional risks of investing in healthcare-related real estate. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation, such as zoning laws, general or local economic conditions, such as fluctuations in interest rates and adequacy of local labor supply, the available local supply and demand for improved real estate, a reduction in rental income as the result of an inability to maintain occupancy levels, natural disasters, such as earthquakes and floods or similar factors.

    Other changes in the healthcare industry that may adversely affect the incomes of lessees and mortgagors include continuing trends toward shorter lengths of stay, increased use of outpatient services, increased federal, state and third-party regulation and oversight of healthcare company operations and business practices and increased demand for capitated healthcare services, defined as the delivery of services at a fixed price per capita basis to a defined group of covered parties. The entrance of insurance companies into managed care programs is also accelerating the introduction of managed care in new localities, and states and insurance companies continue to negotiate actively the amounts they will pay for services. Moreover, the percentage of healthcare services that are reimbursed under Medicare and Medicaid programs continues to increase as the population ages and as states expand their Medicaid programs. Continued eligibility to participate in these programs is crucial to a provider's financial strength. Finally, healthcare regulation through Certificates of Need has tended to limit construction of new long-term care facilities in many states because states that have enacted Certificate of Need legislation require the issuance of a Certificate of Need prior to the construction of a new healthcare facility. A Certificate of Need is issued by the applicable health planning agency in a state only after the health planning agency makes a determination that a need exists in a particular area in the state for a particular service or facility. Several states in which we have investments have repealed Certificates of Need legislation, including California and Texas, opening up opportunities for additional competition for our facilities. As a result of the foregoing, the revenues and margins of the operators of our facilities may decrease, resulting in a reduction of our rent/interest coverage from investments

OUR LESSEES/MORTGAGORS MAY EXPERIENCE A REDUCTION IN REVENUES DUE TO HEALTHCARE REFORM.

    The Health Insurance Portability and Accountability Act, enacted in 1996, focused on assuring portability of employee healthcare benefits and increasing enforcement powers of federal agencies that investigate and prosecute fraud and abuse in federally funded healthcare programs. Ongoing federal budget constraints will continue to place priority on the need to slow the growth rate in federal healthcare expenditures. We anticipate that further debate on overall structural reform of federal healthcare programs will affect additional legislative action on cost-containment. We also anticipate that private payor efforts to contain or reduce healthcare costs will continue. These trends are likely to lead to reduced or slower growth in reimbursement for certain services provided by some of our lessees and mortgagors. We cannot assure you that the implementation of any reforms will not have a material adverse effect on our financial condition or results of operations.

    Additionally, portions of the Health Insurance Portability and Accountability Act required the Department of Health and Human Services to adopt standards governing electronic transmission of healthcare information. The purpose of this law is to promote efficiency and effectiveness in the healthcare system through the establishment of standards and requirements for the electronic transmission of certain healthcare information. The entities covered under this law are health plans, healthcare clearinghouses, and healthcare providers that transmit health information electronically. Pursuant to this authority, the Department of Health and Human Services published final regulations on August 17, 2000 setting standardized transaction forms and code sets for several common healthcare transactions, including healthcare claims, remittance advice, coordination of benefits, referral certification and authorization, health plan enrollments and disenrollments, health plan premium payments, and health plan eligibility. The use of these standardized formats for the covered transactions is expected to be mandated within 24 months of the effective date of these regulations for providers such as our lessees and mortgagors that engage in these types of transactions through electronic transmissions.

    Pursuant to other Administrative Simplification provisions of the Health Insurance Portability and Accountability Act, the Department of Health and Human Services published final regulations governing privacy and security of health information on December 28, 2000, which became effective April 14, 2001. These privacy regulations will likely require substantial review of and revisions to our lessees' and mortgagors' current policies and procedures regarding the storage, use and disposition of health information, as well as require them to engage in "business partners" agreements regarding these practices with any third party to which they disclose health information in order to carry out their business and operate their facilities. These privacy regulations would also require publication of our lessees' and mortgagors' policies regarding privacy of health information and would confer enumerated rights upon residents with respect to access to their own health information, requests to correct such information, and accounting for particular disclosures of the information by our lessees and mortgagors, and under our agreements with business partners.

    Compliance with the regulations issued by the Department of Health and Human Services under the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act will require our lessees and mortgagors to assure that their information systems, as well as their operating policies and procedures, are sufficient to accommodate the final standardized transactions and code sets, as well as the security and privacy standards in the privacy regulations published by the Department of Health and Human Services. As a result of compliance with the foregoing, the revenues and margins of the operators of our facilities may decrease, resulting in a reduction of our rent/interest coverage from investments.

MEDICAID MAY NOT ADEQUATELY REIMBURSE US OR OUR LESSEES AND MORTGAGORS WHICH COULD IMPACT THEIR ABILITY TO MEET THEIR PAYMENT OBLIGATIONS TO US.

    We cannot assure you that the Medicaid reimbursement programs in each of the states where we own and operate facilities or where our lessees' and mortgagors' facilities are located will adequately reimburse us for our operating costs or the rent or interest costs of our lessees and mortgagors. Failure by these state Medicaid programs to provide reimbursement at current or increased levels could have an adverse effect upon the cash flow of the facilities and, hence, on the ability of our lessees and mortgagors to meet their respective payment obligations to us. Additionally, Medicare regulations provide that, effective December 1, 1997, when a facility changes ownership, by sale or under certain lease transactions, reimbursement for depreciation and interest will be based on the cost to the owner of record as of August 5, 1997, less depreciation allowed. Previously, the buyer would use its cost of purchase up to the original owner's historical cost before depreciation. Such changes could adversely affect the resale value of our healthcare facilities.

THE LONG-TERM CARE INDUSTRY MAY EXPERIENCE INCREASED LIABILITY COSTS.

    General liability and professional liability costs in the long-term care industry have significantly increased over the past several years, with increases in the number and average size of claims. Excluding Florida, where recent experience is materially inconsistent with most other states, the number of claims in the long-term care industry has been increasing annually at a rate of approximately 8%, while the size of such claims has increased 14%. In Florida, the number of claims has been increasing annually at a rate of approximately 23%, while the size of such claims has increased 18%.

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The increased frequency and magnitude of losses have led a number of insurance companies to exit from the long-term care industry, resulting in dramatically increased premiums and increased difficulties in obtaining coverage.

WE MAY BE EXPOSED TO UNINSURED LOSSES.

    We currently require, and it is our intention to continue to require, all lessees and mortgagors to secure adequate comprehensive property and liability insurance that covers us as well as the lessee and mortgagor. Certain risks may, however, be uninsurable or not economically insurable and we cannot assure you that we or a lessee will have adequate funds to cover all contingencies.

OUR REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID.

    Real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. All of our properties are "special purpose" properties that could not be readily converted to general residential, retail or office use. Healthcare facilities that participate in Medicare or Medicaid must meet extensive program requirements, including physical plant and operational requirements, which are revised from time to time. Such requirements may include a duty to admit Medicare and Medicaid patients, limiting the ability of the facility to increase its private pay census beyond certain limits. Medicare and Medicaid facilities are regularly inspected to determine compliance, and may be excluded from the programs--in some cases without a prior hearing--for failure to meet program requirements. Transfers of operations of nursing homes and other healthcare-related facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our properties becomes unprofitable due to competition, age of improvements or other factors such that our lessee or mortgagor becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.

AS AN OWNER OR LENDER WITH RESPECT TO REAL PROPERTY, WE MAY BE EXPOSED TO POSSIBLE ENVIRONMENTAL LIABILITIES.

    Under various federal, state and local environmental laws, ordinances and regulations, an owner of real property or a secured lender, such as us, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner's liability therefore could exceed the value of the property, and/or the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce our revenues.

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    Although our leases and mortgage loans require the lessee and the mortgagor to indemnify us for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such borrower or lessee would be able to fulfill its indemnification obligations.

WE RELY ON THIRD PARTY OPERATORS OF HEALTHCARE FACILITIES.

    As of September 30, 2001, our portfolio of domestic investments consisted of 246 facilities located in 29 states and operated by 32 independent healthcare operating companies. Our gross investments in these facilities totalled
$887.2 million at September 30, 2001. This portfolio is made up of 129 long-term care facilities and two rehabilitation hospitals owned and leased to third parties, fixed rate, participating and convertible participating mortgages on 55 long-term healthcare facilities and 48 long-term care facilities that were recovered from customers and are currently operated through third-party management contracts for our own account. In addition, 12 facilities are subject to third-party leasehold interests. Approximately 73.7% of our real estate investments were operated by seven public companies, including Sun Healthcare Group, Inc. (24.6%), Integrated Health Services, Inc. (18.1%, including 10.7% as the manager for and 50% owner of Lyric Health Care LLC), Advocat Inc. (12.0%), Mariner Post-Acute Network, Inc. (6.7%), Kindred Healthcare, Inc. (formerly known as Vencor Operating, Inc.) (5.7%), Alterra Healthcare Corporation (3.8%) and Genesis Health Ventures, Inc. (2.8%). Kindred and Genesis manage facilities for our own account, including "owned and operated" assets. The two largest private operators represent 3.5% and 2.5%, respectively, of investments. No other operator represents more than 2.5% of investments. The three largest states in which we had investments were Florida (16.0%), California (7.5%) and Illinois (7.5%).

WE ARE EXPOSED TO POTENTIAL RISKS FROM BANKRUPTCIES OF OUR LESSEES.

    Our financial position and our ability to service our debt may be adversely affected by financial difficulties experienced by any of our operators and the related potential for a bankruptcy filing.

    Our lease arrangements with operators who operate more than one of our facilities are generally made pursuant to a single master lease covering all of that operator's facilities. Although each lease or master lease provides that we may terminate the master lease upon the bankruptcy or insolvency of the tenant, the Bankruptcy Reform Act of 1978 provides that a trustee in a bankruptcy or reorganization proceeding under the Bankruptcy Act, or a debtor-in-possession in a reorganization, has the power and the option to assume or reject the unexpired lease obligations of a debtor-lessee. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. However, the court also has the power to modify a lease if a debtor-lessee in a reorganization were required to perform certain provisions of a lease that the court determined to be unduly burdensome. It is not possible to determine at this time whether or not any of our leases or master lease contains any such provision. If a lease is rejected, the lessor has a general unsecured claim limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of such lease, not to exceed three years.

    Generally, with respect to our mortgage loans, the imposition of an automatic stay under the Bankruptcy Act precludes us from exercising foreclosure or other remedies against the debtor. A mortgagee also is treated differently from a landlord in three key respects. First, the mortgage loan is not subject to assumption or rejection because it is not an executory contract or a lease. Second, the mortgagee's loan may be divided into (1) a secured loan for the portion of the mortgage debt that does not exceed the value of the property and
(2) a general unsecured loan for the portion of the mortgage debt that exceeds the value of the property. A secured creditor such as ourselves is entitled to the recovery of interest and costs only if and to the extent that the value of the collateral exceeds the amount owed. If the value of the collateral is less than the debt, a lender such as ourselves would not receive or be entitled to any interest for the time period between the filing of the case and

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confirmation. If the value of the collateral does exceed the amount of the debt, interest and allowed costs may not be paid during the bankruptcy proceeding but accrue until confirmation of a plan of reorganization or some other time as the court orders. Finally, while a lease generally would either be rejected or assumed with all of its benefits and burdens intact, the terms of a mortgage, including the rate of interest and timing of principal payments, may be modified if the debtor is able to effect a "cramdown" under the Bankruptcy Act.

    The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator licensed to manage the facility. In addition, some significant expenditures associated with real estate investment such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. In order to protect our investments, we may take possession of a property or even become licensed as an operator, which might expose us to successorship liability to government programs or require us to indemnify subsequent operators to whom we might transfer the operating rights and licenses. Third party payors may also suspend payments to us following foreclosure until we receive the required licenses to operate the facilities. Should these events occur, our income and cash flows from operations would be adversely affected.

WE ARE EXPOSED TO POTENTIAL RISKS RELATED TO OWNED AND OPERATED ASSETS.

    As a consequence of the financial difficulties encountered by a number of our operators, we have recovered various long-term care assets, pledged as collateral for the operators' obligations, either in connection with a restructuring or settlement with certain operators or pursuant to foreclosure proceedings. During 2000, $24.3 million of assets previously classified as held for sale were reclassified to "owned and operated assets" as the timing and strategy for sale or, alternatively, re-leasing, were revised in light of then prevailing market conditions.

    We are typically required to hold applicable licenses and are responsible for the regulatory compliance at our owned and operated facilities. Our management contracts with third party operators for these properties provide that the third party operator is responsible for regulatory compliance, but we could be sanctioned for violation of regulatory requirements. In addition, the risk of third party claims such as patient care and personal injury claims may be higher with respect to our owned and operated properties as compared to the our leased and mortgaged assets.

THE INDUSTRY IN WHICH WE OPERATE IS HIGHLY COMPETITIVE. THIS COMPETITION MAY PREVENT US FROM RAISING PRICES AT THE SAME PACE AS OUR COSTS INCREASE.

    We compete for additional healthcare facility investments with other healthcare investors, including other real estate investment trusts. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price.

WE ARE SUBJECT TO SIGNIFICANT ANTI-TAKEOVER PROVISIONS.

    In addition to the potential anti-takeover effects resulting from Explorer's significant investment in our company, our certificate of incorporation and bylaws contain various procedural and other requirements which could make it difficult for stockholders to effect certain corporate actions. Our Board of Directors also has the authority to issue additional shares of preferred stock and to fix the preferences, rights and limitations of the preferred stock without stockholder approval. We have also adopted a stockholders rights plan which provides for share purchase rights to become exercisable at a discount if a person or group, other than Explorer and its affiliates, acquires more than 9.9% of our

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common stock or announces a tender offer for more than 9.9% of our common stock.
These provisions could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.

WE MAY CHANGE OUR INVESTMENT STRATEGIES AND POLICIES AND CAPITAL STRUCTURE.

    Our Board of Directors, without the approval of our stockholders, may alter our investment strategies and policies if it determines in the future that a change is in our and our stockholders' best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.

WE ARE ORGANIZED AS A SELF-ADMINISTERED REAL ESTATE INVESTMENT TRUST.

    We were organized to qualify for taxation as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code. We believe we have conducted, and we intend to continue to conduct, our operations so as to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements, some on an annual and some on a quarterly basis, established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations and involve the determination of various factual matters and circumstances not entirely within our control. For example, in order to qualify as a REIT, each year we must distribute to our stockholders at least 90% (95% for taxable years before 2001) of our taxable income, other than any net capital gain. We cannot assure you that we will at all times satisfy these rules and tests.

    If we were to fail to qualify as a REIT in any taxable year, as a result of a determination that we failed to meet the annual distribution requirement or otherwise, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings and cash flow available for investment, debt service or distribution to stockholders because of our additional tax liability for the years involved. In addition, distributions to stockholders would no longer be required to be made.

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                              THE RIGHTS OFFERING

THE RIGHTS


    If you owned our common stock as of 5:00 p.m. on January 22, 2002, you will receive one right for every 2.15 shares of common stock owned by you at that time. Each right entitles you to purchase one share of common stock at the subscription price. For example, if you owned 100 shares of common stock on the record date, you would have the right to purchase 47 additional shares of common stock for $2.92 per share. The aggregate number of rights you are entitled to receive, if exercised by you in full, represents your pro rata portion of the $50 million in additional equity capital we are seeking to raise in the rights offering and private placement. Your pro rata portion is based on the number of shares of common stock you owned on the record date, assuming solely for this purpose the conversion of all of our outstanding Series C preferred stock, all of which is held by Explorer. There is no minimum number of shares that must be subscribed for by stockholders in the rights offering. If no stockholders subscribe for shares in the rights offering, Explorer will purchase $50 million of additional equity assuming the closing conditions are satisfied.


    We will not issue fractional rights, and you may not exercise rights other than in whole numbers. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights distributed to you has been rounded up to the nearest whole right.

EXPIRATION TIME AND DATE


    The rights expire on February   , 2002, at 5:00 p.m., New York City time.
Our subscription agent must actually receive all required documents and payments before that date and time. We recommend that you send all of your subscription documents, together with payment of the subscription price, to the subscription agent several days in advance of the expiration date. We can extend the expiration date, but in no event will the date be extended beyond February 28, 2002. We do not presently intend to extend the expiration date. Rights not exercised by the expiration date will be null and void and will have no value, and the shares of common stock associated with those rights will not be issued.


SUBSCRIPTION PRICE


    The subscription price is $2.92 per share, payable in cash. All payments must clear on or before the expiration date. The market price of our common stock may increase or decrease during the rights offering. On January 11, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $5.99 per share.



    The subscription price is the same price that is being offered to Explorer in the private placement concurrent with this offering. Our Board of Directors sought and obtained a written opinion from Shattuck Hammond Partners LLC, an independent financial advisor, that as of October 29, 2001, the date of their opinion, the financial terms of the investment agreement with Explorer taken as a whole are fair to Omega from a financial point of view. For purposes of the opinion, our financial advisor assumed a subscription price of $2.92 per share.



    We have attached the full text of Shattuck Hammond's opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering. Shattuck Hammond's opinion relates solely to the fairness to Omega Healthcare of the financial terms of the investment agreement, and does not address the fairness of either the investment agreement to unaffiliated stockholders or the subscription price in the rights offering. A summary of the opinion is also set forth below under "Determination of Subscription Price."


    In determining whether to pursue the rights offering as well as setting the price at which a share of common stock may be purchased in this rights offering, a special committee of our Board of Directors, which did not include affiliates of Explorer, considered several factors, including the fairness opinion delivered by our financial advisor, the historic and current market price of our common stock as of the date of the opinion, our financial condition, challenges facing us, anticipated cash flows, general conditions in the securities markets, our need for additional capital, available alternate sources of financing, prices offered to stockholders in other rights offerings and the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, among other things.

CLOSING CONDITIONS


    The closing of the rights offering is subject to conditions relating to modifications to our credit facilities and the absence of any governmental order or litigation that is reasonably likely to render it impossible or unlawful to complete the rights offering and/or Explorer's investment, or that could reasonably be expected to have a material adverse effect on our business, results of operations, or financial condition, or materially restrict the the rights of Explorer under the documents relating to its investment.



    We have entered into amendments to our credit facilities that are satisfactory to us and Explorer that become effective concurrently with the closing of the rights offering. See "Modification of Bank Credit Agreements" for a discussion of the general terms of the proposed amendment to our two credit facilities and any conditions to the effectiveness of such amendments. We believe that these amendments will satisfy the closing conditions relating to our credit facilities. While there currently exists no governmental order or litigation with respect to this offering, we cannot assure you that such governmental order or litigation will not arise prior to closing the rights offering. If a governmental order or litigation arises prior to the closing of the rights offering, we may not be able to complete the rights offering and/or the private placement to Explorer.



    All subscriptions will be held in escrow until expiration of the subscription period and the satisfaction of the closing conditions. If the closing conditions are not satisfied on or before expiration of the subscription period as it may be extended by us, we will terminate the rights offering and return your money to you, without interest, within approximately 10 business days following the termination.


ESCROW ARRANGEMENT


    Until the closing conditions have been satisfied and the expiration of the subscription period, your money will be held in a non-interest-bearing account maintained by Bank One Trust Company, NA, the escrow agent. If we terminate the offering, we will return your money to you, without interest, within approximately 10 business days following termination. We will pay the fees and expenses of the escrow agent, which we estimate to be approximately $4,000.


EXPLORER PRIVATE PLACEMENT


    Explorer Holdings, L.P., which owns all of our outstanding Series C preferred stock and 553,850 shares of our common stock, representing 47.1% of our voting stock, will not purchase common stock in this rights offering. Although Explorer will not participate in the rights offering, Explorer has agreed to purchase $23.6 million of our stock in a private placement concurrent with the closing of the rights offering, at the same price per common share as in this rights offering. The amount that Explorer has committed to invest in the private placement represents its pro rata portion, with respect to shares of our Series C preferred stock and common stock it holds, of the $50 million in additional equity capital we are seeking to raise. Explorer has also agreed to increase the size of its private placement investment in our company by an additional amount equal to the aggregate subscription price of any shares that are not subscribed for in this offering. As a result of this commitment, we are assured of receiving a total of $50 million in gross proceeds upon the completion of the rights offering and the private placement to Explorer. The shares to be issued to Explorer are not registered as a part of the rights offering and will be restricted securities under the Securities Act of 1933.



    As a condition to Explorer's private placement investment, we have agreed to amend certain of the agreements relating to Explorer's July 2000 investment in our company effective as of the closing of

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Explorer's new investment. The effect of these amendments is generally to remove those provisions in our agreements that prohibit Explorer from voting in excess of 49.9% of our stock and from taking certain actions without the prior approval of our Board. These agreements are described in more detail under "Modifications to Agreements with Explorer" on page 46 of this prospectus. The private placement to Explorer is subject to the satisfaction of the same closing conditions to which the rights offering is subject. In addition, prior to the closing of the rights offering, the private placement to Explorer is subject to the condition that our existing stockholder rights plan has not been triggered and that the amendment to the stockholder rights plan in connection with the Explorer investment remains in effect.


    The rules of the New York Stock Exchange require that stockholders approve the sale of voting capital stock to an affiliate such as Explorer. If the issuance of common stock to Explorer has not been approved by our stockholders at the time we close the rights offering and Explorer's investment, we will issue to Explorer, in lieu of common stock, non-voting Series D preferred stock, which will have greater rights and preferences than common stock. The Series D preferred stock will automatically convert into common stock upon receipt of stockholder approval or the waiver by the New York Stock Exchange of its stockholder approval requirement.


    We have scheduled a special meeting of stockholders to be held on
February   , 2002 at which stockholders will be asked to vote on a proposal to approve the issuance of common stock to Explorer. Proxy solicitation materials with respect to the special meeting accompany this prospectus, and we recommend that you read both the prospectus and the proxy materials completely. Your vote will not affect your ability to exercise rights received in this offering. Stockholders may vote to approve the issuance of the shares of common stock to Explorer and still decline to exercise their subscription rights. Conversely, stockholders can vote against the issuance of shares to Explorer yet still exercise their subscription rights if the closing conditions to which the rights offering is subject are met.


REASONS FOR THE RIGHTS OFFERING


    We are distributing the rights to purchase common stock as part of our plan to raise up to $50 million in additional equity capital to satisfy the conditions to the modification of our credit facilities and to enhance our ability to repay approximately $98 million in debt maturing during the first half of 2002. Our equity offering consists of two components--this rights offering and a concurrent private placement of equity pursuant to our October 29, 2001 investment agreement with Explorer. We are distributing the rights to give all our common stockholders the opportunity to participate in proportion to their ownership interest in our voting stock.


    The rights offering affords our existing stockholders an opportunity to subscribe for new shares of common stock, at the same price per common share as the Explorer private placement, and to maintain their proportionate interest in us. Some of the factors considered by our Board of Directors in deciding to proceed with the rights offering include:

    - our need for capital;

    - the alternative methods available to us for raising capital;

    - the pro rata nature of a rights offering to our stockholders;

    - the terms of the investment agreement with Explorer;

    - the time period available in which to raise the needed capital and the uncertainty of closure associated with various alternative methods for raising capital;

    - the market price of our common stock; and

    - conditions of the capital markets in general.

In addition, since no underwriting or sales commission will be paid in respect of the shares purchased in the rights offering, we believe the rights offering will be a low-cost method for raising additional capital.

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NO BOARD INVESTMENT RECOMMENDATION TO STOCKHOLDERS

    Our Board of Directors is not making any recommendation to you about whether or not you should exercise any rights. Although our Board of Directors has obtained a fairness opinion and the Board of Directors approved proceeding with the rights offering based on the recommendation of the special committee, you should make your own decision as to whether or not to exercise your rights and, if so, how many rights to exercise. You should make this decision only after reading this entire prospectus and consulting with your own financial advisors. Your decision should be based upon your own assessment of your best interests.

CONSEQUENCES OF FAILURE TO EXERCISE RIGHTS

    If you choose not to exercise your subscription rights in full, your relative percentage ownership interest will be diluted. There is no minimum number of shares that must be subscribed for by stockholders in the rights offering. If no other stockholders subscribe for shares in the rights offering, Explorer has committed to invest $50 million if the closing conditions are satisfied.

NO REVOCATION


    You may not revoke or change your exercise of rights after you send in your subscription agreement and payment even if you later learn information about us that you deem to be unfavorable, or if our stock price declines. You should not exercise your rights unless you are certain that you wish to purchase additional shares of our common stock in this rights offering.


OVER-SUBSCRIPTION PRIVILEGE

    There will be no over-subscription privilege for unexercised rights. To the extent that shares of common stock are not subscribed for in this offering, Explorer has committed to increase the size of its private placement investment in our company by an amount equal to the aggregate subscription price relating to the unsubscribed shares on the closing of the rights offering.

EXTENSION, WITHDRAWAL AND AMENDMENT


    We have the option of extending the rights offering and the period for exercising your rights until February 28, 2002, although we presently do not intend to do so.


    We also reserve the right to terminate the rights offering at any time for any reason including the failure of the closing conditions to occur. In the event that the offering is terminated, money received from subscriptions will be returned, without interest.

    We reserve the right to amend the terms of the rights offering. If we make an amendment that we consider significant, we will:

    - mail notice of the amendment to all stockholders of record as of the record date;

    - extend the expiration date by at least ten days; and

    - offer all subscribers no less than ten days to revoke any subscription already submitted.

    The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

MAILING OF SUBSCRIPTION AGREEMENTS AND EXERCISE OF RIGHTS

    We are sending a subscription agreement and the proxy statement to each record holder as of the record date along with this prospectus and related instructions. To exercise rights, you must complete and sign the subscription agreement and deliver it, along with full payment for the shares to be purchased, to EquiServe before the expiration of the subscription period. See "--Procedures to Exercise Rights."

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SHARES HELD FOR OTHERS

    Only holders of record of common stock at the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, EquiServe, as of the record date.

    A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription agreements to represent shares held on the record date by their beneficial owners, upon proper showing to EquiServe.

    If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to the person holding your shares in order to exercise your rights. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners are entitled to exercise.

RIGHT TO BLOCK EXERCISE DUE TO REGULATORY ISSUES


    We do not anticipate that the laws of any state or local U.S. jurisdiction will restrict the exercise of rights or require any prior clearance or approval. However, holders in non-U.S. jurisdictions who receive rights may not be eligible to exercise their rights and participate in the offer if applicable law in such non-U.S. jurisdiction restricts or regulates such exercise.



    We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.



PROCEDURES TO EXERCISE RIGHTS



    Rights may be exercised by delivering to EquiServe, the subscription agent,
on or prior to 5:00 p.m., New York City time, on February   , 2002, the properly
completed and executed subscription agreement, together with payment in full of the exercise price for each right exercised. IF YOU ARE NOT A BROKER, BANK OR OTHER ELIGIBLE INSTITUTION, YOU MUST OBTAIN A SIGNATURE GUARANTEE ON THE SUBSCRIPTION AGREEMENT FROM A BROKER, BANK OR OTHER INSTITUTION ELIGIBLE TO GUARANTEE SIGNATURES. Please do not send subscription agreements or related forms to us. The subscription price may be paid by:


    - a personal check, which must have timely cleared payment on or before expiration of the subscription period; or

    - a certified or cashier's check or bank draft drawn upon a U.S. bank or a U.S. postal money order.

    FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK, YOU SHOULD MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT YOUR CHECK ACTUALLY CLEARS AND THE PAYMENT IS RECEIVED BEFORE THAT TIME. WE ARE NOT RESPONSIBLE FOR ANY DELAY IN PAYMENT BY YOU AND SUGGEST THAT YOU CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

    All subscription agreements, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to EquiServe as follows:

        By Regular Mail:                 By Overnight Courier:
  EquiServe Trust Company, N.A.      EquiServe Trust Company, N.A.
         P.O. Box 43025                   40 Campanelli Drive
    Providence, RI 02940-3025             Braintree, MA 02184

                              By Hand:
                   EquiServe Trust Company, N.A.
        c/o Securities Transfer and Reporting Services, Inc.
                    100 William Street--Galleria
                         New York, NY 10038

    Eligible institutions may also deliver documents by facsimile transaction. EquiServe's facsimile number is (781) 575-4826 or (781) 575-4827. You should confirm receipt of all facsimiles by calling (781) 575-4816.

    You should read carefully the forms of subscription agreement and related instructions and forms which accompany this prospectus. You should call Georgeson Shareholder Communications, Inc. at (800) 223-2064 promptly with any questions you may have.

LIMITATIONS ON YOUR ABILITY TO EXERCISE YOUR RIGHTS


    The rights may be exercised only to the extent that you held the shares of common stock to which the rights relate continuously from January 22, 2002 through the date of exercise of the rights. Any transfers of those shares before exercising your rights will correspondingly reduce the number of rights that you may exercise. For example:



    - If you beneficially owned 100 shares on January 22, 2002 you will receive 47 rights.



    - If, between January 22, 2002 and the date of exercise of the rights, you transfer beneficial ownership of 14 out of the 100 shares, then you may only exercise 40 rights.



    - If, between January 22, 2002 and the date of exercise of the rights, you transfer beneficial ownership of 15 out of the 100 shares, then you still may exercise 40 of the rights because fractional rights will be rounded up to the nearest whole right.



    If you are both the record holder and beneficial owner of the shares of common stock to which the rights relate you must certify as to the number of shares you beneficially owned on January 22, 2002. You must also certify as to the number of shares that, as of the date of exercise, continue to be beneficially owned, having not been transferred since January 22, 2002.



    If you hold shares of common stock for the account of others, such as a broker, a trustee or a depository for securities, you must certify as to the number of shares beneficially owned on January 22, 2002 by each beneficial owner for which you hold shares. You must also certify as to the corresponding number of shares that, as of the date of exercise, continue to be beneficially owned, having not been transferred since January 22, 2002.


    We intend to monitor beneficial ownership by rightsholders who elect to exercise all or a portion of their rights.

INCOMPLETE FORMS; INSUFFICIENT PAYMENT

    If you do not specify the number of rights being exercised in your subscription agreement, or do not forward sufficient payment to pay for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the amount of the payment received. If you do not forward sufficient payment and as a result not all of your rights are exercised, your relative percentage ownership interest will be diluted. If your payment exceeds the aggregate subscription price for the number of common shares indicated on your subscription agreement or the maximum number of common shares for which you are eligible to subscribe, your payment will be applied to the maximum number of common shares for which you are eligible to subscribe. We will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

INSTRUCTIONS TO NOMINEE HOLDERS

    If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the stock, we are requesting you to contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

    To the extent so instructed, nominee holders should complete appropriate subscription agreements on behalf of beneficial owners and submit them on a timely basis to EquiServe with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION AGREEMENT FORMS AND PAYMENTS

    Each holder of rights bears all risk of the method of delivery to EquiServe of subscription agreements and payments of the subscription price.

    IF SUBSCRIPTION AGREEMENTS AND PAYMENTS ARE SENT BY MAIL, YOU ARE URGED TO SEND THESE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO EQUISERVE AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME.

    BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

PROCEDURES FOR DTC PARTICIPANTS

    If you hold your shares of common stock through the Depository Trust Company or one if its participants, you may exercise your rights through the facilities of the Depository Trust Company. You should contact the Depository Trust Company or the participant through which you hold your shares for further instructions.

TRANSFERABILITY OF RIGHTS

    The rights may not be sold, transferred or assigned, even by gift. However, rights may be transferred by will, devise or by operation of law in the case of death, dissolution, liquidation, or bankruptcy of the holder, or pursuant to an order of an appropriate court. To the extent you sell, gift or otherwise transfer the shares of common stock to which the rights relate prior to exercising your right, the rights related to those shares will be forfeited, even if you later repurchase those shares or other shares of our common stock before expiration of the subscription period. Rights that are forfeited due to improper transfer will be null and void and no shares will be issued in respect thereof. If your rights are forfeited, your relative percentage ownership interest will be diluted. If you have delivered to the subscription agent a properly completed and signed subscription agreement together with the subscription price, you may thereafter sell your shares of common stock to which the rights relate without forfeiting the associated rights. You should note, however, that if your exercise of rights is determined to be defective and you have transferred the associated shares, you will forfeit the rights associated with the transferred shares.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

    We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights and our determinations of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity in the exercise.

    Subscription agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither we nor EquiServe will have any duty to notify you of any defect or irregularity in connection with the submission of subscription agreements or any other required document and neither we nor EquiServe will incur any liability for failure to so notify you.

    We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

MANAGEMENT PARTICIPATION


    Our executive officers and directors that own shares of our common stock have indicated that they intend to participate in the rights offering, although they are not bound to do so and may change their mind at any time. These executive officers and directors are eligible to subscribe for an aggregate of 448,950 additional shares of our common stock in the rights offering.


FEDERAL INCOME TAX CONSIDERATIONS

    For United States federal income tax purposes, we believe that holders of our common stock will not recognize taxable income upon receipt or exercise of the rights. If you sell the common stock you acquire upon exercise of your rights, you will recognize gain or loss equal to the difference between the amount realized and your basis in the common stock. You should consult your own tax advisor concerning the tax consequences of this offering with respect to your particular circumstances and tax situation.

ISSUANCE OF STOCK CERTIFICATES

    Stock certificates for shares of common stock purchased in the rights offering will be issued as soon as practicable after the expiration date. EquiServe will deliver subscription payments to us at the same time as it delivers stock certificates to those exercising rights. Unless otherwise instructed in your subscription agreement form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

SUBSCRIPTION AGENT


    EquiServe is the subscription agent for the rights offering. It is also the transfer agent for our common stock. We will pay the fees and expenses of EquiServe, which we estimate to be approximately $37,500. We have also agreed to indemnify EquiServe from any liability which it may incur in connection with the rights offering.


QUESTIONS AND ANSWERS CONCERNING THE RIGHTS

    You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus to:

        Georgeson Shareholder Communications, Inc.
                     17 State Street
                 New York, New York 10004

Banks and brokers.........................  (212) 440-9800
All others................................  (800) 223-2064

                                USE OF PROCEEDS

    We estimate that the net proceeds of this offering and Explorer's investment will be approximately $48 million. We intend to use the proceeds to repay a portion of our outstanding debt maturing in 2002, as well as for debt service, working capital needs and other general corporate purposes. We have not determined the exact amount of proceeds that we will use for each of these purposes. The allocation of the net proceeds for a particular purpose, including a determination as to which outstanding debt we repay, is subject to numerous factors, which can be expected to change over the short term. These factors include:

    - economic conditions generally and in the healthcare industry in particular, including the financial situation of our operators and the resulting effect on our revenues and cash flows;

    - our ability to negotiate appropriate modifications to the terms of our credit facilities;

    - developments in the capital markets affecting our ability to refinance all or a portion of our outstanding debt;

    - our ability to dispose of assets held for sale and other property at appropriate prices;

    - re-leasing of owned and operated assets and recoupment of working capital investments; and

    - the other factors discussed under "Risk Factors," which begin on page 8.

    We will have broad discretion over the use of proceeds. Pending application, we intend to invest the net proceeds from this offering and Explorer's investment in interest-bearing deposit accounts, certificates of deposit, government securities or short-term and investment-grade financial instruments of varying maturities.


    As of the date of this prospectus, we had approximately $129 million of loans outstanding under one of our secured revolving credit facilities, which bears interest at a weighted average rate of 6.72% at that date. As of the date of this prospectus, we had approximately $64.6 million of loans outstanding under our other senior revolving credit facility, which bears interest at a weighted average rate per annum of 6.88% at that date. Our 6.95% senior notes also mature in June 2002. As of the date of this prospectus, we had approximately $97.5 million aggregate principal amount of these notes outstanding. We are currently unable to borrow under our revolving credit facilities because we are not in compliance with certain financial covenants contained in the loan agreements relating to our two revolving credit facilities. See "Modification of Bank Credit Agreements."

                     MODIFICATION OF BANK CREDIT AGREEMENTS



    On December 21, 2001, we reached agreements with the bank groups under both of our revolving credit facilities. These agreements include modifications and/or waivers to certain financial covenants with which we were not in compliance. In addition, certain other financial covenants will be either modified or eliminated going forward. The effectiveness of these agreements is subject to the completion of the rights offering and private placement to Explorer.



    As part of the amendment regarding our $75 million revolving credit facility we prepaid $10 million originally scheduled to mature in March 2002. This voluntary prepayment results in a permanent reduction in the total commitment, thereby reducing the credit facility to $65 million.



    The agreement regarding our $175 million revolving credit facility includes a one-year extension in maturity from December 31, 2002 to December 31, 2003, and a reduction in the total commitment from $175 million to $160 million. Amounts up to $150 million may be drawn upon to repay the maturing 6.95% Notes due in June 2002.



    The effectiveness of these amendments as of the completion of the rights offering will reduce our outstanding debt maturing in 2002 to $97.5 million. Upon completion of the private placement and rights offering, we expect to have approximately $17.7 million available to draw upon under our revolving credit facilities.



    Explorer has approved the amendments, and therefore the effectiveness of the amendments will satisfy the conditions to the rights offering and Explorer investment related to our credit facilities. See "The Rights Offering--Closing Conditions."

                      DETERMINATION OF SUBSCRIPTION PRICE


    The subscription price is $2.92 per share, payable in cash. Our Board of Directors sought and obtained a written opinion from Shattuck Hammond Partners LLC, an independent financial advisor, that as of October 29, 2001, the date of their opinion, the financial terms of the investment agreement with Explorer, taken as a whole, are fair to Omega from a financial point of view. We have attached the full text of their opinion as Annex A to this prospectus. You should read the entire opinion to understand the assumptions made, matters considered and limitations on the review undertaken by our financial advisor. The opinion does not constitute a recommendation as to whether you should exercise your rights in the rights offering. Shattuck Hammond's opinion relates solely to the fairness to Omega Healthcare of the financial terms of the investment agreement, and does not address the fairness of either the investment agreement to unaffiliated stockholders or the subscription price in the rights offering.


    In recommending a price at which a share of common stock may be purchased in this rights offering, a special committee of our Board of Directors, which did not include affiliates of Explorer, considered several factors, including the fairness opinion delivered by our financial advisor, the historic and current market price of our common stock, our financial condition, challenges facing us, anticipated cash flows, general conditions in the securities markets, our need for additional capital, available alternate sources of financing, prices offered to stockholders in other rights offerings, and the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, among other things. Our Board of Directors established $2.92 as the maximum subscription price based upon a 6% discount from the average closing price of $3.10 for our common stock over a 20 consecutive trading day period ending on October 26, 2001.


    Based on the $2.92 subscription price, up to 9,400,000 shares of common stock will be offered to stockholders who own our common stock on the January 22, 2002 record date. These shares represent 52.9% of the total equity capital we seek to raise. The remaining 47.1% of the equity capital sought will be invested by Explorer, plus an amount equal to the aggregate subscription price for all rights not exercised by common stockholders.


OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS AND THE BOARD OF DIRECTORS

    Our Board of Directors asked a special committee, composed solely of directors who are unaffiliated with Explorer, to evaluate any proposals received from Explorer and make a recommendation to the full Board of Directors regarding what action, if any, our company should take with respect to such proposals. The special committee engaged Shattuck Hammond Partners LLC on October 15, 2001 as the committee's financial advisor to (i) review and analyze potential financing alternatives for our company as well as financing proposals we received; and
(ii) if requested, render an opinion to the Board of Directors regarding the fairness from a financial point of view of a financing contemplated by us involving, among other things, an investment by Explorer, a 45.5% owner of our common stock on an as converted basis as of the date of the fairness opinion, and a rights offering to our stockholders other than Explorer. Prior to being engaged by us as the financial advisor to the special committee, Shattuck Hammond had no professional relationship with us.

    The amount, terms and structure of the proposed financing were determined through a negotiated process between the special committee and Explorer and are set forth in an investment agreement dated as of October 29, 2001 between us and Explorer. Shattuck Hammond did not participate directly in the negotiation of the terms of the investment agreement. Pursuant to the investment agreement, among other things, Explorer commits to invest, subject to certain closing conditions being satisfied or waived, up to $50 million in payment for our common stock or Series D preferred stock. The actual amount of Explorer's investment will be equal to the difference between $50 million and the gross proceeds received by us through a rights offering to our common stockholders other than Explorer, defined as the "unsubscribed purchase amount." If all rights offered in the rights offering are exercised, it was Shattuck Hammond's understanding that the proportional ownership of our stock by stockholders other than Explorer and by Explorer on an as converted basis would, upon Explorer's payment of the unsubscribed purchase amount and the issuance to it of shares of our common stock, remain approximately the same as of the date of Shattuck Hammond's opinion.

    It was also Shattuck Hammond's understanding that the subscription price per common share in the rights offering and the price per common share or the conversion price of the Series D preferred to be paid by Explorer would be the same. For purposes of their opinion Shattuck Hammond assumed that the subscription price was $2.92, the maximum price approved by our Board of Directors.

    Shattuck Hammond rendered an oral opinion to the special committee and our Board of Directors on October 23, 2001, subject to review of definitive documentation that was in the process of being negotiated, and a written opinion addressed to the special committee and our Board of Directors on October 29, 2001, in each case to the effect that, as of such date and subject to the assumptions made, matters considered and the limitations set forth in its opinion, the financial terms of the investment agreement taken as a whole, defined as the "financial terms of the investment agreement" as described more fully in its opinion, are fair to us from a financial point of view. The full text of Shattuck Hammond's written opinion is attached as Annex A to this prospectus and is incorporated herein by reference. Shattuck Hammond's opinion sets forth the assumptions made, the matters considered and limits on the review undertaken by Shattuck Hammond in connection with its engagement. The following summary of Shattuck Hammond's opinion is qualified in its entirety by reference to the full text of such opinion. Shattuck Hammond's opinion is directed only to the fairness to us, from a financial point of view, of the financial terms of the investment agreement taken as a whole and does not address any other aspect of the investment by Explorer or the rights offering or any other transaction to which Explorer and our company are parties. Shattuck Hammond's opinion was provided for the information and assistance of the special committee and the Board of Directors in connection with their consideration of the financing proposal put forward by Explorer and is not a recommendation of any action that the special committee, the Board of Directors or any of our stockholders should take.


    It was Shattuck Hammond's further understanding that the investment agreement included, among other things, the various financial terms that are specifically identified in Shattuck Hammond's fairness opinion set forth in Annex A (see pages A-1 to A-2) to this prospectus.



    In connection with preparing its opinion, Shattuck Hammond reviewed a variety of materials including those specifically identified in its fairness opinion set forth in Annex A (see pages A-2 to A-4) to this prospectus and made such investigations as it deemed appropriate. Shattuck Hammond did not independently verify any of the information it obtained for the purposes of its opinion. Instead, Shattuck Hammond assumed the accuracy and completeness of all such information. Shattuck Hammond relied upon assurances by our management that all forward-looking information concerning us reflected the best currently available judgments and estimates of management as to our likely future financial performance and capital requirements. Shattuck Hammond assumed that the financing will be consummated in accordance with the terms of the investment agreement. Shattuck Hammond did not make an independent inspection, evaluation or appraisal of our assets or liabilities, nor did anyone furnish Shattuck Hammond with any such evaluation or appraisal. The Shattuck Hammond opinion is based on market, economic and other conditions as they existed and could be evaluated at the time their fairness opinion was rendered.


    No limitations were imposed by the special committee, the Board of Directors or us on the scope of Shattuck Hammond's investigation or the procedures Shattuck Hammond followed in rendering its opinion. The terms of Shattuck Hammond's engagement, however, did not include soliciting interest in an investment transaction from investors, and Shattuck Hammond made no such solicitation.

    In evaluating the fairness, from a financial point of view, of the financial terms of the investment agreement taken as a whole to us, Shattuck Hammond employed a variety of analyses and reviews which it believes were appropriate for preparing its opinion. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analyses and review and the application of those methods to the particular circumstances. Therefore such an opinion is not necessarily susceptible to partial analysis or summary description. Shattuck Hammond believes that its analyses and reviews must be considered as a whole and that selection of portions of its analyses and reviews and of the factors considered by it, without considering all of the factors and analyses and reviews, would create a misleading view of the processes underlying its opinion. In arriving at its opinion, Shattuck Hammond did not attribute any particular weight to any particular analysis, review or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis, review and factor.

    In performing its analyses and reviews, Shattuck Hammond made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses and reviews performed by Shattuck Hammond do not purport to be an appraisal and are not necessarily indicative of actual values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by Shattuck Hammond's analyses and reviews.

    In connection with its analyses and reviews, Shattuck Hammond utilized estimates and forecasts of our future operating results contained in or derived from projections developed and supplied by our management. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than the forecasts. Such analyses are inherently subject to uncertainty, being based on numerous factors or events beyond our control, and are susceptible to interpretations and periodic revision based on actual experience and business and economic developments after the date they were prepared. Therefore, future results or actual values may be materially different from these forecasts or assumptions.

    The following is a brief summary of material analyses and reviews performed by Shattuck Hammond in connection with the preparation of Shattuck Hammond's fairness opinion delivered to the special committee and our Board of Directors on October 29, 2001. The following analyses and reviews reflect substantially the same methodologies used by Shattuck Hammond in its preliminary oral presentation to the special committee and our Board of Directors on October 23, 2001, but updated and confirmed in writing to reflect financial information and market data that was available as of October 26, 2001 as well as a review of the definitive documentation executed in connection with Explorer's investment.

ALTERNATIVE FINANCING STRUCTURES REVIEW

    GENERAL. Shattuck Hammond reviewed a number of financing alternatives to Explorer's investment including:

    - equity financing (secondary public offering, private investment into public equity, private placement);

    - debt financing (subordinated debt, collateralized mortgage backed securitization, Health and Urban Development insured and senior unsecured); and

    - other financings (asset sales, sale or merger of our company).

Shattuck Hammond's review was based on a number of theoretical criteria including pricing, completion risk, timing, deleveraging of balance sheet, governance and approval requirements, fees and other factors. Based on its review and the criteria cited, Shattuck Hammond was of the view that no other financing alternative was clearly better than Explorer's investment. In this regard, Shattuck Hammond noted that, among other things:

    - Explorer did not require any additional due diligence;

    - Explorer and our company were willing to enter into agreements on terms that were substantially similar to the definitive documentation related to Explorer's investment in our Series C preferred stock;

    - the views of our management regarding the potential consequences if we did not reach an agreement with its banks for covenant waivers by mid December, 2001, including, without limitation, interest rate increases and other penalties and possible acceleration of its senior debt;

    - the requirement of our banks that there be an infusion of equity or other junior capital in connection with any covenant waivers and possible term extensions;

    - Explorer's commitment to purchase our common stock at a fixed price per share determined under the investment agreement irrespective of the actual price of our common stock at the time Explorer makes its investment;

    - the structure of the Explorer investment as an investment in our common stock or Series D preferred stock to convert into our common stock thereby eliminating the potential need to pay dividends or interest that other investments might require (assuming that Series D preferred stock is not issued or, if issued, is outstanding for only a short period of time);

    - an investment of equity would deleverage our balance sheet;

    - the World Trade Center attack on September 11, 2001 negatively impacted the financing markets; and

    - a rights offering is "democratic" from the perspective that all stockholders can participate based on their proportional ownership.

    MARKET VALUATION OF OMEGA PUBLICLY-TRADED SENIOR UNSECURED DEBT AND
SERIES A AND B PREFERRED STOCK. Shattuck Hammond noted that our senior unsecured debt and Series A and B preferred stock were trading at significant discounts to their respective par values. Moreover, Shattuck Hammond further noted that our unsecured debt has a below investment grade rating and that the Series A and B preferred stock have had their dividends suspended. Shattuck Hammond concluded that our below investment grade rating on our debt, dividend suspension on our preferred stock and relative trading values of such securities to their par amounts were indicative of the challenges we would face in attempting to complete an alternative financing to Explorer's investment.

OMEGA SENIOR UNSECURED DEBT

                                                        PRICE       YTM      S&P RATING
                                                       --------   --------   ----------
Omega 6.95%; 6/15/02.................................     85        35.8%    CCC+
Omega 6.95%; 8/01/07.................................     60        18.5%    CCC+

OMEGA SERIES A AND SERIES B PREFERRED (ACTUAL DOLLARS)

                                                      CURRENT     DISCOUNT TO
                                      LIQUIDATION   PRICE AS OF   LIQUIDATION   DIVIDEND
                                      PREFERENCE     10/26/01     PREFERENCE     YIELD
                                      -----------   -----------   -----------   --------
Series A Preferred..................     $25.00       $14.51          58.0%     NA (1 )
Series B Preferred..................     $25.00       $13.70          54.8%     NA (2 )

(1) DIVIDEND SUSPENDED; ACCRUES AT RATE OF 9.250%.


(2) DIVIDEND SUSPENDED; ACCRUES AT RATE OF 8.625%.


EXPLORER PRO FORMA OWNERSHIP ANALYSIS

    Shattuck Hammond noted that Explorer's current ownership of 45.5% of our voting capital stock and the ability to designate four out of nine Board seats (and approve an independent director) provided Explorer with significant control of our company. Based on the $50 million financing and an assumed subscription price of $2.92, depending on the number of our stockholders other than Explorer who exercise their rights, Explorer's ownership of our voting capital stock could exceed 50% on an as converted basis.

    The table below presents Explorer and non-Explorer ownership of our common stock on an as converted basis based on different assumed levels of non-Explorer stockholder participation in the rights offering:

OWNERSHIP ANALYSIS (SHARES IN MILLIONS)

                                                          COMMON SHARES ON AN AS CONVERTED BASIS(1)
                                        ------------------------------------------------------------------------------
                                            NON-
                                          EXPLORER
                                        PARTICIPATION      TOTAL                       TOTAL
                                          IN RIGHTS        SHARES       PERCENTAGE     SHARES    PERCENTAGE    TOTAL
EXPLORER OWNERSHIP LEVEL                  OFFERING      NON-EXPLORER   NON-EXPLORER   EXPLORER    EXPLORER     SHARES
------------------------                -------------   ------------   ------------   --------   ----------   --------
High..................................         0%           20.1            37.2%       33.9        62.8%       54.0
Medium................................        50%           24.7            45.8%       29.2        54.2%       54.0
Low...................................       100%           29.4            54.5%       24.6        45.5%       54.0

(1) EXCLUDES OPTIONS AND WARRANTS AND 553,850 SHARES OF OUR COMMON STOCK ACQUIRED BY EXPLORER SUBSEQUENT TO OCTOBER 29, 2001.

    Shattuck Hammond further noted that in the event that upon consummation of the rights offering and transactions contemplated by the investment agreement, Explorer were to beneficially own more than 50% of our voting securities, Explorer would have voting control of our company through its unrestricted right to vote our voting capital stock and the power to designate a majority of our Board of Directors subject to the following restrictions imposed by the investment agreement and any other limitation or restriction imposed by law:

    - a limitation on the number of our Board of Directors which Explorer could designate;

    - so long as Explorer holds at least 15% of our voting securities, a commitment by Explorer to vote in favor of the election of three directors who are both "independent" under the rules of the New York Stock Exchange and unaffiliated with Explorer and, upon the increase in the number of directors to ten, one additional person who is unaffiliated with Explorer; and

    - except for a transaction approved by a committee of our Board of Directors comprised entirely of independent directors and under certain other limited circumstances, a prohibition against Explorer acquiring beneficial ownership of more than 80% of our voting securities.

RIGHTS OFFERING ANALYSIS

    Shattuck Hammond reviewed 31 rights offerings, excluding rights offerings involving closed end funds and American Depositary Receipts, that have been completed since January 1, 2001. Shattuck Hammond noted that rights offerings are:

    - in many instances used by financially troubled companies, and approximately 61% of the companies in the sample involved companies with share prices less than $5.00 per share;

    - all of the rights offerings in the sample for which information was available had over-subscription rights available to all stockholders;

    - approximately 41% of such rights offerings for which information was available had a large investor that was willing to purchase all or a large part of any rights which were not exercised;

    - approximately 36% of the rights offerings in the sample for which information was available had rights that were transferable; and

    - approximately 86% of the sample for which information was available were priced based on intangible factors that may have had no relation to the value of the companies' assets, operating performance or share price.

    Shattuck Hammond also reviewed the relative share price performance of the sample group based on the date of announcement and ex dividend date, and concluded that rights offerings typically have relatively little impact on a company's share price.

RIGHTS OFFERING ANALYSIS

ANALYSIS BY ANNOUNCEMENT DATE

        WEEK                  DAY             ON             ONE             ONE
       BEFORE                BEFORE         DAY OF        DAY AFTER       WEEK AFTER
---------------------       --------       --------       ---------       ----------
 1.00                         0.99           1.00           0.97             0.93

ANALYSIS BY EX DATE

        WEEK                  DAY             ON             ONE             ONE
       BEFORE                BEFORE         DAY OF        DAY AFTER       WEEK AFTER
---------------------       --------       --------       ---------       ----------
 1.13                         1.13           1.00           0.98             1.05
                              ----           ----           ----             ----

OMEGA FLOAT COMPARISON

    Based on information provided by Bloomberg Investor Services, Shattuck Hammond compared our public float (common shares not owned by management or other affiliates) with the public float of a select group of publicly-traded financially stable healthcare REITs, which consisted of Health Care Property Investors, Inc., Health Care REIT, Inc., Healthcare Realty Trust, Inc., Nationwide Health Properties, Inc. and Senior Housing Properties Trust, and a select group of publicly-traded financially distressed REITs, which consisted of LTC Properties, Inc. and National Health Investors, Inc. The REITs in each group were selected because their healthcare focus and mix of assets were reasonably similar to those of our company. The general criteria used to distinguish between a stable and distressed REIT is that stable REITs generally have stronger financial performance, fewer operators who are in bankruptcy, and pay a dividend to their common shareholders. Shattuck Hammond considered our company to be a distressed REIT.

    The public float for the stable REITs ranged from 16.4 million shares to
54.7 million shares and averaged 37.9 million shares. The public float for the distressed REITs, excluding our company, ranged from 20.2 million shares to
21.8 million shares and averaged 21.0 million shares. Shattuck Hammond noted that a larger float generally increases the trading liquidity of a stock and may enhance the ability to undertake a reverse split to increase share price. In this regard, if any non-Explorer stockholders, other than management and other affiliates, exercised their rights, our float would increase.

    The table below presents the pro forma impact on our float based on different levels of assumed participation in the rights offering by our stockholders other than Explorer:

OMEGA PRO FORMA FLOAT ANALYSIS (SHARES IN MILLIONS)

                                                           HIGH         MEDIUM         LOW
                                                         --------      --------      --------
Omega Float............................................    19.2          19.2          19.2
Non-Explorer Rights Participation......................     100%           50%            0%
New Shares Issued (1)..................................     9.3           4.7           0.0
Total Pro Forma Float..................................    28.5          23.9          19.2
% Increase in Float....................................      48%           24%            0%

(1) ASSUMES $27.3 MILLION RIGHTS OFFERING PRICED AT $2.92 PER SHARE REPRESENTING A 6% DISCOUNT TO AVERAGE CLOSING PRICE FOR 20 TRADING DAY PERIOD ENDED OCTOBER 26, 2001.

PRO FORMA DEBT TO CAPITALIZATION ANALYSIS

    Shattuck Hammond analyzed the debt to capitalization of the stable REITs and the distressed REITs (excluding our company) and compared them to our company. Debt/capitalization is calculated as (long-term debt + short-term debt)/(long-term debt + short-term debt + preferred stock + equity value). The debt/capitalization of the stable REITs ranged from 14.2% to 56.7% and from 30.8% to 38.5% for the distressed REITs. Shattuck Hammond noted that a $50 million equity financing and additional subsequent repayment of debt through cash flow from operations would significantly lower our debt/capitalization ratio and bring such ratio into closer proximity with the ratios of the distressed REITs and stable REITs.

    The table presents our capitalization at June 30, 2001 and as adjusted on a pro forma basis for a $50 million equity investment that is assumed will be used to repay debt, and for an assumed further $73.5 million reduction in debt through cash flow from operations:

OMEGA PRO FORMA DEBT TO CAPITALIZATION ANALYSIS (DOLLARS IN MILLIONS)

                                                                               PRO FORMA
                             JUNE 30,     EQUITY      PRO FORMA     FURTHER    JUNE 30,
                               2001     INVESTMENT   WITH EQUITY   REDUCTION     2001
                             --------   ----------   -----------   ---------   ---------
DEBT
Total Debt (1).............   $425.6       (50.0)       $375.6       (73.5)     $302.1
EQUITY
Preferred..................   $212.3                    $212.3                  $212.3
Other......................    247.4        50.0         297.4                   297.4
                              ------      ------        ------      ------      ------
    Total Equity...........   $459.7        50.0        $509.7                  $509.7
DEBT TO CAPITALIZATION:         48.1%                     42.4%                   37.2%
MEAN (2)
Distressed REITs...........     34.7%                     34.7%                   34.7%
Stable REITs...............     42.5%                     42.5%                   42.5%
MEDIAN (2)
Distressed REITs...........     34.7%                     34.7%                   34.7%
Stable REITs...............     40.3%                     40.3%                   40.3%

(1) ASSUMES ADDITIONAL $10.0 MILLION OF DEBT IS REPAID FROM PROCEEDS IN EXCESS OF $113.5 DUE IN MARCH AND JUNE OF 2002.

(2) MEAN AND MEDIAN FOR DISTRESSED REITS EXCLUDE OMEGA. MEAN AND MEDIAN FOR STABLE REITS EXCLUDE SENIOR HOUSING PROPERTIES TRUST.

OMEGA SHARE PRICE ANALYSIS

    Shattuck Hammond compared our share price performance to an index created by Shattuck Hammond of the share price performances of the stable REITs and the distressed REITs. Shattuck Hammond noted that we under-performed both indices for the five year period and twelve month period ended October 26, 2001. Shattuck Hammond also noted that for the three months ended October 26, 2001, we outperformed the stable REIT index and improved relative to the distressed REIT index.

    Shattuck Hammond calculated our average share price based on the daily close for our common stock for the five year, twelve month and three month period ended October 26, 2001. Such averages were $20.26, $3.03 and $3.03, respectively. Shattuck Hammond noted that the maximum rights offering price of $2.92 was 94% of the average price for both the twelve month and three month period.

COMPARABLE COMPANY ANALYSIS

    In its comparable company analysis, Shattuck Hammond derived various valuation and leverage multiples as well as leverage and operating margins for our company and compared them to similar multiples and margins for the stable REITs and the distressed REITs. As previously discussed, the REITs in each group were selected because their healthcare focus and mix of assets were reasonably similar to our company. Shattuck Hammond focused the comparable company analysis on:

    - the common share price to funds from operations multiple defined as "Price/FFO" where FFO is defined as net income available to common stockholders plus depreciation and amortization less any gains or losses on sales of assets, and adjusted for any items deemed extraordinary or "one-time" items; and

    - the Debt/Capitalization ratio. See "Omega Pro Forma Debt to Capitalization Analysis" above.

Shattuck Hammond noted that Omega's Price/FFO multiple was below the median and mean multiples for the distressed and stable REITs. Shattuck Hammond further noted that completion of the Explorer investment and rights offering could result in an increase in our Price/FFO multiple.

    The table below presents the mean and median price to FFO multiples for the periods shown:

COMPARABLE PUBLIC COMPANIES' PRICE/FFO MULTIPLES

                                                 LTM      ANNUALIZED     2001        2002
                                               6/30/01     6/30/01     ESTIMATED   PROJECTED
                                               --------   ----------   ---------   ---------
STABLE REITS
Mean.........................................   10.4x        10.5x        9.6x       9.2x
Median.......................................   10.4x        10.4x       10.2x       9.8x
DISTRESSED REITS
Mean (1).....................................    5.6x         6.0x        7.0x       7.0x
Median (1)...................................    5.6x         6.0x        7.0x       7.0x
OMEGA (2) (3)................................    3.2X         3.1X        3.9X       4.4X

(1) MEAN AND MEDIAN EXCLUDES OMEGA.

(2) 2001E AND 2002P ASSUME FULL CONVERSION OF SERIES C PREFERRED STOCK, AND INCLUDES ADDITIONAL STOCK IN 2002 DUE TO PROPOSED $50 MILLION FINANCING.

(3) OUR FFO PER SHARE INCLUDES ADD-BACK OF ONE-TIME ITEMS AND CERTAIN ADJUSTMENTS RELATED TO 2002 FINANCING.


    In addition to the foregoing, Shattuck Hammond reviewed certain other valuation and leverage multiples as well as leverage and operating margins, including:



COMPARABLE PUBLIC COMPANIES' EQUITY VALUE AS A PERCENTAGE OF TOTAL ENTERPRISE
  VALUE.



    Shattuck Hammond calculated the Equity Value, or EV, for each of the stable REITs and the distressed REITs by multiplying the fully-diluted number of shares outstanding by the share price at October 26, 2001 and dividing the result by the Total Enterprise Value, or TEV. TEV is defined as EV plus long and short-term debt, plus other long-term liabilities, plus preferred stock, less all cash and cash equivalents.



    Shattuck Hammond noted that compared to all of the comparable REITs, the EV of Omega is small relative to TEV. Shattuck Hammond further noted that as a result, an increase in Omega's share price has a significant impact on increasing Omega's Price/FFO multiple, but little impact on Omega's TEV to Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, multiple or TEV/EBITDA. This is the primary reason why Shattuck Hammond focused its comparable company analysis on the Price/FFO multiple.

    The table below presents the EV as a percentage of TEV for the period shown:



COMPARABLE PUBLIC COMPANIES' EV AS A % OF TEV



                                                                 AS OF
                                                              OCTOBER, 26
                                                                 2001
                                                              -----------
STABLE REITS
Mean........................................................      62.4%
Median......................................................      55.6%
DISTRESSED REITS
Mean (1)....................................................      31.4%
Median (1)..................................................      25.4%
OMEGA.......................................................       9.2%



(1) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.



    COMPARABLE PUBLIC COMPANIES' TEV/EBITDA MULTIPLE. Shattuck Hammond noted that Omega's TEV/EBITDA multiple is greater than the mean and median multiples of the distressed REITs and less than the mean and median multiples of the stable REITs.



    The table below presents mean and median TEV/EBITDA multiples for the periods shown:



COMPARABLE PUBLIC COMPANIES' TEV/EBITDA



                                                                        6 MONTHS
                                                              LTM      ANNUALIZED
                                                            6/30/01     6/30/01
                                                            --------   ----------
STABLE REITS
Mean......................................................   10.5x        10.7x
Median....................................................   10.6x        10.7x
DISTRESSED REITS
Mean (1)..................................................    7.9x         8.4x
Median (1)................................................    7.8x         8.6x
OMEGA (2).................................................    8.7X         9.0X



(1) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.



(2) OMEGA EBITDA ADJUSTED TO REFLECT ADD-BACK AND REDUCTION OF CERTAIN ONE-TIME ITEMS.



    COMPARABLE PUBLIC COMPANIES' FFO AS A PERCENTAGE OF DEBT. Shattuck Hammond noted that Omega's FFO as a percentage of debt, or FFO/Debt, was below the median and mean percentages for the distressed and stable REITs.



    The table below presents the mean and median FFO/Debt percentages for the periods shown:



COMPARABLE PUBLIC COMPANIES' FFO/DEBT



                                                                        6 MONTHS
                                                              LTM      ANNUALIZED
                                                            6/30/01     6/30/01
                                                            --------   ----------
STABLE REITS
Mean (1)..................................................    17.2%       17.2%
Median (1)................................................    17.8%       17.9%
DISTRESSED REITS
Mean (2)..................................................    15.4%       14.6%
Median (2)................................................    12.8%       11.1%
OMEGA (3).................................................     4.8%        4.9%

(1) SENIOR HOUSING PROPERTY TRUST EXCLUDED FROM MEAN AND MEDIAN AS AN OUTLIER.



(2) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.



(3) OMEGA FFO ADJUSTED TO REFLECT ADD-BACK AND REDUCTION OF CERTAIN ONE-TIME ITEMS.



    COMPARABLE PUBLIC COMPANIES' DEBT TO EBITDA MULTIPLE. Shattuck Hammond noted that Omega's Debt to EBITDA, or Debt/EBITDA, multiple was greater than the mean and median multiples for the distressed REITs and the stable REITs.



    The table below presents the mean and median Debt/EBITDA multiples for the periods shown:



COMPARABLE PUBLIC COMPANIES' DEBT/EBITDA



                                                                        6 MONTHS
                                                              LTM      ANNUALIZED
                                                            6/30/01     6/30/01
                                                            --------   ----------
STABLE REITS
Mean (1)..................................................    3.6x         3.7x
Median (1)................................................    3.5x         3.5x
DISTRESSED REITS
Mean (2)..................................................    3.6x         3.8x
Median (2)................................................    3.3x         3.6x
OMEGA (3).................................................    5.2X         5.4X



(1) SENIOR HOUSING PROPERTY TRUST EXCLUDED FROM MEAN AND MEDIAN AS AN OUTLIER.



(2) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.



(3) OMEGA EBITDA ADJUSTED TO REFLECT ADD-BACK AND REDUCTION OF CERTAIN ONE-TIME ITEMS.



    COMPARABLE PUBLIC COMPANIES' EBITDA TO INTEREST MULTIPLE. Shattuck Hammond noted that Omega's EBITDA to Interest, or EBITDA/Interest, multiple was less than the mean and median multiples for the distressed REITs and the stable REITs.



    The table below presents the mean and median EBITDA/Interest multiples for the periods shown:



COMPARABLE PUBLIC COMPANIES' EBITDA/INTEREST



                                                                        6 MONTHS
                                                              LTM      ANNUALIZED
                                                            6/30/01     6/30/01
                                                            --------   ----------
STABLE REITS
Mean (1)..................................................    3.5x         3.5x
Median (1)................................................    3.5x         3.7x
DISTRESSED REITS
Mean (2)..................................................    2.7x         2.8x
Median (2)................................................    2.8x         2.8x
OMEGA (3).................................................    2.1X         2.1X



(1) SENIOR HOUSING PROPERTY TRUST EXCLUDED FROM MEAN AND MEDIAN AS AN OUTLIER.



(2) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.



(3) OMEGA EBITDA ADJUSTED TO REFLECT ADD-BACK AND REDUCTION OF CERTAIN ONE-TIME ITEMS.



    COMPARABLE PUBLIC COMPANIES' EBITDA AS A PERCENTAGE OF REVENUES. Shattuck Hammond noted that Omega's EBITDA as a percentage of revenue, or EBITDA/Revenue, was less than the mean and median percentages for the distressed REITs and the stable REITs.

    The table below presents the mean and median EBITDA/Revenue percentages for the periods shown:



COMPARABLE PUBLIC COMPANIES' EBITDA/REVENUE



                                                                        6 MONTHS
                                                              LTM      ANNUALIZED
                                                            6/30/01     6/30/01
                                                            --------   ----------
STABLE REITS
Mean (1)..................................................    89.7%       90.1%
Median (1)................................................    89.7%       90.5%
DISTRESSED REITS
Mean (2)..................................................    59.8%       58.8%
Median (2)................................................    59.1%       57.4%
OMEGA (3).................................................    28.8%       29.1%



(1) SENIOR HOUSING PROPERTY TRUST EXCLUDED FROM MEAN AND MEDIAN AS AN OUTLIER.



(2) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.



(3) OMEGA EBITDA ADJUSTED TO REFLECT ADD-BACK AND REDUCTION OF CERTAIN ONE-TIME ITEMS.



    COMPARABLE PUBLIC COMPANIES' NET INCOME AS A PERCENTAGE OF
REVENUE. Shattuck Hammond noted that Omega's Net Income as a percentage of revenue, or Net Income/Revenue, was less than the mean and median percentages for the distressed REITs and the stable REITs.



    The table below presents the mean and median Net Income/Revenue percentages for the periods shown:



COMPARABLE PUBLIC COMPANIES' NET INCOME/REVENUE



                                                                        6 MONTHS
                                                              LTM      ANNUALIZED
                                                            6/30/01     6/30/01
                                                            --------   ----------
STABLE REITS
Mean (1)..................................................    41.6%       41.0%
Median (1)................................................    40.1%       40.0%
DISTRESSED REITS
Mean (2)..................................................    29.7%       26.5%
Median (2)................................................    29.7%       30.2%
OMEGA.....................................................     7.1%        7.4%



(1) SENIOR HOUSING PROPERTY TRUST EXCLUDED FROM MEAN AND MEDIAN AS AN OUTLIER.



(2) MEAN AND MEDIAN FOR DISTRESSED REITS INCLUDE OMEGA.


NET ASSET VALUE ANALYSIS

    Shattuck Hammond performed a net asset value analysis that compared the estimated net asset value per fully-diluted common share to our actual share price at October 26, 2001. A similar comparative analysis was done with respect to the stable REITs and the distressed REITs. The analysis was based on financial results for the latest twelve months ended June 30, 2001 and the six months ended June 30, 2001 annualized. The net asset value calculation was based on determining a value for owned properties and other income and then adjusting this combined value for various balance sheet related items such as cash, debt and preferred stock. The value of owned properties was determined by multiplying property cash flow by a multiple. Property cash flow was assumed to be equal to real estate operating revenue less direct real estate operating costs. Other income is assumed to consist primarily of interest income and excludes income or losses related to sales of assets. The value of other income is determined by multiplying other income for the period by a multiple. For the stable REITs, the property cash flow multiple and other income multiple utilized is 10.0x and 6.0x, respectively. For the distressed REITs, the property cash flow multiple and other income multiple utilized is 8.0x and 5.5x, respectively.

    The table below presents the calculation of our net asset value, the median and mean net asset values per share for the stable REITs and the distressed REITs and the premium or discount of the actual share prices to the net asset value per share for each group of REITs and our company at October 26, 2001:

SUMMARY NET ASSET VALUE PER SHARE (ACTUAL DOLLARS)

                                                                SIX MONTHS
                                          LTM       PREMIUM/    ANNUALIZED    PREMIUM/
                                        6/30/01    (DISCOUNT)    6/30/01     (DISCOUNT)
                                        --------   ----------   ----------   ----------
STABLE REITS
Mean..................................   $ 25.5        (6.8)%     $ 25.0         (4.7)%
Median................................   $ 24.8        (3.7)%     $ 24.8         (2.2)%
DISTRESSED REITS
Mean (1)..............................   $13.31       (22.9)%     $11.95         (8.3)%
Median (1)............................   $13.31       (22.9)%     $11.95         (8.3)%
OMEGA.................................   $ 2.97         7.2%      $ 2.39         33.2%

(1) DISTRESSED REITS EXCLUDE OMEGA.

CALCULATION OF OMEGA'S NET ASSET VALUE (DOLLARS IN MILLIONS)

                                                                     SIX MONTHS
                                                            LTM      ANNUALIZED
                                                          6/30/01     6/30/01
                                                          --------   ----------
Real Estate Operating Revenue...........................  $  251.6    $ 241.1
Direct Operating Expenses...............................     191.2      180.3
                                                          --------    -------
  Property Cash Flow....................................  $   60.4    $  60.8
Applied Market Multiple.................................      8.0x       8.0x
  Property Asset Value..................................  $  483.4    $ 486.7
Other Income............................................  $   31.3    $  28.6
Applied Market Multiple.................................      5.5x       5.5x
  Other Income for NAV Purposes.........................  $  172.3    $ 157.2

BALANCE SHEET (6/30/01)
Property Asset Value....................................  $  483.4    $ 486.7
Other Income............................................     172.3      157.2
Plus: Land..............................................      32.1       32.1
Plus: Cash..............................................      10.8       10.8
Less: Debt..............................................    (425.7)    (425.7)
Less: Preferred.........................................    (212.3)    (212.3)
                                                          --------    -------
  Net Asset Value.......................................  $   60.5    $  48.7
SHARES OUTSTANDING (MILLIONS)...........................      20.4       20.4
NET ASSET VALUE PER SHARE...............................  $   2.97    $  2.39
CURRENT SHARE PRICE (10/26/01)..........................  $   3.18    $  3.18
SHARE PRICE RELATIVE TO NAV.............................      7.16%     33.17%

SELECTION AND ENGAGEMENT OF SHATTUCK HAMMOND

    The Board of Directors authorized the special committee to engage a financial advisor to provide financial advice and issue a fairness opinion with respect to the rights offering. The special committee solicited proposals from several investment banking firms. After careful consideration, the special committee elected to engage Shattuck Hammond based on a number of factors including the firm's experience in the healthcare sector as well as the competitive terms of its fee proposal. As part of its investment banking business, Shattuck Hammond is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Shattuck Hammond acted as financial advisor to the special committee in connection with a review of other financing alternatives that might be available to us and a review of any proposals related to Explorer and will receive a fee from us for such services and an additional fee upon the delivery of its opinion.

    As compensation for its services as financial advisor to the special committee, pursuant to a letter agreement dated October 15, 2001, we agreed to pay Shattuck Hammond $250,000 in cash as follows:

    - a retainer of $50,000;

    - $50,000 upon the submission of a written report to the Board of Directors which addressed a review and analysis of potential financing alternatives for us as well as a review and analysis of financing proposals received by us; and

    - $250,000 (less any fees previously received) upon the earlier of the completion of a financing or the delivery of a written opinion as to the fairness of such financing from a financial point of view.

    On October 29, 2001, the October 15, 2001 agreement was amended in recognition of the increased time requirement of Shattuck Hammond, to provide for Shattuck Hammond to receive a fee of $400,000 (instead of $250,000) less any fees received, upon the earlier of the completion of a financing and the delivery of its written opinion. In addition, Shattuck Hammond agreed to pay for all of its out-of-pocket expenses.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


    Our common stock is listed on the NYSE under the symbol "OHI." On
January 11, 2002, there were approximately 2,050 registered holders of the common stock, and the closing price per share of the common stock as listed on the NYSE composite tape was $5.99.


    In prior years, we historically distributed to stockholders a large portion of the cash available from operations. Cash dividends paid totaled $1.00 per common share for 2000, compared with $2.80 per common share for the year ended December 31, 1999. Our historical policy had been to make distributions on our common stock of approximately 80% of funds from operations. The dividend payout ratio, that is the ratio of per common share amounts for dividends paid to the diluted per common share amounts of funds from operations, was approximately 238% for 2000 and 84.3% for 1999. Excluding the provision for loss on mortgages and notes receivable and severance and consulting agreement costs, the dividend payout ratio for 2000 was approximately 73.0%. Cash dividends paid totaled $1.00 per common share during 2000 and $0.75 for the nine-month period ended
September 30, 2000. No common dividends were paid during the first three quarters of 2001.


    In November 2000, Explorer agreed to defer receipt until April 2, 2001 of $4.7 million in dividends declared in the third quarter of 2000 on the Series C preferred stock. We requested this deferral in light of the maturity in February 2001 of $16.6 million of subordinated debentures. In February 2001, we suspended payment of all common and preferred cash dividends. This action was intended to preserve cash to facilitate our ability to obtain financing to fund the 2002 debt maturities. Additionally, on March 30, 2001, we exercised our option to pay the $4,666,667 Series C preferred stock dividend deferred from November 15, 2000 and the associated deferral fee by issuing 48,420 Series C preferred shares to Explorer on April 2, 2001, which are convertible into 774,722 shares of our common stock at $6.25 per share. We do not know when or if we will resume dividend payments on our common stock and preferred stock or, if resumed, what the amount or timing of any dividend will be. We do not anticipate paying dividends on any class of capital stock at least until our $98 million of debt maturing in the first half of 2002 has been repaid. All accumulated and unpaid dividends on our Series A, B and C preferred stock, which totalled
$19.9 million at December 31, 2001, must be paid in full before dividends on our common stock can be resumed.


    Our current revolving credit facilities limit our ability to pay and declare dividends to the maximum of 95% of our earnings before interest, taxes, depreciation and amortization, except that we are permitted to declare and pay any amount of dividends as may be required to be paid by us to maintain our status as a real estate investment trust. If the maturity of a material amount of our indebtedness is accelerated, we would be unable to pay dividends.

    We have made sufficient distributions to satisfy the distribution requirements under the REIT rules of the Internal Revenue Code of 1986 to maintain our REIT status for 2000 and intend to satisfy the requirements under the REIT rules for 2001.


    On March 30, 2001 our Board of Directors approved payment of the accrued Series C dividend from November 15, 2000 and the associated waiver fee by issuing 48,420 shares of Series C preferred Stock to Explorer on April 2, 2001. Dividends paid in stock to a specific class of stockholders, such as our payment of our Series C preferred stock in April 2001, constitute dividends eligible for the 2001 dividends paid deduction. Additionally, and as specifically authorized by the Internal Revenue Code, dividends declared by September 15, 2002 and paid by December 31, 2002 may be elected to be treated as a distribution of 2001 taxable income.

    The following table sets forth the high and low closing prices of the common stock as reported on the NYSE composite tape, together with the amount of cash dividends declared per common share for each quarter for 2001 and 2000.


                         2002                                                 2001                                 2000
------------------------------------------------------   ----------------------------------------------   -----------------------
                                             DIVIDENDS                                        DIVIDENDS
                                                PER                                              PER
QUARTER                  HIGH       LOW        SHARE     QUARTER          HIGH       LOW        SHARE     QUARTER          HIGH
-------                --------   --------   ---------   -------        --------   --------   ---------   -------        --------
First................   6.1700     5.9000                First........   4.7188     1.7500      $0.00     First........  $12.8125
                                                         Second.......   3.3906     1.3438       0.00     Second.......    7.0625
                                                         Third........   3.6406     2.4531       0.00     Third........    6.6875
                                                         Fourth.......   6.1563     2.9375       0.00     Fourth.......    6.2500

                               2000
---------------------  --------------------
                                  DIVIDENDS
                                     PER
QUARTER                  LOW        SHARE
-------                --------   ---------
First................  $5.8125      $0.50
                        4.5156       0.00
                        4.5625       0.25
                        3.3750       0.25

                   MODIFICATIONS TO AGREEMENTS WITH EXPLORER


    Explorer has agreed to purchase $23.6 million of our stock in a private placement concurrent with the closing of the rights offering, at the same price per share as in this rights offering. The shares that Explorer has agreed to purchase represent its pro rata portion, with respect to the shares of our Series C preferred stock and common stock it holds, of the $50 million in additional equity capital we are seeking to raise. Explorer has also committed to increase the size of its private placement investment in our company by an additional amount equal to the aggregate subscription price of any shares that are not subscribed for in this offering. As a result of this commitment, we are assured of receiving a total of $50 million in gross proceeds upon completion of the rights offering and Explorer's investment. The shares to be issued to Explorer are not registered as a part of the rights offering and will be restricted securities under the Securities Act of 1933.


    As a condition to Explorer's investment, we have agreed to amend certain of the agreements relating to Explorer's July 2000 investment in our company effective as of the closing of Explorer's new investment. The effect of these amendments generally will be to remove those provisions in our agreements that prohibit Explorer from voting in excess of 49.9% of our stock and from taking certain actions without the prior approval of our Board of Directors.

EXISTING AGREEMENTS IN CONNECTION WITH JULY 2000 EXPLORER INVESTMENT

    STOCKHOLDERS AGREEMENT. In connection with Explorer's July 2000 investment in our company, we entered into a stockholders agreement dated July 14, 2000 under which Explorer is entitled to designate up to four members of our Board of Directors depending on the percentage of total voting securities, consisting of common stock and Series C preferred stock, acquired from time to time by Explorer. Explorer is entitled to designate at least one director to our Board of Directors as long as it owns at least 5% of the total voting power of our company and to approve one "independent" director as long as it owns at least 25% of the shares it acquired at the initial closing or our common stock issued upon conversion of those preferred shares. The right to designate directors will terminate on July 14, 2010.

    Explorer is permitted to transfer its Series C preferred stock to large institutional investors if either (i) the total amount of voting securities represented by the Series C preferred stock does not exceed 9.9% of the total voting power of our voting securities or (ii) the investor becomes a party to the standstill agreement contained in the stockholders agreement. Explorer has the right, up to five times, to request us to register its shares for resale, subject to customary conditions and limitations on such registration requests. Any transfer of voting securities by Explorer or its affiliates (other than in connection with the exercise of registration rights) is subject to a right of first offer that can be exercised by us or any other purchaser that we may designate. These transfer restrictions terminate on July 14, 2005.

    Under the terms of the standstill provisions in the stockholders agreement, Explorer agreed that, until July 14, 2005, it will not acquire, without the prior approval of our Board of Directors, beneficial ownership of any voting securities, other than acquisitions of not more than 5% of our voting securities. In addition, without the prior approval of our Board of Directors, Explorer is restricted from soliciting proxies from our other stockholders in opposition to a recommendation of the Board of Directors, joining a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to our securities, depositing our securities into a voting trust, or tendering our securities in a tender offer not approved by the Board. Explorer and its affiliates cannot exercise more than 49.9% of our total voting power, due to the terms of the Series C preferred stock, which provide that no holder of Series C preferred stock will be entitled to vote any shares of Series C preferred stock that would result in such holder, together with its affiliates, voting in excess of 49.9% of the then outstanding voting power. In addition, shares of Series C preferred stock cannot be converted to the extent that such conversion would cause the converting stockholder to beneficially own in excess of 49.9% of the then outstanding voting power.

    SERIES C INVESTMENT AGREEMENT. Under the terms of an investment agreement dated May 11, 2000 between us and Explorer in connection with Explorer's purchase of Series C preferred stock, we agreed to reimburse Explorer for its out-of-pocket expenses, up to a maximum amount of $2.5 million, incurred in connection with the Series C investment. To date, we have reimbursed Explorer for approximately $1.6 million of these expenses.

    ADVISORY AGREEMENT. Under the terms of an amended and restated advisory agreement dated October 4, 2000 between us and Hampstead, we have agreed to pay Explorer an advisory fee if Hampstead provides assistance to us in connection with the evaluation of growth opportunities or other financing matters. On
June 1, 2001, in connection with Hampstead's agreement to provide certain specified financial advisory, consulting and operational services, including but not limited to assistance in our efforts to refinance, repay or extend certain indebtedness and assist in efforts to manage our capitalization and liquidity, we agreed to pay Hampstead a fee equal to 1% of the aggregate amount of our indebtedness that is refinanced, repaid or extended, based on the maximum amount available to be drawn in the case of revolving credit facilities, up to a maximum fee of $3.1 million. The advisory fee was payable five business days following the completion of the refinancing, repayment or extension of any of our indebtedness, but as amended no fee will be payable prior to December 31, 2001. Upon the closing of the rights offering and Explorer investment, Hampstead will have fulfilled all of its obligations under the agreement, but the advisory fee will only be payable at such time as all of the conditions to payment of the advisory fee contained in the advisory agreement are met.

    DIVIDEND AND GOVERNANCE RIGHT DEFERRAL. We and Explorer entered into a dividend deferral letter agreement dated November 15, 2000 relating to the extension of the dividend payment payable in connection with our Series C preferred stock for the dividend period ended October 31, 2000. The deferral period expired on April 2, 2001. The amount of the deferred dividend payment is $4.667 million representing the total unpaid preferential cumulative dividend for the October 2000 dividend. In exchange for the deferral, we also agreed to pay Explorer a fee equal to 10% of the daily unpaid principal balance of the unpaid dividend amount from November 15, 2000 until the dividend was paid. Under certain circumstances, the portion of the unpaid dividend amount and fee which is not paid in cash may be payable with additional shares of Series C preferred stock. Shares of Series C preferred stock issued pursuant to this agreement are valued at $100 per share, the stated per share liquidation preference, and are convertible into our common stock at $6.25 per share. In consideration of the payment of the deferral fee, Explorer agreed that the deferral of the subject dividend would not be considered an unpaid dividend and, as a result, the October 31, 2000 dividend period will not be included in the determination of when Explorer's right to elect additional directors will vest.

    By letter dated January 31, 2001, Explorer has waived its right to elect additional preferred stock directors through December 31, 2002 provided that the dividends on any shares of Series C preferred stock would not be in arrears for six or more dividend periods from January 31, 2001 through and including December 31, 2002.

    In full payment of our obligations under the dividend deferral letter agreement, we issued 48,420 shares of Series C preferred stock to Explorer on April 2, 2001.

AGREEMENTS RELATED TO CURRENT EXPLORER INVESTMENT COMMITTMENT


    AMENDED AND RESTATED STOCKHOLDERS AGREEMENT. We will enter into an amended and restated stockholders agreement at the closing of Explorer's investment. If Explorer owns securities representing more than 50% of our common stock, Explorer would be able to elect all of the members of the Board of Directors. However, pursuant to the amended and restated stockholders agreement, Explorer will be entitled to designate to our Board of Directors that number of directors that would generally be proportionate to Explorer's ownership of voting securities of our company, not to exceed five directors (six following increase in the size of the Board of Directors to ten directors). We will limit the number of directors on our Board so as not exceed nine without the consent of Explorer (ten following stockholder approval of the increase in the size of the Board of Directors to ten). We will also take such action to ensure generally that Explorer's representation on all committees of the Board is proportionate to its representation on the entire Board other than any special committee established to consider transactions in which Explorer or any of its affiliates may have a conflict of interest.


    Explorer will, so long as it owns at least 15% of our voting securities, vote its shares in favor of three "independent directors" as defined under the rules of the New York Stock Exchange who are not affiliates of Explorer. Upon the increase of the size of the Board to ten members, Explorer will vote its shares in accordance with the previous sentence in favor of an additional director who is not affiliated with Explorer. Upon the increase of the size of the Board to ten members, we will appoint C. Taylor Pickett, our Chief Executive Officer, as a new director. Mr. Pickett will then constitute the fourth non-Explorer director.

    Pursuant to the amended stockholders agreement, Explorer will no longer be subject to certain restrictions under the prior stockholders agreement preventing it from acquiring more than an additional 5% of our voting securities without prior board approval, but Explorer will be restricted from acquiring beneficial ownership of more than 80% of our voting securities without the approval of a committee of the Board consisting entirely of independent directors. Other restrictions on Explorer under the prior stockholders agreement, including the agreement of Explorer not to solicit proxies in opposition to, or prior to the issuance of a recommendation by, the Board; not to join, form or participate in a group relating to the ownership or voting of our securities or control of our company; not to deposit any securities in a voting trust or other voting arrangement; and not to tender any securities in a tender offer not approved by the Board will also no longer apply to Explorer. Explorer will also no longer be subject to the right of first offer transfer restrictions in the prior stockholders agreement.

    Pursuant to the amended stockholders agreement, Explorer will not transfer our voting securities to a transferee who, as a result of such transfer, would beneficially own 10% or more of our outstanding voting securities unless such transferee agrees to be bound by certain provisions of the amended stockholders agreement including those relating to the election of independent directors.

    AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT. Pursuant to an amended and restated registration rights agreement, we have agreed, subject to certain limitations and under certain circumstances, to register for sale any shares of our stock held by Explorer. We will enter into the amended and restated registration rights agreement with Explorer at the closing of Explorer's investment.

    AMENDED SERIES C ARTICLES SUPPLEMENTARY. Pursuant to our investment agreement with Explorer, we are required to seek the approval of our stockholders to amend the Series C articles supplementary for the Series C preferred stock presently owned by Explorer. Pursuant to the amended Series C articles supplementary, the terms of the Series C preferred stock will be amended to:

    (i) remove the restriction that prevents the voting or conversion of the Series C preferred stock in excess of 49.9% of our voting securities owned by Explorer;

    (ii) provide that if we fail to pay dividends owed upon the Series C preferred stock or the Series D preferred stock for a period of time, the holders of the Series C preferred stock and the Series D preferred stock, voting together as a single class, will be entitled to designate two additional directors to our Board;

   (iii) provide that the subscription price in the rights offering will not result in an adjustment to the conversion price of our Series C preferred stock; and

    (iv) make other technical changes to reflect the existence of the Series D preferred stock.


The above amendments will not be effective unless approved by our stockholders. We intend to seek stockholder approval for these amendments at a special meeting of our stockholders. Explorer has committed to vote its shares, representing approximately 47.1% of our voting shares, in favor of these amendments. We will file an amended Series C articles supplementary with the State Department of Assessments and Taxation of the State of Maryland following receipt of stockholder's approval and the closing of Explorer's investment.


    STOCKHOLDERS RIGHTS PLAN AMENDMENT. Pursuant to our investment agreement with Explorer, we have amended our stockholders rights plan to provide that neither Explorer nor its affiliates will be an "acquiring person" for purposes of activating the rights that were issued pursuant to our stockholders rights plan. The amendment also exempts direct and indirect transferees of Explorer, other than in transfers through an underwriter or national securities exchange, from the definition of an "acquiring person." We will enter into the amendment to our stockholder's rights plan at the closing of Explorer's investment.


    ADVISORY AGREEMENT SIDE LETTER. We have agreed that upon the closing of the rights offering The Hampstead Group, L.L.C., an affiliate of Explorer, will have fulfilled all of its obligations under the amended and restated advisory agreement between us and Hampstead to provide certain specified financial advisory, consulting and operational services, including, but not limited to, assistance in our efforts to refinance, repay or extend certain indebtedness and assistance in efforts to manage our capitalization and liquidity. As a result, the advisory fee payable to Hampstead under the advisory agreement will be earned but only becomes payable when all of the conditions to payment of the advisory fee contained in the advisory agreement are met. These conditions include the extension, repayment or refinancing of the outstanding balances of our senior unsecured notes maturing on June 15, 2002 as well as the extension, refinancing or repayment of our $175 million senior secured revolving credit facility. The advisory fee that will be payable is equal to 1% of the amount of refinanced indebtedness (based on the maximum amount available to be drawn in the case of revolving credit facilities) up to a maximum fee of $3.1 million. Following the completion of the rights offering and the effectiveness of the agreements with our bank groups, the full $3.1 million advisory fee will have been earned. However, Hampstead has agreed to defer payment of this fee until the earlier of June 15, 2002 or the date the senior unsecured notes maturing on June 15, 2002 have been repaid or refinanced. If Hampstead provides additional services, we will be required to pay them a customary advisory fee.


    OCTOBER 2001 INVESTMENT AGREEMENT. As part of our investment agreement with Explorer dated October 29, 2001 in connection with the rights offering and Explorer's investment, we have agreed to reimburse Explorer for its out of pocket expenses in connection with its new investment.

                                 CAPITALIZATION


    The following table shows, as of September 30, 2001, our historical capitalization and our capitalization as adjusted for the rights offering and Explorer's investment, including the application of the proceeds, assuming net proceeds of $48 million. For purposes of this table, we have assumed that all of the rights will be exercised in full by stockholders in the rights offering and that we will issue Series D preferred stock to Explorer at the closing of the rights offering. If stockholders approve Explorer's investment before the closing of the rights offering, Explorer will be issued a number of shares of common stock equal to the number of shares of common stock that would otherwise have been issuable upon conversion of the Series D preferred stock in lieu of the Series D preferred stock. To the extent stockholders do not exercise all of the rights, the amount of Series D preferred stock or common stock issued to Explorer will increase. For purposes of our capitalization as adjusted, we have assumed a subscription price of $2.92 per share.



                                                                        UNAUDITED
                                                              ------------------------------
                                                              HISTORICAL       AS ADJUSTED
                                                              ----------      --------------
                                                                      (IN THOUSANDS)
Debt:
  Revolving lines of credit.................................  $ 203,641         $ 203,641
  Other secured borrowings..................................     18,595            18,595
  Unsecured borrowings:
    6.95% Notes Due June 2002(1)............................     99,641            51,641
    6.95% Notes Due August 2007.............................    100,000           100,000
    Other unsecured borrowings..............................      4,160             4,160
                                                              ---------         ---------
  Total Debt................................................    426,037           378,037

Stockholders' Equity:
  Preferred Stock $1.00 par value:
    Authorized--10,000 Shares
    Issued and Outstanding--2,300 shares Series A with an
     aggregate liquidation preference of $57,500............     57,500            57,500
    Issued and Outstanding--2,000 shares Series B with an
     aggregate liquidation preference of $50,000............     50,000            50,000
    Issued and Outstanding--1,048 shares Series C with an
     aggregate liquidation preference of $104,842...........    104,842           104,842
    Issued and Outstanding--228 shares Series D with an
     aggregate liquidation preference of $22,808(2).........         --            22,808

  Common Stock $.10 par value:
    Authorized--100,000 shares
    Issued and Outstanding--20,076(2).......................      2,008                --
    Issued and Outstanding--37,199..........................         --             3,720
    Additional paid-in capital..............................    438,384           461,864
    Cumulative net earnings.................................    171,272           171,272
    Cumulative dividends paid...............................   (365,654)         (365,654)
  Unamortized restricted stock awards.......................       (202)             (202)
  Accumulated other comprehensive income....................     (1,491)           (1,491)
                                                              ---------         ---------
  Total Stockholders' Equity................................    456,659           504,659
                                                              ---------         ---------
  Total Capitalization......................................  $ 882,696         $ 882,696
                                                              =========         =========


------------------------------

 (1) For purposes of our capitalization, as adjusted, we have assumed that the net proceeds from this offering and the Explorer investment will be approximately $48 million and that we used those proceeds to repay notes due June 2002. We have not determined the actual allocation of proceeds from this offering and the Explorer investment and management will have broad discretion in making that determination. See "Use of Proceeds."

(2) If none of the subscription rights are exercised by stockholders, 20,076,024 shares of common stock and 500,000 shares of Series D preferred stock with a liquidation preference of $50 million will be outstanding following the closing of the rights offering and Explorer's investment as adjusted. Upon stockholder approval of Explorer's investment, all the outstanding Series D preferred stock will automatically be converted into 17,123,288 shares of common stock.

                            SELECTED FINANCIAL DATA

    The historical operating data set forth below for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 are derived from our unaudited consolidated financial statements and notes included in this prospectus and, in the opinion of our management, include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The historical operating data set forth below for each of the years in the three-year period ended December 31, 2000 and the balance sheet data as of December 31, 2000 and 1999 are derived from our audited consolidated financial statements and notes included in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The historical operating data set forth below for each of the years in the two-year period ended December 31, 1997 and the balance sheet data as of December 31, 1998, 1997 and 1996 are derived from our audited consolidated financial statements and notes, which have not been included in this prospectus but which we have previously filed with the Securities and Exchange Commission and have been audited by Ernst & Young LLP, independent auditors. The following selected financial data have been derived from and should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                           NINE MONTHS
                                                              ENDED
                                                          SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         2001       2000       2000       1999       1998       1997       1996
                                                       --------   --------   --------   --------   --------   --------   --------
                                                           (UNAUDITED)             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA
Revenues(1)..........................................  $201,666   $195,673   $275,793   $148,129   $109,314   $90,820    $73,127
Net Earnings (Loss) Available to Common (before
  gain/loss on assets sold and provision for
  impairment in 2001, 2000, 1999 and 1998 and gain
  from early extinguishment of debt in 2001).........   (19,951)   (13,500)   (14,784)    40,047     41,777    41,305     34,590
Net Earnings (Loss) Available to Common..............   (26,242)   (57,507)   (66,485)    10,040     68,015    41,305     34,590
Per Share Amounts:
  Net Earnings (Loss) (before gain/loss on assets
    sold and provision for impairment in 2001, 2000,
    1999 and 1998 and gain from early extinguishment
    of debt in 2001):
    Basic............................................     (1.00)     (0.67)  $  (0.74)  $   2.01   $   2.09   $  2.16    $  2.01
    Diluted..........................................     (1.00)     (0.67)     (0.74)      2.01       2.08      2.16       2.01
  Net Earnings (Loss) Available to Common:
    Basic............................................     (1.31)     (2.87)     (3.32)      0.51       3.39      2.16       2.01
    Diluted..........................................     (1.31)     (2.87)     (3.32)      0.51       3.39      2.16       2.01
  Net Earnings (Loss) before gain on early
    extinguishment of debt:
    Basic............................................     (1.46)     (2.87)     (3.32)      0.51       3.39      2.16       2.01
    Diluted..........................................     (1.46)     (2.87)     (3.32)      0.51       3.39      2.16       2.01
  Dividends, Common Stock(2).........................        --       0.75       1.00       2.80       2.68      2.58       2.48
  Dividends, Series A Preferred(2)...................        --       1.73       2.31       2.31       2.31      1.16
  Dividends, Series B Preferred(2)...................        --       1.62       2.16       2.16       1.08
  Dividends, Series C Preferred(3)...................        --         --       0.25
Weighted Average Common Shares Outstanding, Basic....    20,032     20,058     20,052     19,877     20,034    19,085     17,196
Weighted Average Common Shares Outstanding,
  Diluted............................................    20,032     20,058     20,052     19,877     20,041    19,137     17,240

                                                         NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,                          DECEMBER 31,
                                                        --------------   --------------------------------------------------------
                                                             2001          2000        1999         1998        1997       1996
                                                        --------------   --------   ----------   ----------   --------   --------
                                                         (UNAUDITED)
BALANCE SHEET DATA
Gross Investments....................................      $944,148      $974,507   $1,072,398   $1,069,646   $839,927   $643,261
Total Assets.........................................       911,265       948,451    1,038,731    1,037,207    816,108    634,836
Revolving Lines of Credit............................       203,641       185,641      166,600      123,000     58,300      6,000
Other Long-Term Borrowings...........................       222,396       249,161      339,764      342,124    208,966    135,659
Subordinated Convertible Debentures..................            --        16,590       48,405       48,405     62,485     94,810
Stockholders' Equity.................................       456,659       464,313      457,081      505,762    468,221    383,007

------------------------------

(1) Revenues for the nine months ended September 2001 and 2000 and the years ended December 2000 and December 1999 include $133,613, $123,461, $175,559, and $26,223, respectively, of revenues from nursing home operations from facilities recovered from customers and managed for our own account.

(2) Dividends per share are those declared and paid during each period.

(3) Dividends per share are those declared during each period, based on the number of shares of common stock issuable upon conversion of the outstanding Series C. See Note 15 to our December 31, 2000 consolidated financial statements included in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO OUR EXPECTATIONS, BELIEFS, INTENTIONS, PLANS, OBJECTIVES, GOALS, STRATEGIES, FUTURE EVENTS, PERFORMANCE AND UNDERLYING ASSUMPTIONS AND OTHER STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS. IN SOME CASES YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY THE USE OF FORWARD-LOOKING TERMINOLOGY INCLUDING "MAY" "WILL" "ANTICIPATES" "EXPECTS" "BELIEVES" "INTENDS" "SHOULD" OR COMPARABLE TERMS OR THE NEGATIVE THEREOF. THESE STATEMENTS ARE BASED ON INFORMATION AVAILABLE ON THE DATE OF THIS PROSPECTUS AND ONLY SPEAK AS OF THE DATE HEREOF AND NO OBLIGATION TO UPDATE SUCH FORWARD-LOOKING STATEMENTS SHOULD BE ASSUMED. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE REFLECTED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE DISCUSSED UNDER "FORWARD-LOOKING STATEMENTS" AND "RISK FACTORS."

OVERVIEW

    The long-term care industry has experienced unprecedented financial challenges in the recent past that have had an adverse impact on us during 2000 and 2001. These challenges are due principally to the Balanced Budget Act of 1997 which introduced the prospective payment system for the reimbursement of Medicare patients in skilled nursing facilities, implementing an acuity-based reimbursement system in lieu of the cost-based reimbursement system historically used. The prospective payment system significantly reduced payments to nursing home operators. That reduction, in turn, has negatively affected the revenues of our nursing home facilities and the ability of our nursing home operators to service their capital costs to us. Many nursing home operators, including a number of our large nursing home operators, have sought protection under Chapter 11 of the Bankruptcy Act.

    In response to the adverse impact of the prospective payment system reimbursement cuts, the Federal government passed the Balanced Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000, both of which increase payments to nursing home operators. These increases have positively affected the revenues of our nursing home facilities and the ability of our nursing home operators to service their capital costs to us. In addition, the facilities that we own and currently operate for our own account have been likewise positively affected by the Balanced Budget Refinement Act and Benefits Improvement and Protection Act.

    The initial impact of the prospective payment system negatively affected our financial results and our access to capital sources to fund growth and refinance existing indebtedness. To obtain sufficient liquidity to enable us to address the maturity in July 2000 and February 2001 of indebtedness totaling
$129.8 million, we issued $100.0 million of Series C preferred stock to Explorer in July 2000 as described in more detail in Note 10 to our audited consolidated financial statements included in this prospectus. Simultaneously with the issuance of the Series C preferred stock, we also refinanced our then existing credit facilities.

    As a consequence of the financial difficulties encountered by a number of our nursing home operators, we have recovered various long-term care assets pledged as collateral for the operators' obligations either in connection with a restructuring or settlement with certain operators or pursuant to foreclosure proceedings. Under normal circumstances, we would classify such assets as "assets held for sale" and seek to re-lease or otherwise dispose of such assets as promptly as practicable. However, a number of companies were actively marketing portfolios of similar assets and, in light of the market conditions in the long-term care industry generally, it had become more difficult both to sell these properties and for potential buyers to obtain financing to acquire them. As a result, during 2000, $24.3 million of assets previously classified as held for sale were reclassified to "owned and operated assets" as the timing and strategy for sale or, alternatively, re-leasing, were revised in light of prevailing market conditions.

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    As of September 30, 2001, we owned 60 long-term healthcare facilities that had been recovered from customers and are currently operated for our own account. During 1999, 2000 and 2001, we experienced a significant increase in nursing home revenues attributable to the increase in owned and operated assets. In addition, in connection with the recovery of these assets, we often fund working capital and deferred capital expenditure needs for a transitional period until license transfers and other regulatory matters are completed and reimbursement from third-party payors recommences. Our management intends to sell or re-lease these assets as promptly as possible consistent with achieving valuations that reflect our management's estimate of fair realizable value of the assets. We do not know, however, if or when the dispositions will be completed or whether the dispositions will be completed on terms that will enable us to realize the fair value of such assets.


    In November 2000, Explorer agreed to defer receipt until April 2, 2001 of $4.7 million in dividends declared in October 2000 on the Series C preferred stock. We requested this deferral in light of the maturity in February 2001 of $16.6 million of subordinated debentures. In February 2001, we suspended payment of all dividends on all common and preferred stock. This action was intended to preserve cash to facilitate our ability to obtain financing to fund debt maturing in 2002. Additionally, on March 30, 2001, we exercised our option to pay the deferred Series C preferred stock dividend and associated deferral fee by issuing 48,420 additional shares of Series C preferred stock to Explorer. These shares are convertible into 774,722 shares of our common stock at $6.25 per share. We do not know when or if we will resume dividend payments on our common stock or, if resumed, what the amount or timing of any dividend will be. We do not anticipate paying dividends on any class of capital stock at least until our $98 million of debt maturing in the first half of 2002 has been repaid, and in any event, all accrued and unpaid dividends on our Series A, B and C preferred stock must be paid in full before dividends on our common stock can be resumed. We have made sufficient distributions to satisfy the distribution requirements under the REIT rules of the Internal Revenue Code of 1986 to maintain our REIT status for 2000 and intend to satisfy the requirements under the REIT rules for 2001.


    In August 2001, we paid $10 million to settle a lawsuit brought against us by Karrington Health, Inc. The recognition of this non-recurring expense associated with the settlement has resulted in violations of certain financial covenants in the loan agreements relating to our revolving credit facilities. We previously obtained a waiver from the lenders under our two revolving credit facilities through September 14, 2001 in respect of our default under these covenants. The lenders under our $175 million credit facility have granted us a waiver through December 13, 2001. The waiver granted by our lenders under our $75 million secured credit facility has expired and discussions regarding an extension are continuing.

    The following is our discussion of the consolidated results of operations, financial position and liquidity and capital resources, which should be read in conjunction with our consolidated financial statements and accompanying notes.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    Our revenues for the year ended December 31, 2000 totaled $275.8 million, an increase of $127.7 million over 1999 revenues. This increase is principally due to the inclusion of revenue from nursing home operations for assets owned and operated for our account recovered pursuant to foreclosure and settlements with troubled operators in 2000 and revenues associated with foreclosure assets that were previously classified as "assets held for sale" and reclassified to "owned and operated assets" during the third quarter of 2000. Excluding nursing home revenues of owned and operated assets, revenues were $96.8 million for the twelve-month period ended December 31, 2000, a decrease of $26.1 million from the comparable prior year period.

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    Our rental income for the year ended December 31, 2000 totaled
$67.3 million, a decrease of $9.1 million over 1999 rental income. The decrease is due to $8.7 million from reductions in lease revenue due to foreclosures, bankruptcies and restructurings, and $4.9 million from reduced investments caused by 1999 and 2000 asset sales. These decreases are offset by $2.4 million in additional revenue from 1999 investments held for a full year, $1.3 million relating to contractual increases in rents that became effective in 2000 as defined under the related agreements and $0.8 million from a mortgage that converted to a lease in 1999.

    Our mortgage interest income for the year ended December 31, 2000 totaled $24.1 million, decreasing $12.2 million over 1999 mortgage interest income. The decrease is due to $7.3 million from reductions due to foreclosures, bankruptcies and restructurings, $4.7 million from reduced investments caused by the payoffs of mortgages and $0.8 million reduction from a mortgage that converted to a lease in 1999. These decreases are offset by $0.5 million relating to contractual increases in interest income that became effective in 2000 as defined under the related agreements.

    Our nursing home revenues of owned and operated assets for the year ended December 31, 2000 totaled $175.6 million, increasing $149.3 million over 1999 nursing home revenues. The increase is due to the increased number of facilities classified as owned and operated assets in 2000 as a result of bankruptcies, foreclosures and restructurings.

    Our expenses for the year ended December 31, 2000 totaled $335.3 million, increasing approximately $217.4 million over expenses of $117.9 million for 1999.

    Our nursing home expenses for owned and operated assets increased to $179.0 million from $25.2 million in 1999 due to the increase in the number of nursing homes operated for our account.

    Our interest expense for the year ended December 31, 2000 was approximately $42.4 million, compared with $42.9 million for 1999. The decrease in 2000 is primarily due to lower average outstanding borrowings during the 2000 period, partially offset by higher average interest rates.

    The 2000 provision for depreciation and amortization of real estate totaled $23.3 million, decreasing $0.9 million over 1999. The decrease primarily consists of $2.0 million depreciation expense for properties sold or held for sale and a reduction in amortization of non-compete agreements of $0.8 million offset by $1.6 million additional depreciation expense from properties previously classified as mortgages and new investments placed in service in 1999 and 2000.

    Our general and administrative expenses for 2000 totaled $6.4 million as compared to $5.2 million for 1999, an increase of $1.2 million or 22.8%. The increase is due in part to the incremental administrative costs incurred in 2000 to manage the owned and operated assets, $0.5 million of non-cash compensation expense relating to the dividend equivalent rights granted to management, and increased consulting costs related to the foreclosure assets.

    Our legal expenses for 2000 totaled $2.5 million as compared to $0.4 million in 1999. The increase is largely attributable to legal costs associated with the operator bankruptcy filings and negotiations with our troubled operators.

    We recognized a $4.7 million charge for severance payments in 2000. The charges are comprised of severance and consulting payments to our former Chief Executive Officer and former Chief Financial Officer.

    We also recognized a provision for loss on mortgages and notes receivable of $15.3 million in 2000, adjusting the carrying value of mortgages and notes receivable to their net realizable value.

    A provision for impairment of $61.7 million is included in expenses for 2000. This provision included $14.4 million for assets held for sale to reduce properties to fair value less cost to dispose, $43.0 million for facilities recovered from operators and now held as owned and operated assets to fair

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value, $1.9 million for other real estate assets and $2.4 million of goodwill which, due to the diminished value of the related real estate assets, our management has determined is impaired.

    During 2000, we sold certain of our core and other assets realizing proceeds of $34.7 million, resulting in a gain of $10.0 million. During 1999, we completed asset sales yielding net proceeds of $18.2 million, realizing losses of $10.5 million.

    Our funds from operations for the year ended December 31, 2000 on a fully diluted basis totaled $19.2 million, a decrease of $52.6 million as compared to the $71.9 million for 1999 due to factors mentioned above. After adjusting for the non-recurring provision for loss on mortgages and notes receivable and severance and consulting costs, funds from operations for the year was $39.3 million, a decrease of $32.6 million from the year ended December 31, 1999. Funds from operations is net earnings available to common stockholders, excluding any gains or losses from debt restructuring and the effects of asset dispositions, plus depreciation and amortization associated with real estate investments. Diluted funds from operations is the lower of funds from operations and funds from operations adjusted for the assumed conversion of Series C Preferred Stock and Subordinated Convertible Debentures and the exercise of in-the-money stock options. We consider funds from operations to be one performance measure which is helpful to investors of real estate companies because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of our ability to incur and service debt and to make expenditures. Funds from operations in and of itself does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by generally accepted accounting principles in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

    No provision for federal income taxes has been made since we continue to qualify as a REIT under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Accordingly, we have not been subject to federal income taxes on amounts distributed to stockholders, as we have distributed at least 95% of our REIT taxable income for taxable years before 2001 and have met certain other conditions. In 2001, and future taxable years, we are required to distribute at least 90% of our REIT taxable income.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    Revenues for the year ended December 31, 1999 totaled $148.1 million, increasing $38.8 million over 1998 revenues.

    Our rental income for the year ended December 31, 1999 totaled
$76.4 million, an increase of $4.3 million over 1998 rental income. The 1999 revenue growth stems primarily from $11.7 million in revenue from additional investments during 1999 and a full year of revenue from investments made in 1998, $1.2 million relating to contractual increases in rents that became effective in 1999 as defined under the related agreements, and $1.3 million from mortgages that converted to leases in 1999. These increases are offset by $9.9 million from reductions in lease revenue due to foreclosure, bankruptcy and asset sales.

    Our mortgage interest income for the year ended December 31, 1999 totaled $36.4 million, an increase of $6.0 million over 1998 mortgage interest income. The 1999 revenue growth stems primarily from $9.3 million in revenue from additional investments during 1999 and a full year of revenue from investments made in 1998, and $0.3 million relating to contractual increases in mortgage interest that became effective in 1999 as defined under the related agreements. These increases are offset by $2.4 million from reductions in interest revenue due to the payment of mortgages and $1.3 million from mortgages that converted to leases in 1999.

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    Our nursing home revenues of owned and operated assets for the year ended
December 31, 1999 totaled $26.2 million. This is due to the consolidation of nursing home revenues for owned and operated assets as a result of foreclosures occurring in 1999.

    Our expenses for the year ended December 31, 1999 totaled $117.9 million, increasing approximately $51.8 million over expenses of $66.1 million for 1998.

    Our nursing home expenses attributable to owned and operated assets increased $25.2 million due to recovery of nursing homes operated for our own account.

    The 1999 provision for depreciation and amortization of real estate totaled $24.2 million, increasing $2.7 million over 1998. This increase stems from a full year provision for 1998 investments, plus a partial year provision for 1999 investments.

    Our interest expense for the year ended December 31, 1999 was approximately $42.9 million, compared with $32.4 million for 1998. The increase in 1999 is primarily due to higher average outstanding borrowings during the 1999 period, partially offset by lower average interest rates.

    During 1999, we completed asset sales yielding net proceeds of $18.2 million, realizing losses of $10.5 million. In addition, our management initiated a plan in the 1999 fourth quarter for additional asset sales to be completed in 2000. The additional assets identified as assets held for sale had a cost of $33.8 million, a net carrying value of $28.6 million and annualized revenue of approximately $3.4 million. As a result of this review, we recorded a provision for impairment in 1999 of $19.5 million to adjust the carrying value of assets held for sale to their fair value, less cost of disposal.

    During 1998, we initiated a plan to dispose of certain properties judged to have limited long-term potential and to re-deploy the proceeds. Following a review of the portfolio, assets identified for sale in 1998 had a cost of $95.0 million, a net carrying value of $83.0 million, and annualized revenues of approximately $11.4 million. In 1998, we recorded a provision for impairment of $6.8 million to adjust the carrying value of those assets judged to be impaired to their fair value, less cost of disposal. During 1998, we completed sales of two groups of assets, yielding sales proceeds of $42.0 million. Gains realized in 1998 from the dispositions approximated $2.8 million.

    Our funds from operations for the year ended December 31, 1999 on a fully diluted basis totaled $71.9 million, an increase of $2.1 million over the $69.8 million for 1998. The 1999 increase in funds from operations is primarily due to new additions to investments, offset by early payment of mortgages and disposition of real estate assets.

    No provision for Federal income taxes has been made since we continue to qualify as a real estate investment trust under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended.

THREE- AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2001 COMPARED TO THREE- AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2000

    Revenues for the three-month and nine-month periods ended September 30, 2001 totaled $66.8 million and $201.7 million, respectively, a decrease of $1.2 million and an increase of $6.0 million, respectively, over the periods ending September 30, 2000. Excluding nursing home revenues of owned and operated assets, revenues were $23.0 million and $68.1 million, respectively, for the three-month and nine-month periods ended September 30, 2001, an increase of $1.0 million and a decrease of $4.2 million, respectively, from the comparable prior year periods.

    Rental income for the three-month and nine-month periods ended
September 30, 2001 totaled $14.9 million and $45.7 million, respectively, a decrease of $0.6 million and $4.0 million, respectively, over the same periods in 2000. The three-month decrease is due to $1.5 million from reductions in lease revenue due to foreclosures, bankruptcies and restructurings. This decrease is offset by

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$0.3 million relating to contractual increases in rents that became effective in
2001 and $0.2 million relating to assets previously classified as owned and operated. The nine-month decrease is due to $3.8 million from reductions in lease revenue due to foreclosures, bankruptcies and restructurings, and $1.8 million from reduced investments resulting from the sale of assets in 2000. These decreases are offset by $0.9 million relating to contractual increases in rents that became effective in 2001 as defined under the related agreements and $0.2 million relating to assets previously classified as owned and operated.

    Mortgage interest income for the three-month and nine-month periods ended September 30, 2001 totaled $5.1 million and $16.3 million, respectively, decreasing $0.8 million and $1.5 million, respectively, from the same periods in 2000. The three-month decrease is due to reduced investments resulting from the payoff of mortgage notes. The nine-month decrease is due to reductions from foreclosures, bankruptcies and restructurings ($0.5 million) and reduced investments resulting from the payoffs of mortgage notes ($1.2 million). These decreases are partially offset by contractual increases in interest income that became effective in 2001 as defined under the related agreements.

    Nursing home revenues of owned and operated assets for the three-month and nine-month periods ended September 30, 2001 totaled $43.8 million and $133.6 million, respectively, decreasing $2.1 million and increasing
$10.2 million, respectively, over the same periods in 2000. The decrease for the three-month period is due to a decreased number of operated facilities versus the same three-month period in 2000 as a result of the closure of certain facilities and their reclassification to assets held for sale as well as the re-lease of three facilities during 2001 to a new operator. The increase in the nine-month period is primarily due to the inclusion of 30 facilities formerly operated by RainTree Healthcare Corporation for the full nine-month period ended September 30, 2001 versus seven months during the nine-month period ended September 30, 2000.

    Expenses for the three-month and nine-month periods ended September 30, 2001 totaled $67.4 million and $215.0 million, respectively, decreasing approximately $65.6 million and $38.0 million, respectively, over expenses of $133.0 million and $253.0 million for the three-month and nine-month periods ended
September 30, 2000.

    Nursing home expenses for owned and operated assets for the three-month period and nine-month periods ended September 30, 2001 decreased by $4.1 million and increased by $8.1 million, respectively, from $48.6 million and $126.4 million for same periods in 2000. The decrease in the three-month period is due to a decreased number of facilities versus the same three-month period in 2000 as a result of the closure of certain facilities and their reclassification to assets held for sale as well as the re-lease of three facilities during 2001 to a new operator. The increase in the nine-month period is primarily due to the inclusion of 30 facilities formerly operated by RainTree Healthcare Corporation for the full nine-month period ended September 30, 2001 versus seven months during the three-month period ended September 30, 2000.

    The provision for depreciation and amortization totaled $5.5 million and $16.6 million, respectively, during the three-month and nine-month periods ended September 30, 2001. This is a decrease of $0.1 million and $0.8 million, respectively, over the same periods in 2000. The decrease is primarily due to assets sold in 2000, lower depreciable values due to impairment charges on owned and operated properties and a reduction in the amortization of goodwill and non-compete agreements.

    Interest expense for the three-month and nine-month periods ended
September 30, 2001 was approximately $9.1 million and $28.0 million, compared with $9.8 million and $32.2 million, respectively, for the same periods in 2000. The decrease in 2001 is primarily due to lower average outstanding borrowings during the 2001 period, partially offset by slightly higher average interest rates due to increased rate spreads under our credit facilities versus last year.

    General and administrative expenses for the three-month and nine-month periods ended September 30, 2001 totaled $2.2 million and $7.7 million, respectively, as compared to $1.8 million and

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$4.6 million, respectively, for the same periods in 2000, an increase of
$0.4 million and $3.1 million. The increase is due primarily to consulting costs related to the efforts associated with the business objective of re-leasing our owned and operated assets, restructuring activities and other non-recurring expenses including executive recruiting fees.

    Legal expenses for the three-month and nine-month periods ended
September 30, 2001 totaled $1.1 million and $2.9 million, respectively, an increase of $0.7 million and $1.9 million, respectively, over the same periods in 2000. The increase is largely attributable to legal costs associated with the foreclosure of assets and other negotiations with our troubled operators as well as the defense of various lawsuits to which we are party.

    The nine-month period ended September 30, 2001 included a $10 million litigation settlement expense related to a suit brought against us by Karrington Health, Inc. which was recorded in the quarter ended June 30, 2001.

    Expenses for the nine-month period ended September 30, 2001 included a provision for impairment of $8.4 million. This provision was recorded to reduce the cost basis of assets recovered from a defaulting operator to their fair value less costs of disposal, since these assets are being marketed for sale. A provision for impairment of $54.3 million was recognized in the 2000 period, including $41.1 million related to foreclosure assets operated for our own account, $11.3 million related to assets held for sale and $1.9 million related to a leased asset doubtful of recovery.

    Charges totalling $0.7 million for provision for uncollectible accounts were taken during the nine-month period ended September 30, 2001 relating to write-off of rents due from and funds advanced to the defaulting operator. A provision for uncollectible accounts of $12.1 million was recognized in the 2000 periods, including a provision for loss on mortgages of $4.9 million and notes receivable of $7.2 million.

    Severance, moving and consulting agreement costs of $4.3 million were recorded in the three-month period ended September 30, 2001, in connection with our planned relocation to Maryland. The nine-month period ended September 30, 2001 also includes $0.5 million related to the termination of an employment contract with an officer of our company. Severance and consulting agreement costs of $4.7 million were recognized during the same period in 2000.

    We disposed of one healthcare facility during the three-month period ended September 30, 2001, resulting in a loss on sale of $1.5 million. The loss on sale of $0.9 million for the nine-month period ended September 30, 2001 includes the gain on sale of $0.6 million from the sale of three healthcare facilities. For the nine-month period ended September 30, 2000, a gain of $10.3 million was recognized on the disposal of real estate. The net gain was comprised of a $10.9 million gain on the sale of four facilities previously leased to Tenet Healthsystem Philadelphia, Inc., offset by a loss of $0.6 million on the sale of a healthcare facility.

    Funds from operations for the three-month and nine-month periods ended September 30, 2001 were $0.5 million and a deficit of $2.3 million, respectively, an increase of approximately $15.7 million and a decrease of $6.2 million, respectively, as compared to the deficit of $15.2 million and positive $3.9 million for the same periods in 2000 due to factors mentioned above. Diluted funds from operations amounts were a $3.1 million and $5.5 million, respectively, for the three-month and nine-month periods ended September 30, 2001, as compared to the deficit of $11.0 million and positive $10.2 million for the same period in 2000 due to factors mentioned above. Funds from operations is defined as net earnings available to common stockholders, excluding any gains or losses from debt restructuring and the effects of asset dispositions, plus depreciation and amortization associated with real estate investments. Diluted funds from operations is the lower of funds from operations and funds from operations adjusted for the assumed conversion of Series C Preferred Stock and Subordinated Convertible Debentures and the exercise of in-the-money stock options. We consider funds from operations to be one performance measure which is helpful to investors of real estate companies

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because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of our ability to incur and service debt, to make capital expenditures and to pay dividends to our stockholders. Funds from operations in and of itself does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative to net earnings as an indication of operating performance or to net cash flow from operating activities as determined by generally accepted accounting principles as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

    No provision for Federal income taxes has been made since we continue to qualify as a real estate investment trust under the provisions of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended.

RECENT DEVELOPMENTS

    MARINER AND PROFESSIONAL HEALTHCARE SETTLEMENT. We have entered into a comprehensive settlement with Mariner Post-Acute Network, Inc. resolving all outstanding issues relating to our loan to Professional Healthcare
Management Inc., a subsidiary of Mariner. Pursuant to the settlement, the Professional Healthcare loan is secured by a first mortgage on 12 skilled nursing facilities owned by Professional Healthcare with 1,668 operating beds. Professional Healthcare will remain obligated on the total outstanding loan balance as of January 18, 2000, the date Mariner filed for protection under Chapter 11 of the Bankruptcy Act, and is to pay us our accrued interest at a rate of approximately 11% for the period from the filing date until September 1, 2001. Monthly payments with interest at the rate of 11.57% per annum resumed October 1, 2001. The settlement agreement was approved by the United States Bankruptcy Court in Wilmington, Delaware on August 22, 2001, and became effective as of September 1, 2001.

    On February 1, 2001, four Michigan facilities, previously operated by Professional Healthcare and subject to our pre-petition mortgage, were transferred by Professional Healthcare to a new operator who paid for the facilities by execution of a promissory note that has been assigned to us. Professional Healthcare was given a $4.5 million credit on February 1, 2001 and an additional $3.5 million credit as of September 1, 2001, both against the Professional Healthcare loan balance in exchange for the assignment of the promissory note to us. The promissory note is secured by a first mortgage on the four facilities.

    Following the closing under the settlement agreement, the outstanding principal balance on the Professional Healthcare loan is approximately $59,700,000. The Professional Healthcare loan term will be ten years with Professional Healthcare having the option to extend for an additional ten years. Professional Healthcare will also have the option to prepay the Professional Healthcare loan between February 1, 2005 and July 31, 2005.

    OTHER OPERATORS. In Note 15 to our Form 10-K for the year ended December 31, 2000, we announced continuing discussions with several of our lessees to resolve payment issues, including Alterra Healthcare Corp., Lyric Healthcare LLC, Alden Management Services, Inc. and TLC Healthcare Inc.

    Alterra Healthcare Corp. has been making reduced payments of their monthly rent since March 2001. Monthly rent payments of $306,138 were not paid for March through June; $100,000 was paid in each of the July and August months; and $185,097 was paid each month from September through December. All shortfalls were funded from Alterra's security deposit. Accordingly, revenues were recognized on the full contractual rent of $306,138 per month. A term sheet has been executed with Alterra whereby we would take back two facilities, receive a fee of approximately $1.1 million, and monthly rent payments of $187,000 in 2002 increasing to $268,000 per month in 2003. However, final documentation of this agreement has not been completed. The total gross investment in the properties

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leased to Alterra is $34.1 million, including $6.2 million for the two facilities that are to be taken back. These two facilities will be leased to a new operator or marketed for sale.

    In November, 2001 we were informed by Integrated Health Services, Inc. that they were not intending to pay future rent and mortgage interest due. We hold three mortgages on properties owned by Integrated: a $37.5 million mortgage collateralized by seven facilities located in Florida and Texas; a $12 million mortgage, collateralized by two facilities located in Georgia; and a $4.9 million mortgage collateralized by one facility located in Florida. Annual contractual interest income on each of the mortgages is approximately
$3.96 million, $1.25 million and $0.55 million, respectively. We also have a lease with IHS for one property in the state of Washington, representing an investment of $10 million and annualized contractual revenue of $1.45 million. IHS rejected this lease on November 9, 2001.

    We are currently negotiating with IHS to reach a permanent restructuring agreement or to transition the facilities to a new operator or operators. Rent under the lease was paid for November, but no payments were made on the October mortgage interest due November 1. As of the date of this filing, no further payments have been made. Accordingly, no revenue was recorded for the mortgage for October and November.

    We entered into a forbearance agreement with Lyric Healthcare LLC through August 31, 2001, whereby the Company received $541,266 of the $860,000 monthly rent due under the Lyric leases through November 2001. On November 7, we were notified by Lyric that we would no longer be receiving payments. As of the date of this filing Lyric had not made their December rent payments to us. Revenue has been recorded as received since April 2001. We will continue to record revenue in this manner until a resolution with Lyric is finalized. Discussions are continuing with Lyric to reach a permanent restructuring agreement or to transition the facilities to a new operator or operators. Our original investment in the ten facilities covered under the lease is $95.4 million, with annual contractual rent of $10.3 million.

    On March 30, 2001, we announced that affiliates of Alden Management, Inc. were delinquent in paying their lease and escrow payments on the four facilities they lease from us. During the month of April, Alden resumed regularly scheduled lease payments to us, and began making payments on a schedule designed to bring their past due amounts current by August 2001. The facilities which Alden leases are located in the state of Illinois and derive approximately 90% of their revenues from Illinois Medicaid. Alden adhered to the schedule and was current with their rental payments to us through November. However, Alden has indicated to us that the State of Illinois has been behind in processing reimbursements under the Medicaid system.

    In April 2001 we were informed by TLC Healthcare, Inc. that it could no longer meet its payroll and other operating obligations. We had leases and mortgages with TLC representing eight properties with 1,049 beds and an initial investment of $27.5 million. As a result of this action, one facility in Texas with an initial investment of $2.5 million was leased to a new operator, Lamar Healthcare, Inc. and four properties in Illinois, Indiana and Ohio, with an initial investment of $13.5 million, were taken back and placed under management agreements with Atrium Living Centers and Nexion Health Management, Inc. and are now operated for our own account and classified as Owned and Operated Assets. The remaining three properties, located in Texas, were closed and are being marketed for sale. These three facilities are classified as Assets Held for Sale and have been reduced to their fair value, less cost of disposal. Amounts due from TLC that were not collected were written off as bad debt expense during 2001.

    In several instances we hold security deposits that can be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators seeking protection under Chapter 11 of the Bankruptcy Act.

    OFFICE RELOCATION. We are relocating our corporate offices effective as of January 1, 2002 and have entered into a lease of office space in Timonium, Maryland, a suburb of Baltimore. All of our current employees either have an employment agreement or are otherwise entitled to incentives if they remain employed with us in their current positions during the transitional period expected to be completed by January 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES


    At September 30, 2001, we had total assets of $911.3 million, stockholders' equity of $456.7 million, and long-term debt of $426.0 million, representing approximately 46.7% of total capitalization. In addition, as of September 30, 2001, we had an aggregate of $238.6 million of outstanding debt which matures in 2002, including $99.6 million of 6.95% Notes due June 2002 and $139 million on our two credit facilities maturing during 2002.


    On July 17, 2000, we replaced our $200 million unsecured revolving credit facility with a new $175 million secured revolving credit facility that expires on December 31, 2002. Borrowings under this facility bear interest based on the London Interbank Offered Rate, or LIBOR, plus a margin based on our consolidated debt/EBITDA ratio, which resulted in a weighted-average rate of 6.73% at September 30, 2001, and 10.00% at December 31, 2000. Borrowings under our prior credit facility bore interest at a weighted-average rate of 7.30% at December 31, 1999. Real estate investments with a gross book value of approximately
$240 million are pledged as collateral for this credit facility.


    On August 16, 2000, we replaced our $50 million secured revolving credit facility with a new $75 million secured revolving credit facility that expires on March 31, 2002 as to $10 million and June 30, 2005 as to $65 million. Borrowings under this facility bear interest based on LIBOR plus a margin based on our consolidated debt/EBITDA ratio, which resulted in a weighted average rate of 8.06% at September 30, 2001, and 9.77% at December 31, 2000. Borrowings under our prior credit facility bore interest at a weighted average rate of 8.44% at December 31, 1999. Real estate investments with a gross book value of approximately $90 million are pledged as collateral for this credit facility.



    The settlement of the lawsuit with Karrington Health, Inc. in August 2001 fixed the amount of expense associated with this claim against us at $10 million and was therefore recorded at June 30, 2001. The recognition of this non-recurring expense resulted in certain violations of financial covenants contained in the loan agreements relating to our revolving credit facilities. We previously obtained a waiver from the lenders under both credit facilities through September 14, 2001. The lenders under our $175 million secured credit facility extended their waiver through December 13, 2001, and the lenders under our $75 million secured credit facility extended their waiver through December 15, 2001. These covenant violations currently prevent us from drawing upon the remaining availability under both credit facilities.



    On December 21, 2001, we reached agreements with the bank groups under both of our revolving credit facilities. These agreements include modifications and/or waivers to certain financial covenants with which we were not in compliance. In addition, certain other financial covenants will be either modified or eliminated going forward. The effectiveness of these agreements is subject to the completion of the rights offering and private placement to Explorer.



    As part of the amendment regarding our $75 million revolving credit facility we prepaid $10 million originally scheduled to mature in March 2002. This voluntary prepayment results in a permanent reduction in the total commitment, thereby reducing the credit facility to $65 million.



    The agreement regarding our $175 million revolving credit facility includes a one-year extension in maturity from December 31, 2002 to December 31, 2003, and a reduction in the total commitment from $175 million to $160 million. Amounts up to $150 million may be drawn upon to repay the maturing 6.95% Notes due in June 2002.



    The effectiveness of these amendments as of the completion of the rights offering will reduce our outstanding debt maturing in 2002 to $97.5 million. Upon completion of the private placement and rights offering, we expect to have approximately $17.7 million available to draw upon under our revolving credit facilities.



    In prior years, we historically distributed to stockholders a large portion of the cash available from operations. Our historical policy has been to make distributions on common stock of approximately 80% of funds from operations, but on February 1, 2001, we announced the suspension of all common and preferred dividends. This action is intended to preserve cash to facilitate our ability to obtain financing to fund the 2002 debt maturities. Additionally, on March 30, 2001, we exercised our option to pay the accrued $4,666,667 Series C preferred stock dividend from November 15, 2000 and the associated waiver fee by issuing 48,420 Series C preferred shares to Explorer on April 2, 2001, which are convertible into 774,722 shares of our common stock at $6.25 per share.



    Cash dividends paid totaled $0.25 per common share and $0.75 per common share for the three-month and nine-month periods ended September 30, 2000, respectively. No common dividends were paid during 2001 nor during the second quarter of 2000. Cash dividends paid totaled $1.00 per common share for 2000, compared with $2.80 per common share for the year ended December 31, 1999. The dividend payout ratio, that is the ratio of per common share amounts for dividends paid to the diluted per common share amounts of funds from operations, was approximately 238% for 2000 and 84.3% for 1999. Excluding the provision for loss on mortgages and notes receivable and severance and consulting agreement costs, the dividend payout ratio for 2000 was approximately 73.0%.


    We do not know when or if we will resume dividend payments on our common stock or, if resumed, what the amount or timing of any dividend will be. We do not anticipate paying dividends on any class of capital stock at least until our $108 million of debt maturing in the first half of 2002 has been repaid and, in any event, all accrued and unpaid dividends on our Series A, B and C preferred stock must be paid in full before dividends on our common stock can be resumed. We have made sufficient distributions to satisfy the distribution requirements under the REIT rules to maintain our REIT status for 2000 and expect to satisfy the requirements under the REIT rules for 2001.


    On March 30, 2001 our Board of Directors approved payment of the accrued Series C dividend from November 15, 2000 and the associated waiver fee by issuing 48,420 shares of Series C preferred stock to Explorer on April 2, 2001. Dividends paid in stock to a specific class of stockholders, such as our payment of our Series C preferred stock in April 2001, constitute dividends eligible for the 2001 dividends paid deduction. Additionally, and as specifically authorized by the Internal Revenue Code, dividends declared by September 15, 2002 and paid by December 31, 2002 may be elected to be treated as a distribution of 2001 taxable income.


    The table below sets forth information regarding arrearages in payment of preferred stock dividends:

                                                                ANNUAL      ARREARAGE AS OF
                                                             DIVIDEND PER    SEPTEMBER 30,
                      TITLE OF CLASS                            SHARE            2001
                      --------------                         ------------   ---------------
9.25% Series A Cumulative Preferred Stock..................    $ 2.3125       $ 3,989,063
8.625% Series B Cumulative Preferred Stock.................    $ 2.1563         3,234,375
Series C Convertible Preferred Stock.......................    $10.0000         7,660,493
                                                                              -----------
    Total..................................................                   $14,883,931
                                                                              ===========

    We have entered into an investment agreement with Explorer under which Explorer has committed to purchase, on the closing of the rights offering, at the same price per share available in the rights offering, shares of our stock. The shares that Explorer has committed to purchase represent its pro rata portion of the $50 million in additional capital we are seeking to raise, plus an additional amount equal to the aggregate subscription price for the shares that are not subscribed for in the rights offering. As a result of Explorer's commitment, we are assured of receiving a total of $50 million in gross proceeds from the rights offering and Explorer's investment assuming they are both completed.


    Assuming we complete the rights offering and Explorer's investment and the amendments to our credit facilities become effective, management believes our liquidity and various sources of available capital, including funds from operations and expected proceeds from planned asset sales, are adequate to finance operations, meet recurring debt service requirements including our 2002 debt maturities and fund future investments through the next 12 months. As a result of the ongoing financial challenges facing long-term care operators, the availability of the external capital sources historically used by us has become extremely limited and expensive. Therefore, if the rights offering and Explorer investment are not completed, we could not assure you that we would be able to replace or extend our debt maturing in 2002, or that any refinancing or replacement financing would be on terms favorable to us. There also can be no assurance that we will be able to complete the rights offering and Explorer investment as planned, and in such event our agreements with the lenders under our credit facilities would not become effective. If we were unable to refinance this debt or other indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms, which might result in losses to us and might adversely affect the cash available for distribution to stockholders, or to pursue additional dilutive equity financing. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, our interest expense would increase, which might affect our ability to make distributions to our stockholders.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    We are exposed to various market risks, including the potential loss arising from adverse changes in interest rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes, but we seek to mitigate the effects of fluctuations in interest rates by matching the term of new investments with new long-term fixed rate borrowing to the extent possible.

    The market value of our long-term fixed rate borrowings and mortgages are subject to interest rate risks. Generally, the market value of fixed rate financial instruments will decrease as interest rates rise and increase as interest rates fall. The estimated fair value of our total long-term borrowings at September 30, 2001 was $396 million. A one percent increase in interest rates would result in a decrease in the fair value of long-term borrowings by approximately $5.3 million.

    We are subject to risks associated with debt or preferred equity financing, including the risk that existing indebtedness may not be refinanced or that the terms of such refinancing may not be as favorable as the terms of current indebtedness. If we were unable to refinance our 2002 debt maturities or other indebtedness on acceptable terms, we might be forced to dispose of properties on disadvantageous terms, which might result in losses to us and might adversely affect the cash available for distribution to stockholders, or to pursue dilutive equity financing. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, our interest expense would increase, which might affect our ability to make distributions to our stockholders.


    We utilize interest rate swaps to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At September 30, 2001, we had two interest rate swaps with notional amounts of $32 million each, based on 30-day LIBOR. Under the first $32 million agreement, we receive payments when LIBOR interest rates exceed 6.35% and pay the counterparties when LIBOR rates are under 6.35%. The amounts exchanged are based on the notional amounts. The $32 million agreement expires in December 2002.


    Under the terms of the second agreement, which expires in December 2002, we receive payments when LIBOR rates exceed 4.89% and pay the counterparties when LIBOR rates are under 4.89%. The combined fair value of the interest rate swaps at September 30, 2001 was a deficit of $2,006,297.

                                    BUSINESS

OVERVIEW

    We were incorporated in the State of Maryland on March 31, 1992. We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of debt or equity securities, the assumption of secured indebtedness, or a combination of these methods. We also finance acquisitions through the exchange of properties or the issuance of shares of our capital stock when the transactions otherwise satisfy our investment criteria.

    As of September 30, 2001, our portfolio of domestic investments consisted of 246 healthcare facilities, located in 29 states and operated by 32 third-party operators. Our gross investments in these facilities totaled $887.2 million at September 30, 2001. This portfolio is made up of:

    - 129 long-term healthcare facilities and two rehabilitation hospitals owned and leased to third parties;

    - fixed rate, participating and convertible participating mortgages on 55 long-term healthcare facilities; and

    - 48 long-term healthcare facilities that were recovered from customers and are currently operated through third-party management contracts for our own account.

    In addition, we have 12 facilities subject to third-party leasehold interests. We also hold miscellaneous investments and closed healthcare facilities held for sale of approximately $55.2 million at September 30, 2001, including $22.3 million related to two non-healthcare facilities leased by the United States Postal Service, a $7.7 million investment in Omega Worldwide, Principal Healthcare Finance Limited, and Principal Healthcare Finance Trust, and $14.3 million of notes receivable.

    Approximately 73.7% of our real estate investments were operated by seven public companies, including Sun Healthcare Group, Inc. (24.6%), Integrated Health Services, Inc. (18.1%, including 10.7% as the manager for and 50% owner of Lyric Health Care LLC), Advocat Inc. (12.0%), Mariner Post-Acute
Network, Inc. (6.7%), Kindred Healthcare, Inc. (formerly known as Vencor Operating, Inc.) (5.7%), Alterra Healthcare Corporation (3.8%) and Genesis Health Ventures, Inc. (2.8%). Kindred and Genesis manage facilities for our own account, including "owned and operated" assets. The two largest private operators represent 3.5% and 2.5%, respectively, of our investments. No other operator represents more than 2.5% of our investments.

    The following tables summarize our net revenues and real estate assets by asset category for 2000, 1999 and 1998, setting forth the effect of the results of operations of property recovered as a result of foreclosure and settlements with troubled operators that are held for sale or operated on an interim basis for our own account until such time as the properties are sold or re-leased. Historical information for 1999 and 1998 is reclassified, for comparative purposes, to the presentation for 2000.

                         NET REVENUES BY ASSET CATEGORY
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Core Assets:
  Lease Rental Income.......................................  $67,308    $ 76,389   $ 72,072
  Mortgage Interest Income..................................   24,126      36,369     30,399
                                                              -------    --------   --------
      Total Core Asset Revenues.............................   91,434     112,758    102,471
Owned and Operated Assets Net Revenue (Loss)................   (3,416)      1,050         --
Other Asset Revenue.........................................    6,594       6,814      5,971
Miscellaneous Income........................................    2,206       2,334        872
                                                              -------    --------   --------
      Total Net Revenue.....................................  $96,818    $122,956   $109,314
                                                              =======    ========   ========

                      REAL ESTATE ASSETS BY ASSET CATEGORY
                                 (IN THOUSANDS)

                                                                     AS OF DECEMBER 31,
                                                             ----------------------------------
                                                               2000        1999         1998
                                                             --------   ----------   ----------
Core Assets:
  Leased Assets............................................  $579,941   $  686,105   $  643,378
  Mortgaged Assets.........................................   206,710      213,617      340,455
                                                             --------   ----------   ----------
      Total Core Assets....................................   786,651      899,722      983,833
Owned and Operated and Held for Sale Assets................   134,614       97,216       35,289
Other Assets...............................................    53,242       75,460       41,753
                                                             --------   ----------   ----------
Total Real Estate Assets...................................  $974,507   $1,072,398   $1,060,875
                                                             ========   ==========   ==========

INVESTMENT STRATEGIES


    INVESTMENT POLICIES. We maintain a diversified portfolio of long-term healthcare facilities and mortgages on healthcare facilities located in the United States. In making investments, we generally have focused on established, creditworthy, middle-market healthcare operators that meet our standards for quality and experience of management. We have sought to diversify our investments in terms of geographic locations, operators and facility types. As a consequence of our current financial condition and upcoming debt maturities, we have not recently made investments and do not intend to make investments unless and until we address our $98 million of debt maturing in the first half of 2002.


    In evaluating potential investments, we consider such factors as:

    - the quality and experience of management and the credit worthiness of the operator of the facility;

    - the facility's historical, current and forecasted cash flow and its adequacy to meet operational needs, capital expenditures and lease or debt service obligations, providing a competitive return on investment to us;

    - the construction quality, condition and design of the facility;

    - the geographic area and type of facility;

    - the tax, growth, regulatory and reimbursement environment of the community in which the facility is located;

    - the occupancy and demand for similar healthcare facilities in the same or nearby communities; and

    - the payor mix of private, Medicare and Medicaid patients.

    One of our fundamental investment strategies is to obtain contractual rent escalations under long-term, non-cancelable, "triple-net" leases and revenue participation through participating mortgage loans, and to obtain substantial liquidity deposits. Additional security is typically provided by covenants regarding minimum working capital and net worth, liens on accounts receivable and other operating assets, and various provisions for cross-default, cross-collateralization and corporate/personal guarantees, when appropriate.

    We prefer to invest in equity ownership of properties. Due to regulatory, tax or other considerations, we sometimes pursue alternative investment structures, including convertible participating and participating mortgages, that achieve returns comparable to equity investments. The following summarizes the four primary investment structures currently used by us. Average annualized yields reflect existing contractual arrangements and an estimate of restructured arrangements for one of our troubled operators. However, in view of the ongoing financial challenges in the long-term care industry, we cannot assure you that the operators of our facilities will meet their payment obligations in full or when due. Certain operators have recently indicated to us that they intend to delay or reduce the payment of their contractual obligations to us, and therefore the annualized yields as of January 1, 2001 set forth below are not necessarily indicative of or a forecast of actual yields, which may be lower.

       PURCHASE/LEASEBACK. In a Purchase/Leaseback transaction, we purchase the property from the operator and lease it back to the operator over terms ranging from 8 to 17 years, plus renewal options. The leases originated by us generally provide for minimum annual rentals which are subject to annual formula increases based upon such factors as increases in the consumer price index, or CPI, or increases in the revenue streams generated by the underlying properties, with certain fixed minimum and maximum levels. Generally, the operator holds an option to repurchase the property at set dates at prices based on specified formulas. The average annualized yield from leases was 11.19% at January 1, 2001.

       CONVERTIBLE PARTICIPATING MORTGAGE. Convertible participating mortgages are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Interest rates are usually subject to annual increases based upon increases in the consumer price index or increases in the revenues generated by the underlying long-term care facilities, with certain maximum limits. Convertible participating mortgages afford us the option to convert our mortgage into direct ownership of the property, generally at a point six to nine years from inception. If we exercise our purchase option, we are obligated to lease the property back to the operator for the balance of the originally agreed term and for the originally agreed participations in revenues or consumer price index adjustments. This allows us to capture a portion of the potential appreciation in value of the real estate. The operator has the right to buy out our option at prices based on specified formulas. The average annualized yield on these mortgages was approximately 12.99% at January 1, 2001.

       PARTICIPATING MORTGAGE. Participating mortgages are similar to convertible participating mortgages except that we do not have a purchase option. Interest rates are usually subject to annual increases based upon increases in the consumer price index or increases in revenues of the underlying long-term care facilities, with certain maximum limits. The average annualized yield on these investments was approximately 13.26% at January 1, 2001.

       FIXED-RATE MORTGAGE. These mortgages have a fixed interest rate for the mortgage term and are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. The average annualized yield on these investments was 11.20% at January 1, 2001.

    The following table identifies the years of expiration of the payment obligations due to us under existing contractual obligations as of January 1, 2001, or in the case of one of our troubled operators, under an estimated restructured arrangement. This information is provided solely to indicate the scheduled expiration of payment obligations due to us, and is not a forecast of expected revenues.

                                                                      MORTGAGE
                                                             RENT     INTEREST    TOTAL        %
                                                           --------   --------   --------   --------
                                                                        (IN THOUSANDS)
2001.....................................................  $    --    $ 1,746    $ 1,746       1.92%
2002.....................................................      215         15        230       0.25
2003.....................................................    1,128      4,049      5,177       5.69
2004.....................................................    1,263        572      1,835       2.02
2005.....................................................      805        588      1,393       1.53
Thereafter...............................................   61,476     19,117     80,593      88.59
                                                           -------    -------    -------     ------
      Total..............................................  $64,887    $26,087    $90,974     100.00%
                                                           =======    =======    =======     ======

    BORROWING POLICIES. We may incur additional indebtedness and have historically sought to maintain a long-term debt-to-total capitalization ratio in the range of 40% to 50%. Total capitalization is total stockholders equity plus long-term debt. We intend to review periodically our policy with respect to our debt-to-total capitalization ratio and to modify the policy as our management deems prudent in light of prevailing market conditions. Our strategy generally has been to match the maturity of our indebtedness with the maturity of our investment assets, and to employ long-term, fixed-rate debt to the extent practicable in view of market conditions in existence from time to time.

    We may use proceeds of any additional indebtedness to provide permanent financing for investments in additional healthcare facilities. We may obtain either secured or unsecured indebtedness, and may obtain indebtedness which may be convertible into capital stock or be accompanied by warrants to purchase capital stock. Where debt financing is present on terms deemed favorable, we generally may invest in properties subject to existing loans, secured by mortgages, deeds of trust or similar liens on properties.

    Industry turmoil and continuing adverse economic conditions have caused the terms on which we can obtain additional borrowings to become unfavorable. If we need capital to repay indebtedness as it matures, we may be required to liquidate investments in properties at times which may not permit realization of the maximum recovery on these investments. This also could result in adverse tax consequences to us. We may also be required to issue additional equity interests in our company, which could dilute your investment in our company.

    FEDERAL INCOME TAX CONSIDERATIONS. We intend to make and manage our investments, including the sale or disposition of property or other investments, and to operate in such a manner as to qualify as a REIT under the Internal Revenue Code, unless, because of changes in circumstances or changes in the Internal Revenue Code, our Board of Directors determines that it is no longer in our best interest to qualify as a REIT. As a REIT, we generally will not pay federal income taxes on the portion of our income which is distributed to stockholders, See "Material United States Federal Income Tax Considerations."

SECURITIES OR INTEREST IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES.

    In November 1997, we formed Omega Worldwide, Inc., a company which provides asset management services and management advisory services, as well as equity and debt capital to the healthcare industry, particularly residential healthcare services to the elderly. On April 2, 1998, we contributed substantially all of our assets in Principal Healthcare Finance Limited, an Isle of Jersey (United Kingdom) company, to Omega Worldwide in exchange for approximately 8.5 million shares of Omega Worldwide common stock and 260,000 shares of Series B preferred stock. Of the 8,500,000 shares of Omega Worldwide common stock we received, approximately 5,200,000 were distributed on April 2, 1998 to our stockholders, and we sold 2,300,000 shares on April 3, 1998. As of September 30, 2001, the carrying value of our investment in Omega Worldwide is $4.9 million represented by 1,163,000 shares of common stock and 260,000 shares of preferred stock. We also have entered into a services agreement with Omega Worldwide which provides for an allocation of the indirect costs incurred by us to Omega Worldwide. See "Affiliate Relationships and Transactions." We also hold a $1.6 million investment in Principal Healthcare Finance Limited and a $1.3 million investment in the Principal Healthcare Finance Trust, an Australian Unit Trust.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    If our Board of Directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the

Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

    In the event that our Board of Directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property. In July 2000, we issued shares of our Series C Convertible Preferred Stock to Explorer in exchange for an investment of $100.0 million.

    Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the asset. Such indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates. On July 17, 2000, we replaced our prior $200.00 million unsecured revolving credit facility with a new $175.0 million secured credit facility that expires on December 31, 2002. On August 16, 2000 we replaced our $50.0 million secured revolving credit facility with a new $75.0 million secured revolving credit facility that expires on March 31, 2002 as to $10.0 million and June 30, 2005 as to $65.0 million.


    On December 21, 2001, we reached agreements with the bank groups under both of our revolving credit facilities. These agreements include modifications and/or waivers to certain financial covenants with which we were not in compliance. In addition, certain other financial covenants will be either modified or eliminated going forward. The effectiveness of these agreements is subject to the completion of the rights offering and private placement to Explorer.



    As part of the amendment regarding our $75 million revolving credit facility we prepaid $10 million originally scheduled to mature in March 2002. This voluntary prepayment results in a permanent reduction in the total commitment, thereby reducing the credit facility to $65 million.



    The agreement regarding our $175 million revolving credit facility includes a one-year extension in maturity from December 31, 2002 to December 31, 2003, and a reduction in the total commitment from $175 million to $160 million. Amounts up to $150 millin may be drawn upon to repay the maturing 6.95% Notes due in June 2002.



    The effectiveness of these amendments as of the completion of the rights offering will reduce our oustanding debt maturing in 2002 to $97.5 million. Upon completion of the private placement and rights offering, we expect to have approximately $17.7 million available to draw upon under our revolving credit facilities.



    Explorer has approved the amendments, and therefore the effectiveness of the amendments will satisfy the conditions to the rights offering and Explorer investment related to our credit facilities. See "The Rights Offering--Closing Conditions."


    We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. Similarly, we may offer additional interests in our operating partnership that are exchangeable into common shares or, at our option, cash, in exchange for property. We also may make loans to our subsidiaries.

    Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITS, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

    We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

    We make annual and quarterly reports to our stockholders pursuant to the requirements of the Exchange Act on Forms 10-K and 10-Q. We may elect to deliver other forms of reports to stockholders from time to time.

    Our officers and directors may change any of these policies without a vote of our stockholders.

    In the opinion of our management, our properties are adequately covered by insurance.

PROPERTIES

    At September 30, 2001, our real estate investments include long-term care facilities and rehabilitation hospital investments, either in the form of purchased facilities which are leased to operators, mortgages on facilities which are operated by the mortgagors or their affiliates and facilities owned and operated for our account, including facilities subject to leasehold interests. The facilities are located in 29 states and are operated by 32 unaffiliated operators. The following table summarizes our property investments as of September 30, 2001:

                                                                                                GROSS
                                                    NO. OF       NO. OF       OCCUPANCY       INVESTMENT
INVESTMENT STRUCTURE/OPERATOR                     BEDS/UNITS   FACILITIES   PERCENTAGE(1)   (IN THOUSANDS)
-----------------------------                     ----------   ----------   -------------   --------------
PURCHASE/LEASEBACK
  Sun Healthcare Group, Inc.....................     5,408          50           88            $218,985
  Integrated Health Services, Inc...............     1,573          11           81             105,400
  Advocat, Inc..................................     3,055          29           78              89,647
  Alterra Healthcare Corporation................      361*          10           75              34,085
  Alden Management Services, Inc................       868           4           62              31,306
  Roncalli Health Center........................       312           3           95              22,163
  USA Healthcare, Inc...........................       668           8           76              17,213
  Washington N&R, LLC...........................       286           2           87              12,152
  Peak Medical of Idaho, Inc....................       224           2           76              10,500
  HQM of Floyd County, Inc......................       283           3           96              10,250
  Safe Harbor Florida Healthcare Properties,
    Inc.........................................       300           1           85               8,151
  Liberty Assisted Living Centers, LP...........       120           1           88               5,995
  Meadowbrook Healthcare of N.C.................       192           2           75               5,561
  Eldorado Care Center, Inc. & Magnolia
    Manor, Inc..................................       167           2           59               5,100
  Lamar Healthcare, Inc.........................       102           1           49               2,540
  Kansas & Missouri, Inc........................       102           1           75               2,500
  Lakeland Diversified..........................       118           1           62                  80
                                                    ------         ---           --            --------
                                                    14,139         131           81             581,628
OWNED AND OPERATED ASSETS--FEE
  Kindred Healthcare, Inc.......................     1,436          14           80              48,495
  Genesis Health Ventures, Inc..................       767           7           86              25,062
  Atrium Living Centers, Inc....................     1,049          22           78              21,721
  Pinon Management, Inc.........................       181           3           85              14,287
  Nexion Health Management, Inc.................       197           2           81               6,437
                                                    ------         ---           --            --------
                                                     3,630          48           81             116,002
OWNED AND OPERATED ASSETS--LEASEHOLD INTEREST
  Kindred Healthcare, Inc.......................       896          10           69               1,761
  Pinon Management, Inc.........................       175           2           72                 358
                                                    ------         ---           --            --------
                                                     1,071          12           70               2,119

                                                                                                GROSS
                                                    NO. OF       NO. OF       OCCUPANCY       INVESTMENT
INVESTMENT STRUCTURE/OPERATOR                     BEDS/UNITS   FACILITIES   PERCENTAGE(1)   (IN THOUSANDS)
-----------------------------                     ----------   ----------   -------------   --------------
CONVERTIBLE PARTICIPATING MORTGAGES
  Senior Care Properties, Inc...................       150           2           59               6,184
  Integrated Health Services, Inc...............       180           1           62               4,903
                                                    ------         ---           --            --------
                                                       330           3           60              11,087
PARTICIPATING MORTGAGES
  Mariner Post-Acute Network, Inc...............     1,679          12           90              59,688
  Integrated Health Services, Inc...............     1,144           9           91              49,500
  Midtown Real Estate Company, LLC..............       552           4           61               8,900
  Advocat, Inc..................................       120           1           57               2,000
                                                    ------         ---           --            --------
                                                     3,495          26           84             102,088
FIXED RATE MORTGAGES
  Essex Healthcare Corporation..................       633           6           70              15,821
  Advocat, Inc..................................       423           4           73              14,785
  Parthenon Healthcare, Inc.....................       300           2           83              11,003
  Texas Health Enterprises/HEA Mgmt. Group,
    Inc.........................................       594           4           57               5,557
  Tiffany Care Centers, Inc.....................       319           5           79               4,892
  Covenant Care, Inc............................       150           1           50               1,922
  Rocky Mountain Health Care....................       100           1           50               1,851
  BNS, Inc......................................        80           1           93               1,515
  Integrated Health Services, Inc...............       164           2           84               1,080
                                                    ------         ---           --            --------
                                                     2,763          26           70              58,426
                                                    ------         ---           --            --------
      Total.....................................    25,428         246           80            $889,350
                                                    ======         ===           ==            ========

------------------------
(1) Generally represents data for the twelve-month period ending June 30, 2001.

* Represents Assisted Living Units. Occupancy percentage for these facilities excludes 216 units that are in fill-up.

    The following table presents the concentration of our facilities by state as of September 30, 2001:

                                                   NUMBER                         TOTAL           % OF
                                                     OF           TOTAL         INVESTMENT       TOTAL
                                                 FACILITIES   BEDS/UNITS(1)   (IN THOUSANDS)   INVESTMENT
                                                 ----------   -------------   --------------   ----------
Florida........................................       29           3,439         $142,544         16.0%
California.....................................       19           1,545           66,922          7.5
Illinois.......................................       13           1,732           66,386          7.5
Ohio...........................................       11           1,282           55,887          6.3
Michigan.......................................       13           1,784           50,909          5.7
Texas..........................................       16           1,976           50,273          5.7
North Carolina.................................       10           1,346           45,950          5.2
Indiana........................................       32           1,806           41,105          4.6
Arkansas.......................................       12           1,281           39,325          4.4
Alabama........................................       12           1,431           36,362          4.1
Massachusetts..................................        7             772           33,153          3.7
West Virginia..................................        7             734           30,579          3.4
Kentucky.......................................        7             757           26,963          3.0
Connecticut....................................        4             442           22,373          2.5
Washington.....................................        3             354           21,574          2.4
Tennessee......................................        6             636           21,553          2.4
Iowa...........................................       10             898           20,650          2.3
Pennsylvania...................................        2             413           19,900          2.2
Arizona........................................        8             894           18,150          2.0
Colorado.......................................        6             393           17,228          1.9
Missouri.......................................        7             605           17,044          1.9

                                                   NUMBER                         TOTAL           % OF
                                                     OF           TOTAL         INVESTMENT       TOTAL
                                                 FACILITIES   BEDS/UNITS(1)   (IN THOUSANDS)   INVESTMENT
                                                 ----------   -------------   --------------   ----------
Georgia........................................        2             304           12,000          1.4
Idaho..........................................        3             264           11,100          1.3
Kansas.........................................        2             136            5,919          0.7
New Hampshire..................................        1              68            5,800          0.7
Louisiana......................................        1             131            4,603          0.5
Oklahoma.......................................        1              32            3,178          0.4
Utah...........................................        1             100            1,851          0.2
Nevada.........................................        1              73               71           --
                                                     ---          ------         --------         ----
    Total......................................      246          25,428         $889,350          100%
                                                     ===          ======         ========         ====

------------------------
(1) Beds include a total of 361 assisted living units.

    Our core portfolio consists of long-term lease and mortgage agreements. However, there are risks associated with this segment. See "Risks Related to Our Company."

    Our leased real estate properties are leased under provisions of master leases with initial terms typically ranging from 10 to 16 years, plus renewal options. Substantially all of the master leases provide for minimum annual rentals which are subject to annual increases based upon increases in the Consumer Price Index or increases in revenues of the underlying properties, with certain limits. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

    Our owned and operated facilities, like those of our lessees and mortgagees, are subject to government regulation and derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs. See "Risks Related to Our Company."

    Our owned and operated facilities are managed by independent third parties under management contracts. These managers are responsible for the day-to-day operation of the facilities, including, among other things, patient care, staffing, billing and collection of patient accounts and facility-level financial reporting. For their services, the managers are paid a management fee, typically based on a percentage of nursing home revenues.

    As a consequence of the financial difficulties encountered by a number of our operators, we have recovered various long-term care assets pledged as collateral for the operators' obligations either in connection with a restructuring or settlement with certain operators or pursuant to foreclosure proceedings. Under normal circumstances, we would seek to re-lease or otherwise dispose of such assets as promptly as practicable. When we adopt a plan to sell a property, the property is classified as Assets Held for Sale. However, a number of companies are actively marketing portfolios of similar assets and, in light of the current conditions in the long-term care industry generally, it has become more difficult both to sell such properties and for potential buyers to obtain financing to acquire such properties.

    As of the date of this report, there are eight properties in assets held for sale, representing a total investment, net of impairment of $7.1 million. Of these eight properties, three are under contract for sale. However, no assurance can be given that the sales will be realized, as there are financing and other contingencies on these contracts.

COMPETITION

    We compete for additional healthcare facility investments with other healthcare investors, including other real estate investment trusts. The operators of the facilities compete with other regional or local nursing care facilities for the support of the medical community, including physicians and acute care hospitals, as well as the general public. Some significant competitive factors for the placing of patients in skilled and intermediate care nursing facilities include quality of care, reputation, physical appearance of the facilities, services offered, family preferences, physician services and price.

EMPLOYEES

    As of September 30, 2001, we had 29 full-time employees and 5 part-time employees. On October 9, 2001, we announced that we are relocating our corporate offices effective as of January 1, 2002 to Timonium, Maryland, a suburb of Baltimore. All of our current employees either have an employment agreement or are otherwise entitled to incentives if they remain employed with us in their current positions during the transitional period, which is expected to be completed by January 31, 2002.

LEGAL PROCEEDINGS

    We are subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, we believe that the outcome of each lawsuit claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.


    On June 21, 2000, we were named as a defendant in certain litigation brought against us by Madison/OHI Liquidity Investors, LLC, a customer that claims that we have breached and/or anticipatorily breached a commercial contract.
Ronald M. Dickerman and Bryan Gordon are partners in Madison and limited guarantors of Madison's obligations to us. Madison claims damages as a result of the alleged breach of approximately $700,000. Madison seeks damages as a result of the claimed anticipatory breach in the amount of $15 million or, in the alternative, Madison seeks specific performance of the contract as modified by a course of conduct that Madison alleges developed between Madison and us. We contend that Madison is in default under the contract in question. We believe that the litigation is meritless. We continue to vigorously defend the case and have filed counterclaims against Madison and the guarantors, seeking repayment of approximately $9.4 million, excluding default interest, that Madison owes us. The trial in this matter is currently set for February 2002.


    On December 29, 1998, Karrington Health, Inc. brought suit against us in the Franklin County, Ohio, Common Pleas Court (subsequently removed to the U.S. District Court for the Southern District of Ohio, Eastern Division) alleging that we repudiated and ultimately breached a financing contract to provide
$95 million of financing for the development of 13 assisted living facilities. Karrington was seeking recovery of approximately $34 million in damages it alleged to have incurred as a result of the breach. On August 13, 2001, we paid Karrington $10 million to settle all claims arising from the suit, but without our admission of any liability or fault, which liability is expressly denied. Based on the settlement, the suit has been dismissed with prejudice. The settlement was recorded in the quarter ended June 30, 2001.

                                   MANAGEMENT

    Under the terms of our Articles of Restatement, our Board of Directors is classified into three classes. Each class of directors serves for a terms of three years, with one class being elected each year. As of the date of this prospectus, there are nine directors, with three directors in each class.

    Our directors and executive officers are listed below.


                                                                                        TERM AS DIRECTOR
NAME                                          AGE                 POSITION                  EXPIRES
----                                        --------              --------              ----------------
C. Taylor Pickett.........................     40      Chief Executive Officer                  --
Daniel J. Booth...........................     38      Chief Operating Officer                  --
R. Lee Crabill, Jr........................     48      Vice-President of Operations             --
Robert O. Stephenson......................     38      Chief Financial Officer                  --
Daniel A. Decker(1).......................     49      Director, Chairman of the Board        2002
Thomas W. Erickson(1).....................     50      Director                               2002
Thomas F. Franke..........................     72      Director                               2003
Harold J. Kloosterman.....................     59      Director                               2003
Bernard J. Korman.........................     70      Director                               2003
Edward Lowenthal..........................     57      Director                               2004
Christopher W. Mahowald(1)................     40      Director                               2004
Donald J. McNamara(1).....................     48      Director                               2002
Stephen D. Plavin(2)......................     42      Director                               2004


------------------------

(1) Designated by Explorer pursuant to our stockholders agreement with Explorer.

(2) Independent Director designated pursuant to our stockholders agreement with Explorer.

    C. TAYLOR PICKETT is the Chief Executive Officer and has served in this capacity since June 12, 2001. Prior to joining our company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services. He also served as Executive Vice President of mergers and acquisitions from May 1997 to December 1997 of Integrated Health Services. Prior to his roles as Chief Financial Officer and Executive Vice President of mergers and acquisitions, Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.

    DANIEL J. BOOTH is the Chief Operating Officer and has served in this capacity since October 15, 2001. Prior to joining our company, Mr. Booth served as a member of Integrated Health Services, Inc.'s management team since 1995, most recently serving as Senior Vice President, Finance. Prior to joining Integrated Health Services, Mr. Booth was Vice President in the Healthcare Lending Division of Maryland National Bank (now Bank America).

    R. LEE CRABILL, JR. is the Senior Vice-President of Operations of our company and has served in this capacity since July 30, 2001. Mr. Crabill served as a Senior Vice-President of Operations at Mariner Post-Acute Network from 1997 through 2000. Prior to that, he served as an Executive Vice-President of Operations at Beverly Enterprises.

    ROBERT O. STEPHENSON is the Chief Financial Officer and has served in this capacity since August 1, 2001. Prior to joining our company, Mr. Stephenson served for five years from 1996 to July 1, 2001 as the Senior Vice President and Treasurer of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services. Prior to Integrated Health Services, Mr. Stephenson served in management roles at CSX Intermodal, Martin Marietta Corporation and Electronic Data Systems.

    DANIEL A. DECKER is Chairman of the Board and has served in this capacity since July 17, 2000. Mr. Decker also served as Executive Chairman from
March 2001 until June 12, 2001 when Mr. Pickett joined us as Chief Executive Officer. Mr. Decker has been an officer of The Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, since 1990. Mr. Decker has previously served as a director of various other public companies, including Bristol Hotel Company (NYSE), Wyndham Hotel Company (NYSE), Malibu Entertainment International Inc., and the Forum Group (NASDAQ).

    THOMAS W. ERICKSON is a Director and has served in this capacity since July 17, 2000. Mr. Erickson served as our Interim Chief Executive Officer from October 1, 2000 until June 12, 2001. Mr. Erickson has served as President and Chief Executive Officer of CareSelect Group, Inc., an operator of physician clinics, since 1994 and ECG Ventures, Inc., a healthcare venture capital firm, since 1987.

    THOMAS F. FRANKE is a Director and has served in this capacity since
March 31, 1992. Mr. Franke is Chairman and principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids and Ann Arbor, Michigan. He is also the principal owner of private healthcare firms operating in the United States and the United Kingdom and is a principal owner of a private hotel firm in the United Kingdom. Mr. Franke is a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.

    HAROLD J. KLOOSTERMAN is a Director and has served in this capacity since September 1, 1992. Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985. He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area.
Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992. Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc.

    BERNARD J. KORMAN is a Director and has served in this capacity since October 19, 1993. Mr. Korman is Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, since December 1995. He formerly was President, Chief Executive Officer and Director of MEDIQ Incorporated (health care services) from 1977 to 1995. Mr. Korman also is a director of the following public companies: The New America High Income
Fund, Inc. (financial services), The Pep Boys, Inc. (auto supplies), Kramont Realty Trust (real estate investment trust), NutraMax Products, Inc. (consumer health care products), and Omega Worldwide, Inc.

    EDWARD LOWENTHAL is a Director and has served in this capacity since October 17, 1995. Mr. Lowenthal is President and Chief Executive Officer of Wellsford Real Properties, Inc. (AMEX:WRP), a real estate Merchant bank since 1997, and was President of the predecessor of Wellsford Real Properties, Inc. since 1986. Mr. Lowenthal also serves as a director of United American Energy Corporation (a developer, owner and operator of energy facilities), Corporate Renaissance Group, Inc. (a mutual fund), Equity Residential Properties Trust, and Great Lakes REIT.

    CHRISTOPHER W. MAHOWALD is a Director and has served in this capacity since October 17, 2000. Mr. Mahowald has served as President of EFO Realty since January 1997 where he is responsible for the origination, analysis, structuring and execution of new investment activity and asset management relating to EFO Realty's existing real estate assets.

    DONALD J. MCNAMARA is a Director and has served in this capacity since October 17, 2000. Mr. McNamara is the founder of The Hampstead Group, L.L.C., a privately-held equity investment firm based in Dallas, Texas, and has served as its Chairman since its inception in 1989. He has served as Chairman of the Board of Directors of FelCor Lodging Trust (NYSE:FCH) since its merger with Bristol Hotel Company in July 1998. Mr. McNamara has also served as a director of Franklin Covey Co. (NYSE:FC) since May 1999. Mr. McNamara also currently serves as a trustee of St. Mark's School in Texas and a trustee of the Virginia Tech Foundation.

    STEPHEN D. PLAVIN is a Director and has served in this capacity since
July 17, 2000. Mr. Plavin is Chief Operating Officer of Capital Trust, Inc., a New York City-based specialty finance and investment management company and has served in this capacity since 1998. In this role, Mr. Plavin is responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc.

RIGHT OF EXPLORER TO APPOINT DIRECTORS

    Pursuant to the existing stockholders agreement executed in connection with Explorer's investment in our Series C preferred stock in July 2000, Explorer is entitled to designate up to four members of our Board of Directors depending on the percentage of total voting securities, consisting of common stock and Series C preferred stock, acquired from time to time by Explorer. Explorer is entitled to designate at least one director as long as it owns at least 5% of the total outstanding voting power and to approve one "independent director" as long as it owns at least 25% of the shares it acquired in July 2000, or common stock issued upon the conversion of the Series C preferred stock acquired by Explorer at that time. The holders of the Series C preferred stock are entitled to elect a majority of the members of the Board of Directors at such time as their dividends are in arrears for four or more dividend periods. The dividends are currently in arrears for more than four periods, but Explorer has waived its right to appoint a majority of our directors through December 31, 2002, provided that dividends on the Series C preferred stock are not in arrears for six or more dividend periods from January 1, 2001 through December 31, 2002. Explorer's right to appoint directors under the existing stockholders agreement expires July 14, 2010.


    As a condition to the closing of Explorer's new investment, we have agreed to amend and restate our stockholders agreement with Explorer and to seek stockholder approval to increase the maximum size of our Board of Directors so that C. Taylor Pickett, our Chief Executive Officer, can be appointed to the Board of the Directors. Under the new stockholders agreement to be executed at the closing of Explorer's investment, Explorer would be entitled to designate a number of directors that would generally be proportionate to Explorer's ownership of voting securities, not to exceed five directors, six following any increase in the size of the Board to nine directors. Under the new stockholders agreement, the number of directors on the Board may not exceed nine without the consent of Explorer (ten following stockholder approval of the increase in the size of the Board to ten). We have agreed to take appropriate action to ensure generally that Explorer's representation on all committees of the Board is proportionate to its representation on the entire board, other than any special committee established to consider transactions in which Explorer or any of its affiliates may have a conflict of interest.


    The new stockholders agreement will require Explorer to vote its shares in favor of three independent directors, as defined under the rules of the New York Stock Exchange, who are not affiliated with Explorer so long as it owns at least 15.0% of our voting securities. Upon the increase of the size of the Board to ten directors, Explorer will vote its shares in favor of a fourth director who is not affiliated with Explorer. The fourth director will be
C. Taylor Pickett, our Chief Executive Officer. The new stockholders agreement expires on October 29, 2006.

    The rules of the New York Stock Exchange require us to seek stockholder approval before an affiliate such as Explorer can invest in our common stock. We intend to seek this approval and Explorer has agreed that it will vote its share in favor of the proposal. The terms of the Series D preferred stock to be issued to Explorer if stockholders have not approved Explorer's investment before closing will provide that the holders of the Series D preferred stock, voting together as a single class with the holders of the Series C preferred stock, will have the right to elect two additional directors if dividends on the Series D preferred stock are in arrears for four or more dividend periods.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held 24 meetings during 2000. Henry H. Greer, a former member of our Board of Directors, attended 11 of the 21 meetings held during the time he was director. All other members of the Board of Directors attended more than 75% of the Board or committee meetings held during 2000.

    The Board of Directors has established an audit committee consisting of Messrs. Korman, Kloosterman and Plavin, a compensation committee consisting of Messrs. Kloosterman, McNamara and Franke, an independent directors committee consisting of Messrs. Franke, Kloosterman, Korman and Lowenthal, and an executive committee consisting of Messrs. Decker and Korman.

    The Board of Directors does not presently have a standing nominating committee and the functions that would typically be performed by a nominating committee are performed by the entire Board of Directors, except that each nominee that is not designated by Explorer pursuant to the stockholders agreement are designated by the independent directors committee. In connection with the closing of the rights offering and Explorer's investment, the Board of Directors intends to reconstitute the nominating committee with two independent directors, and one Explorer designee. Recommendations of the nominating committee must be approved by the entire Board of Directors.

    The audit committee met twice in 2000. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to:

    - the annual financial information to be provided to stockholders and the Securities and Exchange Commission;

    - the system of internal controls that management has established; and

    - the external audit process.

    In addition, the audit committee provides an avenue for communication between the independent accountants, financial management and the Board.

    The compensation committee met three times during 2000 and is responsible for the compensation of directors and key management personnel and the administration of our 2000 Stock Incentive Plan and our 1993 Deferred Compensation Plan. The compensation committee also administered our Amended and Restated Stock Option and Restricted Stock Plan prior to the plan's termination in 2000.

    The independent directors committee, which did not meet during 2000, is responsible for passing upon those issues with respect to which a conflict may exist between us and Explorer and its affiliates, including issues with respect to the allocation of costs between us and Explorer pursuant to the advisory agreement between us and The Hampstead Group L.L.C., an affiliate of Explorer. See "Affiliate Relationships and Transactions--Advisory Agreement" below.

    The executive committee, which met four times during 2000, is responsible for acting on behalf of the entire Board of Directors in between meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

    For the year ended December 31, 2000, we paid each non-employee director a fee of $20,000 per year for services as a director, plus $3,000 for services as a committee chairperson and $500 for attendance at a meeting of the Board of Directors, or of any committee during the first and second quarters of fiscal year 2000 and $1,000 for attendance at a meeting during the third and fourth quarters of fiscal year 2000, as well as $500 for participation in each teleconference meeting. In addition, we reimbursed the directors for travel expenses incurred in connection with their duties as directors. Employee directors received no compensation for service as directors. The cash compensation, not including reimbursement for expenses, paid by us in consideration of Mr. Decker's and Mr. McNamara's service on the Board of Directors as Explorer designees was paid directly to Hampstead under the advisory agreement.

    The compensation committee changed the manner in which non-employee directors are awarded cash compensation for 2001 and thereafter. Commencing in 2001, each non-employee director will receive a cash payment equal to $10,000 per year, payable in quarterly installments of $2,500. Each non-employee director will receive a grant of shares of common stock equal to the number of shares determined by dividing the sum of $2,500 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15, and November 15. In addition, each non-employee director is entitled to receive fees equal to $1,000 per meeting for attendance at each regularly scheduled meeting of the Board of Directors. For each teleconference or called special meeting of the Board of Directors, each non-employee director will receive $1,000 for meetings with a duration in excess of 15 minutes and $500 for meetings with a duration of less than 15 minutes. We will also continue to reimburse directors for travel expenses incurred in connection with their duties as directors. In addition, we expect to continue paying this cash compensation and expense reimbursement in connection with Mr. Decker's and Mr. McNamara's service on the Board of Directors as Explorer designees directly to Hampstead.

    Mr. Erickson is compensated through payments made to an entity controlled by him under a management services agreement. Under the management services agreement, Mr. Erickson may also receive awards of stock options and dividend equivalent rights. See "Executive Compensation--Management Services Agreement."

    Robert L. Parker, one of our former directors, provided ongoing consulting services to us during the time he served as a director. Mr. Parker received $3,000 per month up until the time of his resignation from the Board of Directors on July 14, 2000.

    Directors are eligible to participate in our 2000 Stock Incentive Plan. Directors received option grants under our amended and restated plan prior to its termination in 2000. Each non-employee director was awarded options with respect to 10,000 shares at the date the plan was adopted or on his or her subsequent election as a director, and each non-employee director will be granted an additional option grant with respect to 1,000 shares on January 1 of each year they serve as a director. On July 17, 2000, Messrs. Decker, Erickson, Mahowald and Plavin each received their initial award of an option to purchase 10,000 shares of our common stock. Mr. McNamara received his initial award of an option to purchase 10,000 shares of our common stock on October 17, 2000. All grants have been and will be at an exercise price equal to 100% of the fair market value of our common stock on the date of the grant. Non-employee director options vest one third after each year for three years.

    During the year ended December 31, 2000, Messrs. Franke, Kloosterman, Korman and Lowenthal were each awarded a grant of 300 shares of restricted stock, which vested six months after the date of grant.

    In addition, a borrowing program was adopted to enable directors and employees to borrow funds from us with which to purchase shares of our common stock pursuant to the exercise of stock options. See "Affiliate Relationships and Transactions--Borrowing Program."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Decker, the Chairman of the Board, and Mr. Erickson were previously members of our compensation committee. Both Mr. Decker and Mr. Erickson have resigned from the compensation committee as of March 30, 2001. Mr. McNamara is currently a member of the compensation committee. Messrs. Decker and McNamara are affiliates of Explorer and Hampstead, and therefore may be deemed to have an interest in the investment to be made by Explorer contemporaneously with the closing of the rights offering, as well as the agreements and transactions described under "Affiliate Relationships and Transactions--Explorer."
Mr. Erickson can be deemed to have an interest in payments made by us under the terms of the management services agreement, the terms of which are described under "Executive Compensation--Management Services Agreement."

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth, for the years ended December 31, 2000, 1999, and 1998, the compensation for services in all capacities to our company of each person who served as chief executive officer during the year ended December 31, 2000 and the four most highly compensated executive officers serving at December 31, 2000.

                                                                             LONG-TERM COMPENSATION
                                                                       ----------------------------------
                                                                              AWARD(S)           PAYOUTS
                                                                       -----------------------   --------
                                                       ANNUAL          RESTRICTED   SECURITIES     ALL
                                                    COMPENSATION         STOCK      UNDERLYING     LTIP         OTHER
             NAME AND                           --------------------    AWARD(S)     OPTIONS/    PAYOUTS    COMPENSATION
        PRINCIPAL POSITION             YEAR     SALARY($)   BONUS($)      ($)        SARS(#)       ($)         ($)(1)
-----------------------------------  --------   ---------   --------   ----------   ----------   --------   -------------
Thomas W. Erickson.................    2000      127,055(2)      --           --       45,000(3)       --            --
  Interim Chief Executive Officer
    (10/1/2000 through 6/12/2001)

Essel W. Bailey, Jr................    2000      241,718         --      381,500(4)        --          --     2,547,110 (5)
  Chief Executive Officer (Prior to    1999      440,000     66,000       66,000(4)    50,000          --       (85,229)
    7/14/2000)                         1998      420,000     75,000      140,500(4)        --          --       252,043

Richard M. FitzPatrick.............    2000      139,634(6)      --           --           --          --            --
  Chief Financial Officer
    (7/14/2000 through 7/31/2001)

F. Scott Kellman...................    2000      266,651    325,000(7)   212,400(8)   500,000(9)       --        10,743
  Chief Operating Officer (prior to    1999      245,000     55,000       55,000(8)    27,500          --       (19,559)
    10/15/2001)                        1998      236,000     65,000       78,200(8)        --          --        37,092

Susan A. Kovach....................    2000      143,219     90,000(7)   112,700(10)   227,500(9)       --        3,741
  Vice President, Secretary and        1999      130,000     26,000       26,000(10)    17,500         --         9,385
    General Counsel (prior to          1998      120,000     15,000       31,100(10)        --         --         1,800
    4/6/2001)

Laurence D. Rich...................    2000      139,833    115,000(7)   104,000(11)   227,500(9)       --        3,239
  Vice President                       1999      120,000     27,500       27,500(11)    15,000         --         9,664

------------------------------

(1) Consists of our contributions to our 401(k) Profit-Sharing Plan and provisions for each participant under our 1993 Deferred Compensation Plan, except as follows or as otherwise noted in footnotes appearing in this column: with respect to Mr. Bailey, such amount includes $219,525 for 1998 from the settlement of the Directors' Retirement Plan as described under "Compensation of Directors"; with respect to Mr. Kellman, such amount includes a payment of $8,036 for consideration of acceleration of certain options in 1999; with respect to Ms. Kovach, such amount includes a payment of $3,325 for consideration of acceleration of certain options in 1999; with respect to Mr. Rich, such amount includes a payment of $2,700 for consideration of acceleration of certain options in 1999.

(2) Represents amounts paid to a company controlled by Mr. Erickson pursuant to the terms of the Management Services Agreement in consideration of the services performed by Mr. Erickson as our Interim Chief Executive Officer. See "Compensation and Severance Agreements--Management Services Agreement."

(3) Includes 35,000 shares subject to an option granted to Mr. Erickson under the terms of the Management Services Agreement and 10,000 shares subject to an option granted to Mr. Erickson in consideration of becoming a director. See "Compensation and Severance Agreements--Management Services Agreement."

(4) Represents restricted stock awards of 63,321 shares, 8,516 shares and 4,655 shares of our common stock made to Mr. Bailey on February 10, 2000, January 31, 2000 and January 4, 1999, respectively. The February 10, 2000 award was a prospective award for service in fiscal 2000. The January 31, 2000 and January 4, 1999 awards represent compensation earned in fiscal 1999 and 1998, respectively. With regard to the February 10, 2000 award, 47,490 shares were released from vesting requirements pursuant to the Consulting and Severance Agreement dated July 18, 2000 between us and Mr. Bailey. The severance agreement also provided that 15,831 shares of the February 10, 2000 award would have been awarded if the price of the common stock met certain performance hurdles prior to February 10, 2001. See "Compensation and Severance Agreements--Bailey Severance Agreement." The performance of our common stock did not satisfy the performance hurdle prior to the required time and Mr. Bailey was not awarded the 15,831 shares. Under the terms of the severance agreement the vesting of 12,218 restricted shares held by Mr. Bailey in connection with restricted stock awards made prior to the February 10, 2000 award was accelerated.

(5) Includes severance pay of $1,555,000, $249,510 paid in connection with certain deferred compensation units held by Mr. Bailey and $737,500 in consulting fees paid to Mr. Bailey through December 31, 2000. Mr. Bailey received payment with respect to the items described in the prior sentence under the terms of his severance agreement. See "Compensation and Severance Agreements--Bailey Severance Agreement."

(6) Represents compensation payable to Mr. FitzPatrick by Hampstead in consideration of Mr. FitzPatrick serving as our Chief Financial Officer through December 31, 2000. Pursuant to the Advisory Agreement, we have agreed to reimburse Explorer for the services provided to us by Mr. FitzPatrick. See "Certain Transactions--Advisory Agreement."

(7) Includes a special bonus paid in connection with the Series C Investment pursuant to a compensation agreement entered into between the named individuals and us. See "Compensation and Severance Agreements--Compensation Agreements with Management."

(8) Represents restricted stock awards of 35,258 shares, 7,097 shares, and 2,590 shares of our common stock made to Mr. Kellman on February 10, 2000, January 31, 2000 and January 4, 1999, respectively. The February 10, 2000 award was a prospective award for service in fiscal 2000. The January 31, 2000 and January 4, 1999 awards represent compensation earned in fiscal 1999 and 1998, respectively. With respect to the February 10, 2000 grant, 25% of the shares vested 180 days following the grant date and 25% of the shares vest on each anniversary of the grant date for the next three years. Under the February 10, 2000 award, 17,629 shares were awarded subject to the price of our common stock meeting certain performance hurdles. The price of our common stock did not satisfy the required performance hurdles, and the 17,629 shares referred to above were forfeited in accordance with the terms of the grant. With respect to the January 31, 2000 grant, 50% of the shares vested 180 days following the grant date, with the balance vesting on the anniversary of the grant date. With respect to the January 4, 1999 grant, 25% of the shares vested 180 days following the grant date, with the balance vesting in equal 25% increments on each anniversary of the grant date.
    Mr. Kellman receives dividends on unvested shares. The number of unvested shares and value of Mr. Kellman's restricted stock awards as of the end of last year were 13,656 shares and $42,675 of which 4,195 shares and 8,814 shares were released in January and February 2001, respectively.

(9) Represents special grant of options in connection with the Series C Investment pursuant to the terms of a Compensation Agreement between the named individuals and us. See "Compensation and Severance
    Agreements--Compensation Agreements with Management."

(10) Represents restricted stock awards of 18,708 shares, 3,355 shares and 1,030 shares of our common stock made to Ms. Kovach on February 10, 2000, January 31, 2000 and January 4, 1999, respectively. The February 10, 2000 award was a prospective award for service in fiscal 2000. The January 31, 2000 and January 4, 1999 awards represent compensation earned in fiscal 1999 and 1998, respectively. With respect to the February 10, 2000 grant, 25% of the shares vested 180 days following the grant date and 25% of the shares are to vest on each anniversary of the grant date for the next three years. Under the February 10, 2000 award, 9,354 shares were awarded subject to the price of our common stock meeting certain performance hurdles. The price of our common stock did not satisfy the required performance hurdles and the 9,354 shares referred to above were forfeited in accordance with the terms of the grant. With respect to the January 31, 2000 grant, 50% of the shares vested 180 days following the grant date with the remaining 50% vesting on the anniversary of the grant date. With respect to the January 4, 1999 grant, 25% of the shares vested 180 days following the grant date with the balance vesting in equal 25% increments on each anniversary of the grant date. The number of unvested shares and value of Ms. Kovach's restricted stock awards at the end of last year were 6,868 shares and $21,463 of which 1,934 shares and 4,677 shares were released in January and February 2001, respectively.

(11) Represents restricted stock awards of 17,269 shares and 3,548 shares of our common stock made to Mr. Rich on February 10, 2000 and January 31, 2000, respectively. The February 10, 2000 award was a prospective award for service in fiscal 2000. The January 31, 2000 award represents compensation earned in fiscal 1999. With respect to the February 10, 2000 grant, 25% of the shares vested 180 days following the grant date and 25% of the shares are to vest on each anniversary of the grant date for the next three years. Under the February 10, 2000 award, 8,634 shares were awarded subject to the price of our common stock meeting certain performance hurdles. The price of our common stock did not satisfy the required performance hurdles and the 8,634 shares referred to above were forfeited in accordance with the terms of the grant. With respect to the January 31, 2000 grant, 50% of the shares vested 180 days following the grant date, with the remaining 50% vesting on the anniversary of the grant date. Mr. Rich receives dividends on unvested shares. The number of unvested shares and value of Mr. Rich's restricted stock awards at the end of last year were 430 shares and $1,344 from a 1999 grant awarded before Mr. Rich became an officer, of which 215 shares were released in January 2001; and 6,091 shares and $19,034 of which 1,774 shares and 4,317 shares were released in January and February 2001, respectively.

OPTION GRANTS/SAR GRANTS

    The following table sets forth certain information concerning options and stock appreciation rights, or SARs, granted during 2000 to Messrs. Erickson, Kellman and Rich and Ms. Kovach. Messrs. Bailey, FitzPatrick and Stover did not receive any option grants during 2000 and therefore do not appear in the table below.

                                    INDIVIDUAL GRANTS
                             -------------------------------                            POTENTIAL REALIZABLE VALUE
                              NUMBER OF          % OF TOTAL                               AT ASSUMED ANNUAL RATES
                              SECURITIES        OPTIONS/SARS   EXERCISE                 OF STOCK PRICE APPRECIATION
                              UNDERLYING         GRANTED TO     OR BASE                     FOR OPTION TERM(1)
                             OPTIONS/SARS       EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
NAME                          GRANTED(2)        FISCAL YEAR    ($/SHARE)      DATE         5%($)          10%($)
----                         ------------       ------------   ---------   ----------   ------------   ------------
Thomas W. Erickson.........      10,000(3)                     $  6.250      7/17/11      $  29,400      $  90,900
                                 35,000(4)(5)                     6.250     11/01/11        117,950        343,000
                                -------                                                   ---------      ---------
                                 45,000              4.20%                                  147,350        433,900
                                =======                                                   =========      =========
F. Scott Kellman...........     500,000(5)(6)       46.62%        6.250      7/17/11      1,470,000      4,545,000
                                =======                                                   =========      =========
Susan A. Kovach............     227,500(5)(6)       21.21%        6.250      7/17/11        668,850      2,067,975
                                =======                                                   =========      =========
Laurence D. Rich...........     227,500(5)(6)       21.21%        6.250      7/17/11        668,850      2,067,975
                                =======                                                   =========      =========

------------------------

(1) The assumed annual rates of appreciation of 5% and 10% would result in the price of our stock increasing, at the expiration date of the options, to $9.19 and $15.34 for the July 17, 2000 grant, and $9.62 and $16.05 for the November 1, 2000 grant. We cannot assure you that our stock price will appreciate at such rates.

(2) Represents a grant of non-qualified options which expires 11 years after the date of grant.

(3) Vests in equal increments of 1/3rd on each anniversary of the grant date of July 17, 2001.

(4) The shares subject to such option will vest on the earlier of (a) May 1, 2001 or (b) upon the termination of the management services agreement.

(5) Shares granted in tandem with dividend equivalent rights.

(6) 30% of the shares subject to the indicated option grant will vest on December 31, 2001, with the remainder vesting in equal monthly increments of 1/60th thereafter.

AGGREGATED OPTIONS/ SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
  OPTION/ SAR VALUES

    The following table summarizes options and stock appreciation rights exercised during 2000 and presents the value of unexercised options and stock appreciation rights held by the named executive officers at December 31, 2000. Messrs. Bailey, FitzPatrick and Stover did not have any outstanding options or stock appreciation rights at December 31, 2000 and therefore do not appear in the table below.

                                                                  NUMBER OF SECURITIES      IN-THE-MONEY
                                            SHARES               UNDERLYING UNEXERCISED   OPTIONS/SARS AT
                                           ACQUIRED                 OPTIONS/ SARS AT           FISCAL
                                              ON       VALUE       FISCAL YEAR-END(#)       YEAR-END($)
                                           EXERCISE   REALIZED      UNEXERCISABLE(U)      UNEXERCISABLE(U)
NAME                                         (#)        ($)          EXERCISABLE(E)        EXERCISABLE(E)
----                                       --------   --------   ----------------------   ----------------
Thomas W. Erickson.......................      --          --              45,000(U)                0(U)
F. Scott Kellman.........................      --          --             500,000(U)                0(U)
                                               --          --              27,880(E)                0(E)
Susan A. Kovach..........................      --          --             227,500(U)                0(U)
Laurence D. Rich.........................      --          --             227,500(U)                0(U)

LONG-TERM INCENTIVE PLAN

    For the period from August 14, 1992, the date of commencement of our operations, through December 31, 2000, we have had no long-term incentive plans.

C. TAYLOR PICKETT EMPLOYMENT AGREEMENT

    We entered into an employment agreement with C. Taylor Pickett dated as of June 12, 2001, to be our Chief Executive Officer. The term of the agreement expires on June 12, 2005.

    Mr. Pickett's base salary is $450,000 per year, subject to increase by us and provides that he will be eligible for an annual bonus of up to 100% of his base salary based on criteria determined by the compensation committee of our Board of Directors. We issued Mr. Pickett 50,000 shares of our restricted common stock on June 12, 2001, which vest after he has completed two years of service. Additionally, Mr. Pickett was granted an incentive stock option to purchase 172,413 shares of our common stock and a nonqualified stock option to purchase 627,587 shares of our common stock. The incentive stock option will be vested as to 25% of the shares on December 31, 2002; as to an additional 25%, after Mr. Pickett completes two years of service; as to an additional 25%, ratably on a monthly basis in 2004; and as to the final 25%, ratably on a monthly basis in the first six months of 2005, in each case provided Mr. Pickett continues to work for us on the applicable vesting date. The nonqualified stock option will become vested as to 50% of the shares after Mr. Pickett completes two years of service and will become ratably vested as to the remainder of the shares on a monthly basis over the next 24 months of service following that two year anniversary.

    If we terminate Mr. Pickett's employment without cause or if he resigns for good reason, he will be entitled to payment of his base salary for a period of 12 months or, if shorter, for the remainder of the term of the agreement. Additionally, Mr. Pickett will be entitled to payment of an amount equal to the bonus paid in the prior year, payable in 12 monthly installments. Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. The vesting of Mr. Pickett's options may be subject to acceleration upon the occurrence of certain events such as termination without cause or resignation for good reason and will become fully vested if, within one year following a change of control, he is terminated without cause or resigns for good reason.

    Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. Mr. Pickett is subject to covenants which prohibit him from competing with us and from soliciting our customers or employees while he is employed by us and for 12 months following his termination of employment.

DANIEL J. BOOTH EMPLOYMENT AGREEMENT

    We entered into an employment agreement with Daniel J. Booth effective as of October 15, 2001, to be our Chief Operating Officer. The term of the agreement expires on January 1, 2006.

    Mr. Booth's base salary is $275,000 per year, subject to increase by us, and he is eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the compensation committee. Mr. Booth was granted an incentive stock option to purchase 166,666 shares of our common stock and a nonqualified stock option to purchase 83,334 shares of our common stock. The incentive stock option will vest as to 20% of the shares on each of December 31, 2002, October 1, 2003, October 1, 2004, October 1, 2005, and January 1, 2006 and the nonqualified stock option will vest on January 1, 2003, provided Mr. Booth continues to work for us on the applicable vesting date.

    Our agreement with Mr. Booth contains severance and accelerated option vesting provisions similar to those in Mr. Pickett's agreement described above. Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. He is also subject to restrictions on his use of confidential information and our trade secrets that are the same as those in our agreement with Mr. Pickett described above.

ROBERT O. STEPHENSON EMPLOYMENT AGREEMENT

    We entered into an employment agreement with Robert O. Stephenson effective as of August 30, 2001, to be our Chief Financial Officer. The term of the agreement expires on January 1, 2006.

    Mr. Stephenson's base salary is $215,000 per year, subject to increase by us, and he is eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the compensation committee. Mr. Stephenson was granted an incentive stock option to purchase 181,155 shares of our common stock and a nonqualified stock option to purchase 18,845 shares of our common stock. The incentive stock option will vest as to 20% of the shares on each of December 31, 2002, August 1, 2003, August 1, 2004, August 1, 2005, and
January 1, 2006 and the nonqualified stock option will vest on August 1, 2003, provided Mr. Stephenson continues to work for us on the applicable vesting date.

    Our agreement with Mr. Stephenson contains severance and accelerated option vesting provisions similar to those in Mr. Pickett's agreement described above. Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. He is also subject to restrictions on his use of confidential information and our trade secrets that are the same as those in our agreement with Mr. Pickett described above.

R. LEE CRABILL, JR. EMPLOYMENT AGREEMENT

    We entered into an employment agreement with R. Lee Crabill, Jr. effective as of July 30, 2001, to be our Senior Vice President of Operations. The term of the agreement expires on July 30, 2005.

    Mr. Crabill's base salary is $215,000 per year, subject to increase by us, and he is eligible for an annual bonus of up to 50% of his base salary based on criteria determined by the compensation committee. Mr. Crabill was granted an incentive stock option to purchase 133,333 shares of our common stock and a nonqualified stock option to purchase 41,667 shares of our common stock. The incentive stock option will vest as to 25% of the shares on each of December 31, 2002, August 1, 2003, August 1, 2004, and August 1, 2005, and the nonqualified stock option will vest as to 50% of the shares after Mr. Crabill completes two years of service and will become ratably vested as to the remainder of the shares on a monthly basis over the next twenty-four
(24) months of service following that two year anniversary, provided
Mr. Crabill continues to work for us on the applicable vesting date.

    Our agreement with Mr. Crabill contains severance and accelerated option vesting provisions similar to those in Mr. Pickett's agreement described above. Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. He is also subject to restrictions on his use of confidential information and our trade secrets that are the same as those in our agreement with Mr. Pickett described above.

THOMAS W. ERICKSON MANAGEMENT SERVICES AGREEMENT

    We entered into a management services agreement with ECG Ventures, Inc. dated as of October 1, 2000, to obtain the services of Thomas W. Erickson as our interim Chief Executive Officer. Mr. Erickson continued to provide services following the appointment of Mr. Pickett as Chief Executive Officer to facilitate a transition. The term of the agreement expires on the earlier of
(i) December 31, 2001 or (ii) the later of (x) the date we determine that Mr. Erickson's services are no longer necessary, or (y) three months following the hiring of a new Chief Executive Officer.

    We pay ECG Ventures $41,667 per month and granted them an option to purchase 50,000 shares of our common stock which will be fully vested on December 31, 2001. We also reimburse ECG Ventures for the premiums for healthcare coverage for Mr. Erickson and his dependents. We agreed to pay ECG Ventures $250,000 if Mr. Erickson continues to provide transitional services through the earlier of December 31, 2001, or the date we determine that his services are no longer necessary. Mr. Erickson and ECG Ventures are subject to customary restrictions on their use of our confidential information and trade secrets.

RICHARD M. FITZPATRICK EMPLOYMENT AGREEMENT

    We entered into an employment agreement with Richard M. FitzPatrick effective as of May 1, 2001, to be our interim Chief Financial Officer. The term of the agreement expires on the earlier of January 31, 2002 or the date we determine his services are no longer necessary.

    Mr. FitzPatrick's base salary was $250,000 per year and provides that he was eligible for an annual bonus of up to 100% of his base salary based on criteria determined by the compensation committee. We agreed to pay Mr. FitzPatrick an amount equal to $125,000 plus 50% of his actual bonus for 2001 if he continues to work for us for three months following the expiration of his agreement to facilitate a transition to Mr. Stephenson. We also reimbursed The Hampstead Group, L.L.C. for the amount of Mr. Fitzpatrick's annual compensation paid by Hampstead during the period from January 1, 2001 to May 1, 2001, since
Mr. FitzPatrick worked as our interim Chief Financial Officer on a full-time basis during that period prior to the effectiveness of his employment agreement.

    If Mr. FitzPatrick's employment is terminated by us without cause or if he resigns for good reason, in either event before January 31, 2002, he will be entitled to payment of his base salary through January 31, 2002.
Mr. FitzPatrick is required to execute a release of claims against us as a condition to the payment of severance benefits and his use of our confidential information and trade secrets is subject to customary restraints.

SUSAN A. KOVACH SEVERANCE AGREEMENT

    We entered into a separation agreement and full and final release of claims with Susan A. Kovach, pursuant to which Ms. Kovach resigned as our Senior Vice President and General Counsel effective as of April 6, 2001. Pursuant to the agreement, Ms. Kovach received payment of an immediate lump sum payment of $291,426.67 and a payment of $175,000 in substantially equal installments over a period of twelve (12) months. The lump sum payment was reduced by the $44,600.09 in outstanding principal and accrued interest on a loan that we made to Ms. Kovach in August 25, 1999. Ms. Kovach received a payment of $113,500 in exchange for the extinguishment of all of her rights with respect to the dividend equivalent rights for 227,500 shares of our common stock and she was fully vested in $381.89 in deferred compensation plan units and in 257 shares of our unvested common stock from a January 4, 1999 grant. Ms. Kovach's vested and unvested deferred compensation units, valued at $954.72, were paid in a single lump sum within five (5) days of her resignation.

    Ms. Kovach is required to be available to consult with us on litigation matters pending at the time of her resignation, until such matters are finally resolved. Ms. Kovach is subject to customary restrictions regarding her use of our proprietary information, a covenant not to compete and a covenant not to solicit our customers or employees for one year following her resignation date. Ms. Kovach also released us from any claims.

F. SCOTT KELLMAN RETENTION, SEVERANCE AND RELEASE AGREEMENT

    We entered into a retention, severance and release agreement with F. Scott Kellman, our former Chief Operating Officer, effective as of October 9, 2001, which provides that Mr. Kellman will continue his employment with us until January 31, 2002 or such earlier date specified by us. Mr. Kellman's employment will end on this resignation date. Mr. Kellman will be paid his regular base salary through January 31, 2002, and if he remains employed through the resignation date, he will receive a minimum cash bonus of $150,000 payable on February 1, 2002, that may be increased by an additional $150,000 if specified performance objectives are reached. In addition, if Mr. Kellman remains employed through the resignation date he will also receive a retention bonus of $930,000 to be paid on February 1, 2002.

We will pay Mr. Kellman's premiums for eligible health care insurance benefits, less required employee contributions for premiums, through December 31, 2002. As a condition to payment of the amounts under the retention grant, Mr. Kellman is required to execute a comprehensive release of claims against us. If we terminate Mr. Kellman for cause, he will not be entitled to any payments under the agreement.

    If any of the payments to Mr. Kellman are subject to an excise tax on "excess parachute payments" under the Internal Revenue Code, he will be entitled to receive a payment in an amount that puts him in the same after-tax position as if no excise tax had been imposed. Mr. Kellman has agreed to maintain the confidentiality of our information for a period of two (2) years after the resignation date.

LAURENCE D. RICH RETENTION, SEVERANCE AND RELEASE AGREEMENT

    We entered into a retention, severance and release agreement with Laurence
D. Rich effective as of August 1, 2001, which provides that Mr. Rich will continue his employment until January 31, 2002 or such earlier date specified by us. Mr. Rich's employment will end on this resignation date. Mr. Rich will be paid his regular base salary through January 31, 2002, and, if he remains employed through the resignation date, he will receive a minimum cash bonus of $117,500 payable on February 1, 2002, that may be increased by an additional $87,500 if specified performance objectives are reached. In addition, if Mr. Rich remains employed through the resignation date he will also receive a retention bonus of $530,000 to be paid on February 1, 2002. We will pay
Mr. Rich's premiums for eligible heath care insurance benefits, less required employee contributions for premiums, through December 31, 2002. As a condition to payment of the amounts under the retention agreement, Mr. Rich is required to execute a comprehensive release of claims against us. If we terminate
Mr. Rich's employment for cause, he will not be entitled to any payments under the agreement.

    If any of the payments to Mr. Rich are subject to an excise tax on "excess parachute payments" under the Internal Revenue Code, he will be entitled to receive a payment in an amount that puts him in the same after-tax position as if no excise tax had been imposed. Mr. Rich has agreed to maintain the confidentiality of our information for a period of two (2) years after his termination of employment.

RETENTION, SEVERANCE, AND RELEASE AGREEMENTS FOR OTHER EMPLOYEES

    In August, 2001, we entered into retention, severance, and release agreements with a total of 24 of our employees (excluding Mr. Kellman and Mr. Rich) who were not expected to work for us in our future headquarters in Maryland. Pursuant to these agreements, each employee agrees to continue his or her employment with us until January 31, 2002, or such earlier date as we specify. Each such employee's employment will end on his or her respective resignation date. Pursuant to the agreement, each employee will be paid his or her regular base salary through January 31, 2002, and, if he or she remains employed though the resignation date, the employee will receive a specified minimum cash bonus payable on February 1, 2002, that may be increased by a specified amount if performance objectives are satisfied. In addition, if the employee remains employed through the resignation date, the employee will also receive a specified retention bonus to be paid in equal monthly installments beginning on February 1, 2002 over a specified retention bonus period. The maximum total amount of all mandatory bonuses, performance bonuses, and retention bonuses are $275,785, $243,935, and $495,490, respectively.

    During the retention bonus period, we will pay the employee's premiums for eligible health care insurance benefits, less required employee contributions for premiums, and we will also provide outplacement services for a reasonable period of time after the resignation date. As a condition to the payment of these severance benefits, the employee is required to execute a comprehensive release of claims against us. If we terminate the employee's employment for cause, the employee will not be entitled to any severance benefits under the agreement.

ESSEL W. BAILEY, JR. SEVERANCE AGREEMENT

    On July 18, 2000, we entered into a consulting and severance agreement with Essel W. Bailey, Jr. under which Mr. Bailey resigned as Chairman and Chief Executive Officer of our company. Mr. Bailey's resignation and the severance agreement became effective as of July 14, 2000.

    Under the terms of the severance agreement, Mr. Bailey received payment of his regular base salary through the effective date of his resignation and a lump-sum severance payment equal to $1,555,000. The severance agreement provides that Mr. Bailey is fully vested in his deferred compensation plan and in 59,708 shares of his restricted stock. Mr. Bailey's deferred compensation units, valued at $249,510 and the value of his account under our terminated director's retirement plan were transferred to an account in his name. The agreement also provided that Mr. Bailey would be fully vested in the remaining 15,831 shares of his restricted stock if our common stock reached a per share value of at least $10 for ten consecutive business days, or an average price of $10 over a period of thirty consecutive business days during the period from July 11, 2000 to February 10, 2001. These vesting requirements were not met and these shares were cancelled. The severance agreement also provides that Mr. Bailey's unvested options to purchase 85,000 shares of our common stock terminated on his resignation date. The agreement permits Mr. Bailey to transfer shares he purchased under the borrowing program back to us in satisfaction of his debt under the borrowing program. See "Certain Transactions--Borrowing Program." The severance agreement provides Mr. Bailey with an office and secretarial support, health insurance and long-term disability insurance for a period of 24 months following his resignation date. The severance agreement provides that if Mr. Bailey incurs an excise tax under the Internal Revenue Code, we will pay additional compensation necessary to put him in the same after-tax position as if no excise tax had been imposed.

    Under the terms of the severance agreement, Mr. Bailey provided consulting services to us for 12 months following his resignation. Mr. Bailey agrees not to compete with us or solicit any of our customers or employees for 24 months following his resignation. In exchange for the consulting services and his agreement not to compete with us or solicit our customers or employees, Mr. Bailey received compensation equal to $147,500 per month for twelve months. Mr. Bailey also agreed not to disclose confidential information and trade secrets for long as protected by applicable law.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2001 by:


    - each of our directors and the named executive officers appearing in the table under "Executive Compensation--Compensation of Executive Officers," except for those executive officers no longer employed by the Company;

    - each of the four new executive officers who have joined the Company since June 2001;

    - all directors and executive officers as a group, except for those executive officers no longer employed by the Company; and

    - all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.


    Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. The business address of the directors and executive officers is 9690 Deereco Road, Suite 100, Timonium, Maryland 21093.


                                                              COMMON STOCK
                                         -------------------------------------------------------
                                                                            AFTER THE RIGHTS
                                               BEFORE THE RIGHTS              OFFERING AND
                                                 OFFERING AND                   EXPLORER
                                              EXPLORER INVESTMENT            INVESTMENT(15)          SERIES A PREFERRED
                                         -----------------------------   -----------------------   -----------------------
                                         NUMBER OF          PERCENT OF   NUMBER OF    PERCENT OF   NUMBER OF    PERCENT OF
BENEFICIAL OWNER                           SHARES            CLASS(1)      SHARES     CLASS(16)      SHARES     CLASS(18)
---------------------------------------  ----------         ----------   ----------   ----------   ----------   ----------
DIRECTORS AND EXECUTIVE OFFICERS:
C. Taylor Pickett......................      50,000(2)          0.1%         73,256       0.1%             --        --
Robert O. Stephenson...................       1,000               *           1,466         *              --        --
Daniel J. Booth........................          --               *              --         *              --        --
R. Lee Crabill.........................          --               *              --         *              --        --
Thomas W. Erickson.....................      54,407(3)          0.1%         56,302       0.1%             --        --
Richard M. FitzPatrick.................          --               *              --         *              --        --
F. Scott Kellman.......................      39,888(4)(5)       0.1%         58,442       0.1%             --        --
Laurence D. Rich.......................      13,114(6)            *          19,214         *              --        --
Thomas F. Franke.......................      39,682(7)(8)       0.1%         57,985       0.1%          4,000         *
Harold J. Kloosterman..................      64,837(8)(9)       0.2%         94,840       0.2%             --        --
Bernard J. Korman......................     366,307(8)          1.0%        536,528       1.0%            200         *
Edward Lowenthal.......................       8,707(8)(10)        *          12,602         *              --        --
Christopher W. Mahowald................       4,407(8)            *           6,302         *              --        --
Donald J. McNamara.....................  17,695,627(8)(11)(12)    48.1%  25,934,794      48.1%          3,600(17)       *
Daniel A. Decker.......................  17,332,977(8)(12)     47.1%     25,403,467      47.1%             --        --
Stephen D. Plavin......................       4,407(8)            *           6,302         *              --        --
Directors and executive officers as      18,346,790(13)        49.9%     26,864,335      49.8%          7,800         *
  a group (16 persons).................

5% BENEFICIAL OWNERS:
Merrill Lynch & Co. Inc.
  (on behalf of Merrill Lynch Asset
  Management Group)
  World Financial Center,
  North Tower
  250 Vesey Street
  New York, NY 10381...................   1,136,750(14)         3.1%      1,665,471       3.1%

Hampstead Investment Partners III, L.P.
  (through Explorer Holdings, L.P.)
  4200 Texas Commerce Tower West
  2200 Ross Avenue
  Dallas, TX 75201.....................  17,328,572(12)        47.1%     25,139,563      46.6%


                                           SERIES B PREFERRED
                                         -----------------------
                                         NUMBER OF    PERCENT OF
BENEFICIAL OWNER                           SHARES     CLASS(19)
---------------------------------------  ----------   ----------
DIRECTORS AND EXECUTIVE OFFICERS:
C. Taylor Pickett......................          --        --
Robert O. Stephenson...................          --        --
Daniel J. Booth........................          --        --
R. Lee Crabill.........................          --        --
Thomas W. Erickson.....................          --        --
Richard M. FitzPatrick.................          --        --
F. Scott Kellman.......................          --        --
Laurence D. Rich.......................          --        --
Thomas F. Franke.......................          --        --
Harold J. Kloosterman..................          --        --
Bernard J. Korman......................       1,300         *
Edward Lowenthal.......................          --        --
Christopher W. Mahowald................          --        --
Donald J. McNamara.....................       4,300         *
Daniel A. Decker.......................          --        --
Stephen D. Plavin......................          --        --
Directors and executive officers as           5,600         *
  a group (16 persons).................
5% BENEFICIAL OWNERS:
Merrill Lynch & Co. Inc.
  (on behalf of Merrill Lynch Asset
  Management Group)
  World Financial Center,
  North Tower
  250 Vesey Street
  New York, NY 10381...................
Hampstead Investment Partners III, L.P.
  (through Explorer Holdings, L.P.)
  4200 Texas Commerce Tower West
  2200 Ross Avenue
  Dallas, TX 75201.....................

------------------------------

   * Less than 0.10%


 (1) Based on 36,773,618 shares of our common stock outstanding as of December 31, 2001, including 16,774,722 shares of our common stock issuable upon conversion of Series C preferred stock. See note (12) below.


 (2) Represents unvested shares of Restricted Stock granted in July 2001.

 (3) Includes stock options that are exercisable within 60 days to acquire 50,333 shares.

 (4) Includes shares owned jointly by Mr. Kellman and his wife, plus 171 shares held solely in Mrs. Kellman's name. Mr. Kellman disclaims any beneficial interest in the shares held solely by Mrs. Kellman.

 (5) Includes 647 unvested shares of Restricted Stock granted in January 1999.

 (6) Includes 215 unvested shares of Restricted Stock granted in January 1999.

 (7) Includes 26,037 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a Member.

 (8) Includes stock options that are exercisable within 60 days to acquire 333 shares.

 (9) Includes shares owned jointly by Mr. Kloosterman and his wife, and 23,269 shares held solely in Mrs. Kloosterman's name.

 (10) Includes 1,000 shares held in a private profit sharing plan for the benefit of Mr. Lowenthal.

 (11) Includes 251,000 shares held by a partnership established by Mr. McNamara for the benefit of certain members of Mr. McNamara's family, 5,150 shares held by a charitable foundation established by Mr. McNamara, and 1,000 shares held by a trust established by Mr. McNamara for non-family members of which Mr. McNamara is the trustee. Mr. McNamara disclaims any beneficial ownership of the shares held by the partnership, the foundation and the trust.

 (12) Based on Amendment No. 4 to Schedule 13D filed by Hampstead Investment Partners III, L.P. on November 29, 2001. Represents shares of our common stock issuable upon conversion of 1,048,420 shares of Series C preferred stock and 553,850 shares of common stock owned by Explorer. Hampstead holds the ultimate controlling interest in Explorer. Messrs. McNamara and Decker disclaim beneficial ownership of the Series C preferred stock and the common stock, which they may be deemed to beneficially own because of their ownership interests in Hampstead, which holds the ultimate controlling interest in Explorer.

 (13) Includes options that are exercisable within 60 days to acquire 52,997 shares. Also includes 50,862 unvested shares of restricted stock. Includes shares of our common stock issuable upon conversion of Series C preferred stock and shares of common stock owned by Explorer. See Note 12.

 (14) Based on the Schedule 13G filed by Merrill Lynch & Co., Inc. with the Securities and Exchange Commission on February 7, 2000.


 (15) Assumes full exercise of subscription rights by each stockholder in the rights offering. If none of the subscription rights are exercised in the rights offering, Explorer would beneficially own 34,451,860 shares, or 63.9%, of our common stock, represented by 553,850 shares of common stock, 1,048,420 shares of Series C preferred stock and 500,000 shares of Series D preferred stock, depending on whether or not we have obtained shareholder approval for Explorer's investment at the time of the investment.



 (16) Based on 53,896,906 shares of our common stock, including 17,123,288 issued pursuant to this offering and private placement and 16,774,722 shares of our common stock issuable upon conversion of our Series C preferred stock. See Note (12).



 (17) Includes 800 shares held by a trust established by Mr. McNamara for non-family members of which Mr. McNamara is the trustee. Mr. McNamara disclaims any beneficial ownership of the shares held by the trust.



 (18) Based on 2,300,000 shares of Series A preferred stock outstanding on December 31, 2001.



 (19) Based on 2,000,000 shares of Series B preferred stock outstanding on December 31, 2001.

                    AFFILIATE RELATIONSHIPS AND TRANSACTIONS

EXPLORER


    Hampstead, through its affiliate Explorer, indirectly owns 1,048,722 shares of Series C preferred stock and 553,850 shares of our common stock, representing 47.1% of our outstanding voting power. Daniel A. Decker, our Chairman of the Board, is a member of Hampstead. Donald J. McNamara, the Chairman of Hampstead, is one of our directors. In connection with this rights offering and Explorer's investment, we have agreed to amend certain documents currently in effect between Explorer and us. For a description of our existing agreements with Explorer and proposed modifications, see "Modifications to Agreements with Explorer" beginning on page 44.


OMEGA WORLDWIDE

    FLEET CREDIT GUARANTY. We guaranteed repayment of borrowings of our affiliate, Omega Worldwide, Inc., pursuant to a revolving credit facility with a bank group, of which Fleet Bank, N.A. acts as agent in exchange for an initial 1% fee and an annual facility fee of 0.25%. At December 31, 2000, borrowings of $2,850,000 were outstanding under Omega Worldwide's revolving credit facility. Omega Worldwide's credit agreement required scheduled payments to be made until fully repaid in June 2001. Under this agreement, no further borrowings may be made by Omega Worldwide under its revolving credit facility. We were required to provide collateral in the amount of up to $8,800,000 related to the guarantee of Omega Worldwide's obligations. Upon repayment by Omega Worldwide of the remaining outstanding balance under its revolving credit facility, the subject collateral was released in connection with the termination of our guarantee.

    OPPORTUNITY AGREEMENT. We and Omega Worldwide have entered into an opportunity agreement to provide each other with rights to participate in transactions and make investments. The opportunity agreement provides that each company will offer the other a right of first refusal to participate in transactions or investments of which it becomes aware. In addition, both companies agree to jointly pursue certain transactions and investments upon the request of either company. The terms upon which each of us elect to participate in any transaction or investment will be negotiated in good faith and must be mutually acceptable to our respective boards of directors, with the affirmative votes of the independent directors of each of the boards of directors. The opportunity agreement has a term of ten years and automatically renews for successive five-year terms, unless terminated.

    SERVICES AGREEMENT. We and Omega Worldwide have entered into a services agreement which provides for the allocation of indirect costs incurred by us to Omega Worldwide. The allocation of indirect costs has been based on the relationship of assets under our management to the combined total of those assets and assets under Omega Worldwide's management. Upon expiration of this agreement on June 30, 2000, we entered into a new agreement requiring quarterly payments from Omega Worldwide of $37,500 for the use of offices and administrative and financial services provided by us. Upon the reduction of our accounting staff, the service agreement was renegotiated again on November 1, 2000 requiring quarterly payments from Omega Worldwide of $32,500. Costs allocated to Omega Worldwide for 2000 and 1999 were $404,000 and $754,000, respectively. The former services agreement has expired and Omega Worldwide is paying monthly invoices for services rendered.

OTHER

    BORROWING PROGRAM. On January 14, 1998, the Board of Directors adopted a program pursuant to which we agreed to lend funds to employees and directors to enable them to purchase our common stock through the exercise of stock options. The goal of the borrowing program was to increase ownership of our common stock by employees and directors, and, as a result, to foster a proprietary feeling among employees and directors and to further align the interests of employees and directors with those of our other stockholders. The maximum amount that an employee was permitted to borrow under the borrowing program depended on the employee's salary level, with the maximum loan amount for employees at the lower end of the salary range being $20,000, and the maximum loan amount for employees at the upper end of the salary range being $300,000. The maximum loan amount for directors was $300,000. Each loan carried interest at our borrowing cost, as determined by our management. Interest was payable quarterly, and all principal and accrued and unpaid interest was due five years from the date of the loan. Upon receipt by an employee of a cash bonus from us, the employee was obligated to make a principal reduction payment equal to 10% of the amount of the cash bonus. The loans are secured by pledges of the stock purchased with the proceeds of the loans. As long as a loan is not in default, the borrower may vote the shares purchased and is entitled to receive all dividends paid on the shares. At January 1, 2000, the following loans were outstanding to executive officers and non-employee directors:

NAME OF DIRECTOR                                           AMOUNT BORROWED AS OF
OR EXECUTIVE OFFICER                                          JANUARY 1, 2000
--------------------                                       ---------------------
Essel W. Bailey, Jr......................................         $195,707
James E. Eden............................................         $262,587
James P. Flaherty........................................         $262,632
Thomas F. Franke.........................................         $262,587
Harold J. Kloosterman....................................         $262,587
Bernard J. Korman........................................         $300,000
Edward Lowenthal.........................................         $187,472
Robert L. Parker.........................................         $299,955
David A. Stover..........................................         $296,847

    As of January 1, 2000, the outstanding aggregate principal balance of loans made under the borrowing program to employees who are not directors or executive officers was $201,088. On July 31, 2000, Messrs. Bailey, Eden, Flaherty, Franke, Kloosterman, Korman, Lowenthal, Parker and Stover each surrendered 7,664; 12,000; 8,333; 12,000; 12,000; 12,000; 6,999; 12,739; and 11,703 shares of common stock, respectively in exchange for forgiveness of $191,803; $262,587; $255,171; $262,587; $262,587; $300,000; $187,472; $299,955; and $294,118,
respectively, of debt, incurred by each of them under the borrowing program. As of December 31, 2000, no loans were outstanding under the borrowing program for our directors or executive officers. We do not currently expect that any loans will be made pursuant to the borrowing program in the future.

    LEASE FROM CIRCLE PARTNERS. We leased 5,823 square feet of office space at 905 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103, from Circle Partners, a general partnership whose general partners are Essel W. Bailey, Jr., our former President and Chief Executive Officer, and Thomas F. Franke, a director. During 1998, we moved our principal executive offices to 900 Victors Way, Suite 350, Ann Arbor, Michigan 48108 and entered into a sublease agreement with respect to 1,900 square feet of the Eisenhower space on December 14, 1998. We entered into a second sublease agreement with respect to an additional 3,000 square feet of the Eisenhower space in July 1999. The lease expired, concurrently with the expiration of the subleases, on October 31, 2000. Rent payments totaling $77,198 were made to Circle Partners in 2000. Rent income on the subleases in 2000 was $65,509.

    RELOCATION LOAN. In connection with the 1994 relocation of F. Scott Kellman, our former Chief Operating Officer, from the Philadelphia metropolitan area to Ann Arbor, Michigan, we loaned him $220,000 to enable him to purchase a home in Ann Arbor. At January 1, 2000 the outstanding principal balance on the loan was $67,000. The loan was secured by a lien on Mr. Kellman's residence, and bore interest at 7.05% per annum. Mr. Kellman paid the balance of the mortgage in full on January 29, 2001.

    LOAN TO OAKWOOD. On December 30, 1998, we made a $6,000,000 loan to Oakwood Living Centers of Massachusetts, Inc., an affiliate of Oakwood Living
Centers, Inc., of which James E. Eden, a former director of our company, also is Chairman and Chief Executive Officer. The loan is secured by a second mortgage lien on six skilled nursing facilities located in Massachusetts, bears interest at 14% per annum and currently is past due and the borrower is paying interest at the default rate of 17%.

    STOVER SEVERANCE AGREEMENT. On June 15, 2000, we entered into a consulting and severance agreement with David A. Stover, our former Chief Financial Officer, pursuant to which Mr. Stover resigned as an officer of our company. Mr. Stover's resignation and severance agreement was effective as of June 15, 2000.

    Under the terms of the severance agreement, Mr. Stover received payment of his regular base salary for thirty days after the effective date of his resignation and a lump-sum severance payment equal to $348,667. The agreement provided that Mr. Stover was fully vested in his restricted stock awards for which there were no performance requirements, stock options and deferred compensation units. In addition, the dollar value of Mr. Stover's deferred compensation units under our deferred compensation arrangement were to be paid to Mr. Stover in a lump sum payment pursuant to the terms of the plan. The severance agreement permitted Mr. Stover to transfer shares he purchased under the borrowing program back to us in satisfaction of his debt under the borrowing program.

    Under the terms of the severance agreement, Mr. Stover will provide consulting services to us for one year following his resignation in exchange for compensation equal to $348,667 payable in twelve equal monthly installments.

                          DESCRIPTION OF CAPITAL STOCK


    We are offering shares of our common stock, par value $0.10 per share, to be issued upon the exercise of rights given to stockholders of record as of January 22, 2002.



    Our authorized capital stock currently consists of 100,000,000 shares of our common stock, par value $0.10 per share, 2,300,000 shares of Series A preferred stock, par value $1.00 per share, 2,000,000 shares of Series B preferred stock, par value $1.00 per share, 2,000,000 shares of Series C preferred stock, par value $1.00 per share, and 1,000,000 shares of Series D preferred stock, par value $1.00 per share. As of December 31, 2001, we have 19,998,896 shares of our common stock, 2,300,000 shares of our Series A preferred stock, 2,000,000 shares of our Series B preferred stock, 1,048,420 shares of our Series C preferred stock, and no shares of our Series D preferred stock issued and outstanding. Our common stock, Series A preferred stock and Series B preferred stock are listed on the New York Stock Exchange. We intend to apply to list for trading on the New York Stock Exchange any additional shares of our common stock which are issued and sold hereunder.


COMMON STOCK

    All shares of our common stock participate equally in dividends payable to stockholders of our common stock when and as declared by our Board of Directors and in net assets available for distribution to stockholders of our common stock on liquidation or dissolution, have one vote per share on all matters submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. All issued and outstanding shares of our common stock are, and our common stock offered hereby will be upon issuance, validly issued, fully paid and nonassessable. Holders of our common stock do not have preference, conversion, exchange or preemptive rights. Our common stock is listed on the New York Stock Exchange under the symbol "OHI."

    DIVIDENDS ON COMMON STOCK. In February 2001, we suspended payment of all dividends on all common stock and preferred stock. We do not know when or if we will resume dividend payments on our common stock or, if resumed, what the amount or timing of any dividend will be. We do not anticipate paying dividends on any class of capital stock at least until our $108 million of debt maturing in the first half of 2002 has been repaid, and in any event, all accrued and unpaid dividends on our Series A, B and C preferred stock must be paid in full before dividends on our common stock can be resumed. We have made sufficient distributions to satisfy the distribution requirements under the REIT rules of the Internal Revenue Code of 1986 to maintain our REIT status for 2000 and expect to satisfy the requirements under the REIT rules for 2001.


    On March 30, 2001 our Board of Directors approved payment of the accrued Series C dividend from November 15, 2000 and the associated waiver fee by issuing 48,420 shares of Series C preferred Stock to Explorer on April 2, 2001. Dividends paid in stock to a specific class of stockholders, such as our payment of our Series C preferred stock in April 2001, constitute dividends eligible for the 2001 dividends paid deduction. Additionally, and as specifically authorized by the Internal Revenue Code, dividends declared by September 15, 2002 and paid by December 31, 2002 may be elected to be treated as a distribution of 2001 taxable income.


SERIES A PREFERRED STOCK

    The following description of the terms of the Series A preferred stock sets forth certain general terms and provisions of the Series A preferred stock. The description of certain provisions of the Series A preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Restatement, as amended, and the Board of Directors' resolutions or articles supplementary relating to the Series A preferred stock.

    GENERAL. Under the Articles of Restatement, our Board of Directors is authorized without further stockholder action to provide for the issuance of up to an aggregate of 10,000,000 shares of our

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preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences as will be stated in the resolutions providing for the issuance of a series of such stock, adopted, at any time or from time to time, by our Board of Directors. The shares of Series A preferred stock are fully paid and nonassessable and have no preemptive rights.

    RANK. The Series A preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of our company, rank:

    - senior to all classes or series of our common stock, and to all equity securities ranking junior to the Series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of our company;

    - on a parity with the Series B preferred stock, the Series C preferred stock, the Series D preferred stock, if issued, and all other equity securities we issue, the terms of which specifically provide that such equity securities rank on a parity with the Series A preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of our company; and

    - junior to all of our existing and future indebtedness.

    ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF RESTATEMENT. See "Redemption and Business Combination Provisions" for a description of certain provisions of our Articles of Restatement, including provisions relating to redemption rights and provisions, which may have certain anti-takeover effects.

    DIVIDEND RIGHTS. Holders of shares of the Series A preferred stock are entitled to receive, when and as declared by our Board of Directors, or a duly authorized committee, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 9.25% per annum of the liquidation preference discussed below per share, equivalent to a fixed annual amount of $2.31 per share. Dividends on the Series A preferred stock are cumulative from the date of original issue and are payable quarterly in arrears for each quarterly dividend period ended April 30, July 31, October 31 and January 31, on or before the 15th day of May, August, November and February respectively of each year or, if not a business day, the next succeeding business day. The first dividend was paid on August 15, 1997 with respect to the period commencing on the date of issue and ending on July 31, 1997. Any dividend payable on Series A preferred stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date which will be the last day of the preceding calendar month prior to the applicable payment date of the dividend or such other date designated by our Board of Directors that is not more than 30 nor less than 10 days prior to the date of the dividend payment. No dividends on shares of Series A preferred stock will be declared by our Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for payment on such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A preferred stock will not bear interest and holders of the Series A preferred stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any of our capital stock or any other series of

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preferred stock ranking, as to dividends, on a parity with or junior to the
Series A preferred stock other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series A preferred stock as to dividends and upon liquidation for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A preferred stock for past dividend periods and the then current dividend period. When dividends are not paid in full, or a sum sufficient for such payment is not so set apart, upon the Series A preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with Series A preferred stock, all dividends declared upon the Series A preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series A preferred stock will be declared pro rata so that the amount of dividends declared per share of Series A preferred stock and any other series of preferred stock will in all cases bear to each other the same ratio that the accrued dividends per share of the Series A preferred stock and such other series of preferred stock bear to each other, but not including any accrual in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend bear to each other. Except as provided above, unless full cumulative dividends on the Series A preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividend, other than in shares of common stock or other shares of capital stock ranking junior to the Series A preferred stock as to dividends and liquidation, will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the common stock, or any other class or series of our capital stock ranking junior to or on a parity with the Series A preferred stock as to dividends or upon liquidation, nor will any shares of our common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series A preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration, or any monies paid to or made available for a sinking fund for the redemption for any such shares, by us except by conversion into or exchange for other capital stock ranking junior to the Series A preferred stock as to dividends and upon liquidation or redemption or for the purpose of preserving our qualification as a real estate investment trust under the Internal Revenue Code. Holders of shares of Series A preferred stock will not be entitled to any dividend, whether payable in cash, property or stock in excess of full cumulative dividends on the Series A preferred stock as provided above. Any dividend payment made on shares of Series A preferred stock will be first credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

    LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of Series A preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders, the amount of $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series A preferred stock as to liquidation rights. If, upon any voluntary or involuntary liquidation, dissolution or winding up our company, the amounts payable with respect to the Series A preferred stock and any other shares of our preferred stock ranking as to any such distribution on a parity with Series A preferred stock are not paid in full, the holders of the Series A preferred stock and of such other shares of our preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts and accrued and unpaid dividends to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution and accrued and unpaid dividends to which they are entitled, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of our assets. If liquidating distributions have been made in full to all holders of shares of Series A preferred stock, our remaining assets will be distributed among the holders of junior stock, according to their respective rights and preferences and

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in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our company.

    REDEMPTION. On and after July 1, 2002, Series A preferred stock may be redeemed, in whole or from time to time in part, at our option and may not be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and at a redemption price of $25 per share plus all accrued and unpaid dividends thereon without interest. The shares of the Series A preferred stock redeemed will be restored to the status of authorized but unissued shares of our preferred stock. In the event that fewer than all of the outstanding shares of Series A preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as we may determine or by any other method as we may determine in our sole discretion to be equitable. From and after the redemption date, unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, dividends will cease to accumulate on the shares of Series A preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease. Unless full cumulative dividends on all shares of Series A preferred stock will have been or contemporaneously are declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A preferred stock will be redeemed unless all outstanding shares of Series A preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series A preferred stock, except by exchange for our capital stock ranking junior to the Series A preferred stock as to dividends and upon liquidation; provided, however, that the foregoing will not prevent our purchase of excess shares in order to insure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series A preferred stock pursuant to a purchase or exchange offer made on the same terms to all holders of all outstanding shares of Series A preferred stock. So long as no dividends are in arrears, we will be entitled at any time to repurchase shares of Series A preferred stock in open market transactions duly authorized by the Board of Directors and in compliance with the applicable law.

    CONVERSION RIGHTS. The shares of Series A preferred stock are not convertible into common stock.

    VOTING RIGHTS. Except as indicated below or except as required by law, holders of the Series A preferred stock will not be entitled to vote for any purpose. So long as any shares of Series A preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting separately as a class, amend, alter or repeal the provisions of the Articles of Restatement or the articles supplementary relating to the Series A preferred stock, whether by merger, consolidation or otherwise so as to materially and adversely affect any right, preference, privilege or voting power of the Series A preferred stock or the holders thereof; including without limitation, the creation of any series of preferred stock ranking senior to the Series A preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. However, so long as the Series A preferred stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which we become a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A preferred stock. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A preferred stock with respect to payment of dividends or the distribution of assets upon

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liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Whenever dividends on any shares of Series A preferred stock are in arrears for 18 or more months, the number of directors then constituting the Board of Directors will be increased by two, if not already increased by a reason of a similar arrearage pursuant to similar rights of any other preferred stock on parity with the Series A Preferred Stock. The holders of such shares of Series A preferred stock, voting separately as a class with any other preferred stock on parity with the Series A preferred stock, if such stock has like voting rights that are then exercisable, will be entitled to vote separately as a class in order to fill the vacancies thereby created for the election of a total of two additional directors at a special meeting called by the holders of record of such stock, and at each subsequent annual meeting until all dividends accumulated on such shares of preferred stock for the past dividend period and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Each director elected pursuant to these voting rights, as a qualification for election as such, and regardless of how elected, must submit to our Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of preferred stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected pursuant to these voting rights will terminate upon the effectiveness of their respective letters of resignation, and the number of directors then constituting the Board of Directors will be reduced accordingly. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A preferred stock have been paid in full or declared and set aside for payment in full, the holders thereof will be divested of the foregoing voting rights, subject to revesting in the event of each and every Series A dividend default, and, if all accumulated dividends and the dividend for the then current dividend period have been paid for all preferred stock with like voting power in full or set aside for payment in full the term of office of each director so elected will terminate. Any director elected pursuant to these voting rights may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series A preferred stock when they have the voting rights described above, voting separately as a class with other preferred stock on parity with the Series A preferred stock with like voting rights that are then exercisable. So long as a Series A dividend default continues, any vacancy in the office of a director elected pursuant to these voting rights may be filled by written consent of the director elected pursuant to these voting rights remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A preferred stock when they have the voting rights described above, voting separately as a class with other preferred stock on parity with the Series A preferred stock with like voting rights that are then exercisable. The directors elected pursuant to these voting rights will each be entitled to one vote per director on any matter.

SERIES B PREFERRED STOCK

    The following description of the terms of the Series B preferred stock sets forth general terms and provisions of the Series B preferred stock. The description of provisions of the Series B preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Restatement, and the Board of Directors' resolutions or Articles Supplementary relating to the Series B preferred stock.

    GENERAL. Under the Articles of Restatement, our Board of Directors is authorized without further stockholder action to provide for the issuance of up to an aggregate of 10,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and

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the liquidation preferences as will be stated in the resolutions providing for the issuance of a series of such stock, adopted, at any time or from time to time, by our Board of Directors. The shares of Series B preferred stock are fully paid and nonassessable and have no preemptive rights.

    RANK. The Series B preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of our company, rank:

    - senior to all classes or series of our common stock, and to all equity securities ranking junior to the Series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of our company;

    - on a parity with the Series A preferred stock, the Series C preferred stock, the Series D preferred stock, if issued, and all other equity securities we issue, the terms of which specifically provide that such equity securities rank on a parity with the Series B preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding-up of our company; and

    - junior to all of our existing and future indebtedness.

    ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF RESTATEMENT. See "Redemption and Business Combination Provisions" for a description of certain provisions of our Articles of Restatement, including provisions relating to redemption rights and provisions, which may have certain anti-takeover effects.

    DIVIDEND RIGHTS. Holders of shares of the Series B preferred stock are entitled to receive, when and as declared by our Board of Directors, or a duly authorized committee, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.625% per annum of the liquidation preference per share equivalent to a fixed annual amount of $2.156 per share. Dividends on the Series B preferred stock are cumulative from the date of original issue and are payable in arrears for each period ended July 31, October 31, January 31, and April 30 on or before the 15th day of August, November, February and May of each year, or, if not a business day, the next succeeding business day. The first dividend was paid on August 15, 1998 with respect to the period ending on July 31, 1998. Any dividend payable on Series B preferred stock for any partial period will be computed on a basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the last day of the preceding calendar month prior to the applicable dividend payment date or such other date designated by our Board of Directors that is not more than 30 days nor less than 10 days prior to such dividend payment date. No dividends on shares of Series B preferred stock will be declared by our Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement of our company, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payments or provide that such declaration, payment or setting apart for payment will constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment on such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will not bear interest and holders of the Series B preferred stock will not be entitled to any distributions in excess of the full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any of our capital stock or any of our other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B preferred stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series B preferred stock as to the dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such

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payment on the Series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full, or a sum sufficient for such full payment is not so set apart, upon the Series B preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock, all dividends declared upon the Series B preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock will be declared pro rata so that the amount of dividends declared per share of Series B preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share of the Series B preferred stock and such other series of preferred stock, which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other. Except as provided above, unless full cumulative dividends on the Series B preferred stock have been or contemporaneously are declared and paid or declared in a sum sufficient for payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividend, other than in shares of common stock or other shares of our capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation, will be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the common stock, or any other class or series of our capital stock ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, nor will any shares of our common stock, or any other shares of our capital stock ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration or any monies to be paid to or made available for a sinking fund for the redemption for such shares by us, except by conversion into or exchange for other capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation or redemption for the purposes of preserving our qualification as a real estate investment trust under the Internal Revenue Code. Holders of shares of Series B preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B preferred stock as provided above. Any dividend payment made on shares of Series B preferred stock will be first credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

    LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of Series B preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders, the amount of $25 per share plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock that ranks junior to the Series B preferred stock in liquidation rights. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to the Series B preferred stock and any other shares of our preferred stock ranking as to any such distribution on a parity with Series B preferred stock are not paid in full, the holders of the Series B preferred stock and of such other shares of our preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts and accrued and unpaid dividends to which they are entitled. After payment to the holders of the preferred stock of each series of the full preferential amounts of the liquidating distribution and accrued and unpaid dividends to which they are entitled, the holders of each such series of the preferred stock will be entitled to no further participation in any distribution of our assets. If liquidating distributions have been made in full to all holders of shares of our preferred stock, our remaining assets will be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of us with or into any other corporation, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our company.

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    REDEMPTION.  On and after July 1, 2003, the Series B preferred stock may be redeemed, in whole or from time to time in part, at our option, and may not be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the time and a redemption price of $25 per share plus all accrued and unpaid dividends thereon without interest. The shares of the Series B preferred stock redeemed will be restored to the status of authorized but unissued shares of our preferred stock. In the event that fewer than all of the outstanding shares of Series B preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata, subject to rounding to avoid fractional shares, as we may determine or by any other method as we may determine in our sole discretion to be equitable. From and after the redemption date, unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any, dividends will cease to accumulate on the shares of Series B preferred stock called for redemption and all rights of the holders thereof, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, will cease. Unless full cumulative dividends on all shares of Series B preferred stock will have been or contemporaneously are declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B preferred stock will be redeemed unless all outstanding shares of Series B preferred stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series B preferred stock except by exchange for our capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation; provided, however, that the foregoing will not prevent our purchase of shares of Series B preferred stock in excess of 9.9% of the value of our outstanding capital stock in order to insure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B preferred stock pursuant to a purchase or exchange offer made on the same terms to all holders of all outstanding shares of Series B preferred stock. So long as no dividends are in arrears, we will be entitled at any time to repurchase shares of Series B preferred stock in open market transactions duly authorized by the Board of Directors and in compliance with the applicable law.

    CONVERSION RIGHTS. The shares of Series B preferred stock are not convertible into common stock.

    VOTING RIGHTS. Except as indicated below or except as required by law, holders of the Series B preferred stock will not be entitled to vote for any purpose. So long as any shares of Series B preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting separately as a class, amend, alter or repeal the provisions of the Articles of Restatement or the articles supplementary relating to the Series B preferred stock, whether by merger, consolidation or otherwise so as to materially and adversely affect any right, preference, privilege or voting power of the Series B preferred stock or the holders thereof, including without limitation, the creation of any series of preferred stock ranking senior to the Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. However, so long as the Series B preferred stock or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which we becomes a party remains outstanding with the terms thereof materially unchanged, the occurrence of any such event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B preferred stock. Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Whenever dividends on any shares of Series B preferred stock are in arrears for 18 or more months, the number of directors then constituting the Board of Directors will be increased by two if not already increased by a reason of a similar arrearage pursuant to similar rights of any other preferred stock on parity with the Series B preferred stock. The holders of such

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shares of Series B preferred stock, voting separately as a class with any other preferred stock on a parity with the Series A preferred stock, if such stock has like voting rights that are then exercisable, will be entitled to vote separately as a class, in order to fill the vacancies thereby created for the election of a total of two additional directors at a special meeting called by the holders of record of such stock, and at each subsequent annual meeting until all dividends accumulated on such shares of preferred stock for the past dividend period and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. Each director elected pursuant to these voting rights, as a qualification for election as such and regardless of how elected must submit to our Board of Directors a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of preferred stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected pursuant to these voting rights will terminate upon the effectiveness of their respective letters of resignation, and the number of directors then constituting the Board of Directors will be reduced accordingly. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B preferred stock shall have been paid in full or declared and set aside for payment in full, the holders thereof will be divested of the foregoing voting rights subject to revesting in the event of each and every Series B dividend default and, if all accumulated dividends and the dividend for the then current dividend period have been paid for all preferred stock with like voting power in full or set aside for payment in full, the term of office of each director so elected will terminate. Any director elected pursuant to these voting rights may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B preferred stock when they have the voting rights described above, voting separately as a class with other preferred stock on parity with the Series A preferred stock with like voting rights that are then exercisable. So long as a Series B dividend default shall continue, any vacancy in the office of a director elected pursuant to these voting rights may be filled by written consent of the director elected pursuant to these voting rights remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B preferred stock when they have the voting rights described above, voting separately as a class with other preferred stock on parity with the Series A preferred stock with like voting rights that are then exercisable. The directors elected pursuant to these voting rights will each be entitled to one vote per director on any matter.

SERIES C PREFERRED STOCK

    The following description of the terms of the Series C preferred stock sets forth the general terms and provisions of the Series C preferred stock. The description of the provisions of the Series C preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Restatement, and the Board of Directors' resolutions or articles supplementary relating to the Series C preferred stock. As part of Explorer's investment, our stockholders will be asked to approve the adoption of Amended and Restated Articles Supplementary for Series C Convertible Preferred Stock, which will alter certain terms and provisions of the Series C preferred stock. The changes that would result from the adoption of the Amended and Restated Articles Supplementary for Series C Convertible Preferred Stock are described below but the description does not purport to be complete and is subject to and qualified in its entirety to the Form of Amended and Restated Articles Supplementary for Series C Convertible Preferred Stock.

    GENERAL. Under the Articles of Restatement, our Board of Directors is authorized without further stockholder action to provide for the issuance of up to an aggregate of 10,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights and qualifications, limitations or restrictions thereon,

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including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, and the liquidation preferences as will be stated in the resolutions providing for the issuance of a series of such stock, adopted, at any time or from time to time, by our Board of Directors. The shares of Series C preferred stock are fully paid and nonassessable and have no preemptive rights. The articles supplementary relating to the Series C preferred stock authorize us to issue up to 2,000,000 shares of the Series C preferred stock at an original issuance price of $100 per share. However, the number of authorized shares of Series C preferred stock may increase automatically if we pay any dividend in shares of Series C preferred stock.

    RANK. The Series C preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank: senior to our common stock and to all other equity securities that by their terms rank junior to the Series C preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company; on a parity with our outstanding Series A preferred stock, Series B preferred stock, Series D preferred stock, if issued, and any other equity securities that may be issued by us that have terms which specifically provide that such equity securities will rank on a parity with respect to dividend rights or rights upon liquidation dissolution or winding up of our company; junior to all of our existing and future indebtedness. Any of our convertible debt securities will rank senior to the Series C preferred stock prior to conversion.

    ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF RESTATEMENT. See "Redemption and Business Combination Provisions" for a description of provisions of our Articles of Restatement, including provisions relating to redemption rights and certain provisions, which may have anti-takeover effects.

    DIVIDEND RIGHTS. Holders of shares of the Series C preferred stock are entitled to receive dividends at the greater of:

    - 10% per annum of the liquidation preference discussed below per share, which is equivalent to a fixed annual amount of $10.00 per share; and

    - the amount per share declared or paid by us on our common stock based on the number of shares of common stock into which the shares of Series C preferred stock are then convertible.

Assuming that quarterly dividends on our common stock are recommenced at the rate of $0.25 per share, each share of Series C preferred stock would receive a quarterly dividend of $4.00 or an annual dividend of $16.00. Dividends on each share of the Series C preferred stock are cumulative commencing from the date of issuance. Dividends are payable in arrears for each dividend period ended
July 31, October 31, January 31 and April 30 on or before the relevant dividend payment date, which will be the 15th day of August, November, February and May of each year. The first dividend was paid on November 15, 2000, with respect to the period commencing on the date of first issuance of Series C preferred stock and ending on October 31, 2000. Any dividend payable on shares of the Series C preferred stock for any partial period will be prorated for the partial period based on the actual number of days elapsed commencing with and including the date of issuance of such shares through the end of the dividend period. For any dividend periods ending after February 1, 2001, dividends are payable in cash. Dividends on shares of Series C preferred stock will not be declared by the Board of Directors or paid or set apart for payment if the terms of any agreement to which we are a party, including any agreement relating to our indebtedness, prohibit the declaration or payment of dividends on the Series C preferred stock or provide that such declaration or payment would constitute a breach or default under the agreement, or if the payment is restricted or prohibited by law. Dividends on the Series C preferred stock will also accrue whether or not we have earnings or other funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C preferred stock will not bear interest. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any of our capital stock or any other series of preferred stock ranking, as to dividends, on a parity with or

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junior to the Series C preferred stock, other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series C preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series C preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full upon the Series C preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series C preferred stock, all dividends declared upon the Series C preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series C preferred stock shall be declared pro rata so that the amount of dividends declared per share of Series C preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share of the Series C preferred stock and such other series of preferred stock, bear to each other, not including any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other. Unless full cumulative dividends on the Series C preferred stock have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividends, other than any other shares of our capital stock ranking junior to or on a parity with the Series C preferred stock as to dividends or upon liquidation, may be paid or declared upon the common stock or any other class or series of our capital stock ranking junior to or on a parity with the Series C preferred stock as to dividends, nor will any shares of common stock or any other shares of our capital stock ranking junior to or on a parity with the Series C preferred stock as to dividends or liquidation be redeemed, purchased or otherwise acquired for any consideration or any monies be paid to or made available for a sinking fund for the redemption of such shares by us, except for certain limited exceptions such as dividends paid for the purpose of preserving our qualification as a real estate investment trust under the Internal Revenue Code. Any dividend payment made on shares of the Series C preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series C preferred stock will be entitled to be paid the liquidation preference out of our assets legally available for distribution to our stockholders before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series C preferred stock as to liquidation rights. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series C preferred stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us in a manner that constitutes a change in control, or the sale, lease or conveyance of all or substantially all of our property or business, shall be deemed to constitute a liquidation, dissolution or winding up of the company. The "liquidation preference" with respect to each share of Series C preferred stock means an amount equal to the original issue price ($100 per share), plus any accrued but unpaid dividends.

    REDEMPTION. The Series C preferred stock is not redeemable, subject, however, to certain restrictions on transfer and ownership, described in "Redemption and Business Combination Provisions." In any event, Series C preferred stock may not be redeemed without the consent of the holders thereof.

    VOTING RIGHTS. Each holder of shares of Series C preferred stock will be entitled to a number of votes equal to the number of shares of common stock into which the shares of Series C preferred stock held by such holder could then be converted. The holders of Series C preferred stock will vote together as a single class with holders of common stock, except as expressly required by law. The holders of Series C preferred stock will have no separate class or series vote on any matter except as expressly required by law or as otherwise set forth in the articles supplementary related to the Series C preferred

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stock. Whenever dividends on any shares of Series C preferred stock are in arrears for four or more dividend periods, the number of directors then constituting the Board of Directors will be increased, if necessary, by such number that would, if the number were added to the number of directors already designated by the holders of the Series C preferred stock, whether pursuant to the Stockholders Agreement between us and Explorer or otherwise, constitute a majority of the Board of Directors. The holders of the shares of Series C preferred stock, voting separately as a class with any other preferred stock on a parity with the Series C preferred stock, if such stock has like voting rights that are then exercisable, will be entitled to vote separately as a class to elect the additional preferred stock directors until such time as all dividends accumulated on such shares of Series C preferred stock and any preferred stock that ranks on a parity with the Series C preferred stock for the past dividend periods and the dividend for the then current dividend period have been fully paid, at which time the additional preferred stock directors elected pursuant to the rights described above are required to resign. In any election of such additional preferred stock directors, each holder of shares of Series C preferred stock or shares of preferred stock that ranks on a parity with the Series C preferred stock will be entitled to one vote for each $1.00 amount of liquidation preference attributable to the shares of preferred stock held. So long as any shares of Series C preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C preferred stock outstanding at the time, voting separately as a class together with any other classes of preferred stock adversely affected in the same manner, amend, alter or repeal the provisions of our Articles of Restatement or the articles supplementary related to the Series C preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C preferred stock, including the creation of any series of preferred stock ranking senior to the Series C preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, but not including the creation or issuance of preferred stock ranking on a parity with the Series C preferred stock. No holder of Series C preferred stock will be entitled to vote any shares of Series C preferred stock that would result in such holder and any of its affiliates or any group, as such term is used in Section 13(d)(3) of the Exchange Act, of which any of them is a member voting in excess of 49.9% of our then-outstanding voting stock. This provision does not apply to situations when the Series C preferred stock is entitled to vote separately as a class. ``Voting stock" means any shares of our capital stock that have the power to vote for the election of directors. If the Amended Series C Articles Supplementary are adopted, the holders of the Series C preferred stock will no longer have the special rights upon dividend defaults described above. Instead, whenever dividends on any shares of Series C preferred stock are in arrears for four or more dividend periods, the Series C preferred stock will have the same special board election rights as the Series D preferred stock, described below. Under the amended Series C Articles Supplementary, the restriction limiting a holder of Series C preferred stock from voting in excess of 49.9% of our then outstanding voting stock will no longer exist.

    CONVERSION. The holders of Series C preferred stock have the following conversion rights:

    OPTIONAL CONVERSION. Subject to certain limitations, each share of Series C preferred stock, including all accrued and unpaid dividends thereon, may be converted at any time into common stock at the option of the holder of shares of the Series C preferred stock.

    CONVERSION PRICE. Subject to certain limitations, each share of Series C preferred stock may be converted into the number of shares of common stock as is equal to the quotient obtained by dividing the original issue price for such share by the conversion price discussed below in effect at the time of conversion. The conversion price initially will be equal to the $6.25 per share of our common stock, subject to adjustment from time to time as provided in the supplementary articles related to the Series C preferred stock. The conversion price will be adjusted to reflect the economic impact of a stock split, stock combination, certain dividends paid in common stock, the issuance of additional common stock at a price less than the then fair market value and similar events.

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SERIES D PREFERRED STOCK

    The following description of the terms of the Series D preferred stock sets forth the general terms and provisions of the Series D preferred stock. The description of the provisions of the Series D preferred stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Restatement, and the Board of Directors' resolutions or the Form of Articles Supplementary for Series D Convertible Preferred Stock.

    GENERAL. Under the Articles of Restatement, our Board of Directors is authorized without further stockholder action to provide for the issuance of up to an aggregate of 10,000,000 shares of our preferred stock, in one or more series, with such designations, preferences, powers and relative participating, optional or other special rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as will be stated in the resolutions providing for the issuance of a series of such stock, adopted, at any time or from time to time, by our Board of Directors. The Series D Articles Supplementary authorize us to issue up to 1,000,000 shares of the Series D preferred stock. Whether or not we file the Series D Articles Supplementary with the Maryland State Department of Assessment and Taxation or issue any shares of Series D preferred stock will depend on whether our stockholders have approved the issuance of common stock upon conversion of the Series D preferred stock prior to the closing of Explorer's investment in our company.

    RANK. The Series D preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank
(i) senior to our common stock and to all other equity securities that by their terms rank junior to the Series D preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company;
(ii) on a parity with our outstanding Series A preferred stock, Series B preferred stock, Series C preferred stock and any other equity securities that may be issued by our company that have terms which specifically provide that such equity securities will rank on a parity with the Series D preferred stock; and (iii) junior to all existing and future indebtedness of Omega. Any of our Company's convertible debt securities will rank senior to the Series D preferred stock prior to conversion.

    ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF RESTATEMENT. See "Redemption and Business Combination Provisions" for a description of certain provisions of our Articles of Restatement including provisions relating to redemption rights and provisions, which may have certain anti-takeover effects.


    DIVIDEND RIGHTS. If approval of our stockholders to permit the conversion of Series D preferred stock into common stock is not received by February 28, 2002, holders of shares of the Series D preferred stock are entitled to receive dividends at the greater of:


    - 10% per annum of the liquidation preference, as discussed below, per share; and

    - the amount per share declared or paid by us on our common stock based on the number of shares of common stock into which the shares of Series D preferred stock are then convertible.

    Dividends on each share of the Series D preferred stock will be cumulative commencing from the date of issuance. Dividends are payable in arrears for each dividend period ended July 31, October 31, January 31 and April 30 on or before the relevant dividend payment date, which will be the 15th day of August, November, February and May of each year. Any dividend payable on shares of the Series D preferred stock for any partial period will be prorated for the partial period based on the actual number of days elapsed commencing with and including the date of issuance of such shares through the end of the dividend period. Dividends will be payable at the election of the holders of a majority of the Series D preferred stock with respect to any period after June 30, 2002, and at the election of the Board of Directors with respect to any period on or prior to June 30, 2002, (i) by the issuance as of the relevant dividend payment date of additional shares of Series D preferred stock having an aggregate

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liquidation preference equal to the amount of such accrued dividends, or
(ii) in cash. If dividends are paid in additional shares of Series D preferred stock, the number of authorized shares of Series D preferred stock will be deemed, without further action, to be increased by the number of shares so issued. Dividends on shares of Series D preferred stock will not be declared by the Board of Directors or paid or set apart for payment if the terms of any agreement to which we are a party, including any agreement relating to our indebtedness, prohibits the declaration or payment of dividends on the Series D preferred stock or provides that such declaration, payment or setting aside for payment would constitute a breach thereof or default thereunder; provided, that in such case dividends on the Series D preferred stock will accrue. Dividends on the Series D preferred stock will also accrue whether or not we have earnings or other funds legally available for the payment of such dividends. Accrued but unpaid dividends on the Series D preferred stock will not bear interest. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any of our capital stock or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series D preferred stock, other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series D preferred stock as to dividends and upon liquidation, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series D preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full upon the Series D preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series D preferred stock, all dividends declared upon the Series D preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series D preferred stock will be declared pro rata so that the amount of dividends declared per share of Series D preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share as the Series D preferred stock and such other series of preferred stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend, bear to each other. Unless full cumulative dividends on the Series D preferred stock have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof is set apart for payment in full, no dividends, other than certain dividends payable in our capital stock, may be declared or paid upon our common stock, except for certain limited exceptions such as dividends paid for the purpose of preserving our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Any dividend payment made on shares of the Series D preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, each holder of shares of Series D preferred stock will, at the election of such holder, be entitled to be paid the liquidation preference out of our assets legally available for distribution to our stockholders before any distribution of assets is made to holders of common stock or any other class or series of our capital stock that ranks junior to the Series D preferred stock as to liquidation rights. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends and interest thereon, if any, to which they are entitled, the holders of Series D preferred stock will have no right or claim to any of our remaining assets. The consolidation or merger of our Company with or into any other corporation, trust or entity or of any other corporation with or into us in a manner that constitutes a change in control, or the sale, lease or conveyance of all or substantially all of our property or business will be deemed to constitute a liquidation, dissolution or winding up of our company. The liquidation preference for shares of Series D preferred stock is equal to the original issue price of the Series D preferred stock plus any accrued and unpaid dividends.

    REDEMPTION. The Series D preferred stock is not redeemable, subject, however, to certain restrictions on transfer and ownership, described in "Redemption and Business Combination

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Provisions." In any event, Series D preferred stock may not be redeemed without the consent of the holders thereof.

    VOTING RIGHTS. Holders of Series D preferred stock will not have voting rights, except as set forth below. Whenever dividends on any shares of Series D preferred stock are in arrears for two or more dividend periods, the number of directors then constituting the Board of Directors will be increased by two if not already increased pursuant to a similar provision in the Amended and Restated Articles Supplementary for Series C Convertible Preferred Stock, which will become effective upon stockholder approval as set forth in the description of the Series C preferred stock above. The holders of such shares of Series D preferred stock and the holders of Series C preferred stock upon which like voting rights have been conferred and are exercisable, voting together as a single class, will be entitled to vote as a single class to elect the additional preferred stock directors until such time as all dividends accumulated on such shares of Series D preferred stock and Series C preferred stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid, at which time the directors elected pursuant to this right are required to resign. In any vote to elect or remove such directors, each holder of shares of Series D preferred stock and Series C preferred stock will be entitled to one vote for each share held by such holder. So long as any shares of Series D preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series D preferred stock outstanding at the time (voting as a single class together with any other classes of preferred stock adversely affected in the same manner), amend, alter or repeal the provisions of our charter or the Series D Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D preferred stock, including the creation of any series of preferred stock ranking senior to the Series D preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, but not including the creation or issuance of preferred stock ranking on a parity with the Series D preferred stock.

    CONVERSION. The holders of Series D preferred stock have the following conversion rights:

    AUTOMATIC CONVERSION. Each share of Series D preferred stock will automatically convert into shares of our common stock upon the earlier of:
(i) the date the holders of a majority of the shares of our common stock, giving effect to the conversion of the Series C preferred stock, present and entitled to vote at a duly convened meeting of our stockholders vote to approve the conversion of the Series D preferred stock into common stock and the issuance of common stock upon such conversion and (ii) the date the New York Stock Exchange waives any requirement for stockholder approval of the conversion of the Series D preferred stock into common stock under its rules and policies.

    CONVERSION PRICE. Subject to certain limitations on conversion set forth in the Series D Articles Supplementary, each share of Series D preferred stock will be converted into the number of shares of our common stock as is equal to the quotient obtained by dividing the original issue price for such share by the conversion price, as discussed below, in effect at the time of conversion. The conversion price will be adjusted to reflect the economic impact of a stock split, stock combination, certain dividends paid on common stock, the issuance of additional common stock at a price less than fair market value and similar events.

REDEMPTION AND BUSINESS COMBINATION PROVISIONS

    If our Board of Directors is, at any time and in good faith, of the opinion that direct or indirect ownership of at least 9.9% or more of the voting shares of capital stock has or may become concentrated in the hands of one beneficial owner, our Board of Directors will have the power:

    - by lot or other means deemed equitable by it, to call for the purchase from any of our stockholders a number of voting shares sufficient, in the opinion of our Board of Directors, to maintain or bring the direct or indirect ownership of voting shares of capital stock of such

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      beneficial owner to a level of no more than 9.9% of our outstanding voting shares of our capital stock, and

    - to refuse to transfer or issue voting shares of our capital stock to any person whose acquisition of such voting shares would, in the opinion of our Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of our outstanding voting shares of our capital stock.

Further, any transfer of shares, options, warrants, or other securities convertible into voting shares that would create a beneficial owner of more than 9.9% of the outstanding voting shares will be deemed void ab initio and the intended transferee will be deemed never to have had an interest therein. Subject to the rights of the preferred stock described below, the purchase price for any voting shares of our capital stock so redeemed will be equal to the fair market value of the shares reflected in the closing sales prices for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which we send notices of such acquisitions, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the net asset value of such stock as determined by our Board of Directors in accordance with the provisions of applicable law. The purchase price for shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price will, in the case of the Series A preferred stock and Series B preferred stock, be equal to the redemption price of such shares of Series A preferred stock and Series B preferred stock, respectively, and, in the case of the Series C preferred stock and Series D preferred stock, the purchase price will be equal to the liquidation preference of such shares of Series C preferred stock and Series D preferred stock, respectively. From and after the date fixed for purchase by our Board of Directors, the holder of any shares so called for purchase will cease to be entitled to distributions, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price for the shares.

    Our Articles of Restatement require that, except in certain circumstances, business combinations between us and a beneficial holder of 10% or more of our outstanding voting stock, a related person, be approved by the affirmative vote of at least 80% of our outstanding voting shares.

    A "business combination" is defined in the Articles of Incorporation as:

    - any merger or consolidation of our company with or into a related person;

    - any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "substantial part", as defined below, of our assets including, without limitation, any voting securities of a subsidiary to a related person;

    - any merger or consolidation of a related person with or into our Company;

    - any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a related person to our company;

    - the issuance of any securities (other than by way of pro rata distribution to all stockholders) of our company to a related person; and

    - any agreement, contract or other arrangement providing for any of the transactions described in the definition of business combination. The term "substantial part" is defined as more than 10% of the book value of our total assets as of the end of our most recent fiscal year ending prior to the time the determination is being made.

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    The 80% voting requirement described above will not be applicable if
(i) our Board of Directors has unanimously approved in advance the acquisition of our stock that caused a related person to become a related person or
(ii) the business combination is solely between us and a wholly owned subsidiary. Our Board of Directors unanimously approved in advance Explorer's acquisition of our Series C preferred stock, which made Explorer a related person to us. Therefore, the 80% voting requirement is inapplicable to Explorer.

    Under the terms of our Articles of Restatement, our Board of Directors is classified into three classes. Each class of directors serves for a term of three years, with one class being elected each year. As of the date of this prospectus, there are nine directors, with each class consisting of three directors.

    The foregoing provisions of the Articles of Incorporation and certain other matters may not be amended without the affirmative vote of at least 80% of our outstanding voting shares.

    The foregoing provisions may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium. Our Board of Directors' authority to issue and establish the terms of currently authorized preferred stock, without stockholder approval, may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulation of shares, deprive stockholders of opportunities to sell at a temporarily higher market price. However, our Board of Directors believes that inclusion of the business combination provisions in the Articles of Restatement may help assure fair treatment of stockholders and preserve our assets.

    The foregoing summary of certain provisions of the Articles of Restatement does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and the Articles of Restatement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

STOCKHOLDER RIGHTS PLAN

    On May 12, 1999, our Board of Directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of our company to offer a fair price to all of our stockholders. The rights plan will not interfere with any merger, acquisition or business combination that our Board of Directors finds is in our best interest and the best interests of our stockholders.

    In connection with the adoption of the stockholder rights plan, our Board of Directors declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The stockholder protection rights will not become exercisable unless a person acquires 10% or more of our common stock, or begins a tender offer that would result in the person owning 10% or more of our common stock. At that time, each stockholder protection right would entitle each stockholder other than the person who triggered the rights plan to purchase either our common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of our company. We amended the stockholder rights plan to exempt Explorer and any of its transferees that become a party to the stockholders' agreement we have with Explorer from being deemed an acquiring person for purposes of the plan.

TRANSFER AGENT AND REGISTRAR

    EquiServe Trust Company, N.A. is the transfer agent and registrar of the common stock and preferred stock.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    Powell, Goldstein, Frazer & Murphy LLP has rendered its opinion with respect to the material United States income tax consequences of the offering to the holders of the common stock upon the distribution of rights and to the holders of the rights upon their exercise, which opinion has been filed as an exhibit to the registration statement of which this prospectus is a part.



    This opinion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.



    This opinion is limited to those who hold the common stock, and will hold the rights and any shares acquired upon the exercise of rights as "capital assets" within the meaning of section 1221 of the Code. This opinion does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules under the federal income tax laws, (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). In addition, this opinion does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.


    HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THIS OFFERING, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

CONSEQUENCES OF THE RIGHTS OFFERING

    DISTRIBUTION OF RIGHTS. Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.

    STOCKHOLDER BASIS AND HOLDING PERIOD OF THE RIGHTS. Except as provided in the following sentence, the basis of the rights received by a stockholder as a distribution with respect to such stockholder's common stock will be zero. If, however, either (i) the fair market value of the rights on their date of distribution is 15% or more of the fair market value (on the date of distribution) of the common stock with respect to which they are received or
(ii) the stockholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise of the rights, the stockholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of distribution.

    The holding period of a stockholder with respect to the rights received as a distribution on such stockholder's common stock will include the stockholder's holding period for the common stock with respect to which the rights were distributed.

    LAPSE OF THE RIGHTS. Holders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own.

    EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON
STOCK. Holders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such

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rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

    SALE OF SHARES. The sale of shares acquired upon exercise of the rights will result in the recognition of gain or loss to the stockholder in an amount equal to the difference between the amount realized and the stockholder's basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period for the shares is more than one year.

TAXATION OF THE COMPANY

    GENERAL. We have elected to be taxed as a real estate investment trust, or a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 1992. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner, but no assurance can be given that we have operated or will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT.

    The sections of the Code that govern the Federal income tax treatment of a REIT are highly technical and complex. The following sets forth the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    In the opinion of Argue Pearson Harbison & Myers, LLP whose opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to continue to meet the requirements for continued qualification and taxation as a REIT under the Code. This opinion is based on various assumptions and is conditioned upon certain representations made by us as to factual matters concerning our business and properties. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Argue Pearson Harbison & Myers, LLP on an ongoing basis. Accordingly, no assurance can be given that the various results of our operation for any particular taxable year will satisfy such requirements. Further, such requirements may be changed, perhaps retroactively, by legislative or administrative actions at any time. We have neither sought nor obtained any formal ruling from the Internal Revenue Service regarding our qualification as a REIT and presently have no plan to apply for any such ruling. See "--Failure to Qualify."

    If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on our net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (that is, taxation at both the corporate and the stockholder level) that generally results from investment in a corporation. However, we will be subject to Federal income tax as follows: First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains; provided, however, that if we have a net capital gain, we will be taxed at regular corporate rates on our undistributed REIT taxable income, computed without regard to net capital gain and the deduction for capital gains dividends, plus a 35% tax on undistributed net capital gain, if our tax as thus computed is less than the tax computed in the regular manner. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference that we do not distribute or allocate to our stockholders. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest regular corporate rate on such income. Fourth, if we

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have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business by us, (i.e., when we are acting as a dealer)), such income will be subject to a 100% tax. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by (b) a fraction intended to reflect our profitability. Sixth, if we should fail to distribute by the end of each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, we will be subject to a 100% excise on transactions with a taxable REIT subsidiary, or TRS that are not conducted on an arm's-length basis. Eighth, if we acquire any asset, which is defined as a "built-in gain asset" from a C corporation that is not a REIT (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the built-in gain asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period, which is defined as the "recognition period", beginning on the date on which such asset was acquired by us, then, to the extent of the built-in gain (i.e., the excess of (a) the fair market value of such asset on the date such asset was acquired by us over (b) our adjusted basis in such asset on such date), our recognized gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of built-in gain assume we will make an election pursuant to Treasury Regulations. Section 1.337(d)-SST.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to the provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half year of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its annual distributions to stockholders. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

    INCOME TESTS. In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including generally "rents from real property," interest on mortgages on real property and gains on sale of real property and real property mortgages, other than property described in
Section 1221 of the Code) and income derived from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities other than property held for sale to customers in the ordinary course of business.

    Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of the

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rent must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if we, or an owner (actually or constructively) of 10% or more of the value of our stock, actually or constructively owns 10% or more of such tenant, which is defined as a related party tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which we derive no revenue. We, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupance only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide a minimal amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, but only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

    If a loan contains a provision that entitles us to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

    Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

    PROHIBITED TRANSACTIONS. We will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of

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safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

    FORECLOSURE PROPERTY. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

    - that is acquired a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

    - for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

    - for which the REIT markets a proper election to treat the property as foreclosure property.

    Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

    - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

    - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

    - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

    Beginning on January 1, 2001, foreclosure property also includes any "qualified health care property," as defined in Code Section 856(a)(b) acquired by us as the result of the termination or expiration of a lease of such property. We may operate a qualified health care facility, acquired in this
manner for two years or longer if an extension is granted. We own    properties
with respect to which we have made foreclosure property elections. Properties that are taken back in a foreclosure or bankruptcy and operated for our own account are treated as foreclosure properties for income tax purposes, pursuant to Internal Revenue Code Section 856(e). Gross income from foreclosure properties is "good income" for purposes of the annual REIT income tests. Once this election is made on the tax return, it is "good" for a period of three years, or until the properties are no longer operated for our own account. An election to extend the foreclosure status period for an additional three years can be made. In all cases of the foreclosure property, we utilize an independent contractor to conduct day-to-day operations in order to maintain REIT status. In certain cases we operate facilities through a taxable REIT subsidiary. For those properties operated through the taxable REIT subsidiary, we utilize an eligible independent contractor to conduct day-to-day operations to maintain REIT status. As a

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result of the foregoing, we do not believe that our participation in the operation of nursing homes will increase the risk that we will fail to qualify as a REIT. Through our 2000 taxable year, we have not paid any tax on our foreclosure property because those properties have been producing losses. However, in the future, our income from foreclosure property could be significant and we could be required to pay a significant amount of tax on that income.

    HEDGING TRANSACTIONS. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Accordingly, our income and gain from our interest rate swap agreements generally is qualifying income for purpose, or the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

    FAILURE TO SATISFY INCOME TESTS. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions apply. we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

    ASSET TESTS. At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets (including (i) our allocable share of real estate assets held by partnerships in which we own an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our company), cash, cash items and government securities. Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

    For purposes of the second and third asset tests, the term "securities" does not include our stock in another REIT, our equity or debt securities of a qualified REIT subsidiary or TRS, or our equity interest in any partnership. The term "securities," however, generally includes our debt securities issued by another REIT or a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership.

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    We may own up to 100% of the stock of one or more TRSs beginning on
January 1, 2001. However, overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries (including stock in non-REIT C Corporations) and other assets that are not qualifying assets for purposes of the 75% asset test.

    If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

    After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

    ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if we dispose of any built-in gain asset during a recognition period, we will be required to distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration. In addition, such distributions are required to be made pro rata, with no preference to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent that such class is entitled to such a preference. To the extent that we do not distribute all of our net capital gain or do distribute at least 90%, but less than 100% of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates.

    Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

    - 85% of our REIT ordinary income for such year;

    - 95% of our REIT capital gain income for such year; and

    - any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. We may also be entitled to pay and deduct deficiency dividends in later years as a relief measure to correct errors in determining our taxable income. Although we may be able to avoid income tax on amounts

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distributed as deficiency dividends, we will be required to pay interest to the
IRS based upon the amount of any deduction we take for deficiency dividends.

    The availability to us of, among other things, depreciation deductions with respect to our owned facilities depends upon the treatment by us as the owner of such facilities for federal income tax purposes, and the classification of the leases with respect to such facilities as "true leases" rather than financing arrangements for federal income tax purposes. The questions of whether we are the owner of such facilities and whether the leases are true leases for federal tax purposes are essentially factual matters. We believe that we will be treated as the owner of each of the facilities that we lease, and such leases will be treated as true leases for federal income tax purposes. However, no assurances can be given that the IRS will not successfully challenge our status as the owner of our facilities subject to leases, and the status of such leases as true leases, asserting that the purchase of the facilities by us and the leasing of such facilities merely constitute steps in secured financing transactions in which the lessees are owners of the facilities and we are merely a secured creditor. In such event, we would not be entitled to claim depreciation deductions with respect to any of the affected facilities. As a result, we might fail to meet the 90% distribution requirement or, if such requirement is met, we might be subject to corporate income tax or the 4% excise tax.

FAILURE TO QUALIFY

    If we fail to qualify as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible and our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. Failure to qualify could result in our incurring indebtedness or liquidating investments in order to pay the resulting taxes.

OTHER TAX MATTERS

    We own and operate a number of properties through qualified REIT subsidiaries (the "QRSs"). The QRSs are treated as qualified REIT subsidiaries under the Code. Code Section 856(i) provides that a corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the tests for REIT qualification described in this Prospectus under the heading "Taxation of the Company," the QRSs will be ignored, and all assets, liabilities and items of income, deduction, and credit of such QRSs will be treated as our assets, liabilities and items of income, deduction, and credit.

    In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

    Tax legislation enacted in 1999 allows a REIT to own up to 100% of the stock of one or more TRSs, beginning on January 1, 2001. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of securities of one or more TRSs. However, a TRS does not include a corporation which directly or indirectly (i) operates or manages a health care (or lodging) facility, or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which a health care (or lodging) facility is operated. A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the new rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have made TRS elections with respect to Bayside Street II, Inc. and one of our wholly-owned subsidiaries that owns all of the preferred stock of Omega Worldwide. Those entities will pay corporate income tax on their taxable income and their after-tax next income will be available for distribution to us.

STATE AND LOCAL TAXES

    We may be subject to state or local taxes in other jurisdictions such as those in which we may be deemed to be engaged in activities or own property or other interests. The state and local tax treatment of us may not conform to the federal income tax consequences discussed above.

                              PLAN OF DISTRIBUTION

    We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this rights offering and no commissions, fees or discounts will be paid in connection with it.

    We will pay the fees and expenses of EquiServe, the subscription agent, and we have also agreed to indemnify the subscription agent from any liability it may incur in connection with the rights offering. We will also pay the fees and expenses of Bank One Trust Company, NA, the escrow agent and Georgeson Shareholder Communications, Inc., the information agent.

    As soon as practicable after the record date, we will distribute the rights and copies of this prospectus to individuals who owned shares of our common stock on the record date. If you wish to exercise your rights and subscribe for new shares of common stock, you should follow the procedures described under "The Rights Offering--Procedure to Exercise Rights." The subscription rights generally are non-transferable; there are substantial restrictions on the transfer of the rights, as described under "The Rights Offering--Restrictions on Transferability of Rights."

    Shares of Omega common stock received through the exercise of subscription rights will be traded on the NYSE under the symbol "OHI."

                                 LEGAL MATTERS

    The validity of the issuance of the securities offered in this offering will be passed upon for us by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

                                    EXPERTS

    Ernst & Young, LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, as set forth in their report. We have included our consolidated financial statements and schedules in the prospectus and registration statement in reliance on the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 to register with the Commission the rights and the shares of our common stock to be issued upon the exercise of the rights. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    We file annual, quarterly and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

    Also, we will provide to you, free of charge, any of our documents filed with the Securities and Exchange Commission. To get your free copies, please call or write:


                        Omega Healthcare Investors, Inc.
                               9690 Deereco Road
                                   Suite 100
                            Timonium, Maryland 21093
                           Attn: Corporate Secretary
                                 (410) 561-5726

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ materially from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors" beginning on page 8. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

    - our ability to dispose of assets held for sale on a timely basis and at appropriate prices;

    - uncertainties relating to the operation of our owned and operated assets, including those relating to reimbursement by third party payors, regulatory matters and occupancy levels;

    - the ability of our operators in bankruptcy to reject unexpired lease obligations, modify the terms of our mortgages, and impede our ability to collect unpaid rent or interest during the process of a bankruptcy proceeding and retain security deposits for the debtors' obligations;

    - our ability to negotiate appropriate modifications to the terms of our credit facilities;

    - the availability and cost of capital;

    - regulatory and other changes in the healthcare sector;

    - our ability to manage, re-lease, or sell our owned and operated facilities;

    - competition in the financing of healthcare facilities;

    - the effect of economic and market conditions generally and, particularly, in the healthcare industry;

    - changes in interest rates;

    - the amount and yield of any additional investments;

    - changes in tax laws and regulations affecting real estate investment trusts; and

    - changes in the ratings of our debt securities.

                        OMEGA HEALTHCARE INVESTORS, INC.
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................     F-2

Consolidated Balance Sheets at December 31, 1999 and 2000...     F-3

Consolidated Statements of Operations for the three years
  ended December 31, 2000...................................     F-4

Consolidated Statements of Changes in Shareholders' Equity
  for the three years ended
  December 31, 2000.........................................     F-5

Consolidated Statements of Cash Flows for the three years
  ended December 31, 2000...................................     F-7

Notes to the Consolidated Financial Statements..............     F-8

FINANCIAL STATEMENT SCHEDULES.

Schedule III--Real Estate and Accumulated Depreciation......    F-38

Schedule IV--Mortgage Loans on Real Estate..................    F-42

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets at December 31, 2000
  and September 30, 2001....................................    F-43

Condensed Consolidated Statements of Operations for the
  three months ended September 30, 2001 and 2000, and the
  nine months ended September 30, 2001 and 2000.............    F-44

Condensed Consolidated Statements of Cash Flows for the nine
  months ended September 30, 2001 and 2000..................    F-45

Notes to the Unaudited Consolidated Financial Statements....    F-46

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Omega Healthcare Investors, Inc.

    We have audited the accompanying consolidated balance sheets of Omega Healthcare Investors, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. Our audit also included the financial statement schedules listed in the Index on page F-1. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Healthcare Investors, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                        /s/ Ernst & Young LLP

Chicago, Illinois
March 16, 2001, except
  for the third and seventh paragraphs
  of Note 15, as to which the
  date is March 30, 2001.

                        OMEGA HEALTHCARE INVESTORS, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------   ----------
ASSETS
Real estate properties
  Land and buildings at cost................................  $ 710,542   $  746,915
  Less accumulated depreciation.............................    (89,870)     (67,929)
                                                              ---------   ----------
    Real estate properties--net.............................    620,672      678,986
  Mortgage notes receivable--net............................    206,710      213,617
                                                              ---------   ----------
                                                                827,382      892,603
Other investments--net......................................     53,242       75,460
                                                              ---------   ----------
                                                                880,624      968,063
Assets held for sale--net...................................      4,013       36,406
                                                              ---------   ----------
  Total Investments.........................................    884,637    1,004,469
Cash and cash equivalents...................................      7,172        4,105
Accounts receivable.........................................     10,497        9,664
Other assets................................................      9,338       10,845
Operating assets for owned properties.......................     36,807        9,648
                                                              ---------   ----------
  Total Assets..............................................  $ 948,451   $1,038,731
                                                              =========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Revolving lines of credit.................................  $ 185,641   $  166,600
  6.95% Unsecured Notes due 2002............................    125,000      125,000
  6.95% Unsecured Notes due 2007............................    100,000      100,000
  Unsecured Notes due 2000..................................         --       81,381
  Other long-term borrowings................................     24,161       33,383
  Subordinated convertible debentures.......................     16,590       48,405
  Accrued expenses and other liabilities....................     18,002       14,818
  Operating liabilities for owned properties................     14,744       12,063
                                                              ---------   ----------
    Total Liabilities.......................................    484,138      581,650
Shareholders' equity:
  Preferred Stock $1.00 par value:
    Authorized--10,000 shares Issued and outstanding--2,300
      shares Class A with an aggregate liquidation
      preference of $57,500.................................     57,500       57,500
    Issued and outstanding--2,000 shares Class B with an
      aggregate liquidation preference of $50,000...........     50,000       50,000
    Issued and outstanding--1,000 shares Class C with an
      aggregate liquidation preference of $100,000..........    100,000           --
  Common stock $.10 par value:
    Authorized--100,000 shares Issued and
      outstanding--20,038 shares in 2000 and 19,877 shares
      in 1999...............................................      2,004        1,988
  Additional paid-in capital................................    438,552      447,304
  Cumulative net earnings...................................    182,548      232,105
  Cumulative dividends paid.................................   (365,654)    (331,341)
  Stock option loans........................................         --       (2,499)
  Unamortized restricted stock awards.......................       (607)        (526)
  Accumulated other comprehensive income (loss).............        (30)       2,550
                                                              ---------   ----------
    Total Shareholders' Equity..............................    464,313      457,081
                                                              ---------   ----------
    Total Liabilities and Shareholders' Equity..............  $ 948,451   $1,038,731
                                                              =========   ==========

See accompanying notes.

                        OMEGA HEALTHCARE INVESTORS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
Revenues
  Rental income.............................................  $ 67,308   $ 76,389   $ 72,072
  Mortgage interest income..................................    24,126     36,369     30,399
  Other investment income--net..............................     6,594      6,814      5,971
  Nursing home revenues of owned and operated assets........   175,559     26,223         --
  Miscellaneous.............................................     2,206      2,334        872
                                                              --------   --------   --------
                                                               275,793    148,129    109,314
Expenses
  Depreciation and amortization.............................    23,265     24,211     21,542
  Interest..................................................    42,400     42,947     32,436
  General and administrative................................     6,425      5,231      4,852
  Legal.....................................................     2,467        386        155
  State taxes...............................................       195        503        358
  Severance and consulting agreement costs..................     4,665         --         --
  Provision for loss on mortgages and notes receivable......    15,257         --         --
  Provision for impairment..................................    61,690     19,500      6,800
  Nursing home expenses of owned and operated assets........   178,975     25,173         --
                                                              --------   --------   --------
                                                               335,339    117,951     66,143
                                                              --------   --------   --------
(Loss) earnings before gain (loss) on assets sold...........   (59,546)    30,178     43,171
Gain (loss)on assets sold--net..............................     9,989    (10,507)     2,798
Gain on distribution of Omega Worldwide, Inc................        --         --     30,240
                                                              --------   --------   --------
Net (loss) earnings.........................................   (49,557)    19,671     76,209
Preferred stock dividends...................................   (16,928)    (9,631)    (8,194)
                                                              --------   --------   --------
Net (loss) earnings available to common.....................  $(66,485)  $ 10,040   $ 68,015
                                                              ========   ========   ========
(Loss) earnings per common share:
  Net (loss) earnings per share--basic......................  $  (3.32)  $   0.51   $   3.39
                                                              ========   ========   ========
  Net (loss) earnings per share--diluted....................  $  (3.32)  $   0.51   $   3.39
                                                              ========   ========   ========
Dividends declared and paid per common share................  $   1.00   $   2.80   $   2.68
                                                              ========   ========   ========
Weighted Average Shares Outstanding, Basic..................    20,052     19,877     20,034
                                                              ========   ========   ========
Weighted Average Shares Outstanding, Diluted................    20,052     19,877     20,041
                                                              ========   ========   ========
Other comprehensive income (loss):
  Unrealized Gain (Loss) on Omega Worldwide, Inc............  $ (2,580)  $  1,789   $    761
                                                              ========   ========   ========
Total comprehensive (loss) income...........................  $(52,137)  $ 21,460   $ 76,970
                                                              ========   ========   ========

See accompanying notes.

                        OMEGA HEALTHCARE INVESTORS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              COMMON                                   CUMULATIVE
                                                               STOCK       ADDITIONAL      PREFERRED      NET
                                                             PAR VALUE   PAID-IN CAPITAL     STOCK      EARNINGS
                                                             ---------   ---------------   ---------   ----------
Balance at December 31, 1997 (19,475 shares)...............   $1,947         $439,214      $ 57,500     $136,225
  Issuance of common stock:
    Grant of restricted stock (3 shares at an average of
      $38.112 per share) and amortization of deferred stock
      compensation.........................................                        42
    Dividend Reinvestment Plan (58 shares).................        6            1,826
    Conversion of debentures, net of issue costs (522             52
      shares)..............................................                    13,810
    Stock options exercised (151 shares)...................       15            3,780
    Acquisition of real estate (8 shares)..................        1              282
    Stock option loans from directors, officers and
      employees............................................
    Shares purchased and retired (156 shares)..............      (15)          (4,515)
  Issuance of preferred stock..............................                    (2,000)       50,000
  Net earnings for 1998....................................                                               76,209
  Distribution of common shares of Omega Worldwide, Inc....
  Common dividends paid ($2.68 per share)..................
  Preferred dividends paid (Series A of $2.313 per share
    and Series B of $1.078 per share)......................
  Unrealized Gain on Omega Worldwide, Inc..................
                                                              ------         --------      --------     --------
Balance at December 31, 1998 (20,057 shares)...............    2,006          452,439       107,500      212,434
  Issuance of common stock:
    Grant of restricted stock (1 share at an average of
      $29.709 per share) and amortization of deferred stock
      compensation.........................................                       270
    Dividend Reinvestment Plan (113 shares)                       11            2,370
    Acquisition of real estate (8 shares)                          1              301
    Payments on stock option loans from directors, officers
      and employees........................................
    Shares purchased and retired (320 shares)..............      (30)          (8,076)
    Net earnings for 1999..................................                                               19,671
    Common dividends paid ($2.80 per share)................
    Preferred dividends paid (Series A of $2.313 per share
      and Series B of $2.156 per share)....................
    Unrealized Gain on Omega Worldwide, Inc................
                                                              ------         --------      --------     --------
Balance at December 31, 1999 (19,877 shares)...............    1,988          447,304       107,500      232,105
  Issuance of common stock:
    Grant of restricted stock (187 shares at an average of        19
      $6.378 per share) and amortization of deferred stock
      compensation.........................................                     1,179
    Dividend Reinvestment Plan (74 shares).................        7              487
    Shares surrendered for stock option loan cancellation        (10)
      (100 shares).........................................                      (579)
    Issuance of preferred stock............................                    (9,839)      100,000
    Net loss for 2000......................................                                              (49,557)
    Common dividends paid ($1.000 per share)...............
    Preferred dividends paid and/or declared (Series A of
      $2.313 per share, Series B of $2.156 per share and
      Series C of $0.25 per share).........................
  Unrealized Gain on Omega Worldwide, Inc..................
                                                              ------         --------      --------     --------
Balance at December 31, 2000 (20,038 shares)...............   $2,004         $438,552      $207,500     $182,548
                                                              ======         ========      ========     ========

See accompanying notes.

                        OMEGA HEALTHCARE INVESTORS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   ACCUMULATED
                                                                        UNAMORTIZED     STOCK         OTHER
                                                           CUMULATIVE    RESTRICTED     OPTION    COMPREHENSIVE
                                                           DIVIDENDS    STOCK AWARDS    LOANS        INCOME
                                                           ----------   ------------   --------   -------------
Balance at December 31, 1997 (19,475 shares).............  $(165,824)     $  (841)
  Issuance of common stock:
    Grant of restricted stock (3 shares at an average of
      $38.112 per share) and amortization of deferred
      stock compensation.................................                     380
    Dividend Reinvestment Plan (58 shares)...............
    Conversion of debentures, net of issue costs (522
      shares)............................................
    Stock options exercised (151 shares).................
    Acquisition of real estate (8 shares)................
    Stock option loans from directors, officers and
      employees..........................................                              $(2,863)
    Shares purchased and retired (156 shares)............
  Issuance of preferred stock............................
  Net earnings for 1998..................................
  Distribution of common shares of Omega Worldwide,          (39,062)
    Inc..................................................
  Common dividends paid ($2.68 per share)................    (53,693)
  Preferred dividends paid (Series A of $2.313 per share      (7,475)
    and Series B of $1.078 per share)....................
  Unrealized Gain on Omega Worldwide, Inc................                                            $  761
                                                           ---------      -------      -------       ------
Balance at December 31, 1998 (20,057 shares).............   (266,054)        (461)      (2,863)         761
  Issuance of common stock:
    Grant of restricted stock (1 share at an average of
      $29.709 per share) and amortization of deferred
      stock compensation.................................                     (65)
    Dividend Reinvestment Plan (113 shares)
    Acquisition of real estate (8 shares)
    Payments on stock option loans from directors,
      officers and employees.............................                                   67
    Shares purchased and retired (320 shares)............                                  297
    Net earnings for 1999................................
    Common dividends paid ($2.80 per share)..............    (55,655)
    Preferred dividends paid (Series A of $2.313 per          (9,632)
      share and Series B of $2.156 per share)............
    Unrealized Gain on Omega Worldwide, Inc..............                                             1,789
                                                           ---------      -------      -------       ------
Balance at December 31, 1999 (19,877 shares).............   (331,341)        (526)      (2,499)       2,550
  Issuance of common stock:
    Grant of restricted stock (187 shares at an average
      of $6.378 per share) and amortization of deferred
      stock compensation.................................                     (81)
    Dividend Reinvestment Plan (74 shares)...............
    Shares surrendered for stock option loan cancellation
      (100 shares).......................................                                2,499
    Issuance of preferred stock..........................
    Net loss for 2000....................................
    Common dividends paid ($1.000 per share).............    (20,015)
    Preferred dividends paid and/or declared (Series A of    (14,298)
      $2.313 per share, Series B of $2.156 per share and
      Series C of $0.25 per share).......................
  Unrealized Gain on Omega Worldwide, Inc................                                            (2,580)
                                                           ---------      -------      -------       ------
Balance at December 31, 2000 (20,038 shares).............  $(365,654)     $  (607)     $    --       $  (30)
                                                           =========      =======      =======       ======

See accompanying notes.

                        OMEGA HEALTHCARE INVESTORS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                               2000        1999         1998
                                                            ----------   ---------   ----------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
  Net (loss) earnings.....................................  $  (49,557)  $  19,671   $   76,209
    Adjustment to reconcile net (loss) earnings to cash
      provided by operating activities:
      Depreciation and amortization.......................      23,265      24,211       21,543
      Provision for impairment............................      61,690      19,500        6,800
      Provision for loss on notes and mortgages
        receivable........................................      15,257          --           --
      (Gain)/loss on assets sold--net.....................      (9,989)     10,507       (2,798)
      Gain on distribution of Omega Worldwide.............          --          --      (30,240)
      Other...............................................       3,283       3,538        2,179
Net change in accounts receivable for Owned & Operated
  assets--net.............................................     (20,442)     (9,588)          --
Net change in accounts payable for Owned & Operated
  assets..................................................       4,674       3,962           --
Net change in other Owned & Operated assets and
  liabilities.............................................      (8,709)      8,040           --
Net change in operating assets and liabilities............          20      (5,529)      (3,980)
                                                            ----------   ---------   ----------
Net cash provided by operating activities.................      19,492      74,312       69,713

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of revolving lines of credit--net................      19,041      43,600       64,700
Proceeds from unsecured note offering.....................          --          --      125,000
Payments of long-term borrowings..........................    (122,418)     (1,078)        (612)
Receipts from Dividend Reinvestment Plan..................         495       2,381        1,832
Dividends paid............................................     (29,646)    (65,287)     (61,168)
Proceeds from preferred stock offering....................     100,000          --       50,000
Costs of raising capital..................................      (9,839)         --       (3,290)
Purchase of Company common stock..........................          --      (8,106)      (3,545)
Deferred financing costs paid.............................      (5,071)         --           --
Other.....................................................          --        (957)         356
                                                            ----------   ---------   ----------
Net cash (used in) provided by financing activities.......     (47,438)    (29,447)     173,273

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition of real estate................................          --     (79,844)    (157,474)
Placement of mortgage loans...............................          --     (22,987)    (125,850)
Proceeds from sale of real estate investments--net........      35,792      18,198       37,771
Net proceeds from sale of Omega Worldwide shares..........          --          --       16,938
Fundings of other investments--net........................      (6,815)    (14,714)     (17,488)
Collection of mortgage principal..........................       2,036      54,749        3,748
Other.....................................................          --       1,961          746
                                                            ----------   ---------   ----------
Net cash provided by (used in) investing activities.......      31,013     (42,637)    (241,609)
                                                            ----------   ---------   ----------
Increase in cash and cash equivalents.....................       3,067       2,228        1,377
Cash and cash equivalents at beginning of year............       4,105       1,877          500
                                                            ----------   ---------   ----------
Cash and cash equivalents at end of year..................  $    7,172   $   4,105   $    1,877
                                                            ==========   =========   ==========

See accompanying notes.

                        OMEGA HEALTHCARE INVESTORS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    Omega Healthcare Investors, Inc., a Maryland corporation ("the Company"), is a self-administered real estate investment trust (REIT). From the date the Company commenced operations in 1992, it has invested primarily in long-term care facilities, which include nursing homes, assisted living facilities and rehabilitation hospitals. The Company currently has investments in 264 healthcare facilities located in the United States.

CONSOLIDATION

    The consolidated financial statements include the accounts of our Company and our wholly-owned subsidiaries after elimination of all material intercompany accounts and transactions. Due to changes in the market conditions affecting the long-term care industry, we have begun to operate a portfolio of our foreclosure assets for our own account until such time as these facilities' operations are stabilized and are re-leasable or saleable at lease rates or sales prices that maximize the value of these assets to the Company. As a result, these facilities and their respective operations are presented on a consolidated basis in the Company's financial statements. Certain reclassifications have been made to the 1999 and 1998 financial statements for consistency with the presentation adopted for 2000. Such reclassifications have no effect on previously reported earnings or equity.

REAL ESTATE INVESTMENTS

    Investments in leased real estate properties and mortgage notes are recorded at cost and original mortgage amount, respectively. The cost of the properties acquired is allocated between land and buildings based generally upon independent appraisals. Depreciation for buildings is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 39 years. Leasehold interests are amortized over the initial term of the lease, with lives ranging from four to seven years.

OWNED & OPERATED ASSETS AND ASSETS HELD FOR SALE

    In the ordinary course of our business activities, our Company periodically evaluates investment opportunities and extends credit to customers. It also is regularly engaged in lease and loan extensions and modifications. Additionally, the Company monitors and manages its investment portfolio with the objectives of improving credit quality and increasing returns. In connection with portfolio management, it engages in various collection and foreclosure activities. When the Company acquires real estate pursuant to a foreclosure proceeding, it is designated as "owned and operated assets" and is recorded at the lower of cost or fair value. Such amounts are included in real estate properties on the Company's Consolidated Balance Sheet. Operating assets and operating liabilities for the owned and operated properties are shown separately on the face of the Company's Consolidated Balance Sheet and are detailed in Note 18--Segment Information.

    When a formal plan to sell real estate is adopted, the real estate is classified as "assets held for sale," with the net carrying amount adjusted to the lower of cost or estimated fair value, less cost of disposal. Depreciation of the facilities is excluded from operations after management has committed to a plan to sell the asset.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) IMPAIRMENT OF ASSETS

    Provisions for impairment losses related to long-lived assets are recognized when expected future cash flows are less than the carrying values of the assets. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate investments in relationship to the future undiscounted cash flows of the underlying facilities and, if impaired, the Company then adjusts the net carrying value of leased properties and other long-lived assets to the lower of discounted present value of its expected future cash flows or fair value, if the sum of the expected future cash flow or sales proceeds is less than carrying value.

LOAN IMPAIRMENT POLICY

    When management identifies an indication of potential loan impairment, such as non-payment under the loan documents or impairment of the underlying collateral, the loan is written down to the present value of the expected future cash flows. In cases where expected future cash flows cannot be estimated, the loan is written down to the fair value of that collateral.

CASH EQUIVALENTS

    Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost, which approximates fair value.

ACCOUNTS RECEIVABLE--OWNED AND OPERATED ASSETS

    Accounts Receivable from Owned and Operated Assets consist primarily of amounts due from Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Amounts recorded include estimated provisions for loss related to uncollectible accounts and disputed items.

INVESTMENTS IN EQUITY SECURITIES

    Marketable securities held as available-for-sale are stated at fair value with unrealized gains and losses for the securities reported in accumulated other comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on securities held as available-for-sale are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities available-for-sale are included in investment income.

DEFERRED FINANCING COSTS

    Deferred financing costs are amortized on a straight-line basis over the terms of the related borrowings. Amortization of financing costs totaling $1,930,000, $1,342,000 and $1,042,000 in 2000, 1999 and 1998, respectively, is classified as interest expense in the Consolidated Statements of Operations. Unamortized deferred financing costs applicable to debt which is converted to common stock are charged to paid-in capital at the date of conversion.

NON-COMPETE AGREEMENTS AND GOODWILL

    Non-compete agreements and the excess of the purchase price over the value of tangible net assets acquired (i.e., goodwill) are amortized on a straight-line basis over periods ranging from five to ten

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) years. Non-compete agreements, which have cost of $4,982,000 became fully amortized and were eliminated in 1999 by a charge to accumulated amortization. Due to the diminished value of the related real estate assets, management has determined that the goodwill is entirely impaired and has written off the balance of $2,356,000 in 2000. Accumulated amortization was $-0- and $3,363,000 at December 31, 2000 and 1999, respectively.

REVENUE RECOGNITION


    Rental income and mortgage interest income is recognized as earned over the terms of the related master leases and mortgage notes, respectively. Such income includes periodic increases based on pre-determined formulas (i.e. such as increases in the Consumer Price Index) as defined in the master leases and mortgage loan agreements. Reserves are taken against earned revenues from leases and mortgages when collection of amounts due become questionable or when negotiations for restructurings of troubled operators lead to lower expectations regarding ultimate collection. When collection is uncertain, lease revenues are recorded as received, after taking into account application of security deposits. Interest income on impaired mortgage loans is recognized as received after taking into account application of security deposits.


    Nursing home revenues from owned and operated assets (primarily Medicare, Medicaid and other third party insurance) are recognized as patient services are provided.

FEDERAL AND STATE INCOME TAXES


    As a qualified real estate investment trust, the Company will not be subject to Federal income taxes on its income, and no provisions for Federal income taxes have been made. To the extent that we have foreclosure income from our owned and operated assets we will incur federal tax at a rate of 35%. To date our owned and operated assets have generated losses, and therefore, no provision for federal income tax is necessary. The reported amounts of the Company's assets and liabilities as of December 31, 2000 are less than the tax basis of assets by approximately $21 million.


STOCK BASED COMPENSATION

    The Company grants stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of the grant. In accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, compensation expense is not recognized for these stock option grants.

    Expense related to Dividend Equivalent Rights is recognized as dividends are declared, based on anticipated vesting.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RISKS AND UNCERTAINTIES

    The Company is subject to certain risks and uncertainties affecting the healthcare industry as a result of healthcare legislation and growing regulation by federal, state and local governments. Additionally, the Company is subject to risks and uncertainties as a result of changes affecting operators of nursing home facilities due to the actions of governmental agencies and insurers to limit the growth in cost of healthcare services. (See Note 5--Concentration of Risk).

NOTE 2--PROPERTIES

LEASED PROPERTY

    The Company's leased real estate properties, represented by 130 long-term care facilities and 2 rehabilitation hospitals at December 31, 2000, are leased under provisions of master leases with initial terms ranging from 10 to 16 years, plus renewal options. Substantially all of the master leases provide for minimum annual rentals which are subject to annual increases based upon increases in the Consumer Price Index or increases in revenues of the underlying properties, with certain maximum limits. Under the terms of the leases, the lessee is responsible for all maintenance, repairs, taxes and insurance on the leased properties.

    A summary of the Company's investment in leased real estate properties is as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                         2000           1999
                                                       --------       --------
                                                           (IN THOUSANDS)
Buildings............................................  $553,183       $655,588
Land.................................................    26,758         30,517
                                                       --------       --------
                                                        579,941        686,105
Less accumulated depreciation........................   (72,190)       (67,115)
                                                       --------       --------
  Total..............................................  $507,751       $618,990
                                                       ========       ========

    The future minimum contractual rentals for the remainder of the initial terms of the leases are as follows:

                                                              (IN THOUSANDS)
                                                              --------------
2001........................................................     $ 65,212
2002........................................................       65,194
2003........................................................       64,186
2004........................................................       62,816
2005........................................................       62,405
Thereafter..................................................      310,569
                                                                 --------
                                                                 $630,382
                                                                 ========

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 2--PROPERTIES (CONTINUED)
OWNED AND OPERATED PROPERTY

    The Company's owned and operated real estate properties include 69 long-term care facilities at December 31, 2000, of which 57 are owned directly by the Company and 12 are subject to third-party leases. An impairment charge of $41.3 million was taken on these assets during the year ended December 31, 2000.

    A summary of the Company's investment in the 57 owned and operated real estate properties is as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                          2000           1999
                                                        --------       --------
                                                            (IN THOUSANDS)
Buildings.............................................  $124,452       $57,637
Land..................................................     6,149         3,173
                                                        --------       -------
                                                         130,601        60,810
Less accumulated depreciation.........................   (17,680)         (814)
                                                        --------       -------
  Total...............................................  $112,921       $59,996
                                                        ========       =======

    A summary of the Company's investment in the 12 facilities subject to third-party leases is as follows:

                                                              DECEMBER 31, 2000
                                                              -----------------
Leasehold interest..........................................       $1,771
Less accumulated amortization...............................          (92)
                                                                   ------
  Total.....................................................       $1,679
                                                                   ======

    Future minimum operating lease payments on the 12 facilities are as follows:

2001........................................................  $ 4,318
2002........................................................    4,318
2003........................................................    4,318
2004........................................................    3,335
2005........................................................    2,221
Thereafter..................................................      855
                                                              -------
                                                              $19,365
                                                              =======

ASSETS SOLD OR HELD FOR SALE

    During 1998, management initiated a plan to dispose of certain properties judged to have limited long-term potential and to re-deploy the proceeds. Following a review of the portfolio, assets identified for sale in 1998 had a cost of $95 million, a net carrying value of $83 million, and annualized revenues of approximately $11.4 million. In 1998, the Company recorded a provision for impairment of $6.8 million to adjust the carrying value of certain assets to their fair value, less cost of disposal. During

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 2--PROPERTIES (CONTINUED)
1998, the Company completed sales of two groups of assets, yielding sales proceeds of $42.0 million. Gains realized in 1998 from the dispositions approximated $2.8 million.

    During 1999, the Company completed sales yielding net proceeds of $18.2 million, realizing losses of $10.5 million. In addition, management initiated a plan for additional asset sales to be completed in 2000. The additional assets identified as assets held for sale had a cost of $33.8 million, a net carrying amount of $28.6 million and annualized revenue of approximately $3.4 million. As a result of this review, the Company recorded a provision for impairment of $19.5 million to adjust the carrying value of assets held for sale to their fair value, less cost of disposal.

    During 2000, the Company recorded a $14.4 million provision for impairment related to assets held for sale and reclassified $24.3 million of assets held for sale to "owned and operated assets" as the timing and strategy for sale or, alternatively, re-leasing were revised in light of prevailing marketing conditions. During 2000, the Company realized disposition proceeds of $1.1 million on assets held for sale. Additionally, the Company received proceeds of $34.7 million from sales of certain of its core and other assets, resulting in a gain of $9.9 million.

    Following is a summary of the impairment reserve:

Beginning Impairment at January 1, 1998.....................  $      0
Provision charged...........................................     6,800
Provision applied...........................................        --
                                                              --------
Impairment Balance at December 31, 1998.....................     6,800
Provision charged...........................................    19,500
Provision applied...........................................    (4,567)
                                                              --------
Impairment Balance at December 31, 1999.....................    21,733
Provision charged...........................................    14,415
Converted to Owned and Operated.............................   (17,339)
Provision applied...........................................   (10,060)
                                                              --------
Impairment Balance at December 31, 2000.....................  $  8,749
                                                              ========

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 3--MORTGAGE NOTES RECEIVABLE

    The following table summarizes the mortgage notes balances for the years ended December 31, 2000 and 1999:


                                                            2000       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Gross mortgage notes--unimpaired........................  $204,550   $213,617

Gross mortgage notes--impaired..........................     7,031         --

Reserve for uncollectable loans.........................    (4,871)        --
                                                          --------   --------

Net mortgage notes at December 31.......................  $206,710   $213,617
                                                          ========   ========


    Mortgage notes receivable relate to 63 long-term care facilities. The mortgage notes are secured by first mortgage liens on the borrowers' underlying real estate and personal property. The mortgage notes receivable relate to facilities located in 13 states, operated by 12 independent healthcare operating companies.

    The Company monitors compliance with mortgages and when necessary has initiated collection, foreclosure and other proceedings with respect to certain outstanding loans.


    During 2000, the Company determined that a certain mortgage loan was impaired and accordingly recorded an impairment provision of $4.9 million to reduce the carrying value of the mortgage loan to its net realizable value. No other activity has been reflected in such reserve during the three-year period ended December 31, 2000. The impaired mortgage was collateralized by three skilled nursing facilities, one of which was to be returned to us and included in a master lease with the same operator. The other two properties were to be sold, with the proceeds applied to the mortgage loan. The loan was written down to the sum of the value of the facility to be leased plus the estimated proceeds, net of cost to dispose, from the sale of the other two facilities. Income recognized on the mortgage was $745,000, $966,000, and $951,000 for the years ended December 31, 2000, 1999 and 1998, respectively. No income was recognized after the mortgage loan was impaired.


    The following are the three primary mortgage structures currently used by the Company:

    CONVERTIBLE PARTICIPATING MORTGAGES are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Interest rates are usually subject to annual increases based upon increases in the CPI or increases in revenues of the underlying long-term care facilities, with certain maximum limits. Convertible Participating Mortgages afford the Company an option to convert its mortgage into direct ownership of the property, generally at a point six to nine years from inception; they are then subject to a leaseback to the operator for the balance of the original agreed term and for the original agreed participation in revenues or CPI adjustments. This allows the Company to capture a portion of the potential appreciation in value of the real estate. The operator has the right to buy out the Company's option at formula prices.

    PARTICIPATING MORTGAGES are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor. Interest rates are usually subject to annual increases based upon increases in the CPI or increases in revenues of the underlying long-term care facilities, with certain maximum limits.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 3--MORTGAGE NOTES RECEIVABLE (CONTINUED)
    FIXED-RATE MORTGAGES, with a fixed interest rate for the mortgage term, are also secured by first mortgage liens on the underlying real estate and personal property of the mortgagor.

    The outstanding principal amount of mortgage notes receivable, net of allowances, are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Participating mortgage note due 2007; interest at 16.00%
  payable monthly (excluding 1.0% deferred interest)........  $ 58,800   $ 58,800

Participating mortgage note due 2003; interest at 10.55%
  payable monthly...........................................    37,500     37,500

Participating mortgage note due 2008; interest at 10.08%
  payable monthly...........................................    12,000     12,000

Convertible participating mortgage note due 2001; monthly
  interest payments at 16.16% with principal due at
  maturity..................................................     8,932      8,932

Convertible participating mortgage note due 2016, monthly
  interest payments at 13.50%...............................     8,114      8,127

Mortgage notes due 2015; monthly payments of $189,004,
  including interest at 11.01%..............................    16,199     16,656

Mortgage note due 2010; monthly payment of $124,826,
  including interest at 11.50%..............................    12,805     12,825

Mortgage note due 2006; monthly payment of $107,382,
  including interest at 11.50%..............................    11,025     11,035

Other mortgage notes........................................    19,527     20,975

Other convertible participating mortgage notes..............    15,287     15,297

Other participating mortgage notes..........................     6,521     11,470
                                                              --------   --------

    Total mortgages--net....................................  $206,710   $213,617
                                                              ========   ========

    Mortgage notes are shown net of allowances of $4,871,000 in 2000. There were no provisions recorded prior to 2000.

    On December 30, 1999, the Company provided notice as to an Event of Default and acceleration of the due date to the mortgagor of the $58.8 million participating mortgage note. The total obligation outstanding at that time, including deferred interest, was $63.3 million. At that date the mortgagor was current with respect to principal and interest payments due on the loan but had failed to fully comply with certain covenants and to pay certain property taxes. On January 13, 2000, the Company offset security deposits of $2.4 million against unpaid current and deferred interest. On January 18, 2000 the mortgagor filed with the Bankruptcy Court of Wilmington, Delaware for protection under Chapter 11 of the Bankruptcy Code. While the Company's collection actions have been stayed as a result of the bankruptcy filing by the mortgagor, the Company believes the security for its loan will be adequate for collection of amounts due. During 2000, the Company recorded interest on this mortgage note at a rate equal to the results expected from negotiations with the operator, and continues to accrue interest at

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 3--MORTGAGE NOTES RECEIVABLE (CONTINUED) this reduced rate. On February 1, 2001, four facilities that were collateral for this mortgage were sold to a third-party, and the Company received a separate mortgage note in the amount of $4.5 million, which is secured by liens on the underlying real estate. The Company reduced the amount of the participating mortgage note by $4.5 million.

    The estimated fair value of the Company's mortgage loans at December 31, 2000 is approximately $230.6 million. Fair value is based on the estimates by management using rates currently prevailing for comparable loans.

NOTE 4--OTHER INVESTMENTS

    A summary of the Company's other investments is as follows:

                                                              AT DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Assets leased by United States Postal Service-net.........  $22,416    $22,672
Notes Receivable..........................................   24,550     27,548
Allowance for loss on notes receivable....................   (8,995)    (1,460)
Equity Securities of Omega Worldwide Inc..................    5,435      8,015
Equity Securities of Principal Healthcare Finance
  Limited.................................................    1,615      1,615
Equity Securities of Principal Healthcare Finance Trust...    1,266      1,266
Other.....................................................    6,955     15,804
                                                            -------    -------
    Total Other Investments...............................  $53,242    $75,460
                                                            =======    =======

NOTE 5--CONCENTRATION OF RISK

    As of December 31, 2000, 92% of the Company's real estate investments are related to long-term care facilities. The Company's facilities are located in 29 states and are operated by 27 independent healthcare operating companies.

    Investing in long-term healthcare facilities involves certain risks stemming from government legislation and regulation of operators of the facilities. The Company's tenants/mortgagors depend on reimbursement legislation which will provide them adequate payments for services because a significant portion of their revenue is derived from government programs funded under Medicare and Medicaid. The Medicare program recently implemented a Prospective Payment System for skilled nursing facilities, which replaced cost-based reimbursements and significantly reduced payments for services provided. Additionally, certain State Medicaid programs have implemented similar prospective payment systems. The reduction in payments to nursing home operators pursuant to the Medicare and Medicaid payment changes has negatively affected the revenues of the Company's nursing home facilities.

    Most of the Company's nursing home investments were designed exclusively to provide long-term healthcare services. These facilities are also subject to detailed and complex specifications for the physical characteristics as mandated by various governmental authorities. If the facilities cannot be operated as long-term care facilities, finding alternative uses may be difficult. The Company's triple-net leases require its tenants to comply with regulations affecting its facilities, and the Company regularly monitors compliance by tenants with healthcare facilities' regulations. Nevertheless, if tenants fail to

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 5--CONCENTRATION OF RISK (Continued) perform their obligations, the Company may be required to do so in order to maintain the value of its investments.

    Approximately 77% of the Company's real estate investments are operated by 7 public companies, including Sun Healthcare Group, Inc. (26.1%), Integrated Health Services, Inc. (17.5%), Advocat, Inc. (11.6%), Vencor Operating, Inc. (5.8%), Mariner Post-Acute Network (6.4%), Genesis Health Ventures, Inc. (5.3%) and Alterra Healthcare Corporation (formerly Alternative Living Services) (3.7%). Of the remaining 20 operators, none operate investments in facilities representing more than 3.4% of the total real estate investments.

    Many of the nursing home companies operating the Company's facilities have reported significant operating losses in the last two years. The Company has initiated discussions with all operators who are experiencing financial difficulties, as well as state officials who regulate its properties. It also has initiated various other actions to protect its interest under its leases and mortgages.

NOTE 6--LEASE AND MORTGAGE DEPOSITS

    The Company obtains liquidity deposits and letters of credit from most operators pursuant to its leases and mortgages. These generally represent the monthly rental and mortgage interest income for periods ranging from three to six months with respect to certain of its investments. At December 31, 2000, the Company held $7.6 million in such liquidity deposits and $9.6 million in letters of credit. Additional security for rental and mortgage interest revenue from operators is provided by covenants regarding minimum working capital and net worth, liens on accounts receivable and other operating assets of the operators, provisions for cross default, provisions for cross-collateralization and by corporate/personal guarantees.

NOTE 7--BORROWING ARRANGEMENTS

    On July 17, 2000, the Company replaced its $200 million unsecured revolving line of credit facility with a new $175 million secured revolving line of credit facility that expires on December 31, 2002. Borrowings bear interest at 2.5% to 3.25% over LIBOR, based on the Company's leverage ratio. Borrowings of approximately $129 million are outstanding at December 31, 2000. LIBOR based borrowings under this facility bear interest at a weighted-average rate of 10.00% at December 31, 2000 and 7.30% at December 31, 1999. Real estate Investments with a gross book value of approximately $240 million are pledged as collateral for this revolving line of credit facility.

    On August 16, 2000, the Company replaced its $50 million secured revolving line of credit facility with a new $75 million secured revolving line of credit facility that expires on March 31, 2002 as to $10 million and June 30, 2005 as to $65 million. Borrowings under the facility bear interest at 2.5% to 3.75% over LIBOR, based on the Company's leverage ratio and collateral assigned. LIBOR based borrowings under this facility bear interest at a weighted-average rate of 9.77% at December 31, 2000 and 8.44% at December 31, 1999. Real estate Investments with a gross book value of approximately $90 million are currently pledged as collateral for this revolving line of credit facility.

    The Company is required to meet certain financial covenants, including prescribed leverage and interest coverage ratios on its long-term borrowings.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 7--BORROWING ARRANGEMENTS (CONTINUED)
    The following is a summary of the Company's long-term borrowings:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Unsecured borrowings:
  6.95% Notes due June 2002.................................  $125,000   $125,000
  6.95% Notes due August 2007...............................   100,000    100,000
  Subordinated Convertible Debentures due 2001..............    16,590     48,405
  Unsecured Notes due July 2000.............................        --     81,381
  Other.....................................................     4,455      4,615
                                                              --------   --------
                                                               246,045    359,401

Secured borrowings:
  Revolving lines of credit.................................   185,641    166,600
  Industrial Development Revenue Bonds......................     8,375      8,595
  Mortgage notes payable to banks...........................     6,112     14,844
  HUD loans.................................................     5,219      5,329
                                                              --------   --------
                                                               205,347    195,368
                                                              --------   --------
                                                              $451,392   $554,769
                                                              ========   ========

    The Subordinated Convertible Debentures ("Debentures") are convertible at any time into shares of Common Stock at a conversion price of $26.962 per share. The Debentures are unsecured obligations of the Company and are subordinate in right and payment to the Company's senior unsecured indebtedness. The balance of the Debentures was repaid in full on February 1, 2001 principally utilizing borrowings under the Company's revolving lines of credit. (See Note 15-- Subsequent Events).

    On July 15, 2000 the Company repaid the 10% and 7.4% Unsecured Notes issued in 1995. The effective interest rate for the unsecured notes was 8.8%, with interest-only payments due semi-annually through July 2000.

    Real estate investments with a gross book value of approximately
$41 million are pledged as collateral for outstanding secured borrowings. Long-term secured borrowings are payable in aggregate monthly installments of approximately $282,300, including interest at rates ranging from 7.0% to 10.0%.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 7--BORROWING ARRANGEMENTS (CONTINUED)
    Assuming none of the Company's borrowing arrangements are refinanced, converted or prepaid prior to maturity, required principal payments for each of the five years following December 31, 2000 and the aggregate due thereafter are set forth below:

2001........................................................  $ 18,882

2002........................................................   263,429

2003........................................................     2,026

2004........................................................     2,176

2005........................................................    50,036

Thereafter..................................................   114,843
                                                              --------

                                                              $451,392
                                                              ========

    The estimated fair values of the Company's long-term borrowings is approximately $415.0 million at December 31, 2000 and $508.5 million at December 31, 1999. Fair values are based on the estimates by management using rates currently prevailing for comparable loans.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 8--FINANCIAL INSTRUMENTS

    At December 31, 2000 and 1999, the carrying amounts and fair values of the Company's financial instruments are as follows:

                                                             2000                  1999
                                                      -------------------   -------------------
                                                      CARRYING     FAIR     CARRYING     FAIR
                                                       AMOUNT     VALUE      AMOUNT     VALUE
                                                      --------   --------   --------   --------
ASSETS:
  Cash and cash equivalents.........................  $  7,172   $  7,172   $  4,105   $  4,105
  Mortgage notes receivable.........................   206,710    230,590    213,617    230,781
  Other investments.................................    53,242     53,675     75,460     74,610
                                                      --------   --------   --------   --------
    Totals..........................................  $267,124   $291,437    293,182    309,496
                                                      ========   ========   ========   ========
LIABILITIES:
  Revolving lines of credit.........................  $185,641   $185,641   $166,600   $166,600
  6.95% Notes.......................................   225,000    190,177    225,000    181,832
  Senior Unsecured Notes............................        --         --     81,381     81,054
  Subordinated Convertible Debentures...............    16,590     17,101     48,405     47,402
  Other long-term borrowings........................    24,161     22,121     33,383     31,620
                                                      --------   --------   --------   --------
    Totals..........................................  $451,392   $415,040   $554,769   $508,508
                                                      ========   ========   ========   ========

    Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument (See Note 1--Risks and Uncertainties). The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts the Company would realize in a current market exchange.

    The Company utilizes interest rate swaps to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 2000, the Company had an interest rate cap with a notional amount of $100 million and an interest rate swap with a notional amount of $32 million, based on 30-day London Interbank Offered Rates (LIBOR). Under the $100 million agreement, the Company's LIBOR base interest rate cannot exceed 7.5%. This agreement expires in March, 2001. Under the $32 million agreement, the Company receives payments when LIBOR interest rates exceed 6.35% and pays the counterparties when LIBOR rates are under 6.35%. The amounts exchanged are based on the notional amounts. The $32 million agreement expires on December 17, 2001. The combined fair value of the interest rate swaps at December 31, 2000 was a deficit of $351,344.

    In June 1998, the Financial Accounting Standards Board issued Statement
No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 2000. The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 8--FINANCIAL INSTRUMENTS (CONTINUED) earnings or recognized in other comprehensive income until the hedge item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

    Based on the Company's derivative positions at December 31, 2000, the Company estimates that upon adoption it will record a loss from the cumulative effect of an accounting change of approximately $400,000 in the consolidated statement of operations.

NOTE 9--RETIREMENT ARRANGEMENTS

    The Company has a 401(k) Profit Sharing Plan covering all eligible employees. Under the Plan, employees are eligible to make contributions, and the Company, at its discretion, may match contributions and make a profit sharing contribution.

    In 1993, the Company adopted the 1993 Deferred Compensation Plan, which covered all eligible employees and members of our Board of Directors. Participation by the directors in the Deferred Compensation Plan was terminated effective December 31, 1997, and accumulated benefits to the Directors under the plan were settled and paid in 1998.

    The Deferred Compensation Plan is an unfunded plan under which the Company may award units that result in participation in the dividends and future growth in the value of the Company's common stock. The total number of units permitted by the plan is 200,000, of which 90,850 units have been awarded and 20,050 are outstanding at December 31, 2000. Units awarded to eligible participants vest over a period of five years based on the participant's initial service date.

    Provisions charged to operations with respect to these retirement arrangements totaled $181,000, $123,000 and $346,000, in 2000, 1999, and 1998,
respectively.

NOTE 10--STOCKHOLDERS' EQUITY AND STOCK OPTIONS

SERIES C PREFERRED STOCK

    On July 14, 2000, Explorer Holdings, L.P. ("Explorer"), an affiliate of Hampstead Investment Partners III, L.P. ("Hampstead"), a private equity investor, completed an investment (the "Equity Investment") of $100.0 million in the Company in exchange for 1,000,000 shares of the Company's Series C Preferred Stock Stock. The Company used a portion of the proceeds from the Equity Investment to repay $81 million of maturing debt on July 17, 2000.

    Shares of the Series C Preferred Stock are convertible into Common Stock at any time by the holder at an initial conversion price of $6.25 per share of Common Stock. The shares of Series C Preferred Stock are entitled to receive dividends at the greater of 10% per annum or the dividend payable on shares of Common Stock, with the Series C Preferred Stock participating on an "as converted" basis. Dividends on the Series C Preferred Stock are cumulative from the date of original issue and are payable quarterly commencing on November 15, 2000. Explorer agreed to defer until April 2, 2001, the accrued dividend of $4,666,667 payable on November 15, 2000 with respect to the Series C Preferred Stock Stock. (See Note 15--Subsequent Events).

    The Series C Preferred Stock will vote (on an "as converted" basis) together with our common stock on all matters submitted to stockholders. However, without the consent of our Board of Directors, no holder of Series C Preferred Stock may vote or convert shares of Series C Preferred Stock if the effect thereof would be to cause such holder to beneficially own more than 49.9% of the

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 10--STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)
Company's Voting Securities. If dividends on the Series C Preferred Stock are in arrears for four quarters, the holders of the Series C Preferred Stock, voting separately as a class (and together with the holder of Series A and Series B preferred if and when dividends on such series are in arrears for six or more quarters and special class voting rights are in effect with respect to the Series A and Series B preferred), will be entitled to elect directors who, together with the other directors designated by the holders of Series C Preferred Stock, would constitute a majority of the Company's Board of Directors.

    The general terms of the Equity Investment are set forth in the Investment Agreement. In addition to setting forth the terms on which Explorer has acquired the initial $100.0 million of Series C Preferred Stock, the Investment Agreement also contains provisions pursuant to which Explorer will make available, upon satisfaction of certain conditions up to $50.0 million to fund growth (the "Growth Equity Commitment"). Draws under the Growth Equity Commitment will be evidenced by Common Stock issued at the then fair market value less a discount agreed to by Explorer and the Company representing the customary discount applied in rights offerings to an Issuer's existing security holders, or, if not agreed, 6%. Following the drawing in full of the Growth Equity Commitment or upon expiration of the Initial Growth Equity Commitment, Explorer will have the option to provide up to an additional $50.0 million to fund growth for an additional twelve month period (the "Increased Growth Equity Commitment"). Draws under the Increased Growth Equity Commitment will be subject to the same conditions as applied to the Growth Equity Commitment and the common stock so issued will be priced in the same manner described above.

    If Explorer exercises its option to fund the Increased Growth Equity Commitment, the Company will have the option to engage in a Rights Offering to all common stockholders other than Explorer and its affiliates. In the Rights Offering, stockholders will be entitled to acquire their proper share of our common stock issued in connection with the Growth Equity Commitment at the same price paid by Explorer. Proceeds received from the Rights Offering will be used to repurchase Common Stock issued to Explorer under the Growth Commitment.

    Upon the first to occur of the drawing in full of the Increased Growth Equity Commitment or the expiration of the Increased Growth Equity Commitment, the Company again will have the option to engage in a second Rights Offering, Stockholders (other than Explorer and its affiliates) will be entitled to acquire their proportionate share of the common stock issued in connection with the Increased Growth Equity Commitment at the same price paid by Explorer. Proceeds received in connection with the second Rights Offering will be used to repurchase Common Stock issued to Explorer under the increased Growth Commitment.

    In connection with Explorer's Equity Investment, the Company entered into a Stockholders Agreement with Explorer dated July 14, 2000 (the "Stockholders' Agreement") pursuant to which Explorer is entitled to designate up to four members of the Company's Board of Directors depending on the percentage of total voting securities (consisting of Common Stock and Series C Preferred Stock) acquired from time to time by Explorer pursuant to the documentation entered into by Explorer in connection with the Equity Investment. Explorer is entitled to designate at least one director of the Company's Board of Directors as long as it owns at least five percent (5%) of the total voting power of the Company and to approve one "independent director" as long as it owns at least twenty-five percent (25%) of the shares it acquired at the time it completed the Equity Investment (or Common Stock issued upon the conversion of the Series C Preferred Stock acquired by Explorer at such time). Explorer's director designations terminate upon the tenth anniversary of the Stockholders' Agreement.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 10--STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)
    The Company has amended its Stockholders' Right Plan to exempt Explorer and any of its transferees that become parties to the standstill as Acquiring Persons under such plan. Subsequent acquisitions of voting securities by a transferee of more than 9.9% of voting securities from Explorer are limited to not more than 2% of the total amount of outstanding voting securities in any twelve-month period.

    The Company has agreed to indemnify Explorer, its affiliates and the individuals that will serve as directors of the Company against any losses and expenses that may be incurred as a result of the assertion of certain claims, provided that the conduct of the indemnified parties meets certain required standards. In addition, the Company has agreed to pay Explorer an advisory fee if Explorer provides assistance to the Company in connection with evaluating growth opportunities or other financing matters. The amount of the advisory fee will be mutually determined by the Company and Explorer at the time the services are rendered based upon the nature and extent of the services provided. The Company will also reimburse Explorer for Explorer's out-of-pocket expenses, up to a maximum of $2.5 million, incurred in connection with the Equity Investment. To date, the Company has reimbursed Explorer approximately $964,000 of such expenses.

SERIES A AND SERIES B CUMULATIVE PREFERRED STOCK

    On April 28, 1998, the Company received gross proceeds of $50 million from the issuance of 2 million shares of 8.625% Series B Cumulative Preferred Stock ("Series B Preferred Stock") at $25 per share. Dividends on the Series B Preferred Stock are cumulative from the date of original issue and are payable quarterly commencing on August 15, 1998. On April 7, 1997, the Company received gross proceeds of $57.5 million from the issuance of 2.3 million shares of 9.25% Series A Cumulative Preferred Stock ("Series A Preferred Stock") at $25 per share. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable quarterly. At December 31, 2000, the aggregate liquidation preference of Series A and Series B preferred stock issued is $107,500,000.

STOCKHOLDER RIGHTS PLAN

    On May 12, 1999, the Company's Board of Directors authorized the adoption of a stockholder rights plan. The plan is designed to require a person or group seeking to gain control of the Company to offer a fair price to all the Company's stockholders. The rights plan will not interfere with any merger, acquisition or business combination that the Company's Board of Directors finds is in the best interest of the Company and its stockholders.

    In connection with the adoption of the rights plan, the board declared a dividend distribution of one right for each common share outstanding on May 24, 1999. The rights will not become exercisable unless a person acquires 10% or more of the Company's common stock, or begins a tender offer that would result in the person owning 10% or more of the Company's common stock. At that time, each right would entitle each stockholder other than the person who triggered the rights plan to purchase either the Company's common stock or stock of an acquiring entity at a discount to the then market price. The plan was not adopted in response to any specific attempt to acquire control of the Company.

    The Company amended its Stockholders' Right Plan to exempt Explorer and any of its transferees that become parties to the standstill as Acquiring Persons under such plan. Subsequent acquisitions of voting securities by a transferee of more than 9.9% of voting securities from Explorer are limited to not more than 2% of the total amount of outstanding voting securities in any 12 month period.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 10--STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)
STOCK OPTIONS AND STOCK PURCHASE ASSISTANCE PLAN

    In January 1998, the Company adopted a stock purchase assistance plan, whereby the Company extended credit to directors and employees to purchase the Company's stock through the exercise of stock options. During 2000, the Company terminated this borrowing program and forgave the outstanding stock option loans in exchange for the surrender of the underlying stock certificates and payment of all outstanding interest on the loans. The Company recorded a charge of $1.9 million related to these loans, which is included in the provision for loss on mortgages and notes receivable in the Company's Consolidated Statements of Operations.

    Under the terms of the 2000 Stock Incentive Plan, the Company reserved 3,500,000 shares of common stock for grants to be issued during a period of up to 10 years. Options are exercisable at the market price at the date of grant, expire five years after date of grant for over 10% owners and 10 years from the date of grant for less than 10% owners. Directors' shares vest over three years while other grants vest over five years. Directors, officers and employees are eligible to participate in the Plan. Options for 1,346,953 shares have been granted to 22 eligible participants. Additionally, 275,052 shares of restricted stock have been granted under the provisions of the Plan. The market value of the restricted shares on the date of the award was recorded as unearned compensation-restricted stock, with the unamortized balance shown as a separate component of stockholders' equity. Unearned compensation is amortized to expense generally over the vesting period, with charges to operations of $535,000, $635,000, and $612,000 in 2000, 1999, and 1998, respectively.

    During 2000, 1,005,000 Dividend Equivalent Rights were granted to eligible employees. A Dividend Equivalent Right entitles the participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of stock to the Company stockholders of record during the period such rights are effective. The Company recorded $502,500 of expense related to the Dividend Equivalent Rights in 2000.

    At December 31, 2000, options currently exercisable (49,562) have a weighted average exercise price of $25.677, with exercise prices ranging from $24.45 to $37.20. There are 1,877,995 shares available for future grants as of December 31, 2000.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 10--STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)
    The following is a summary of activity under the plan. Exercise prices and all other option data for grants prior to April 2, 1998 have been adjusted based on a formula reflecting the per share value of the distribution of Omega Worldwide, Inc.

                                                                    STOCK OPTIONS
                                                        -------------------------------------   WEIGHTED
                                                        NUMBER OF                               AVERAGE
                                                         SHARES          EXERCISE PRICE          PRICE
                                                        ---------   -------------------------   --------
Outstanding at December 31, 1997......................    710,726   $        19.866 - $34.795   $29.265
  Granted during 1998.................................     84,000            28.938 -  37.205    35.342
  Exercised...........................................   (151,200)           19.866 -  30.210    23.605
  Canceled............................................    (67,599)           24.215 -  35.500    33.462
                                                        ---------   -------------------------   -------
Outstanding at December 31, 1998......................    575,927            19.866 -  37.205    31.144
  Granted during 1999.................................    101,500            15.250 -  30.188    27.483
  Canceled............................................   (312,164)           28.938 -  36.676    33.099
                                                        ---------   -------------------------   -------
Outstanding at December 31, 1999......................    365,263            15.250 -  37.205    28.542
  Granted during 2000.................................  1,109,500             5.688 -   7.750     6.268
  Canceled............................................   (307,699)            6.125 -  37.205    28.885
                                                        ---------   -------------------------   -------
Outstanding at December 31, 2000......................  1,167,064   $         5.688 -  37.205   $ 7.276
                                                        =========   =========================   =======

    During 1999, the Company offered holders of options the opportunity to accelerate the expiration date of options in consideration of a cash payment. Twenty-two employees who were holders of options for 431,830 shares accepted the offer and were paid a total of $38,000. Options for 157,000 shares granted in 1999 and canceled in 1999 under this arrangement are excluded from the above table for 1999 and from the calculation for the weighted average fair value of options granted in 1999.

    In 1995, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This standard prescribes a fair value-based method of accounting for employee stock options or similar equity instruments and requires certain pro forma disclosures. For purposes of the pro forma disclosures required under Statement 123, the estimated fair value of the options is amortized to expense over the option's vesting period. Based on the Company's option activity, net earnings would have increased in 2000 and 1999 by approximately $1,064,000 and $618,000, respectively and decreased in 1998 by approximately $2.2 million. Net earnings per basic and diluted common share on a pro forma basis would have increased in 2000 and 1999 by approximately $.06 and $.03, respectively, and decreased in 1998 by $.11 under APB 25. The estimated weighted average fair value of options granted in 2000, 1999, and 1998 was $407,000, $168,000 and $220,000, respectively. In determining the estimated fair value of the Company's stock options as of the date of grant, a Black-Scholes option pricing model was used with the following weighted-average assumptions: risk-free interest rates of 5.2% in 2000, 6.5% in 1999 and 6% in 1998; a dividend yield of 10% in 2000 and 1999 and 6.75% in 1998; volatility factors of the expected market price of the Company's common stock based on 30.0% volatility in 2000, 22.7% in 1999 and 15.0% in 1998; and a weighted-average expected life of the options of eight years for each of the three years.

    The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 10--STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED) valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

NOTE 11--RELATED PARTY TRANSACTIONS

    The Company has agreed to pay Explorer an advisory fee if Explorer provides assistance to the Company in connection with the evaluating growth opportunities or other financing matters. The amount of the advisory fee will be mutually determined by the Company and Explorer, based upon the nature and the extent of the services provided and the results achieved. The Company will also reimburse Explorer for Explorer's out-of-pocket expenses, up to a maximum of $2.5 million, incurred in connection with the Equity Investment. To date, the Company has reimbursed Explorer for approximately $964,000 of such expenses.

    Explorer agreed to defer until April 2, 2001, the accrued dividend of $4,666,667 payable on November 15, 2000 with respect to the Series C Preferred Stock stock. In exchange for this deferral, the Company agreed to pay Explorer a waiver fee equal to 10% per annum of the unpaid dividend from November 15, 2000 until the October dividend is paid. (See note 15--Subsequent Events)

    In 1995, the Company sponsored the organization of Principal Healthcare Finance Limited ("Principal"), an Isle of Jersey company, whose purpose is to invest in nursing homes and long-term care facilities in the United Kingdom. Prior to the April 2, 1998 contribution to Omega Worldwide, Inc. ("Worldwide") as explained below, the Company had invested $30.7 million in Principal, of which $23.8 million was represented by a L15 million subordinated note due December 31, 2000, and $6.9 million was represented by an equity investment. The Company had also provided investment advisory and management services to Principal and had advanced temporary loans to Principal from time to time.

    In November 1997, the Company formed Worldwide, a company which provides asset management services and management advisory services, as well as equity and debt capital to the healthcare industry, particularly residential healthcare services to the elderly. On April 2, 1998, the Company contributed substantially all of its Principal assets to Worldwide in exchange for approximately
8.5 million shares of Worldwide common stock and 260,000 shares of Series B preferred stock. Of the 8,500,000 shares of Worldwide received by the Company, approximately 5,200,000 were distributed on April 2, 1998 to the Company's stockholders on the basis of one Worldwide share for every 3.77 common shares of the Company held by stockholders of the Company on the record date of February 1, 1998. Of the remaining 3,300,000 shares of Worldwide received by the Company, 2,300,000 shares were sold by the Company on April 3, 1998 for net proceeds of approximately $16,250,000 in a secondary offering pursuant to a registration statement of Worldwide. The market value of the distribution to stockholders approximated $39 million or $1.99 per share. The Company recorded a non-recurring gain of $30.2 million on the distribution and secondary offerings of Worldwide common shares during 1998. In April 1999, in conjunction with a similar acquisition by Worldwide, the Company acquired an interest in Principal Healthcare Finance Trust ("the Trust"), an Australian Unit Trust, which owns 44 nursing home facilities and 483 assisted living units in Australia and New Zealand.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 11--RELATED PARTY TRANSACTIONS (CONTINUED)
    As of December 31, 2000, the Company holds 1,163,000 shares of Worldwide common stock and 260,000 shares of its preferred stock. The carrying value of the Company's investment in Worldwide is $5,435,000, including the market value of its common stock and its cost basis in its preferred stock. The Company also holds a $1,615,000 investment in Principal, represented by 990,000 ordinary shares of Principal, and a $1,266,000 investment in the Trust.

    The Company has guaranteed repayment of Worldwide borrowings pursuant to a revolving credit facility in exchange for an initial 1% fee and an annual facility fee of 25 basis points. At December 31, 2000 borrowings of $2,850,000 were outstanding under Worldwide's revolving credit facility. Worldwide's credit agreement calls for scheduled payments to be made until fully repaid in June 2001. Under this agreement, no further borrowings may be made by Worldwide under its revolving credit facility. The Company is required to provide collateral in the amount of $8.8 million related to the guarantee of Worldwide's obligations. Upon repayment by Worldwide of the remaining outstanding balance under its revolving credit facility, the subject collateral will be released in connection with the termination of the Company's guarantee.

    Additionally, the Company had a Services Agreement with Worldwide that provided for the allocation of indirect costs incurred by the Company to Worldwide. The allocation of indirect costs has been based on the relationship of assets under the Company's management to the combined total of those assets and assets under Worldwide's management. Upon expiration of this agreement on June 30, 2000, the Company entered into a new agreement requiring quarterly payments from Worldwide of $37,500 for the use of offices and certain administrative and financial services provided by the Company. Upon the reduction of the Company's accounting staff, the Service Agreement was renegotiated again on November 1, requiring quarterly payments from Worldwide of $32,500. Costs allocated to Worldwide for 2000 and 1999 were $404,000 and $754,000, respectively.

NOTE 12--DIVIDENDS

    In order to qualify as a real estate investment trust, the Company must, among other requirements, distribute at least 95% of its real estate investment trust taxable income to its

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 12--DIVIDENDS (CONTINUED)
stockholders. Per share distributions by the Company were characterized in the following manner for income tax purposes:

                                                        2000       1999       1998
                                                      --------   --------   --------
COMMON
Ordinary income.....................................   $   --     $2.100     $2.275
                                                       ------     ------     ------
Return of capital...................................    1.000      0.700      0.191
Long-term capital gain..............................       --         --      0.214
                                                       ------     ------     ------
  Total dividends paid..............................   $1.000     $2.800     $2.680
                                                       ======     ======     ======
COMMON NON-CASH
Return of capital...................................   $   --     $   --     $0.461
Long-term capital gain..............................       --         --      1.529
                                                       ------     ------     ------
  Total non-cash distribution.......................   $   --     $   --     $1.990
                                                       ======     ======     ======
SERIES A PREFERRED
Ordinary income.....................................   $2.313     $2.313     $2.313
                                                       ======     ======     ======
SERIES B PREFERRED
Ordinary income.....................................   $2.156     $2.156     $1.078
                                                       ======     ======     ======

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 13--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    Following are details of changes in operating assets and liabilities (excluding the effects of non-cash expenses), and other non-cash transactions:

                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Increase (decrease) in cash from changes in operating assets and liabilities:
    Operating assets, including $517 and $2,896 transferred
      to held for sale in 1999 and 1998, respectively.......   $1,306      $  (568)    $(8,183)
    Accrued interest........................................   (3,751)         589         (70)
    Other liabilities.......................................    2,465       (5,550)      4,273
                                                               ------      -------     -------
                                                               $   20      $(5,529)    $(3,980)
                                                               ======      =======     =======
Other non-cash investing and financing transactions:
  Acquisition of real estate:
    Value of real estate acquired...........................   $   --      $   302     $   283
    Common stock issued.....................................       --         (302)       (283)
  Common stock issued for conversion of debentures..........       --           --      13,862
Interest paid during the period.............................   44,221       41,015      31,464

NOTE 14--LITIGATION

    The Company is subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of each lawsuit claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

    On June 20, 2000, the Company and its chief executive officer, chief financial officer and chief operating officer were named as defendants in certain litigation brought by Ronald M. Dickerman, in his individual capacity, in the United States District Court for the Southern District of New York. In the complaint, Mr. Dickerman contends that the Company and the named executive officers violated Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Mr. Dickerman subsequently amended the complaint to assert his claims on behalf of an unnamed class of plaintiffs. On July 28, 2000, Benjamin LeBorys commenced a class action lawsuit making similar allegations against the Company and certain of its officers and directors in the United States District Court for the Southern District of New York. The cases have been consolidated, and Mr. LeBorys has been named lead plaintiff. The plaintiffs seek unspecified damages. The Company has reported the litigation to its directors and officers liability insurer. The Company believes that the litigation is without merit and is defending vigorously. The Company's Motion to Dismiss was filed with the Court on February 16, 2001.

    On June 21, 2000, the Company was named as a defendant in certain litigation brought against it by Madison/OHI Liquidity Investors, LLC ("Madison"), a customer that claims that the Company has breached and/or anticipatorily breached a commercial contract. Mr. Dickerman is a partner of Madison

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 14--LITIGATION (CONTINUED)
and is a guarantor of Madison's obligations to the Company. Madison claims damages as a result of the alleged breach of approximately $700,000. Madison seeks damages as a result of the claimed anticipatory breach in the amount of $15 million or, in the alternative, Madison seeks specific performance of the contract as modified by a course of conduct that Madison alleges developed between Madison and the Company. The Company contends that Madison is in default under the contract in question. The Company believes that the litigation is meritless. The Company is defending vigorously and on December 5, 2000, filed counterclaims against Madison and the guarantors, including Mr. Dickerman, seeking repayment of approximately $8.5 million that Madison owes the Company.

    Karrington Health, Inc. brought suit against the Company alleging that the Company repudiated and ultimately breached a financing contract to provide $95,000,000 of financing for the development of 13 assisted living facilities. Karrington seeks recovery of approximately $20,000,000 in damages it alleges to have incurred as a result of the breach. The Company denies that it entered into a valid and binding contract with Karrington and is vigorously defending the litigation.

NOTE 15--SUBSEQUENT EVENTS

    On February 1, 2001, the Company repaid the outstanding balance of its 8.5% Subordinated Convertible Debentures due February 1, 2001 from cash and revolving credit line availability.

    On February 1, 2001, the Company also announced suspension of payments of common and preferred dividends to strengthen the Company's Balance Sheet while it pursues alternatives for extending or repaying its 2002 debt maturities. The Company can give no assurance as to when the dividends will be reinstated or the amount of the dividends, if and when such payments are recommenced. All accrued and unpaid dividends on the Company's outstanding shares of Series A, B and C Preferred Stock must be paid in full before dividends on our common stock can be resumed.

    On March 30, 2001, the Company exercised its option to pay the accrued $4,666,667 Series C dividend from November 15, 2000 and the associated waiver fee by issuing 48,420 Series C Preferred Stock shares to Explorer, which are convertible into 774,722 shares of the Company's common stock at $6.25 per share. (See "Note 11--Related Party Transactions" for information regarding the dividend deferral).

    In March 2001, the Company announced that it continues its discussions with several of its lessees to resolve payment issues, including Alterra Healthcare Corp., Lyric Healthcare, Alden Management Services Inc., and TLC
Healthcare Inc. Alterra has recently issued a press release stating that it had informed certain of its lenders and landlords in March, 2001 that they will not be paying their March rents and debt service and are seeking relief as to these payments. The Company has a master lease with Alterra relating to ten assisted living facilities representing an investment of $34.1 million which provides for annual rental payments of $3.6 million. Alterra has not made its March rental payment to the Company, and while discussions are ongoing, the Company has sent Alterra a notice of default.

    Additionally, during the first quarter of 2001, pursuant to a forbearance agreement between the Company and Lyric through April 30, 2001, the Company began receiving 60% of the approximately $860,000 of monthly rent due under the Lyric leases. Discussions are continuing with Lyric to reach a permanent restructuring agreement. The Company's total original investment in the ten nursing homes covered under the leases is $95.4 million, and annual rent is $10.3 million.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 15--SUBSEQUENT EVENTS (CONTINUED)
    Affiliates of Alden Management, Inc., Chicago, IL, are delinquent in paying their lease, loan and escrow payments on the four facilities it leases from the Company. These facilities represent an initial investment by the Company of $31.3 million, with annual rent of approximately $3.2 million. Discussions with Alden are ongoing.

    TLC Healthcare of Illinois, Inc. has made only partial payments under its master lease with the Company, based on the shut down of one of its facilities having an annual rent payment of approximately $732,000, and has notified the Company that it may not be able to make its April payment on its other seven facilities or otherwise fund operations with annual rent and mortgage payments totaling approximately $2.8 million. The Company has funded $623,000 for payroll at the facilities to facilitate continued operations and is taking steps to transition the operations of the facilities to qualified operators through new lease or management structures.

    In several instances the Company holds security deposits that can be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators seeking protection under Chapter 11 of the Bankruptcy Code.

NOTE 16--SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

    The following summarizes quarterly results of operations for the years ended

                                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                    --------   --------   ------------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE)
2000
Revenues..........................................  $57,214    $70,448       $74,010       $74,121
(Loss) earnings before gain (loss) on assets
  sold............................................    3,018      4,637       (64,984)       (2,217)
Net (loss) earnings available to common...........      610     12,680       (70,797)       (8,978)
(Loss) earnings before gain (loss) on assets sold
  per share:
  Basic (loss) earnings before gain (loss) on
    asset dispositions............................  $  0.15    $  0.23       $ (3.24)      $ (0.11)
  Diluted (loss) earnings before gain (loss) on
    asset dispositions............................     0.15       0.23         (3.24)        (0.11)
Net (Loss) Earnings Available to Common per share:
  Basic net (loss) earnings.......................  $  0.03    $  0.63       $ (3.53)      $ (0.45)
  Diluted net (loss) earnings.....................     0.03       0.63         (3.53)        (0.45)
Cash dividends paid on common stock...............     0.50         --          0.25          0.25

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 16--SUMMARY OF QUARTERLY RESULTS (UNAUDITED) (CONTINUED)

                                                    MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                    --------   --------   ------------   -----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE)
1999
Revenues..........................................  $30,177    $30,914       $40,971       $46,067
(Loss) earnings before gain (loss) on assets
  sold............................................   12,825     13,010        12,355        (8,012)
Net (loss) earnings available to common...........   10,417     10,602         9,947       (20,926)
(Loss) earnings before gain (loss) on assets sold
  per share:
  Basic (loss) earnings before gain (loss) on
    asset dispositions............................  $  0.64    $  0.66       $  0.62       $ (0.40)
  Diluted (loss) earnings before gain (loss) on
    asset dispositions............................     0.64       0.65          0.62         (0.40)
Net (Loss) Earnings Available to Common per share:
  Basic net (loss) earnings.......................  $  0.52    $  0.53       $  0.50       $ (1.05)
  Diluted net (loss) earnings.....................     0.52       0.53          0.50         (1.05)
Cash dividends paid on common stock...............     0.70       0.70          0.70          0.70

------------------------

Note: During the three-month periods ended March 31, 2000, September 30, 2000 and December 31, 2000, the Company recognized a provision for impairment of assets of $4,500, $49,849 and $7,341 respectively. Additionally, during the three-month period ended June 30, 2000, the Company recognized a gain of $10,451 related to assets sold during the period. During the three-month period ended December 31, 1999, the Company recognized a loss of $30,000 related to assets sold during the period and a provision for impairment of assets held for sale (See Note 2--Properties).

NOTE 17--CONSULTING AND SEVERANCE AGREEMENTS

    On July 18, 2000, the Company entered into a Consulting and Severance Agreement with Essel W. Bailey, Jr. (The "Bailey Severance Agreement"), pursuant to which Mr. Bailey resigned as an officer of the Company. Mr. Bailey's resignation and the Bailey Severance Agreement became effective on July 14, 2000.

    Pursuant to the Bailey Severance Agreement, Mr. Bailey received payment of his regular salary through the effective date of his resignation and a lump-sum severance payment equal to $1,555,000. The Bailey Severance Agreement provides that Mr. Bailey is fully vested in his deferred compensation plan and in 59,708 shares of his restricted stock. Pursuant to the Bailey Severance Agreement, Mr. Bailey will provide consulting services to the Company for twelve months following his resignation. In exchange for consulting services and his agreement not to compete with the Company or solicit its customers or employees, Mr. Bailey will receive compensation equal to $147,500 per month for twelve months.

    The costs incurred related to the Bailey Severance Agreement, along with costs incurred in connection with a similar agreement with the Company's former Chief Financial Officer, total approximately $4.7 million and have been included in the Company's Consolidated Statements of Operations in 2000.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 18--SEGMENT INFORMATION

    The following tables set forth the reconciliation of operating results and total assets for the Company's reportable segments for the years ended December 31, 2000, 1999 and 1998.

                                                                   FOR THE YEAR ENDED DECEMBER 31, 2000
                                                           ----------------------------------------------------
                                                                         OWNED AND
                                                                        OPERATED AND   CORPORATE
                                                              CORE      ASSETS HELD       AND
                                                           OPERATIONS     FOR SALE       OTHER     CONSOLIDATED
                                                           ----------   ------------   ---------   ------------
                                                                              (IN THOUSANDS)
Operating Revenues.......................................   $ 91,434     $ 175,559     $     --     $ 266,993
Operating Expenses.......................................         --      (178,975)          --      (178,975)
                                                            --------     ---------     --------     ---------
  Net operating income...................................     91,434        (3,416)          --        88,018
Adjustments to arrive at net income:
  Other revenues.........................................         --            --        8,800         8,800
  Interest expense.......................................         --            --      (42,400)      (42,400)
  Depreciation and amortization..........................    (17,978)       (3,797)      (1,490)      (23,265)
  General and administrative.............................         --            --       (6,425)       (6,425)
  Legal..................................................         --            --       (2,467)       (2,467)
  State Taxes............................................         --            --         (195)         (195)
  Severance and consulting agreement costs...............         --            --       (4,665)       (4,665)
  Provision for uncollectable mortgages and notes
    receivable...........................................     (4,871)           --      (10,386)      (15,257)
                                                            --------     ---------     --------     ---------
                                                             (22,849)       (3,797)     (59,228)      (85,874)
                                                            --------     ---------     --------     ---------
Income before gain on assets sold and impairment
  charges................................................     68,585        (7,213)     (59,228)        2,144
Provision for impairment.................................     (1,939)      (57,395)      (2,356)      (61,690)
Gain on assets sold--net.................................      9,989            --           --         9,989
Preferred dividends......................................         --            --      (16,928)      (16,928)
                                                            --------     ---------     --------     ---------
Net loss available to common.............................   $ 76,635     $ (64,608)    $(78,512)    $ (66,485)
                                                            ========     =========     ========     =========
Total Assets.............................................   $724,338     $ 159,105     $ 65,008     $ 948,451
                                                            ========     =========     ========     =========

                                                                   FOR THE YEAR ENDED DECEMBER 31, 2000
                                                           ----------------------------------------------------
                                                                         OWNED AND
                                                                        OPERATED AND   CORPORATE
                                                              CORE      ASSETS HELD       AND
                                                           OPERATIONS     FOR SALE       OTHER     CONSOLIDATED
                                                           ----------   ------------   ---------   ------------
                                                                              (IN THOUSANDS)
Operating Revenues.......................................   $112,758     $  26,223     $     --     $  138,981
Operating Expenses.......................................         --       (25,173)          --        (25,173)
                                                            --------     ---------     --------     ----------
  Net operating income...................................    112,758         1,050           --        113,808
Adjustments to arrive at net income:
  Other revenues.........................................         --            --        9,148          9,148
  Interest expense.......................................         --            --      (42,947)       (42,947)
  Depreciation and amortization..........................    (21,204)         (814)      (2,193)       (24,211)
  General and administrative.............................         --            --       (5,231)        (5,231)
  Legal..................................................         --            --         (386)          (386)
  State Taxes............................................         --            --         (503)          (503)
  Severance and consulting agreement costs...............         --            --           --             --
  Provision for uncollectable mortgages and notes
    receivable...........................................         --            --           --             --
                                                            --------     ---------     --------     ----------
                                                             (21,204)         (814)     (42,112)       (64,130)
                                                            --------     ---------     --------     ----------
Income before gain on assets sold and impairment
  charges................................................     91,554           236      (42,112)        49,678
Provision for impairment.................................         --       (19,500)          --        (19,500)
Loss on assets sold--net.................................         --       (10,507)          --        (10,507)
Preferred dividends......................................         --            --       (9,631)        (9,631)
                                                            --------     ---------     --------     ----------
Net loss available to common.............................   $ 91,554     $ (29,771)    $(51,743)    $   10,040
                                                            ========     =========     ========     ==========
Total Assets.............................................   $841,558     $ 106,050     $ 91,123     $1,038,731
                                                            ========     =========     ========     ==========

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 18--SEGMENT INFORMATION (CONTINUED)

                                                                FOR THE YEAR ENDED DECEMBER 31, 1998
                                                        ----------------------------------------------------
                                                                      OWNED AND
                                                                     OPERATED AND   CORPORATE
                                                           CORE      ASSETS HELD       AND
                                                        OPERATIONS     FOR SALE       OTHER     CONSOLIDATED
                                                        ----------   ------------   ---------   ------------
                                                                           (IN THOUSANDS)
Operating Revenues....................................   $102,471     $      --     $     --     $  102,471
Operating Expenses....................................         --            --           --             --
                                                         --------     ---------     --------     ----------
  Net operating income................................    102,471            --           --        102,471
Adjustments to arrive at net income:
  Other revenues......................................         --            --        6,843          6,843
  Interest expense....................................         --            --      (32,436)       (32,436)
  Depreciation and amortization.......................    (19,838)           --       (1,704)       (21,542)
  General and administrative..........................         --            --       (4,852)        (4,852)
  Legal...............................................         --            --         (155)          (155)
  State Taxes.........................................         --            --         (358)          (358)
  Severance and consulting agreement costs............         --            --           --             --
  Provision for uncollectable mortgages and notes
    receivable........................................         --            --           --             --
                                                         --------     ---------     --------     ----------
                                                          (19,838)           --      (32,662)       (52,500)
                                                         --------     ---------     --------     ----------
Income before gain on assets sold and impairment
  charges.............................................     82,633            --      (32,662)        49,971
Provision for impairment..............................         --        (6,800)          --         (6,800)
Gain on assets sold--net..............................      2,798            --           --          2,798
Gain on distribution of Omega Worldwide, Inc..........         --            --       30,240         30,240
Preferred dividends...................................         --            --       (8,194)        (8,194)
                                                         --------     ---------     --------     ----------
Net loss available to common..........................   $ 85,431     $  (6,800)    $(10,616)    $   68,015
                                                         ========     =========     ========     ==========
Total Assets..........................................   $936,414     $  35,289     $ 65,504     $1,037,207
                                                         ========     =========     ========     ==========

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 18--SEGMENT INFORMATION (CONTINUED)
    The revenues, expenses, assets and liabilities in the Company's consolidated financial statements which related to owned and operated assets are as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          2000           1999
                                                        --------       --------
                                                            (IN THOUSANDS)
REVENUES(1)
Medicaid..............................................  $108,082       $16,636
Medicare..............................................    31,459         4,861
Private & Other.......................................    36,018         4,726
                                                        --------       -------
  Total Revenues......................................   175,559        26,223
EXPENSES
Administration........................................    34,264         4,925
Property & Related....................................    11,701         1,675
Patient Care Expenses.................................   120,444        17,393
                                                        --------       -------
  Total Expenses......................................   166,409        23,993
Contribution Margin...................................     9,150         2,230
Management Fees.......................................     8,778         1,180
Rent..................................................     3,788            --
                                                        --------       -------
EBITDA(2).............................................  $ (3,416)      $ 1,050
                                                        ========       =======

------------------------

(1) Nursing home revenues from these owned and operated assets are recognized as services are provided.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. It is considered by the Company to be a meaningful measure of performance of its Owned and Operated Assets. EBITDA in and of itself does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net earnings as an indication of operating performance or to net cash flow from operating activities as

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 18--SEGMENT INFORMATION (CONTINUED) determined by GAAP as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
                                                             (IN THOUSANDS)
                         ASSETS
Cash                                                       $  5,364   $    --
Accounts Receivable......................................    30,030     9,588
Other Current Assets.....................................     5,098        60
                                                           --------   -------
  Total Current Assets...................................    40,492     9,648
Investment in leasehold..................................     1,679        --
Land and Buildings.......................................   130,601    60,810
Less Accumulated Depreciation............................   (17,680)     (814)
                                                           --------   -------
Land and Buildings--Net..................................   112,921    59,996
                                                           --------   -------
TOTAL ASSETS.............................................  $155,092   $69,644
                                                           ========   =======
                       LIABILITIES
Accounts Payable.........................................  $  8,636   $ 3,962
Other Current Liabilities................................     6,108     8,101
                                                           --------   -------
  Total Current Liabilities..............................    14,744    12,063
                                                           --------   -------
TOTAL LIABILITIES........................................  $ 14,744   $12,063
                                                           ========   =======

    Accounts receivable for owned and operated assets is net of an allowance for doubtful accounts of approximately $7 million in 2000 and $0.2 million in 1999.

                        OMEGA HEALTHCARE INVESTORS, INC.

NOTE 19--EARNINGS PER SHARE

    The following tables set forth the computation of basic and diluted earnings per share:

                                                                      YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                               2000            1999            1998
                                                             ---------       ---------       ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
  (Loss) earnings before gain (loss) on assets sold........  $(59,546)       $ 30,178         $43,171
  Preferred stock dividends................................   (16,928)         (9,631)         (8,194)
                                                             --------        --------         -------
  Numerator for (loss) earnings available to common before
    gain (loss) on assets sold--basic and diluted..........   (76,474)         20,547          34,977
  Gain (loss) on assets sold--net..........................     9,989         (10,507)          2,798
  Gain on distribution of Omega Worldwide, Inc.............        --              --          30,240
                                                             --------        --------         -------
Numerator for net loss (earnings) per share--basic and
  diluted..................................................   (66,485)         10,040          68,015
                                                             ========        ========         =======
Denominator:
  Denominator for net loss (earnings) per share--basic.....    20,052          19,877          20,034
  Effect of dilutive securities:
    Stock option incremental shares........................        --              --               7
                                                             --------        --------         -------
  Denominator for net loss (earnings) per share--diluted...    20,052          19,877          20,041
                                                             ========        ========         =======

                                                                    YEAR ENDED DECEMBER 31,
                                                             --------------------------------------
                                                               2000           1999           1998
                                                             --------       --------       --------
Net (loss) earnings per share--basic:
(Loss) earnings before gain (loss) on assets sold..........  $  (3.82)      $   1.04       $  1.74
(Loss) gain on assets sold--net............................      0.50          (0.53)         1.65
                                                             --------       --------       -------
Net (loss) earnings per share--basic.......................  $  (3.32)      $   0.51       $  3.39
                                                             ========       ========       =======
Net (loss) earnings per share--diluted:
(Loss) earnings before gain (loss) on assets sold..........  $  (3.82)      $   1.04       $  1.74
(Loss) gain on assets sold--net............................      0.50          (0.53)         1.65
                                                             --------       --------       -------
Net (loss) earnings per share--diluted                       $  (3.32)      $   0.51       $  3.39
                                                             ========       ========       =======

    The effect of converting the Series C Preferred Stock for the year 2000 and the effects of converting the 1996 convertible debentures have been excluded as all such effects are antidilutive.

             SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION
                        OMEGA HEALTHCARE INVESTORS, INC.
                               DECEMBER 31, 2000

                                                                                                    GROSS AMOUNT AT
                                                                                                    WHICH CARRIED AT
                                                                                                   CLOSE OF PERIOD(6)
                                                    INITIAL COST                                   ------------------
                                                     TO COMPANY
                                                    -------------         COST CAPITALIZED
                                                                           SUBSEQUENT TO               BUILDINGS
                                                      BUILDINGS             ACQUISITION                 AND LAND
                                                      AND LAND      ----------------------------      IMPROVEMENTS
DESCRIPTION(1)                      ENCUMBRANCES    IMPROVEMENTS    IMPROVEMENTS     IMPAIRMENT          TOTAL
--------------                      -------------   -------------   -------------   ------------   ------------------
Sun Healthcare Group, Inc.:
  Alabama (LTC)...................                  $ 23,584,957                                      $ 23,584,957
  California (LTC, RH)............     (4)(5)         65,912,924                                        65,912,924
  Florida (LTC)...................                    10,796,688                                        10,796,688
  Florida (LTC)...................                    10,700,000                                        10,700,000
  Idaho (LTC).....................                       600,000                                           600,000
  Illinois (LTC)..................                     4,900,000                                         4,900,000
  Illinois (LTC)..................                     3,942,726                                         3,942,726
  Indiana (LTC)...................                     3,000,000                                         3,000,000
  Louisiana (LTC).................                     4,602,574                                         4,602,574
  Massachusetts (LTC).............                     8,300,000                                         8,300,000
  North Carolina (LTC)............       (4)          19,970,418                                        19,970,418
  North Carolina (LTC)............       (5)           2,739,021                                         2,739,021
  Ohio (LTC)......................     (4)(5)         11,884,567                                        11,884,567
  Tennessee (LTC).................       (2)           7,942,374                                         7,942,374
  Texas (LTC).....................                     9,415,056                                         9,415,056
  Washington (LTC)................       (4)           5,900,000                                         5,900,000
  West Virginia (LTC).............     (4)(5)         24,793,444                                        24,793,444
                                                    ------------     ----------     ------------      ------------
                                                     218,984,749                                       218,984,749
Integrated Health Services, Inc.:
  Florida (LTC)...................       (5)          10,000,000                                        10,000,000
  Florida (LTC)...................                    29,000,000                                        29,000,000
  Illinois (LTC)..................       (5)          14,700,000                                        14,700,000
  New Hampshire (LTC).............       (5)           5,800,000                                         5,800,000
  Ohio (LTC)......................       (5)          16,000,000                                        16,000,000
  Pennsylvania (LTC)..............       (5)          14,400,000                                        14,400,000
  Pennsylvania (LTC)..............                     5,500,000                                         5,500,000
  Washington (LTC)................                    10,000,000                                        10,000,000
                                                    ------------     ----------     ------------      ------------
                                                     105,400,000                                       105,400,000
Advocat, Inc.:
  Alabama (LTC)...................       (4)          11,638,797        707,998                         12,346,795
  Arkansas (LTC)..................       (4)          37,887,832      1,473,599                         39,361,431
  Kentucky (LTC)..................       (4)          14,897,402      1,816,000                         16,713,402
  Ohio (LTC)......................       (4)           5,854,186                                         5,854,186
  Tennessee (LTC).................       (2)           9,542,121                                         9,542,121
  West Virginia (LTC).............       (4)           5,283,525        502,338                          5,785,863
                                                    ------------     ----------     ------------      ------------
                                                      85,103,863      4,499,935                         89,603,798


                                                                                      LIFE ON WHICH
                                                                                     DEPRECIATION IN
                                        (7)                                           LATEST INCOME
                                    ACCUMULATED     DATE OF            DATE            STATEMENTS
DESCRIPTION(1)                      DEPRECIATION   RENOVATION        ACQUIRED          IS COMPUTED
--------------                      ------------   ----------   ------------------   ---------------
Sun Healthcare Group, Inc.:                        1964-1995
  Alabama (LTC)...................  $ 2,549,186                     March 31, 1997       33 years
  California (LTC, RH)............    5,913,927                    October 8, 1997       33 years
  Florida (LTC)...................    1,166,963                     March 31, 1997       33 years
  Florida (LTC)...................    1,182,106                  February 28, 1997       33 years
  Idaho (LTC).....................       66,286                  February 28, 1997       33 years
  Illinois (LTC)..................      673,130                    August 30, 1996       30 years
  Illinois (LTC)..................      426,151                     March 31, 1997       33 years
  Indiana (LTC)...................      412,120                    August 30, 1996       30 years
  Louisiana (LTC).................      497,470                     March 31, 1997       33 years
  Massachusetts (LTC).............      916,961                  February 28, 1997       33 years
  North Carolina (LTC)............    3,936,793                       June 4, 1994       39 years
  North Carolina (LTC)............      250,496                    October 8, 1997       33 years
  Ohio (LTC)......................    1,070,766                    October 8, 1997       33 years
  Tennessee (LTC).................    1,569,783                 September 30, 1994       30 years
  Texas (LTC).....................    1,017,629                     March 31, 1997       33 years
  Washington (LTC)................      650,949                     March 31, 1997       33 years
  West Virginia (LTC).............    2,196,026                    October 8, 1997       33 years
                                    -----------
                                     24,496,742
Integrated Health Services, Inc.:                  1979-1993
  Florida (LTC)...................      792,958                   January 13, 1998       33 years
  Florida (LTC)...................    2,361,040                     March 31, 1998       33 years
  Illinois (LTC)..................    1,221,821                   January 13, 1998       33 years
  New Hampshire (LTC).............      495,564                   January 13, 1998       33 years
  Ohio (LTC)......................    1,268,733                     March 31, 1998       33 years
  Pennsylvania (LTC)..............    1,230,365                   January 13, 1998       33 years
  Pennsylvania (LTC)..............      436,127                     March 31, 1998       33 years
  Washington (LTC)................    2,118,746                  September 1, 1996       20 years
                                    -----------
                                      9,925,354
Advocat, Inc.:                                     1972-1994
  Alabama (LTC)...................    3,015,242                    August 14, 1992     31.5 years
  Arkansas (LTC)..................    9,842,102                    August 14, 1992     31.5 years
  Kentucky (LTC)..................    2,798,615                       July 1, 1994       33 years
  Ohio (LTC)......................      970,874                       July 1, 1994       33 years
  Tennessee (LTC).................    2,449,079                    August 14, 1992     31.5 years
  West Virginia (LTC).............      975,555                       July 1, 1994       33 years
                                    -----------
                                     20,051,467

                                                                                                    GROSS AMOUNT AT
                                                                                                    WHICH CARRIED AT
                                                                                                   CLOSE OF PERIOD(6)
                                                    INITIAL COST                                   ------------------
                                                     TO COMPANY
                                                    -------------         COST CAPITALIZED
                                                                           SUBSEQUENT TO               BUILDINGS
                                                      BUILDINGS             ACQUISITION                 AND LAND
                                                      AND LAND      ----------------------------      IMPROVEMENTS
DESCRIPTION(1)                      ENCUMBRANCES    IMPROVEMENTS    IMPROVEMENTS     IMPAIRMENT          TOTAL
--------------                      -------------   -------------   -------------   ------------   ------------------
Vencor Operating, Inc.:
  Arizona (LTC)...................                    24,029,032         44,924       (6,603,745)       17,470,211
  Indiana (LTC)...................                     8,383,671        100,914       (1,820,624)        6,663,961
  Texas (LTC).....................                    27,141,483         84,323                         27,225,806
                                                    ------------     ----------     ------------      ------------
                                                      59,554,186        230,161       (8,424,369)       51,359,978
Genesis Health Ventures, Inc.:
  Connecticut (LTC)...............                    28,483,164        185,670       (4,787,084)       23,881,750
  Massachusetts (LTC).............                    34,559,901        421,567      (10,506,822)       24,474,646
                                                    ------------     ----------     ------------      ------------
                                                      63,043,065        607,237      (15,293,906)       48,356,396
Alterra Healthcare Corporation:
  Colorado (AL)...................                     2,583,440                                         2,583,440
  Indiana (AL)....................                    11,641,805                                        11,641,805
  Kansas (AL).....................                     3,418,670                                         3,418,670
  Ohio (AL).......................                     3,520,747                                         3,520,747
  Oklahoma (AL)...................                     3,177,993                                         3,177,993
  Tennessee (AL)..................                     4,068,652                                         4,068,652
  Washington (AL).................                     5,673,693                                         5,673,693
                                                    ------------     ----------     ------------      ------------
                                                      34,085,000                                        34,085,000
Alden Management Services, Inc.:
  Illinois (LTC)..................                    31,000,000        305,756                         31,305,756

Atrium Living Centers, Inc.:
  Indiana (LTC)...................                    25,693,563         47,216      (12,846,628)       12,894,151
  Indiana (LTC)...................                     6,456,391         26,464       (2,773,242)        3,709,613
                                                    ------------     ----------     ------------      ------------
                                                      32,149,954         73,680      (15,619,870)       16,603,764
TLC Healthcare, Inc.:
  Illinois (LTC)..................       (5)           1,274,703                                         1,274,703
  Illinois (LTC)..................       (5)           5,118,775                                         5,118,775
  Ohio (LTC)......................       (5)           2,804,347                                         2,804,347
  Texas (LTC).....................       (5)           4,942,000                                         4,942,000
  Texas (LTC).....................       (5)           6,557,143                                         6,557,143
  Texas (LTC).....................       (5)           2,442,858                                         2,442,858
                                                    ------------     ----------     ------------      ------------
                                                      23,139,826                                        23,139,826
USA Healthcare, Inc.:
  Iowa(LTC).......................                    14,344,797        168,000                         14,512,797
  Iowa(LTC).......................                     2,700,000                                         2,700,000
                                                    ------------     ----------     ------------      ------------
                                                      17,044,797        168,000                         17,212,797


                                                                                      LIFE ON WHICH
                                                                                     DEPRECIATION IN
                                        (7)                                           LATEST INCOME
                                    ACCUMULATED     DATE OF            DATE            STATEMENTS
DESCRIPTION(1)                      DEPRECIATION   RENOVATION        ACQUIRED          IS COMPUTED
--------------                      ------------   ----------   ------------------   ---------------
Vencor Operating, Inc.:                            1980-1994
  Arizona (LTC)...................    1,327,091                  December 31, 1998       33 years
  Indiana (LTC)...................    1,997,691                  December 23, 1992     31.5 years
  Texas (LTC).....................    3,165,920                   December 1, 1993       39 years
                                    -----------
                                      6,490,702
Genesis Health Ventures, Inc.:
  Connecticut (LTC)...............    1,143,510                      July 14, 1999       33 years
  Massachusetts (LTC).............    1,373,516                      July 14, 1999       33 years
                                    -----------
                                      2,517,026
Alterra Healthcare Corporation:
  Colorado (AL)...................      115,241                      June 14, 1999       33 years
  Indiana (AL)....................      519,313                      June 14, 1999       33 years
  Kansas (AL).....................      152,499                      June 14, 1999       33 years
  Ohio (AL).......................      157,052                      June 14, 1999       33 years
  Oklahoma (AL)...................      141,763                      June 14, 1999       33 years
  Tennessee (AL)..................      181,493                      June 14, 1999       33 years
  Washington (AL).................      253,090                      June 14, 1999       33 years
                                    -----------
                                      1,520,451
Alden Management Services, Inc.:                     1978
  Illinois (LTC)..................    6,378,152                 September 30, 1994       30 years
Atrium Living Centers, Inc.:
  Indiana (LTC)...................    5,621,697                 September 30, 1994       25 years
  Indiana (LTC)...................    2,233,127                   November 1, 1992     31.5 years
                                    -----------
                                      7,854,824
TLC Healthcare, Inc.:                              1972-1996
  Illinois (LTC)..................       72,217                    January 7, 1999       33 years
  Illinois (LTC)..................      228,336                       June 1, 1999       33 years
  Ohio (LTC)......................      154,298                    January 7, 1999       33 years
  Texas (LTC).....................      220,451                      June 30, 1999       33 years
  Texas (LTC).....................      627,086                  September 5, 1997       33 years
  Texas (LTC).....................      198,479                      March 4, 1998       33 years
                                    -----------
                                      1,500,867
USA Healthcare, Inc.:                              1974-1997
  Iowa(LTC).......................    1,267,902                    October 7, 1997       33 years
  Iowa(LTC).......................      370,908                    August 30, 1996       30 years
                                    -----------
                                      1,638,810

                                                                                                    GROSS AMOUNT AT
                                                                                                    WHICH CARRIED AT
                                                                                                   CLOSE OF PERIOD(6)
                                                    INITIAL COST                                   ------------------
                                                     TO COMPANY
                                                    -------------         COST CAPITALIZED
                                                                           SUBSEQUENT TO               BUILDINGS
                                                      BUILDINGS             ACQUISITION                 AND LAND
                                                      AND LAND      ----------------------------      IMPROVEMENTS
DESCRIPTION(1)                      ENCUMBRANCES    IMPROVEMENTS    IMPROVEMENTS     IMPAIRMENT          TOTAL
--------------                      -------------   -------------   -------------   ------------   ------------------
Pinon Management, Inc.:
  Colorado (LTC)..................                    14,170,968        109,931                         14,280,899
Washington N & R, LLC.:
  Missouri (LTC)..................       (5)          12,152,174                                        12,152,174
Peak Medical of Idaho, Inc.:
  Idaho (LTC).....................       (5)          10,500,000                                        10,500,000
HQM of Floyd County, Inc.:
  Kentucky (LTC)..................       (5)          10,250,000                                        10,250,000
Safe Harbor Florida Health Care
  Properties, Inc.:
  Florida (LTC)...................                     8,150,000            866                          8,150,866
Meadowbrook Healthcare of North
  Carolina:
  North Carolina (AL).............       (3)           7,500,000                      (1,939,476)        5,560,524
Liberty Assisted Living Center:
  Florida (AL)....................                     5,994,730            760                          5,995,490
Eldorado Care Center, Inc. &
  Magnolia Manor, Inc.:
  Illinois (LTC)..................                     5,100,000                                         5,100,000
Kansas & Missouri, Inc.:
  Kansas (LTC)....................                     2,500,000                                         2,500,000
                                                    ------------     ----------     ------------      ------------
                                                    $745,823,312     $5,996,326     ($41,277,621)     $710,542,017
                                                    ============     ==========     ============      ============


                                                                                      LIFE ON WHICH
                                                                                     DEPRECIATION IN
                                        (7)                                           LATEST INCOME
                                    ACCUMULATED     DATE OF            DATE            STATEMENTS
DESCRIPTION(1)                      DEPRECIATION   RENOVATION        ACQUIRED          IS COMPUTED
--------------                      ------------   ----------   ------------------   ---------------
Pinon Management, Inc.:
  Colorado (LTC)..................      817,633                  December 31, 1998       33 years
Washington N & R, LLC.:
  Missouri (LTC)..................      690,758                    January 7, 1999       33 years
Peak Medical of Idaho, Inc.:
  Idaho (LTC).....................      544,512                     March 26, 1999       33 years
HQM of Floyd County, Inc.:
  Kentucky (LTC)..................      358,673                      June 30, 1997       33 years
Safe Harbor Florida Health Care
  Properties, Inc.:                                  1984
  Florida (LTC)...................    1,384,872                 September 13, 1993       39 years
Meadowbrook Healthcare of North
  Carolina:
  North Carolina (AL).............    1,444,027                 September 30, 1994     31.5 years
Liberty Assisted Living Center:
  Florida (AL)....................    1,464,958                 September 30, 1994       27 years
Eldorado Care Center, Inc. &
  Magnolia Manor, Inc.:                            1995-1998
  Illinois (LTC)..................      276,157                   February 1, 1999       33 years
Kansas & Missouri, Inc.:
  Kansas (LTC)....................      513,922                 September 30, 1994       30 years
                                    -----------
                                    $89,869,907
                                    ===========

(1) All of the real estate included in this schedule are being used in either the operation of long-term care facilities (LTC), assisted living facilities
    (AL), or rehabilitation hospitals (RH) located in the states indicated.

(2) Certain of the real estate indicated are security for Industrial Development Revenue bonds totaling $8,375,000 at December 31, 2000.

(3) Certain of the real estate indicated are security for HUD loans totaling $5,218,497 at December 31, 2000.

(4) Certain of the real estate indicated are security for the Provident line of credit borrowings totaling $56,641,232 at December 31, 2000.

(5) Certain of the real estate indicated are security for the Fleet line of credit borrowings totaling $129,000,000 at December 31, 2000.

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1998           1999           2000
(6)                                                  ------------   ------------   ------------
 Balance at beginning of period....................  $561,054,194   $643,378,340   $746,914,941
  Additions during period:
    Acquisitions...................................   157,474,363     79,676,000             --
    Conversion from mortgage.......................            --     79,431,597             --
    Impairment(a)..................................            --             --    (37,456,499)
    Improvements...................................            --        168,000      1,302,828
    Disposals/other................................   (75,150,217)   (55,738,996)      (219,253)
                                                     ------------   ------------   ------------
  Balance at close of period.......................  $643,378,340   $746,914,941   $710,542,017
                                                     ============   ============   ============

    (a) The variance in impairment in the table shown above relates to assets previously classified as held for sale which were reclassified to owned and operated assets during 2000.

                                                            1998          1999          2000
(7)                                                     ------------   -----------   -----------
  Balance at beginning of period......................  $ 48,147,275   $56,385,853   $67,929,407
  Additions during period:
    Provisions for depreciation.......................    19,749,781    21,119,252    21,683,180
    Dispositions/other................................   (11,511,203)   (9,575,698)      257,320
                                                        ------------   -----------   -----------
  Balance at close of period..........................  $ 56,385,853   $67,929,407   $89,869,907
                                                        ============   ===========   ===========

                   SCHEDULE IV MORTGAGE LOANS ON REAL ESTATE
                        OMEGA HEALTHCARE INVESTORS, INC.
                               DECEMBER 31, 2000

                                                                                                                       FACE
                                                             FINAL                  PERIODIC             PRIOR      AMOUNT OF
DESCRIPTION (1)                      INTEREST RATE       MATURITY DATE            PAYMENT TERMS          LIENS      MORTGAGES
---------------                     ----------------   ------------------   -------------------------   --------   ------------
Michigan                                                                    Interest payable at
  (13 LTC facilities).............       17.00%         August 13, 2007     16.00% payable monthly      None       $ 58,800,000
North Carolina
  (3 LTC facilities)..............                                          Deferred interest at 1%
                                                                            accrues monthly and is
                                                                            payable at maturity of
                                                                            the note
Florida
  (4 LTC facilities)..............       11.50%        February 28, 2010    Interest plus $2,200 of     None         12,891,500
                                                                            principal payable monthly
Florida
  (2 LTC facilities)..............       11.50%           June 4, 2006      Interest payable monthly    None         11,090,000
Texas
  (6 LTC facilities)..............  9.00% to 10.00%         various         Interest plus $57,000 of    None          8,106,487
                                                                            principal payable monthly
Tennessee
  (2 LTC facilities)..............       16.16%          April 29, 2001     Interest payable monthly    None          8,932,000
Tennessee
  (2 LTC facilities)..............  11.56% to 13.50%     August 1, 2016     Interest payable monthly    None         12,650,000
Ohio
  (6 LTC facilities)..............       11.01%         January 1, 2015     Interest plus $42,500 of    None         18,238,752
                                                                            principal payable monthly
Georgia
  (2 LTC facilities)..............       10.08%          March 13, 2008     Interest payable monthly    None         12,000,000
Florida
  (5 LTC facilities)
Texas
  (2 LTC facilities)..............       10.55%         December 3, 2003    Interest payable monthly    None         37,500,000
Other Mortgage Notes:
Various...........................  9.00% to 14.14%       2002 to 2012      Interest payable monthly    None         37,503,181
                                                                            Quarterly amortization of
                                                                            $50,000 commencing in the
                                                                            year 2002
                                                                                                                   ------------
                                                                                                                   $217,711,920
                                                                                                                   ============

                                                   PRINCIPAL AMOUNT
                                      CARRYING         OF LOANS
                                     AMOUNT OF        SUBJECT TO
                                    MORTGAGES(2)      DELINQUENT
DESCRIPTION (1)                         (3)            INTEREST
---------------                     ------------   ----------------
Michigan
  (13 LTC facilities).............  $58,800,000      $58,800,000(4)
North Carolina
  (3 LTC facilities)..............
Florida
  (4 LTC facilities)..............   12,804,956
Florida
  (2 LTC facilities)..............   11,024,884
Texas
  (6 LTC facilities)..............    5,951,566
Tennessee
  (2 LTC facilities)..............    8,932,000
Tennessee
  (2 LTC facilities)..............   12,613,539
Ohio
  (6 LTC facilities)..............   16,198,689
Georgia
  (2 LTC facilities)..............   12,000,000
Florida
  (5 LTC facilities)
Texas
  (2 LTC facilities)..............   37,500,000
Other Mortgage Notes:
Various...........................   30,883,936      $ 5,882,009(5)
                                    ------------
                                    $206,709,570
                                    ============

(1) The mortgage loans included in this schedule represent first mortgages on facilities used in the delivery of long-term healthcare, such facilities are located in the states indicated.

(2) The aggregate cost for federal income tax purposes is equal to the carrying amount.

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         1998           1999           2000
(3)                                                  ------------   ------------   ------------
Balance at beginning of period.....................  $218,353,007   $340,455,332   $213,616,645
Additions during period -- Placements..............   125,850,000     22,986,500             --
Deductions during period -- Collection of
  principal........................................    (3,747,675)   (54,748,620)    (2,035,825)
Allowance for loss on mortgage loans...............            --             --     (4,871,250)
Conversion to purchase leaseback/other changes.....            --    (95,076,567)            --
                                                     ------------   ------------   ------------
Balance at close of period.........................  $340,455,332   $213,616,645   $206,709,570
                                                     ============   ============   ============

(4) On January 18, 2000, the mortgagor filed for protection under Chapter 11 of the Bankruptcy Code. On February 1 2001, four facilities that were collateral for this mortgage were taken back in exchange for a reduction in principal of $4.5 million.

(5) A mortgagor with a mortgage on two facilities in Florida declared bankruptcy on July 8, 1999. The bankruptcy court has ordered that all amounts owed to the Company (including default rate interest, late charges, attorney's fees and court costs), bear interest at an annual rate of 10% and that the mortgagor make monthly payments of $40,000 on a timely basis. As of December 31, 2000, the mortgagor had complied with the court order.

                        OMEGA HEALTHCARE INVESTORS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                                      (UNAUDITE(SEE NOTE)
                           ASSETS
Real estate properties
  Land and buildings at cost................................    $ 701,370       $710,542
  Less accumulated depreciation.............................     (101,861)       (89,870)
                                                                ---------       --------
    Real estate properties--net.............................      599,509        620,672
  Mortgage notes receivable--net............................      185,861        206,710
                                                                ---------       --------
                                                                  785,370        827,382
Other investments...........................................       47,818         53,242
                                                                ---------       --------
                                                                  833,188        880,624
Assets held for sale--net...................................        7,377          4,013
                                                                ---------       --------
    Total Investments.......................................      840,565        884,637
Cash and cash equivalents...................................       14,145          7,172
Accounts receivable.........................................        6,881         10,497
Other assets................................................        3,789          9,338
Operating assets for owned properties.......................       45,885         36,807
                                                                ---------       --------
    Total Assets............................................    $ 911,265       $948,451
                                                                =========       ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving lines of credit...................................    $ 203,641       $185,641
Unsecured borrowings........................................      199,641        225,000
Other long-term borrowings..................................       22,755         24,161
Subordinated convertible debentures.........................           --         16,590
Accrued expenses and other liabilities......................       16,708         18,002
Operating liabilities for owned properties..................       11,861         14,744
                                                                ---------       --------
    Total Liabilities.......................................      454,606        484,138

Preferred Stock.............................................      212,342        207,500
Common stock and additional paid-in capital.................      440,392        440,556
Cumulative net earnings.....................................      171,272        182,548
Cumulative dividends paid...................................     (365,654)      (365,654)
Unamortized restricted stock awards.........................         (202)          (607)
Accumulated other comprehensive loss........................       (1,491)           (30)
                                                                ---------       --------
    Total Stockholders' Equity..............................      456,659        464,313
                                                                ---------       --------
    Total Liabilities and Stockholders' Equity..............    $ 911,265       $948,451
                                                                =========       ========

--------------------------

Note--The balance sheet at December 31, 2000, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.

           See notes to condensed consolidated financial statements.

                        OMEGA HEALTHCARE INVESTORS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   UNAUDITED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 THREE MONTHS           NINE MONTHS
                                                                     ENDED                 ENDED
                                                                 SEPTEMBER 30,         SEPTEMBER 30,
                                                              -------------------   -------------------
                                                                2001       2000       2001       2000
                                                              --------   --------   --------   --------
REVENUES
  Rental income.............................................  $ 14,936   $ 15,503   $ 45,686   $ 49,652
  Mortgage interest income..................................     5,130      5,888     16,343     17,800
  Other investment income--net..............................     1,374        534      3,640      4,277
  Nursing home revenues of owned and operated assets........    43,820     45,960    133,613    123,461
  Miscellaneous.............................................     1,575        126      2,384        483
                                                              --------   --------   --------   --------
                                                                66,835     68,011    201,666    195,673
EXPENSES
  Nursing home expenses of owned and operated assets........    44,439     48,552    134,565    126,436
  Depreciation and amortization.............................     5,515      5,657     16,560     17,385
  Interest..................................................     9,124      9,846     28,039     32,221
  General and administrative................................     2,203      1,830      7,707      4,631
  Legal.....................................................     1,145        481      2,862        974
  State taxes...............................................       126         15        339        241
  Litigation settlement expense.............................        --         --     10,000         --
  Provision for impairment..................................        --     49,849      8,381     54,349
  Provision for uncollectable accounts......................        19     12,100        700     12,100
  Severance, moving and consulting agreement costs..........     4,300      4,665      4,766      4,665
  Charges for derivative accounting.........................       561         --      1,113         --
                                                              --------   --------   --------   --------
                                                                67,432    132,995    215,032    253,002
                                                              --------   --------   --------   --------
Loss before (loss) gain on assets sold and gain on early
  extinguishment of debt....................................      (597)   (64,984)   (13,366)   (57,329)
(Loss) gain on assets sold--net                                 (1,485)      (109)      (873)    10,342
Gain on early extinguishment of debt........................       226         --      2,963         --
                                                              --------   --------   --------   --------
Net loss....................................................    (1,856)   (65,093)   (11,276)   (46,987)
Preferred stock dividends...................................    (5,029)    (5,705)   (14,966)   (10,520)
                                                              --------   --------   --------   --------
Net loss available to common................................  $ (6,885)  $(70,798)  $(26,242)  $(57,507)
                                                              ========   ========   ========   ========
Loss per common share:
  Net loss per share--basic.................................  $  (0.34)  $  (3.53)  $  (1.31)  $  (2.87)
                                                              ========   ========   ========   ========
  Net loss per share--diluted...............................  $  (0.34)  $  (3.53)  $  (1.31)  $  (2.87)
                                                              ========   ========   ========   ========
Net loss per common share before gain on early
  extinguishment of debt:
  Net loss per share--basic.................................  $  (0.35)  $  (3.53)  $  (1.46)  $  (2.87)
  Net loss per share--diluted...............................  $  (0.35)  $  (3.53)  $  (1.46)  $  (2.87)
Dividends declared and paid per common share................  $     --   $   0.25   $     --   $   0.75
                                                              ========   ========   ========   ========
Weighted Average Shares Outstanding, Basic..................    20,071     20,064     20,032     20,058
                                                              ========   ========   ========   ========
Weighted Average Shares Outstanding, Diluted................    20,071     20,064     20,032     20,058
                                                              ========   ========   ========   ========
Other comprehensive loss:
  Unrealized Loss on Omega Worldwide, Inc...................  $   (814)  $ (1,745)  $   (567)  $ (2,944)
                                                              ========   ========   ========   ========
  Unrealized Loss on Hedging Contracts......................  $   (458)  $     --   $   (894)  $     --
                                                              ========   ========   ========   ========
Total comprehensive loss....................................  $ (3,128)  $(66,838)  $(12,737)  $(49,931)
                                                              ========   ========   ========   ========

           See notes to condensed consolidated financial statements.

                        OMEGA HEALTHCARE INVESTORS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   UNAUDITED

                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
OPERATING ACTIVITIES
  Net loss..................................................  $(11,276)  $(46,987)
  Adjustment to reconcile net loss to cash provided by
    operating activities:
    Depreciation and amortization...........................    16,560     17,385
    Provision for impairment................................     8,381     54,349
    Provision for collection losses.........................       700     12,100
    Loss (Gain) on assets sold--net.........................       873    (10,342)
    Gain on early extinguishment of debt....................    (2,963)        --
    Other...................................................     3,291      2,078
Net change in accounts receivable for Owned & Operated
  assets--net...............................................    (8,120)   (17,087)
Net change in accounts payable for Owned & Operated
  assets....................................................    (3,776)     5,421
Net change in other Owned & Operated assets and
  liabilities...............................................       (97)   (12,723)
Net change in operating assets and liabilities..............     3,875     (3,383)
                                                              --------   --------

Net cash provided by operating activities...................     7,448        811

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds of revolving lines of credit--net..................    18,000     25,041
Payments of long-term borrowings............................   (43,355)  (121,447)
Receipts from Dividend Reinvestment Plan....................        29        430
Dividends paid..............................................        --    (22,253)
Proceeds from preferred stock offering......................        --    100,000
Deferred financing costs paid...............................      (852)    (4,976)
Other.......................................................       (45)    (9,339)
                                                              --------   --------
Net cash used in financing activities.......................   (26,223)   (32,544)

CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sale of real estate investments--net..........     1,514     35,793
Fundings of other investments--net..........................     1,444     (5,507)
Collection of mortgage principal............................    22,790      1,632
                                                              --------   --------
Net cash provided by investing activities...................    25,748     31,918
                                                              --------   --------
Increase in cash and cash equivalents.......................     6,973        185
Cash and cash equivalents at beginning of period............     7,172      4,105
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 14,145   $  4,290
                                                              ========   ========

           See notes to condensed consolidated financial statements.

                        OMEGA HEALTHCARE INVESTORS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements for Omega Healthcare Investors, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals and impairment provisions to adjust the carrying value of assets) considered necessary for a fair presentation have been included. Certain reclassifications have been made to the 2000 financial statements for consistency with the current presentation. Such reclassifications have no effect on previously reported earnings or equity. Operating results for the three-month and nine-month periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2000.

NOTE B--PROPERTIES

    In the ordinary course of its business activities, the Company periodically evaluates investment opportunities and extends credit to customers. It also regularly engages in lease and loan extensions and modifications. Additionally, the Company actively monitors and manages its investment portfolio with the objectives of improving credit quality and increasing returns. In connection with portfolio management, the Company engages in various collection and foreclosure activities.

    When the Company acquires real estate pursuant to a foreclosure, lease termination or bankruptcy proceeding, and does not immediately re-lease the properties to new operators, the assets are included on the balance sheet as "real estate properties," and the value of such assets is reported at the lower of cost or fair value. (See "Owned and Operated Assets" below). Additionally, when a formal plan to sell real estate is adopted, the real estate is classified as "Assets Held for Sale," with the net carrying amount adjusted to the lower of cost or fair value, less cost of disposal.

    Based on management's current review of the Company's portfolio, a provision for impairment on the value of assets held for sale of $8.4 million was recorded for the nine-month period ended September 30, 2001. This provision relates to additional properties that were added to Assets Held for Sale during the three-month period ended June 30, 2001 as a result of the foreclosure of assets leased by a defaulting customer during that quarter.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE B--PROPERTIES (CONTINUED)
    A summary of the number of properties by category for the quarter ended September 30, 2001 follows:

                                                                             TOTAL
                                       PURCHASE /               OWNED &    HEALTHCARE
FACILITY COUNT                         LEASEBACK    MORTGAGES   OPERATED   FACILITIES   HELD FOR SALE    TOTAL
--------------                         ----------   ---------   --------   ----------   -------------   --------
Balance at June 30, 2001.............        129          57          63         249             9           258
Properties transferred to Held for
  Sale...............................         --          --          (2)         (2)            2            --
Properties transferred to Owned &
  Operated...........................         --          --          --          --            --            --
Properties Sold / Mortgages Paid.....         --          --          (1)         (1)           (1)           (2)
Properties Leased / Mortgages
  Placed.............................         --          --          --          --            --            --
Properties transferred to Purchase/
  Leaseback..........................          2          (2)         --          --            --            --
                                        --------    --------    --------    --------       -------      --------
Balance at September 30, 2001........        131          55          60         246            10           256
                                        ========    ========    ========    ========       =======      ========
GROSS INVESTMENT ($000'S)
-------------------------
Balance at June 30, 2001.              $  581,468   $ 180,768   $121,368   $  883,604   $       5,698   $889,302
Properties transferred to Held for
  Sale...............................         --          --      (2,230)     (2,230)        2,230            --
Properties transferred to Owned &
  Operated...........................         --          --          --          --            --            --
Properties Sold / Mortgages Paid.....         --          --      (3,404)     (3,404)         (149)       (3,553)
Properties Leased / Mortgages
  Placed.............................         --       9,360          --       9,360            --         9,360
Properties transferred to Purchase /
  Leaseback..........................      3,900      (3,900)         --          --            --            --
Capex and other......................         --        (367)        268         (99)         (402)         (501)
                                        --------    --------    --------    --------       -------      --------
Balance at September 30, 2001........   $585,368    $185,861    $116,002    $887,231       $ 7,377      $894,608
                                        ========    ========    ========    ========       =======      ========

REAL ESTATE DISPOSITIONS

    The Company disposed of two facilities during the three-month period ended September 30, 2001. One facility, located in Texas, had a total of 120 beds and was classified as Owned & Operated Assets. The Company recognized a loss on disposition of this facility of $1.5 million. The other facility, located in Indiana, was classified as Assets Held for Sale. The Company recognized a net gain on disposition of assets during the nine-month period ended September 30, 2000 of $10.3 million. The net gain was comprised of a $10.9 million gain on the sale of four facilities previously leased to Tenet Healthsystem
Philadelphia, Inc., offset by a loss of $0.6 million on the sale of a 57 bed facility in Colorado.

NOTES AND MORTGAGES RECEIVABLE

    Income on notes and mortgages that are impaired will be recognized as cash is received. During the nine-month period ended September 30, 2000 the Company recorded a charge of $12.1 million to provision for loss on mortgages
($4.9 million) and notes receivable ($7.2 million).

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE B--PROPERTIES (CONTINUED)
OWNED AND OPERATED ASSETS

    The Company owns 60 facilities that were recovered from customers and are operated for the Company's own account. These facilities have 4,701 beds and are located in nine states. During the three-month period ended September 30, 2001, one of the Company's previously Owned and Operated facilities was sold and two were closed and reclassified to Assets Held for Sale.

    The Company intends to operate these owned and operated assets for its own account until such time as these facilities' operations are stabilized and are re-leasable or saleable at lease rates or sale prices that maximize the value of these assets to the Company. As a result, these facilities and their respective operations are presented on a consolidated basis in the Company's financial statements. See Note J--"Subsequent Events."

    The revenues, expenses, assets and liabilities included in the Company's condensed consolidated financial statements which relate to such owned and operated assets are set forth in the table below. Nursing home revenues from these owned and operated assets are recognized as services are provided. The amounts shown in the condensed consolidated financial statements are not comparable, as the number of Owned and Operated facilities and the timing of the foreclosures and re-leasing activities have occurred at different times during the periods presented.

                                                           THREE MONTHS           NINE MONTHS
                                                        ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                                        -------------------   -------------------
                                                          2001       2000       2001       2000
                                                        --------   --------   --------   --------
                                                                        UNAUDITED
                                                                     (IN THOUSANDS)
Revenues (1)
Medicaid..............................................  $27,084    $29,176    $ 80,645   $ 75,535
Medicare..............................................   10,074      8,646      32,588     21,896
Private & Other.......................................    6,662      8,138      20,380     26,030
                                                        -------    -------    --------   --------
  Total Revenues......................................   43,820     45,960     133,613    123,461
Expenses
Patient Care Expenses.................................   30,917     28,782      93,638     78,885
Administration........................................    7,246     13,171      21,423     30,613
Property & Related....................................    3,092      3,084       9,052      7,955
                                                        -------    -------    --------   --------
  Total Expenses......................................   41,255     45,037     124,113    117,453
Contribution Margin...................................    2,565        923       9,500      6,008
Management Fees.......................................    2,217      2,337       7,084      6,235
Rent..................................................      967      1,178       3,368      2,748
                                                        -------    -------    --------   --------
Net Operating Loss....................................  $  (619)   $(2,592)   $   (952)  $ (2,975)
                                                        =======    =======    ========   ========

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE B--PROPERTIES (CONTINUED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2001            2000
                                                              -------------   ------------
                                                                       UNAUDITED
                                                                     (IN THOUSANDS)
                           ASSETS
Cash........................................................    $  8,826        $  5,364
Accounts Receivable--Net....................................      38,150          30,030
Other Current Assets........................................       6,013           5,098
                                                                --------        --------
Total Current Assets........................................      52,989          40,492
Investment in leasehold.....................................       1,722           1,679
Land and Buildings..........................................     116,002         130,601
Less Accumulated Depreciation...............................     (17,043)        (17,680)
                                                                --------        --------
Land and Buildings--Net.....................................      98,959         112,921
                                                                --------        --------
TOTAL ASSETS................................................    $153,670        $155,092
                                                                ========        ========
                        LIABILITIES
Accounts Payable............................................    $  4,861        $  8,636
Other Current Liabilities...................................       6,967           6,108
                                                                --------        --------
Total Current Liabilities...................................      11,828          14,744
                                                                --------        --------
TOTAL LIABILITIES...........................................    $ 11,828        $ 14,744
                                                                ========        ========

ASSETS HELD FOR SALE

    At September 30, 2001, the carrying value of assets held for sale totals $7.4 million (net of impairment reserves of $15.9 million). The Company intends to sell the remaining facilities as soon as practicable. There can be no assurance if or when such sales will be completed or whether such sales will be completed on terms that allow the Company to realize the carrying value of the assets.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE B--PROPERTIES (CONTINUED)

SEGMENT INFORMATION

    The following tables set forth the reconciliation of operating results and total assets for the Company's reportable segments for the three and nine-month periods ended September 30, 2001 and 2000.

                                                                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2001
                                                              ----------------------------------------------------
                                                                            OWNED AND
                                                                           OPERATED AND
                                                                 CORE      ASSETS HELD    CORPORATE
                                                              OPERATIONS     FOR SALE     AND OTHER   CONSOLIDATED
                                                              ----------   ------------   ---------   ------------
                                                                                 (IN THOUSANDS)
Operating Revenues..........................................   $ 20,066      $ 43,820     $     --     $   63,886
Operating Expenses..........................................         --       (44,439)          --        (44,439)
                                                               --------      --------     --------     ----------
  Net operating income (loss)...............................     20,066          (619)          --         19,447
Adjustments to arrive at net income (loss):
  Other revenues............................................         --            --        2,949          2,949
  Depreciation and amortization.............................     (4,273)       (1,018)        (224)        (5,515)
  Interest expense..........................................         --            --       (9,124)        (9,124)
  General and administrative................................         --            --       (2,203)        (2,203)
  Legal.....................................................         --            --       (1,145)        (1,145)
  State Taxes...............................................         --            --         (126)          (126)
  Litigation settlement expense.............................         --            --           --             --
  Provision for impairment..................................         --            --           --             --
  Provision for uncollectable accounts......................        (19)           --           --            (19)
  Severance, moving and consulting agreement costs..........         --            --       (4,300)        (4,300)
  Charges for derivative accounting.........................         --            --         (561)          (561)
                                                               --------      --------     --------     ----------
                                                                 (4,292)       (1,018)     (14,734)       (20,044)
                                                               --------      --------     --------     ----------
Income (loss) before net loss on assets sold and gain on
  early extinguishment of debt..............................     15,774        (1,637)     (14,734)          (597)
Loss on assets sold--net....................................         --        (1,485)          --         (1,485)
Gain on early extinguishment of debt........................         --            --          226            226
Preferred dividends.........................................         --            --       (5,029)        (5,029)
                                                               --------      --------     --------     ----------
Net income (loss) available to common.......................   $ 15,774      $ (3,122)    $(19,537)    $   (6,885)
                                                               ========      ========     ========     ==========
Total Assets................................................   $686,411      $161,047     $ 63,807     $  911,265
                                                               ========      ========     ========     ==========

                                                                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000
                                                              ----------------------------------------------------
                                                                            OWNED AND
                                                                           OPERATED AND
                                                                 CORE      ASSETS HELD    CORPORATE
                                                              OPERATIONS     FOR SALE     AND OTHER   CONSOLIDATED
                                                              ----------   ------------   ---------   ------------
                                                                                 (IN THOUSANDS)
Operating Revenues..........................................   $ 21,391      $ 45,960     $     --     $   67,351
Operating Expenses..........................................         --       (48,552)          --        (48,552)
                                                               --------      --------     --------     ----------
  Net operating income (loss)...............................     21,391        (2,592)          --         18,799
Adjustments to arrive at net income (loss):
  Other revenues............................................         --            --          660            660
  Depreciation and amortization.............................     (4,302)         (967)        (388)        (5,657)
  Interest expense..........................................         --            --       (9,846)        (9,846)
  General and administrative................................         --            --       (1,830)        (1,830)
  Legal.....................................................         --            --         (481)          (481)
  State Taxes...............................................         --            --          (15)           (15)
  Provision for impairment..................................     (1,940)      (47,909)          --        (49,849)
  Provision for uncollectable accounts......................    (12,100)           --           --        (12,100)
  Severance and consulting agreement costs..................         --            --       (4,665)        (4,665)
                                                               --------      --------     --------     ----------
                                                                (18,342)      (48,876)     (16,565)       (83,783)
                                                               --------      --------     --------     ----------

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE B--PROPERTIES (CONTINUED)

                                                                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000
                                                              ----------------------------------------------------
                                                                            OWNED AND
                                                                           OPERATED AND
                                                                 CORE      ASSETS HELD    CORPORATE
                                                              OPERATIONS     FOR SALE     AND OTHER   CONSOLIDATED
                                                              ----------   ------------   ---------   ------------
                                                                                 (IN THOUSANDS)
Income (loss) before net loss on assets sold................      3,049       (51,468)     (16,565)       (64,984)
Loss on assets sold--net....................................       (109)           --           --           (109)
Preferred dividends.........................................         --            --       (5,705)        (5,705)
                                                               --------      --------     --------     ----------
Net income (loss) available to common.......................   $  2,940      $(51,468)    $(22,270)    $  (70,798)
                                                               ========      ========     ========     ==========
Total Assets................................................   $719,848      $166,038     $ 78,803     $  964,689
                                                               ========      ========     ========     ==========

                                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                                        ----------------------------------------------------
                                                                      OWNED AND
                                                                     OPERATED AND   CORPORATE
                                                           CORE      ASSETS HELD       AND
                                                        OPERATIONS     FOR SALE       OTHER     CONSOLIDATED
                                                        ----------   ------------   ---------   ------------
                                                                           (IN THOUSANDS)
Operating Revenues....................................   $ 62,029      $133,613     $     --     $  195,642
Operating Expenses....................................         --      (134,565)          --       (134,565)
                                                         --------      --------     --------     ----------
  Net operating income (loss).........................     62,029          (952)          --         61,077
Adjustments to arrive at net income (loss):
  Other revenues......................................         --            --        6,024          6,024
  Depreciation and amortization.......................    (12,941)       (2,950)        (669)       (16,560)
  Interest expense....................................         --            --      (28,039)       (28,039)
  General and administrative..........................         --            --       (7,707)        (7,707)
  Legal...............................................         --            --       (2,862)        (2,862)
  State Taxes.........................................         --            --         (339)          (339)
  Litigation settlement expense.......................         --            --      (10,000)       (10,000)
  Provision for impairment............................         --            --       (8,381)        (8,381)
  Provision for uncollectable accounts................       (700)           --           --           (700)
  Severance, moving and consulting agreement costs....         --            --       (4,766)        (4,766)
  Charges for derivative accounting...................         --            --       (1,113)        (1,113)
                                                         --------      --------     --------     ----------
                                                          (13,641)       (2,950)     (57,852)       (74,443)
                                                         --------      --------     --------     ----------
Income (loss) before net loss on assets sold and gain
  on early extinguishment of debt.....................     48,388        (3,902)     (57,852)       (13,366)
Loss on assets sold--net..............................         --          (873)          --           (873)
Gain on early extinguishment of debt..................         --            --        2,963          2,963
Preferred dividends...................................         --            --      (14,966)       (14,966)
                                                         --------      --------     --------     ----------
Net income (loss) available to common.................   $ 48,388      $ (4,775)    $(69,855)    $  (26,242)
                                                         ========      ========     ========     ==========
Total Assets..........................................   $686,411      $161,047     $ 63,807     $  911,265
                                                         ========      ========     ========     ==========

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE B--PROPERTIES (CONTINUED)

                                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                        ----------------------------------------------------
                                                                      OWNED AND
                                                                     OPERATED AND   CORPORATE
                                                           CORE      ASSETS HELD       AND
                                                        OPERATIONS     FOR SALE       OTHER     CONSOLIDATED
                                                        ----------   ------------   ---------   ------------
                                                                           (IN THOUSANDS)
Operating Revenues....................................   $ 67,452      $123,461     $     --     $  190,913
Operating Expenses....................................         --      (126,436)          --       (126,436)
                                                         --------      --------     --------     ----------
  Net operating income (loss).........................     67,452        (2,975)          --         64,477
Adjustments to arrive at net income (loss):
  Other revenues......................................         --            --        4,760          4,760
  Depreciation and amortization.......................    (13,723)       (2,545)      (1,117)       (17,385)
  Interest expense....................................         --            --      (32,221)       (32,221)
  General and administrative..........................         --            --       (4,631)        (4,631)
  Legal...............................................         --            --         (974)          (974)
  State Taxes.........................................         --            --         (241)          (241)
  Provision for impairment............................     (1,940)      (52,409)          --        (54,349)
  Provision for uncollectable accounts................    (12,100)           --           --        (12,100)
  Severance and consulting agreement costs............         --            --       (4,665)        (4,665)
                                                         --------      --------     --------     ----------
                                                          (27,763)      (54,954)     (39,089)      (121,806)
                                                         --------      --------     --------     ----------
Income (loss) before gain on assets sold..............     39,689       (57,929)     (39,089)       (57,329)
Gain on assets sold--net..............................     10,342            --           --         10,342
Preferred dividends...................................         --            --      (10,520)       (10,520)
                                                         --------      --------     --------     ----------
Net income (loss) available to common.................   $ 50,031      $(57,929)    $(49,609)    $  (57,507)
                                                         ========      ========     ========     ==========
Total Assets..........................................   $719,848      $166,038     $ 78,803     $  964,689
                                                         ========      ========     ========     ==========

NOTE C--CONCENTRATION OF RISK AND RELATED ISSUES

   As of September 30, 2001, the Company's portfolio of domestic investments consisted of 246 healthcare facilities, located in 29 states and operated by 32 third-party operators. The Company's gross investments in these facilities totaled $887.2 million at September 30, 2001. This portfolio is made up of 129 long-term healthcare facilities and 2 rehabilitation hospitals owned and leased to third parties, fixed rate, participating and convertible participating mortgages on 55 long-term healthcare facilities and 48 long-term healthcare facilities that were recovered from customers and are currently operated through third-party management contracts for the Company's own account. In addition, 12 facilities subject to third-party leasehold interests are included in Other Investments. The Company also holds miscellaneous investments and closed healthcare facilities held for sale of approximately $55.2 million at September 30, 2001, including $22.3 million related to two non-healthcare facilities leased by the United States Postal Service, a $7.7 million investment in Omega Worldwide, Inc., Principal Healthcare Finance Limited, an Isle of Jersey (United Kingdom) company and Principal Healthcare Finance Trust, an Australian Unit Trust, and $14.3 million of notes receivable.

    Seven public companies operate approximately 73.7% of the Company's investments, including Sun Healthcare Group, Inc. (24.6%), Integrated Health Services, Inc. (18.1%, including 10.7% as the manager for and 50% owner of Lyric Health Care LLC), Advocat, Inc. (12.0%), Mariner Post-Acute

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE C--CONCENTRATION OF RISK AND RELATED ISSUES (CONTINUED)

Network (6.7%), Kindred Healthcare, Inc. (formerly known as Vencor Operating, Inc.) (5.7%), Alterra Healthcare Corporation (3.8%), and Genesis Health Ventures, Inc. (2.8%). Kindred and Genesis manage facilities for the Company's own account, included in Owned & Operated Assets. The two largest private operators represent 3.5% and 2.5%, respectively, of investments. No other operator represents more than 2.5% of investments. The three states in which the Company has its highest concentration of investments are Florida (16.0%), California (7.5%) and Illinois (7.5%).

GOVERNMENT HEALTHCARE REGULATION, REIMBURSEMENTS AND INDUSTRY CONCENTRATION
  RISKS

    Nearly all of the Company's properties are used as healthcare facilities, therefore, the Company is directly affected by the risk associated with the healthcare industry. The Company's lessees and mortgagors, as well as the facilities owned and operated for the Company's account, derive a substantial portion of their net operating revenues from third-party payers, including the Medicare and Medicaid programs. Such programs are highly regulated and subject to frequent and substantial changes. In addition, private payers, including managed care payers, are increasingly demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk of operating a healthcare facility. Any changes in reimbursement policies that reduce reimbursement levels could adversely affect revenues of the Company's lessees and borrowers and thereby adversely affect those lessees' and borrowers' abilities to make their monthly lease or debt payments to the Company.

    The possibility that the healthcare facilities will not generate income sufficient to meet operating expenses or will yield returns lower than those available through investments in comparable real estate or other investments are additional risks of investing in healthcare-related real estate. Income from properties and yields from investments in such properties may be affected by many factors, including changes in governmental regulation (such as zoning laws), general or local economic conditions (such as fluctuations in interest rates and employment conditions), the available local supply and demand for improved real estate, a reduction in rental income as the result of an inability to maintain occupancy levels, natural disasters (such as earthquakes and floods) or similar factors.

    Real estate investments are relatively illiquid and, therefore, tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. Thus, if the operation of any of the Company's properties becomes unprofitable due to competition, age of improvements or other factors such that the lessee or borrower becomes unable to meet its obligations on the lease or mortgage loan, the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses.

POTENTIAL RISKS FROM BANKRUPTCIES

    Generally, the Company's lease arrangements with a single operator who operates more than one of the Company's facilities is designed pursuant to a single master lease (a "Master Lease" or collectively, the "Master Leases"). Although each lease or Master Lease provides that the Company may terminate the Master Lease upon the bankruptcy or insolvency of the tenant, the Bankruptcy

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE C--CONCENTRATION OF RISK AND RELATED ISSUES (CONTINUED)
Reform Act of 1978 ("Bankruptcy Code") provides that a trustee in a bankruptcy or reorganization proceeding under the Bankruptcy Code (or debtor-in-possession in a reorganization under the Bankruptcy Code) has the power and the option to assume or reject the unexpired lease obligations of a debtor-lessee. In the event that the unexpired lease is assumed on behalf of the debtor-lessee, all the rental obligations thereunder generally would be entitled to a priority over other unsecured claims. However, the court also has the power to modify a lease if a debtor-lessee in a reorganization were required to perform certain provisions of a lease that the court determined to be unduly burdensome. It is not possible at this time to determine whether or not a court would hold that any lease or Master Lease contains any such provisions. If a lease is rejected, the lessor has a general unsecured claim limited to any unpaid rent already due plus an amount equal to the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of such lease, not to exceed the rent obligation for three years.

    Generally, with respect to the Company's mortgage loans, the imposition of an automatic stay under the Bankruptcy Code precludes the Company from exercising foreclosure or other remedies against the debtor. A mortgagee also is treated differently from a landlord in three key respects. First, the mortgage loan is not subject to assumption or rejection because it is not an executory contract or a lease. Second, the mortgagee's loan may be divided into (1) a secured loan for the portion of the mortgage debt that does not exceed the value of the property and (2) a general unsecured loan for the portion of the mortgage debt that exceeds the value of the property. A secured creditor such as the Company is entitled to the recovery of interest and costs only if and to the extent that the value of the collateral exceeds the amount owed. If the value of the collateral is less than the debt, a lender such as the Company would not receive or be entitled to any interest for the time period between the filing of the case and confirmation. If the value of the collateral does exceed the debt, interest and allowed costs may not be paid during the bankruptcy proceeding but accrue until confirmation of a plan or reorganization or some other time as the court orders. Finally, while a lease generally would either be rejected or assumed with all of its benefits and burdens intact, the terms of a mortgage, including the rate of interest and timing of principal payments, may be modified if the debtor is able to effect a "cramdown" under the Bankruptcy Code.

    The receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment (such as real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. In order to protect its investments, the Company may take possession of a property or even become licensed as an operator, which might expose the Company to successorship liability to government programs or require the Company to indemnify subsequent operators to whom it might transfer the operating rights and licenses. Third party payors may also suspend payments to the Company following foreclosure until the Company receives the required licenses to operate the facilities. Should such events occur, the Company's income and cash flows from operations would be adversely affected.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE C--CONCENTRATION OF RISK AND RELATED ISSUES (CONTINUED)
RISKS RELATED TO OWNED AND OPERATED ASSETS

    As a consequence of the financial difficulties encountered by a number of the Company's operators, the Company has recovered various long-term care assets, pledged as collateral for the operators' obligations, either in connection with a restructuring or settlement with certain operators or pursuant to foreclosure proceedings. Under normal circumstances, the Company would classify such assets as "Assets Held for Sale" and seek to re-lease or otherwise dispose of such assets as promptly as practicable. During 2000, a number of companies were actively marketing portfolios of similar assets and, in light of market conditions in the long-term care industry generally, it had become more difficult both to sell such properties and for potential buyers to obtain financing to acquire such properties. During 2000, $24.3 million of assets previously classified as held for sale were reclassified to "Owned and Operated Assets" as the timing and strategy for sale or, alternatively, re-leasing, were revised in light of prevailing market conditions.

    The Company is typically required to hold applicable leases and is responsible for the regulatory compliance at its owned and operated facilities. The Company's management contracts with third-party operators for such properties provide that the third-party operator is responsible for regulatory compliance, but the Company could be sanctioned for violation of regulatory requirements. In addition, the risk of third-party claims such as patient care and personal injury claims may be higher with respect to Company owned and operated properties as compared to the Company's leased and mortgaged assets.

RECENT DEVELOPMENTS

    In Note 15 to our Form 10-K for the year ended December 31, 2000, we announced continuing discussions with several of our lessees to resolve payment issues, including Alterra Healthcare Corp., Lyric Healthcare LLC, Alden Management Services, Inc. and TLC Healthcare Inc.

    Alterra Healthcare Corp. has been making reduced payments of their monthly rent since March 2001. Monthly rent payments of $306,138 were not paid for March through June; $100,000 was paid in each of the July and August months; and $185,097 was paid each month from September through December. All shortfalls were funded from Alterra's security deposit. Accordingly, revenues were recognized on the full contractual rent of $306,138 per month. A term sheet has been executed with Alterra whereby we would take back two facilities, receive a fee of approximately $1.1 million, and monthly rent payments of $187,000 in 2002 increasing to $268,000 per month in 2003. However, final documentation of this agreement has not been completed. The total gross investment in the properties leased to Alterra is $34.1 million, including $6.2 million for the two facilities that are to be taken back. These two facilities will be leased to a new operator or marketed for sale.

    In November, 2001 we were informed by Integrated Health Services, Inc. that they were not intending to pay future rent and mortgage interest due. We hold three mortgages on properties owned by Integrated: a $37.5 million mortgage collateralized by seven facilities located in Florida and Texas; a $12 million mortgage, collateralized by two facilities located in Georgia; and a $4.9 million mortgage collateralized by one facility located in Florida. Annual contractual interest income on each of the mortgages is approximately
$3.96 million, $1.25 million and $0.55 million, respectively. We also have a

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE C--CONCENTRATION OF RISK AND RELATED ISSUES (CONTINUED) lease with IHS for one property in the state of Washington, representing an investment of $10 million and annualized contractual revenue of $1.45 million. IHS rejected this lease on November 9, 2001.


    We are currently negotiating with IHS to reach a permanent restructuring agreement or to transition the facilities to a new operator or operators. Rent under the lease was paid for November, but no payments were made on the October mortgage interest due November 1. As of the date of this filing, no further payments have been made. Accordingly, no revenue was recorded for the mortgage for October through December. Current appraisals of the properties underlying the mortgage loans indicate collateral value in excess of the mortgage loan balances. Accordingly, we do not expect to record any reserves relative to these loans in the fourth quarter of 2001.


    We entered into a forbearance agreement with Lyric Healthcare LLC through August 31, 2001, whereby the Company received $541,266 of the $860,000 monthly rent due under the Lyric leases through November 2001. On November 7, we were notified by Lyric that we would no longer be receiving payments. As of the date of this filing Lyric had not made their December rent payments to us. Revenue has been recorded as received since April 2001. We will continue to record revenue in this manner until a resolution with Lyric is finalized. Discussions are continuing with Lyric to reach a permanent restructuring agreement or to transition the facilities to a new operator or operators. Our original investment in the ten facilities covered under the lease is $95.4 million, with annual contractual rent of $10.3 million.

    On March 30, 2001, we announced that affiliates of Alden Management, Inc. were delinquent in paying their lease and escrow payments on the four facilities they lease from us. During the month of April, Alden resumed regularly scheduled lease payments to us, and began making payments on a schedule designed to bring their past due amounts current by August 2001. The facilities which Alden leases are located in the state of Illinois and derive approximately 90% of their revenues from Illinois Medicaid. Alden adhered to the schedule and was current with their rental payments to us through November. However, Alden has indicated to us that the State of Illinois has been behind in processing reimbursements under the Medicaid system.

    In April 2001 we were informed by TLC Healthcare, Inc. that it could no longer meet its payroll and other operating obligations. We had leases and mortgages with TLC representing eight properties with 1,049 beds and an initial investment of $27.5 million. As a result of this action, one facility in Texas with an initial investment of $2.5 million was leased to a new operator, Lamar Healthcare, Inc. and four properties in Illinois, Indiana and Ohio, with an initial investment of $13.5 million, were taken back and placed under management agreements with Atrium Living Centers and Nexion Health Management, Inc. and are now operated for our own account and classified as Owned and Operated Assets. The remaining three properties, located in Texas, were closed and are being marketed for sale. These three facilities are classified as Assets Held for Sale and have been reduced to their fair value, less cost of disposal. Amounts due from TLC that were not collected were written off as bad debt expense during 2001.

    In several instances we hold security deposits that can be applied in the event of lease and loan defaults, subject to applicable limitations under bankruptcy law with respect to operators seeking protection under Chapter 11 of the Bankruptcy Act.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE D--DIVIDENDS

    On February 1, 2001, the Company announced the suspension of all common and preferred dividends. This action is intended to preserve cash to facilitate the Company's ability to obtain financing to fund its 2002 maturing indebtedness. Prior to recommencing the payment of dividends on the Company's Common stock, all accrued and unpaid dividends on the Company's Series A, B and C preferred stock must be paid in full. The Company has made sufficient distributions to satisfy the distribution requirements under the REIT rules to maintain its REIT status for 2000 and intends to satisfy such requirements under the REIT rules for 2001. The accumulated and unpaid dividends relating to all series of the preferred stock, excluding the November 15, 2000 Series C dividends described below, total $14.9 million as of September 30, 2001.

    On March 30, 2001, the Company exercised its option to pay the accrued $4,666,667 Series C dividend from November 15, 2000 and the associated waiver fee by issuing 48,420 Series C preferred shares to Explorer on April 2, 2001, which are convertible into 774,722 shares of the Company's common stock at $6.25 per share. Such election resulted in an increase in the aggregate liquidation preference of Series C Preferred Stock as of April 2, 2001 to $104,842,000, including accrued dividends through that date.

    During the nine-month period ended September 30, 2000 the Company paid dividends of $4.0 million on its 9.25% Series A Cumulative Preferred Stock and 8.625% Series B Cumulative Preferred Stock.

NOTE E--EARNINGS PER SHARE

    The computation of basic earnings per share is determined based on the weighted average number of common shares outstanding during the respective periods. Diluted earnings per share reflect the dilutive effect, if any, of stock options and, beginning in the third quarter of 2000, the assumed conversion of the Series C Preferred Stock.

NOTE F--OMEGA WORLDWIDE, INC.

    As of September 30, 2001 the Company holds a $4.9 million investment in Omega Worldwide, Inc. ("Worldwide"), represented by 1,163,000 shares of common stock and 260,000 shares of preferred stock. The Company also holds a $1.6 million investment in Principal Healthcare Finance Limited, an Isle of Jersey (United Kingdom) company, and a $1.3 million investment in Principal Healthcare Finance Trust, an Australian Unit Trust. The Company had guaranteed repayment of Worldwide borrowings pursuant to a revolving credit facility in exchange for an initial 1% fee and an annual facility fee of 25 basis points. The Company was required to provide collateral in the amount of $8.8 million related to the guarantee of Worldwide's obligations. Worldwide repaid all borrowings under the revolving credit facility in June 2001. The Company's guarantee was terminated and the subject collateral was released.

    Additionally, the Company had a Services Agreement with Worldwide that provided for the allocation of indirect costs incurred by the Company to Worldwide. The allocation of indirect costs has been based on the relationship of assets under the Company's management to the combined total of those assets and assets under Worldwide's management. Upon expiration of this agreement on June 30,

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE F--OMEGA WORLDWIDE, INC. (CONTINUED)
2000, the Company entered into a new agreement requiring quarterly payments from Worldwide of $37,500 for the use of offices and certain administrative and financial services provided by the Company. Upon the reduction of the Company's accounting staff, the Service Agreement was renegotiated again on November 1, 2000 requiring quarterly payments from Worldwide of $32,500. Costs allocated to Worldwide for the three-month and nine-month periods ended September 30, 2001 were $32,500 and $97,500, respectively, compared with ($19,000) and $370,000 for the same periods in 2000.

NOTE G--LITIGATION

    The Company is subject to various legal proceedings, claims and other actions arising out of the normal course of business. While any legal proceeding or claim has an element of uncertainty, management believes that the outcome of each lawsuit claim or legal proceeding that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results of operations.

    On June 21, 2000, the Company was named as a defendant in certain litigation brought against it by Madison/OHI Liquidity Investors, LLC ("Madison"), a customer that claims that the Company has breached and/or anticipatorily breached a commercial contract. Ronald M. Dickerman and Bryan Gordon are partners in Madison and limited guarantors of Madison's obligations to the Company. Madison claims damages as a result of the alleged breach of approximately $700,000. Madison seeks damages as a result of the claimed anticipatory breach in the amount of $15 million or, in the alternative, Madison seeks specific performance of the contract as modified by a course of conduct that Madison alleges developed between Madison and the Company. The Company contends that Madison is in default under the contract in question. The Company believes that the litigation is meritless. The Company continues to vigorously defend the case and has filed counterclaims against Madison and the guarantors, seeking repayment of approximately $9.4 million, excluding default interest, that Madison owes the Company. The Company's Motion for Summary Judgment seeking dismissal of Madison's anticipatory breach claim is scheduled for November 19, 2001. The trial in this matter is set for February 2002.

    On December 29, 1998, Karrington Health, Inc. brought suit against the Company in the Franklin County, Ohio, Common Pleas Court (subsequently removed to the U.S. District Court for the Southern District of Ohio, Eastern Division) alleging that the Company repudiated and ultimately breached a financing contract to provide $95 million of financing for the development of 13 assisted living facilities. Karrington was seeking recovery of approximately $34 million in damages it alleged to have incurred as a result of the breach. On August 13, 2001, the Company paid Karrington $10 million to settle all claims arising from the suit, but without admission of any liability or fault by the Company, which liability is expressly denied. Based on the settlement, the suit has been dismissed with prejudice. The settlement was recorded in the quarter ended
June 30, 2001.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE H--BORROWING ARRANGEMENTS

    The Company has a $175 million secured revolving credit facility that expires on December 31, 2002. Borrowings under the facility bear interest at 2.5% to 3.25% over London Interbank Offered Rates ("LIBOR"), based on the Company's leverage ratio. Borrowings of approximately $129 million are outstanding at September 30, 2001. Investments with a gross book value of approximately $240 million are pledged as collateral for this credit facility.

    The Company has a $75 million secured revolving credit facility that expires on March 31, 2002 as to $10 million and June 30, 2005 as to $65 million. Borrowings under the facility bear interest at 2.5% to 3.75% over LIBOR, based on the Company's leverage ratio and collateral assigned. Borrowings of approximately $74.6 million are outstanding at September 30, 2001. Real estate investments with a gross book value of approximately $95 million are pledged as collateral for this credit facility.

    During the three-month and nine-month periods ended September 30, 2001, the Company repurchased $3.9 million and $25.4 million, respectively, of its 6.95% Notes maturing in June 2002. At September 30, 2001, $99.6 million of these notes remain outstanding.

    As of September 30, 2001, the Company had an aggregate of $238.6 million of outstanding debt that matures in 2002, including $99.6 million of 6.95% Notes due June 2002 and $139 million on credit facilities expiring in 2002.


    The recognition of $10 million of expense associated with the settlement of the lawsuit with Karrington Health, Inc. described in Note G above resulted in a violation of certain financial covenants in the loan agreements relating to the Company's secured credit facilities as of June 30, 2001. The Company previously obtained a waiver from the lenders under both credit facilities through September 14, 2001. The lenders under the Company's $175 million secured credit facility have extended their waiver through December 13, 2001 and the lenders under our $75 million secured credit facility extended their waiver through December 15, 2001. These covenant violations prevent the Company from drawing upon the otherwise remaining availability under both credit facilities until a permanent resolution is attained.



    On December 21, 2001, we reached agreements with the lenders under both of our revolving credit facilities which include modifications and waivers to certain financial covenants including those with which we were not in compliance. In addition, certain other financial covenants will be either modified as eliminated going forward. As part of these agreement, the lenders extended their waivers through February 28, 2002. The effectiveness of these agreements is subject to the completion of the rights offering and private placement to Explorer.



    As part of the amendment regarding our $75 million revolving credit facility we prepaid $10 million originally scheduled to mature in March 2002. This voluntary prepayment results in a permanent reduction in the total commitment, thereby reducing the credit facility to $65 million.



    The agreement regarding our $175 million revolving credit facility includes a one-year extension in maturity from December 31, 2002 to December 31, 2003, and a reduction in the total commitment from $175 million to $160 million. Amounts up to $150 million may be drawn upon to repay the maturing 6.95% Notes due in June 2002.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE H--BORROWING ARRANGEMENTS (CONTINUED)
    At September 30, 2001 the Company would have had $14.5 million available under its secured revolving credit facilities if it were in compliance with the applicable financial covenants. Certain assets that served as collateral for one of the credit facilities were recovered from a customer during the June 30, 2001 quarter. These assets are no longer eligible to serve as collateral, resulting in reduced availability under the credit facility. The Company has the ability to replace this collateral and increase the availability under the line by up to an additional $18.1 million subject to compliance with the applicable financial covenants. (See Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources)

NOTE I--EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

    The Company utilizes interest rate swaps to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. In
June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which is required to be adopted in years beginning after June 15, 2000. The Company adopted the new Statement effective January 1, 2001. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedge item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

    At September 30, 2001, the Company had two interest rate swaps with notional amounts of $32 million each, based on 30-day LIBOR. Under the terms of the first agreement, which expires in December 2001, the Company receives payments when LIBOR exceeds 6.35% and pays the counterparty when LIBOR is less than 6.35%. At September 30, 2001, 30-day LIBOR was 2.63%. This interest rate swap may be extended for an additional twelve months at the option of the counterparty and therefore does not qualify for hedge accounting under FASB No. 133. The fair value of this swap at January 1, and September 30, 2001 was a liability of $351,344 and $1,200,369, respectively. The liability at January 1 was recorded as a transition adjustment in other comprehensive income and is being amortized over the initial term of the swap. Such amortization for the three-month and nine-month periods ended September 30, 2001 of $87,836 and $263,508, respectively, together with the change in fair value of the swap of $472,544 and $849,025, respectively, is included in charges for derivative accounting in the Company's Condensed Consolidated Statement of Operations.

    Under the second agreement, which expires December 31, 2002, the Company receives payments when LIBOR exceeds 4.89% and pays the counterparty when LIBOR is less than 4.89%. The fair value of this interest rate swap at September 30, 2001 was a liability of $805,928, which is included in other comprehensive income as required under FASB No. 133 for fully effective cash flow hedges.

    The fair values of these interest rate swaps are included in accrued expenses and other liabilities in the Company's Condensed Consolidated Balance Sheet at September 30, 2001.

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE I--EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)
FASB 144 ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

    The Financial Accounting Standards Board recently issued SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which is applicable to financial statements issued for fiscal years beginning after December 15, 2001. The Company expects to adopt the new pronouncement effective January 1, 2002. This pronouncement supersedes FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED. The Company has not yet evaluated the impact of this pronouncement on its financial condition or results of operations.

NOTE J--SUBSEQUENT EVENTS

    On October 30, 2001, the Company announced that it has reached an agreement with Explorer Holdings, L.P. ("Explorer") to facilitate Omega's ability to raise $50.0 million in new equity capital. Explorer has committed to invest approximately $22.8 million in a private placement and has agreed to "backstop" Omega's proposal to engage in a fixed price rights offering of Omega Common Stock to raise approximately $27.2 million from existing holders of Omega's Common Stock. Holders of Omega Common Stock (other than Explorer) will receive a non-transferable right to purchase at an exercise price of $2.92 per share, one full share of Omega Common Stock for every 2.15 shares of Omega Common Stock they hold as of the close of business on November 8, 2001 or such later date as the Registration Statement filed with the Securities and Exchange Commission to register the shares of Common Stock to be offered in the rights offering becomes effective. The Company intends to use the proceeds of the rights offering and Explorer's investment will be used to repay certain indebtedness maturing in 2002 and for general working capital purposes.

    Explorer, which beneficially owns 1,048,420 shares of Omega's Series C Convertible Preferred Stock constituting approximately 45.5% of Omega's issued and outstanding Common Stock on an as converted basis, will not receive rights in the rights offering. Instead, the amount of Explorer's private placement is equal to Explorer's percentage interest in the aggregate amount of the proposed $50.0 million offering. In addition, to the extent the Company's stockholders do not fully exercise their rights to purchase Common Stock in the rights offering, Explorer has committed to invest an additional amount equal to the exercise price of the unexercised rights.

    In exchange for its investment in the Company, Explorer will receive shares of the Company's Common Stock if stockholders have approved its issuance to Explorer at the closing of its investment. If the issuance of Common Stock to Explorer has not been approved by stockholders at the time of closing, Explorer will receive shares of a newly created series of non-voting convertible preferred stock which will automatically convert into Common Stock upon receipt of stockholder approval. Omega will call a special meeting of stockholders to seek approval of the issuance of Common Stock to Explorer among other matters.

    The closing of the rights offering and Explorer's investment will occur simultaneously no later than 10 days following the expiration of the subscription period for the rights offering. The closing is subject to the fulfillment or waiver of customary closing conditions as well as the amendment of Omega's two secured bank credit facilities and permanent waiver of Omega's current non-compliance with certain

                        OMEGA HEALTHCARE INVESTORS, INC.

                                  (UNAUDITED)

                               SEPTEMBER 30, 2001

NOTE J--SUBSEQUENT EVENTS (CONTINUED)
covenants on terms acceptable to Omega and Explorer. There can be no assurance that the proposed offering will be consummated.

    A registration statement relating to the rights and the underlying Common Stock to be offered in the rights offering has not yet been filed with the U.S. Securities and Exchange Commission ("SEC"). These securities, if registered, may not be sold nor may offers to buy be accepted prior to the time the proposed registration statement becomes effective.

    On November 1, 2001 seventeen properties previously classified as Owned and Operated Assets were sold to Hickory Creek Foundation, Inc., subject to a mortgage provided by us in the amount of $10.5 million. The initial term of the mortgage is three years and the initial yield is 7.6%.

                                                                         ANNEX A

                     [SHATTUCK HAMMOND PARTNERS LLC LETTERHEAD]

October 29, 2001

The Committee of Independent Directors and
The Board of Directors
Omega Healthcare Investors, Inc.
900 Victors Way
Ann Arbor, MI 48108

Members of the Committee of Independent Directors and the Board of Directors:

We understand that Omega Healthcare Investors, Inc. ("OHI") has entered into an Investment Agreement (including the exhibits attached thereto), dated as of October 29, 2001 (the "Investment Agreement"), with Explorer Holdings, L.P. ("Explorer"). Explorer currently owns, and its only investment in OHI is, 1,048,420 shares of OHI's Series C Preferred Stock, constituting all the shares of that class presently outstanding (the "Preferred C") and representing approximately 45.5% of OHI's common stock on an as converted basis. Pursuant to the Investment Agreement as described in more detail below, among other things, Explorer will commit to invest, subject to certain conditions being satisfied or waived, up to $50.0 million (the "Capital Infusion Amount") in payment for OHI common stock or a newly created security, Series D Preferred stock of OHI ("Preferred D") (the "Explorer Investment"). The actual amount of the Explorer Investment will be equal to the difference between the Capital Infusion Amount and the gross proceeds received by OHI through a Rights Offering (the "Rights Offering") to OHI common stockholders other than Explorer (the "Unsubscribed Purchase Amount"). If all rights offered in the Rights Offering were exercised, we understand that the proportional ownership of OHI by stockholders other than Explorer and by Explorer on an as converted basis would, upon Explorer's payment of the Unsubscribed Purchase Amount and the issuance to it of shares of OHI common stock, remain approximately the same as such ownership on the date of this letter.

We understand that the price per common OHI share in the Rights Offering and the price per common OHI share or the conversion price of the Preferred D to be paid by Explorer will be the same; i.e., not to exceed $2.92 per share as determined in accordance with the provisions of the Investment Agreement. Explorer's commitment to fund the Unsubscribed Purchase Amount is irrespective of the actual price per OHI common share at the time of the expiration of the Rights Offering.

This opinion to the Committee of Independent Directors and the Board of Directors of OHI addresses the fairness, from a financial point of view, to OHI of the financial terms of the Investment Agreement taken as a whole (the "Financial Terms of the Investment Agreement").

We further understand that the Investment Agreement, among other things, includes the following Financial Terms which are more fully set forth in the Investment Agreement:

    - DISTRIBUTION OF RIGHTS: OHI will undertake a Rights Offering whereby each OHI common stockholder other than Explorer will receive a dividend of one right ("Right") for every 2.15 shares of OHI common stock owned by such stockholder on the record date. An OHI stockholder who exercises all of the Rights issued to him or her will maintain their proportional interest in OHI common stock on an as converted basis. Each Right will entitle the holder to purchase one share of OHI common stock at the Exercise Price as described below;

    - EXPLORER INVESTMENT: Explorer will not receive any Rights pursuant to the Rights Offering. Explorer commits within ten days after the expiration date of the Rights Offering to purchase either OHI common stock or Preferred D shares for an aggregate amount equal to the Unsubscribed Purchase Amount. In this regard, if the issuance of OHI common stock has not been approved by OHI's stockholders at the time of the Explorer Investment, the Explorer

The Committee of Independent Directors and
The Board of Directors
Omega Healthcare Investors, Inc.
October 29, 2001
Page 2

    Investment will be in the form of Preferred D shares which will be substantially the same as the Preferred C and which will be automatically converted into OHI common stock upon the earlier of receipt of stockholder approval for the issuance of OHI common stock to Explorer and the date the New York Stock Exchange waives any requirement under its rules and policies for stockholder approval of the conversion of the Preferred D into OHI common stock. We understand that Explorer has agreed to vote its Preferred C shares in favor of stockholder approval;

    - OVER-SUBSCRIPTION RIGHT: There will be no over-subscription right for unexercised Rights;

    - TRANSFERABILITY AND TRADING OF RIGHTS: The Rights will not be transferable or assignable and will not trade as a separate security;

    - EXERCISE PRICE: The exercise price of each Right (the "Exercise Price") is $2.92 determined in accordance with the terms of the Investment Agreement;

    - CLOSING CONDITION: The closing of the Rights Offering and the Explorer Investment will be conditioned upon Fleet Bank, NA ("Fleet") and The Provident Bank: (i) amending their loan agreements with OHI in a manner and on terms and conditions satisfactory to each of OHI and Explorer in their respective sole discretion; (ii) waiving any then existing defaults as well as the right to assert a default based on OHI's current non-compliance with certain covenants; and (iii) with respect to Fleet, extending the current maturity date of its loan by no less than 12 months;

    - TERMINATION: OHI will have the right to amend the terms of or terminate the Rights Offering at any time prior to the expiration of the subscription period in the Rights Offering;

    - CONTROL OF OHI: In the event that upon consummation of the Rights Offering and the transactions contemplated by the Investment Agreement, Explorer holds more than 50% of the voting securities of OHI, Explorer will have voting control of OHI, the unrestricted right to vote the OHI voting securities which it holds and the power to designate a majority of the Directors of OHI subject to the following restrictions imposed by the Investment Agreement and any other limitation or restriction imposed by law: (i) a limitation on the number of Directors of OHI which Explorer can designate; (ii) so long as Explorer holds at least 15% of the voting securities of OHI, a commitment by Explorer to vote in favor of the election of three directors who are "independent" under the rules of the New York Stock Exchange and otherwise unaffiliated with Explorer and, upon the increase in the number of directors to ten, one additional person who is unaffiliated with Explorer; and (iii) except in a transaction approved by a committee of the Board of OHI comprised entirely of independent directors and under certain limited circumstances, a prohibition against Explorer's acquiring beneficial ownership of more than 80% of the voting securities of OHI then issued and outstanding; and

    - TRANSFERABILITY OF VOTING SECURITIES OWNED BY EXPLORER: Transfers by Explorer of its voting securities that cause the transferee's beneficial ownership to exceed 9.9% of OHI's total voting securities are subject to the transferee agreeing to be bound by certain provisions of the Amended and Restated Stockholders Agreement to be executed in connection with the closing of the Rights Offering (the "Amended and Restated Stockholders Agreement").

For the purposes of this opinion, we have:

     (i) Reviewed the Investment Agreement (including the exhibits attached thereto) between OHI and Explorer, dated as of October 29, 2001;

The Committee of Independent Directors and
The Board of Directors
Omega Healthcare Investors, Inc.
October 29, 2001
Page 3

     (ii) Reviewed the Investment Agreement between OHI and Explorer, dated as of May 11, 2000 and the First Amendment thereto, dated June 2, 2000;

    (iii) Reviewed the Stockholders Agreement between OHI and Explorer, dated July 14, 2000, which will be superceded by the Amended and Restated Stockholders Agreement;

     (iv) Reviewed the following documents filed by OHI with the Securities and Exchange Commission: Form 10-K for OHI for the year ended
          December 31, 2000; Forms 10-Q for the quarters ended March 31, and June 30, 2001; 2000 Annual Report; and Proxy Statement for the Annual Meeting of Stockholders, dated as of April 18, 2001;

     (v) Reviewed various reports and analyses prepared by OHI management;

     (vi) Discussed the business, operations, projections, capital structure and prospects of OHI with OHI's management;

    (vii) Reviewed financial projections and other financial information prepared by OHI management for the years ending December 31, 2001 and 2002;

   (viii) Reviewed Explorer's pro forma ownership of OHI under various assumptions related to the Rights Offering. With regard to this review, we noted that Explorer's current ownership in OHI common stock on an as converted basis is approximately 45.5% and based on various assumptions concerning the number of shares of OHI common stock which are purchased in the Rights Offering, Explorer's ownership of OHI's voting securities on as converted basis could exceed 50%;

     (ix) Discussed with management of OHI (a) OHI's efforts to negotiate with its banks; (b) the financial implications for OHI if agreement for covenant waivers and a term extension were not reached with OHI's banks; (c) the importance to OHI of securing an equity or junior capital investment in order to potentially obtain such waivers and extensions; and (d) OHI's efforts to access alternative sources of capital including the timing and risk of closing associated with such alternative investments;

     (x) Discussed with a principal of Explorer, among other things Explorer's:
         (a) timing of the Explorer Investment; (b) additional due diligence requirements; (c) definitive agreement requirements; and (d) ability to make the investment contemplated in the Investment Agreement without any additional approvals by Explorer's partners;

     (xi) Reviewed publicly available financial and stock market data with respect to publicly-traded companies in lines of business we believe to be generally comparable to those of OHI;

    (xii) Reviewed over a five year, twelve month and three month period ending October 26, 2001 the trading price history of OHI's common stock;

   (xiii) Reviewed over the twelve month and three month period ending
          October 26, 2001 the trading price history of OHI's Series A Preferred Stock and Series B Preferred Stock;

    (xiv) Reviewed the price and yield to maturity of OHI's senior unsecured debt;

    (xv) Reviewed the trading performance and other data of selected publicly-traded companies which have undertaken a rights offering since January 1, 2001;

The Committee of Independent Directors and
The Board of Directors
Omega Healthcare Investors, Inc.
October 29, 2001
Page 4

    (xvi) Reviewed the draft dated October 25, 2001 of OHI's Registration Statement on Form S-1; and

   (xvii) Conducted such other studies, analyses, investigations and inquiries, and considered such other information, as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all documents and other information supplied or otherwise made available to us by OHI or obtained by us from other sources, and we have relied upon the assurances of the management of OHI that they are unaware of any information or facts that would make the information provided to us incomplete or misleading. We have further assumed that the Investment Agreement, including but not limited to the Rights Offering, will not be amended after the date hereof. While we have discussed the information provided to us with management of OHI, we have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of OHI or been furnished with any such appraisals of OHI. With respect to financial forecasts furnished to us by OHI, we have been advised by the management of OHI, and we have assumed, that they have been reasonably prepared and reflect management's best currently available estimates and judgment as to the expected future financial performance of such entities. The terms of our engagement did not include soliciting interest in an investment transaction from investors, and we have made no such solicitation.

Our opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of this letter, and on information available to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion expressed herein that may come or be brought to our attention after the date hereof.

As part of its investment banking business, Shattuck Hammond Partners LLC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to the Committee of Independent Directors in connection with a review of other financing alternatives that might be available to OHI and a review of any proposals related to Explorer and will receive from OHI a fee for such services and an additional fee upon the delivery of this opinion.

The opinion expressed herein does not constitute a recommendation as to any action the Committee of Independent Directors, the Board of Directors or any stockholder of OHI should take in connection with the Investment Agreement. This opinion addresses only the fairness, from a financial point of view, of the Financial Terms of the Investment Agreement taken as a whole. Further, we express no opinion herein as to the structure, terms (other than the Financial Terms) or effect of any other aspect of the investment by Explorer or the Rights Offering, including, without limitation, the tax consequences thereof or the corporate governance changes occurring in connection therewith except to the extent that such changes constitute Financial Terms of the Investment Agreement.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Financial Terms of the Investment Agreement taken as a whole are fair to OHI from a financial point of view.

                                          Very truly yours,
                                          /s/ Shattuck Hammond Partners LLC
                                          Shattuck Hammond Partners LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   RIGHTS TO PURCHASE UP TO 9,400,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the estimated expenses in connection with this offering.


SEC Registration Fee........................................  $  6,810
NYSE Listing Fee............................................     *
Subscription Agent Fee......................................    37,500
Escrow Agent Fee............................................     4,000
Printing and Engraving Costs................................     *
Legal Fees and Expenses.....................................     *
Accounting Fees and Expenses................................     *
Financial Adviser Fees......................................   400,000
Miscellaneous...............................................     *
                                                              --------
      Total.................................................     *
                                                              ========


------------------------

*   To be supplied by amendment.

ITEM 32. SALES TO SPECIAL PARTIES.

    Not Applicable.

ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.


    On July 17, 2000, the Company received gross proceeds of $100 million from the issuance of 1,000,000 shares of Series C convertible preferred stock to Explorer, which were initially convertible into 16,000,000 shares of common stock. On April 2, 2001 the Company issued an additional 48,420 shares of Series C convertible preferred stock to Explorer, which are convertible into 774,722 shares of the Company's common stock, to satisfy accrued and unpaid dividends on the Series C preferred stock issued in July 2000 and the associated waiver fee, which had been deferred by agreement with Explorer from November 15, 2000 through April 2, 2001. The conversion price of the Series C convertible preferred stock is currently $6.25 per share. The shares of Series C preferred stock issued to Explorer on July 17, 2000 were sold in reliance upon the exemption from the registration provided by Section 4(2) of the Securities Act. The shares of Series C convertible preferred stock issued on April 2, 2001 were issued without registration under the Securities Act, because the issuance did not involve a sale within the meaning of the Securities Act and/or in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act. For more information about the terms of conversion see "Business" set forth in the Prospectus.


    Proceeds from the July 17, 2001 issuance were used to repay outstanding debt.

ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

    Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty;

(b) the director or officer actually received an improper personal benefit in money, property or services, or; (c) in the case of criminal proceedings, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings; provided, however, that if the proceeding is one by, or in the right of, the corporation, indemnity is permitted only for reasonable expenses and not with respect to any proceeding in which the director shall have been adjudged to be liable to the corporation. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.

    The Company has entered into indemnity agreements with the officers and directors of the Company that provide that the Company will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the Company.

    Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the Registrant pursuant to the above-described provisions, the Registrant understands that the Commission is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

ITEM 35. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not Applicable.

ITEM 36. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
         3.1            Articles of Incorporation, as amended (Incorporated by
                        reference to the Registrant's Form 10-Q for the quarterly
                        period ended March 31, 1995)
         3.2            Articles of Amendment to the Company's Articles of
                        Incorporation, as amended (Incorporated by reference to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 1999)
         3.3            Amended and Restated Bylaws, as amended April 20, 1999
                        (Incorporated by reference to Exhibit 3.1 to the Company's
                        Form 8-K dated April 20, 1999)
         4.1            Indenture dated December 27, 1993 (Incorporated by reference to Exhibit 4.2 to the Company's Form S-3 dated December 29,
                        1993)
         4.2            First Supplemental Indenture dated January 23, 1996
                        (Incorporated by reference to Exhibit 4 to the Company's
                        Form 8-K dated January 19, 1996)
         4.3            Form of Convertible Debenture (Incorporated by reference to
                        Exhibit 4.2 to the Company's Form S-3 dated February 3,
                        1997)
         4.4            Form of Indenture (Incorporated by reference to Exhibit 4.2 to the Company's Form S-3 dated February 3, 1997)
         4.5            Form of Articles Supplementary for Series A Preferred Stock
                        (Incorporated by reference to Exhibit 4.1 of the Company's
                        Form 10-Q for the quarterly period ended March 31, 1997)

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
         4.6            Articles Supplementary for Series B Preferred Stock
                        (Incorporated by reference to Exhibit 4 to the Company's
                        Form 8-K dated April 27, 1998)
         4.7            Form of Supplemental Indenture No. 1 dated as of June 1,
                        1998 relating to the 6.95% Notes due 2002 (Incorporated by reference to Exhibit 4 to the Company's Form 8-K dated June
                        9, 1998)
         4.8            Rights Agreement, dated as of May 12, 1999, between Omega
                        Healthcare Investors, Inc. and First Chicago Trust Company,
                        as Rights Agent, including Exhibit A thereto (Form of
                        Articles Supplementary relating to the Series A Junior
                        Participating Preferred stock) and Exhibit B thereto (Form of Rights Certificate) (Incorporated by reference to Exhibit
                        4 to the Company's Form 8-K dated April 20, 1999)
         4.9            Amendment No. 1, dated May 11, 2000 to Rights Agreement,
                        dated as of May 12, 1999, between Omega Healthcare
                        Investors, Inc. and First Chicago Trust Company, as Rights
                        Agent (Incorporated by reference to Exhibit 4.1 to the
                        Company's Form 10-Q for the quarterly period ended March 31,
                        2000)
         4.10           Articles Supplementary for Series C Convertible Preferred
                        Stock (Incorporated by reference to Exhibit 4.1 to the
                        Company's Form 10-Q for the quarterly period ended June 30,
                        2000)
         4.11           Stockholders Agreement between Explorer Holdings, L.P. and
                        Omega Healthcare Investors, Inc. (Incorporated by reference to Exhibit 4.2 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)
         4.12           Registration Rights Agreement between Explorer Holdings,
                        L.P. and Omega Healthcare Investors, Inc. (Incorporated by
                        reference to Exhibit 4.3 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)
         4.13           Form of Amended and Restated Articles Supplementary for
                        Series C Convertible Preferred Stock (Incorporated by
                        reference to Exhibit B to the Schedule 13D filed by Explorer
                        Holdings, L.P. on October 30, 2001 on behalf of the Company)
         4.14           Form of Articles Supplementary for Series D Convertible
                        Preferred Stock (Incorporated by reference to Exhibit C to the Schedule 13D filed by Explorer Holdings, L.P. on
                        October 30, 2001 on behalf of the Company)
         5.1+           Form of Opinion of Powell, Goldstein, Frazer & Murphy LLP
         8.1+           Form of Opinion of Powell, Goldstein, Frazer & Murphy LLP
                        with respect to certain tax matters
         8.2            Form of Opinion of Argue Pearson Harbison & Myers, LLP with respect to certain tax matters*
        10.1            1993 Deferred Compensation Plan, effective March 2, 1993
                        (Incorporated by reference to Exhibit 10.16 to the Company's
                        Form 10-K for the year ended December 31, 1992)**
        10.2            Form of Note Exchange Agreement--10% Senior Notes due July
                        15, 2000 (Incorporated by reference to Exhibit 10.1 to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 1995)
        10.3            Form of Note Exchange Agreement--7.4% Senior Notes due July
                        15, 2000 (Incorporated by reference to Exhibit 10.2 to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 1995)
        10.4            Form of Note Exchange Agreement--7.4% Senior Notes due July
                        15, 2000 (Incorporated by reference to Exhibit 10.25 to the
                        Company's Form 10-K for the year ended December 31, 1995)
        10.5            First Amendment of Purchase Agreement, Master Lease
                        Agreement, Facility Leases and Guaranty between Delta
                        Investors I, LLC and Sun Healthcare Group, Inc. and Delta
                        Investors II, LLC and Sun Healthcare Group, Inc.
                        (Incorporated by reference to Exhibits 99.1 and 99.2 to the
                        Company's Form 8-K dated April 30, 1998)
        10.6            Agreement of Sale and Purchase dated May 12, 2000, by and
                        between Omega Healthcare Investors, Inc. and Tenet
                        Healthsystem Philadelphia, Inc. (Incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q for the quarterly period ended March 31, 2000)
        10.7            Amended and Restated Investment Agreement, by and among
                        Omega Healthcare Investors, Inc. and Explorer Holdings, L.P.
                        (Incorporated by reference to Exhibit A of the Company's
                        Proxy Statement dated June 16, 2000)

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
        10.8            Indemnification Agreement between Omega Healthcare
                        Investors, Inc. and Explorer Holdings, L.P. (Incorporated by
                        reference to Exhibit 10.12 to the Company's Form 10-Q for
                        the quarterly period ended June 30, 2000)
        10.9            Amended and Restated Advisory Agreement between Omega
                        Healthcare Investors, Inc. and The Hampstead Group, L.L.C.,
                        dated October 4, 2000 (Incorporated by reference to
                        Exhibit 10.1 to the Company's Form 10-Q for the quarterly
                        period ended September 30, 2000)
        10.10           Loan Agreement by and among Omega Healthcare Investors, Inc.
                        and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent for such banks, dated June
                        15, 2000 (Incorporated by reference to Exhibit 10.2 to the
                        Company's Form 10-Q for the quarterly period ended June 30,
                        2000)
        10.11           Amendment No. 1 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent
                        for such banks (Incorporated by reference to Exhibit 10.11 of the Company's Form 10-k for the year ended December 31,
                        2000)
        10.12           Amendment No. 2 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent
                        for such banks (Incorporated by reference to Exhibit 10.12 of the Company's Form 10-k for the year ended December 31,
                        2000)
        10.13           Amendment No. 3 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent
                        for such banks** (Incorporated by reference to
                        Exhibit 10.13 of the Company's Form 10-k for the year ended
                        December 31, 2000)
        10.14           2000 Stock Incentive Plan (Incorporated by reference to
                        Exhibit 10.5 to the Company's Form 10-Q for the quarterly
                        period ended June 30, 2000)**
        10.15           Amendment to 2000 Stock Incentive Plan (Incorporated by
                        reference to Exhibit 10.6 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)**
        10.16           Consulting and Severance Agreement with Essel W. Bailey, Jr.
                        (Incorporated by reference to Exhibit 10.7 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2000)**
        10.17           Compensation Agreement with F. Scott Kellman (Incorporated by reference to Exhibit 10.8 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)**
        10.18           Compensation Agreement with Susan Kovach (Incorporated by
                        reference to Exhibit 10.9 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)**
        10.19           Compensation Agreement with Laurence Rich (Incorporated by reference to Exhibit 10.10 to the Company's Form 10-Q for
                        the quarterly period ended June 30, 2000)**
        10.20           Form of Directors and Officers Indemnification Agreement
                        (Incorporated by reference to Exhibit 10.11 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2000)
        10.21           Loan Agreement by and among Omega Healthcare Investors,
                        Inc., Sterling Acquisition Corp. and Delta Investors I, LLC,
                        The Provident Bank, Agent and Various Lenders Described
                        Herein, dated August 16, 2000 (Incorporated by reference to
                        Exhibit 10.2 to the Company's Form 10-Q for the quarterly
                        period ended September 30, 2000)
        10.22           Amendment No. 1 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc., Sterling Acquisition Corp. and
                        Delta Investors I, LLC, The Provident Bank, Agent and
                        Various Lenders Described Herein (Incorporated by reference to Exhibit 10.22 to the Company's Form 10-K for the year
                        ended December 31, 2000)
        10.23           Amendment No. 2 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc., Sterling Acquisition Corp. and
                        Delta Investors I, LLC, The Provident Bank, Agent and
                        Various Lenders Described Herein (Incorporated by reference to Exhibit 10.23 to the Company's Form 10-K for the year
                        ended December 31, 2000)
        10.24           Settlement and Restructuring Agreement by and among Omega
                        Healthcare Investors, Inc. and Sterling Acquisition Corp,
                        and Advocat, Inc., Diversicare Leasing Corp., Sterling
                        Health Care Management Inc., Diversicare Management Services
                        Co. and Advocat Finance, Inc. dated October 1, 2000
                        (Incorporated by reference to Exhibit 10.3 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2000)

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
        10.25           Consolidated Amended and Restated Master Lease by and among
                        Sterling Acquisition Corp. and Diversicare Leasing
                        Corporation, effective October 1, 2000 and dated November 8,
                        2000 (Incorporated by reference to Exhibit 10.4 to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 2000)
        10.26           Letter Agreement between Omega Healthcare Investors, Inc.
                        and Explorer Holdings, L.P. regarding deferral of dividends and waiver of certain provisions of Articles Supplementary pertaining to Series C Preferred Stock (Incorporated by
                        reference to Exhibit 10.5 to the Company's Form 10-Q/A for the quarterly period ended September 30, 2000)
        10.27           Management Services Agreement by and among Omega Healthcare
                        Investors, Inc., Erickson Capital Group, Inc. and Thomas
                        Erickson dated October 1, 2000 (Incorporated by reference to
                        Exhibit 10.27 to the Company's Form 10-K for the year ended
                        December 31, 2000)**
        10.28           Agreement of Sale and Purchase between Omega Healthcare
                        Investors, Inc. and Tenet Healthsystem Philadelphia, Inc.
                        dated May 12, 2000 (Incorporated by reference to Exhibit
                        10.3 to the Company's Form 10-Q for the quarterly period
                        ended March 31, 2000)
        10.29           Letter Agreement between Omega Healthcare Investors, Inc.
                        and The Hampstead Group, L.L.C. dated as of June 1, 2001
                        (Incorporated by reference to Exhibit 10.1 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2001)
        10.30           Employment Agreement between Omega Healthcare Investors,
                        Inc. and C. Taylor Pickett, dated June 12, 2001
                        (Incorporated by reference to Exhibit 10.2 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2001)
        10.31           Investment Agreement, dated as of October 29, 2001, by and between Omega Healthcare Investors, Inc. and Explorer
                        Holdings, L.P. (Incorporated by reference to Exhibit A to
                        the Schedule 13D filed by Explorer Holdings, L.P. on
                        October 30, 2001 on behalf of the Company)
        10.32           Form of Amended and Restated Stockholders Agreement
                        (Incorporated by reference to Exhibit D to the Schedule 13D filed by Explorer Holdings, L.P. on October 30, 2001 on
                        behalf of the Company)
        10.33           Form of Amended and Restated Registration Rights Agreement
                        (Incorporated by reference to Exhibit E to the Schedule 13D filed by Explorer Holdings, L.P. on October 30, 2001 on
                        behalf of the Company)
        10.34           Amendment No. 2 to Rights Agreement (Incorporated by
                        reference to Exhibit F to the Schedule 13D filed by Explorer
                        Holdings, L.P. on October 30, 2001 on behalf of the Company)
        10.35           Employment Agreement between Omega Healthcare Investors,
                        Inc. and R. Lee Crabill, Jr., dated July 30, 2001
                        (Incorporated by reference to Exhibit 10.1 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2001)
        10.36           Employment Agreement between Omega Healthcare Investors,
                        Inc. and Robert O. Stephenson, dated August 30, 2001
                        (Incorporated by reference to Exhibit 10.2 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2001)
        10.37           Employment Agreement between Omega Healthcare Investors,
                        Inc. and Daniel J. Booth, dated October 15, 2001
                        (Incorporated by reference to Exhibit 10.3 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2001)
        10.38           Retention, Severance and Release Agreement between Omega
                        Healthcare Investors, Inc. and F. Scott Kellman, dated
                        October 9, 2001 (Incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q for the quarterly period ended
                        September 30, 2001)
        10.39           Retention, Severance and Release Agreement between Omega
                        Healthcare Investors, Inc. and Laurence D. Rich, Dated
                        August 1, 2001 (Incorporated by reference to Exhibit 10.5 to the Company's Form 10-Q for the quarterly period ended
                        September 30, 2001)
        10.40           Amended and Restated Secured Promissory Note between Omega
                        Healthcare Investors, Inc. and Professional Health Care
                        Management, Inc. dated as of September 1, 2001 (Incorporated by reference to Exhibit 10.6 to the Company's 10-Q for the quarterly period ended September 30, 2001)

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
        10.41           Settlement Agreement between Omega Healthcare Investors,
                        Inc. Professional Health Care Management, Inc., Living
                        Centers - PHCM, Inc., GranCare, Inc., and Mariner Post-Acute
                        Network, Inc. dated as of September 1, 2001 (Incorporated by reference to Exhibit 10.7 to the Company's 10-Q for the
                        quarterly period ended September 30, 2001)
        10.42           Amendment No. 4 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory thereto and Fleet Bank, N.A., as agent for such banks*
        10.43           Amendment No. 3 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc., Sterling Acquisition Corp. and
                        Delta Investors I, LLC, The Provident Bank, Agent and
                        Various Lenders Described Herein*
        21              Subsidiaries of the Registrant (Incorporated by reference to
                        Exhibit 21 to the Company's Form 10-K for the year ended
                        December 31, 2000)
        23.1            Consent of Ernst & Young LLP*
        23.2            Form of Consent of Powell, Goldstein, Frazer & Murphy LLP
                        (included in Exhibits 5.1 and 8.1)
        23.3            Form of Consent of Argue Pearson Harbison & Myers, LLP
                        (included in Exhibit 8.2)
        99.1+           Form of Subscription Agreement
        99.2+           Form of Letter to Stockholders
        99.3+           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees
        99.4+           Form of Letter to Clients for use by Brokers, Dealers,
                        Commercial Banks, Trust Company and Other Nominees


------------------------

+   Previously filed.

*   Filed herewith.

**  Management contract or compensatory plan, contract or arrangement.

*** To be filed by amendment.

ITEM 37. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Timonium, State of Maryland, on January 11, 2002.


                                          OMEGA HEALTHCARE INVESTORS, INC.

                                          By: /s/ C. TAYLOR PICKETT_____________
                                                  C. Taylor Pickett
                                               Chief Executive Officer


    Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on January 11, 2002.


                      SIGNATURE                                    TITLE
                      ---------                                    -----
                /s/ C. TAYLOR PICKETT
     -------------------------------------------       Chief Executive Officer
                  C. Taylor Pickett                    (Principal Executive Officer)

              /s/ ROBERT O. STEPHENSON                 Chief Financial Officer
     -------------------------------------------       (Principal Financial and
                Robert O. Stephenson                   Accounting Officer)

                          *
     -------------------------------------------       Director
                  Daniel A. Decker

                          *
     -------------------------------------------       Director
                 Thomas W. Erickson

                          *
     -------------------------------------------       Director
                  Thomas F. Franke

                          *
     -------------------------------------------       Director
                Harold J. Kloosterman

                          *
     -------------------------------------------       Director
                  Bernard J. Korman

                      SIGNATURE                                    TITLE
                      ---------                                    -----
                          *
     -------------------------------------------       Director
                  Edward Lowenthal

                          *
     -------------------------------------------       Director
               Christopher W. Mahowald

                          *
     -------------------------------------------       Director
                 Donald J. McNamara

                          *
     -------------------------------------------       Director
                  Stephen D. Plavin

*By:                  /s/ C. TAYLOR PICKETT
             --------------------------------------
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         3.1            Articles of Incorporation, as amended (Incorporated by
                        reference to the Registrant's Form 10-Q for the quarterly
                        period ended March 31, 1995)
         3.2            Articles of Amendment to the Company's Articles of
                        Incorporation, as amended (Incorporated by reference to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 1999)
         3.3            Amended and Restated Bylaws, as amended April 20, 1999
                        (Incorporated by reference to Exhibit 3.1 to the Company's
                        Form 8-K dated April 20, 1999)
         4.1            Indenture dated December 27, 1993 (Incorporated by reference to Exhibit 4.2 to the Company's Form S-3 dated December 29,
                        1993)
         4.2            First Supplemental Indenture dated January 23, 1996
                        (Incorporated by reference to Exhibit 4 to the Company's
                        Form 8-K dated January 19, 1996)
         4.3            Form of Convertible Debenture (Incorporated by reference to
                        Exhibit 4.2 to the Company's Form S-3 dated February 3,
                        1997)
         4.4            Form of Indenture (Incorporated by reference to Exhibit 4.2 to the Company's Form S-3 dated February 3, 1997)
         4.5            Form of Articles Supplementary for Series A Preferred Stock
                        (Incorporated by reference to Exhibit 4.1 of the Company's
                        Form 10-Q for the quarterly period ended March 31, 1997)
         4.6            Articles Supplementary for Series B Preferred Stock
                        (Incorporated by reference to Exhibit 4 to the Company's
                        Form 8-K dated April 27, 1998)
         4.7            Form of Supplemental Indenture No. 1 dated as of June 1,
                        1998 relating to the 6.95% Notes due 2002 (Incorporated by reference to Exhibit 4 to the Company's Form 8-K dated June
                        9, 1998)
         4.8            Rights Agreement, dated as of May 12, 1999, between Omega
                        Healthcare Investors, Inc. and First Chicago Trust Company,
                        as Rights Agent, including Exhibit A thereto (Form of
                        Articles Supplementary relating to the Series A Junior
                        Participating Preferred stock) and Exhibit B thereto (Form of Rights Certificate) (Incorporated by reference to Exhibit
                        4 to the Company's Form 8-K dated April 20, 1999)
         4.9            Amendment No. 1, dated May 11, 2000 to Rights Agreement,
                        dated as of May 12, 1999, between Omega Healthcare
                        Investors, Inc. and First Chicago Trust Company, as Rights
                        Agent (Incorporated by reference to Exhibit 4.1 to the
                        Company's Form 10-Q for the quarterly period ended March 31,
                        2000)
         4.10           Articles Supplementary for Series C Convertible Preferred
                        Stock (Incorporated by reference to Exhibit 4.1 to the
                        Company's Form 10-Q for the quarterly period ended June 30,
                        2000)
         4.11           Stockholders Agreement between Explorer Holdings, L.P. and
                        Omega Healthcare Investors, Inc. (Incorporated by reference to Exhibit 4.2 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)
         4.12           Registration Rights Agreement between Explorer Holdings,
                        L.P. and Omega Healthcare Investors, Inc. (Incorporated by
                        reference to Exhibit 4.3 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)
         4.13           Form of Amended and Restated Articles Supplementary for
                        Series C Convertible Preferred Stock (Incorporated by
                        reference to Exhibit B to the Schedule 13D filed by Explorer
                        Holdings, L.P. on October 30, 2001 on behalf of the Company)
         4.14           Form of Articles Supplementary for Series D Convertible
                        Preferred Stock (Incorporated by reference to Exhibit C to the Schedule 13D filed by Explorer Holdings, L.P. on
                        October 30, 2001 on behalf of the Company)
         5.1+           Form of Opinion of Powell, Goldstein, Frazer & Murphy LLP*
         8.1+           Form of Opinion of Powell, Goldstein, Frazer & Murphy LLP
                        with respect to certain tax matters*
         8.2            Form of Opinion of Argue Pearson Harbison & Myers, LLP with respect to certain tax matters*

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.1            1993 Deferred Compensation Plan, effective March 2, 1993
                        (Incorporated by reference to Exhibit 10.16 to the Company's
                        Form 10-K for the year ended December 31, 1992)**
        10.2            Form of Note Exchange Agreement--10% Senior Notes due July
                        15, 2000 (Incorporated by reference to Exhibit 10.1 to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 1995)
        10.3            Form of Note Exchange Agreement--7.4% Senior Notes due July
                        15, 2000 (Incorporated by reference to Exhibit 10.2 to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 1995)
        10.4            Form of Note Exchange Agreement--7.4% Senior Notes due July
                        15, 2000 (Incorporated by reference to Exhibit 10.25 to the
                        Company's Form 10-K for the year ended December 31, 1995)
        10.5            First Amendment of Purchase Agreement, Master Lease
                        Agreement, Facility Leases and Guaranty between Delta
                        Investors I, LLC and Sun Healthcare Group, Inc. and Delta
                        Investors II, LLC and Sun Healthcare Group, Inc.
                        (Incorporated by reference to Exhibits 99.1 and 99.2 to the
                        Company's Form 8-K dated April 30, 1998)
        10.6            Agreement of Sale and Purchase dated May 12, 2000, by and
                        between Omega Healthcare Investors, Inc. and Tenet
                        Healthsystem Philadelphia, Inc. (Incorporated by reference to Exhibit 10.3 to the Company's Form 10-Q for the quarterly period ended March 31, 2000)
        10.7            Amended and Restated Investment Agreement, by and among
                        Omega Healthcare Investors, Inc. and Explorer Holdings, L.P.
                        (Incorporated by reference to Exhibit A of the Company's
                        Proxy Statement dated June 16, 2000)
        10.8            Indemnification Agreement between Omega Healthcare
                        Investors, Inc. and Explorer Holdings, L.P. (Incorporated by
                        reference to Exhibit 10.12 to the Company's Form 10-Q for
                        the quarterly period ended June 30, 2000)
        10.9            Amended and Restated Advisory Agreement between Omega
                        Healthcare Investors, Inc. and The Hampstead Group, L.L.C.,
                        dated October 4, 2000 (Incorporated by reference to
                        Exhibit 10.1 to the Company's Form 10-Q for the quarterly
                        period ended September 30, 2000)
        10.10           Loan Agreement by and among Omega Healthcare Investors, Inc.
                        and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent for such banks, dated June
                        15, 2000 (Incorporated by reference to Exhibit 10.2 to the
                        Company's Form 10-Q for the quarterly period ended June 30,
                        2000)
        10.11           Amendment No. 1 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent
                        for such banks (Incorporated by reference to Exhibit 10.11 of the Company's Form 10-k for the year ended December 31,
                        2000)
        10.12           Amendment No. 2 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent
                        for such banks (Incorporated by reference to Exhibit 10.12 of the Company's Form 10-k for the year ended December 31,
                        2000)
        10.13           Amendment No. 3 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory hereto and Fleet Bank, N.A., as agent
                        for such banks** (Incorporated by reference to
                        Exhibit 10.13 of the Company's Form 10-k for the year ended
                        December 31, 2000)
        10.14           2000 Stock Incentive Plan (Incorporated by reference to
                        Exhibit 10.5 to the Company's Form 10-Q for the quarterly
                        period ended June 30, 2000)**
        10.15           Amendment to 2000 Stock Incentive Plan (Incorporated by
                        reference to Exhibit 10.6 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)**
        10.16           Consulting and Severance Agreement with Essel W. Bailey, Jr.
                        (Incorporated by reference to Exhibit 10.7 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2000)**
        10.17           Compensation Agreement with F. Scott Kellman (Incorporated by reference to Exhibit 10.8 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)**

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.18           Compensation Agreement with Susan Kovach (Incorporated by
                        reference to Exhibit 10.9 to the Company's Form 10-Q for the quarterly period ended June 30, 2000)**
        10.19           Compensation Agreement with Laurence Rich (Incorporated by reference to Exhibit 10.10 to the Company's Form 10-Q for
                        the quarterly period ended June 30, 2000)**
        10.20           Form of Directors and Officers Indemnification Agreement
                        (Incorporated by reference to Exhibit 10.11 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2000)
        10.21           Loan Agreement by and among Omega Healthcare Investors,
                        Inc., Sterling Acquisition Corp. and Delta Investors I, LLC,
                        The Provident Bank, Agent and Various Lenders Described
                        Herein, dated August 16, 2000 (Incorporated by reference to
                        Exhibit 10.2 to the Company's Form 10-Q for the quarterly
                        period ended September 30, 2000)
        10.22           Amendment No. 1 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc., Sterling Acquisition Corp. and
                        Delta Investors I, LLC, The Provident Bank, Agent and
                        Various Lenders Described Herein (Incorporated by reference to Exhibit 10.22 to the Company's Form 10-K for the year
                        ended December 31, 2000)
        10.23           Amendment No. 2 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc., Sterling Acquisition Corp. and
                        Delta Investors I, LLC, The Provident Bank, Agent and
                        Various Lenders Described Herein (Incorporated by reference to Exhibit 10.23 to the Company's Form 10-K for the year
                        ended December 31, 2000)
        10.24           Settlement and Restructuring Agreement by and among Omega
                        Healthcare Investors, Inc. and Sterling Acquisition Corp,
                        and Advocat, Inc., Diversicare Leasing Corp., Sterling
                        Health Care Management Inc., Diversicare Management Services
                        Co. and Advocat Finance, Inc. dated October 1, 2000
                        (Incorporated by reference to Exhibit 10.3 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2000)
        10.25           Consolidated Amended and Restated Master Lease by and among
                        Sterling Acquisition Corp. and Diversicare Leasing
                        Corporation, effective October 1, 2000 and dated November 8,
                        2000 (Incorporated by reference to Exhibit 10.4 to the
                        Company's Form 10-Q for the quarterly period ended September
                        30, 2000)
        10.26           Letter Agreement between Omega Healthcare Investors, Inc.
                        and Explorer Holdings, L.P. regarding deferral of dividends and waiver of certain provisions of Articles Supplementary pertaining to Series C Preferred Stock (Incorporated by
                        reference to Exhibit 10.5 to the Company's Form 10-Q/A for the quarterly period ended September 30, 2000)
        10.27           Management Services Agreement by and among Omega Healthcare
                        Investors, Inc., Erickson Capital Group, Inc. and Thomas
                        Erickson dated October 1, 2000 (Incorporated by reference to
                        Exhibit 10.27 to the Company's Form 10-K for the year ended
                        December 31, 2000)**
        10.28           Agreement of Sale and Purchase between Omega Healthcare
                        Investors, Inc. and Tenet Healthsystem Philadelphia, Inc.
                        dated May 12, 2000 (Incorporated by reference to Exhibit
                        10.3 to the Company's Form 10-Q for the quarterly period
                        ended March 31, 2000)
        10.29           Letter Agreement between Omega Healthcare Investors, Inc.
                        and The Hampstead Group, L.L.C. dated as of June 1, 2001
                        (Incorporated by reference to Exhibit 10.1 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2001)
        10.30           Employment Agreement between Omega Healthcare Investors,
                        Inc. and C. Taylor Pickett, dated June 12, 2001
                        (Incorporated by reference to Exhibit 10.2 to the Company's
                        Form 10-Q for the quarterly period ended June 30, 2001)
        10.31           Investment Agreement, dated as of October 30, 2001, by and between Omega Healthcare Investors, Inc. and Explorer
                        Holdings, L.P. (Incorporated by reference to Exhibit A to
                        the Schedule 13D filed by Explorer Holdings, L.P. on
                        October 30, 2001 on behalf of the Company)
        10.32           Form of Amended and Restated Stockholders Agreement
                        (Incorporated by reference to Exhibit D to the Schedule 13D filed by Explorer Holdings, L.P. on October 30, 2001 on
                        behalf of the Company)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.33           Form of Amended and Restated Registration Rights Agreement
                        (Incorporated by reference to Exhibit E to the Schedule 13D filed by Explorer Holdings, L.P. on October 30, 2001 on
                        behalf of the Company)
        10.34           Amendment No. 2 to Rights Agreement (Incorporated by
                        reference to Exhibit F to the Schedule 13D filed by Explorer
                        Holdings, L.P. on October 30, 2001 on behalf of the Company)
        10.35           Employment Agreement between Omega Healthcare Investors,
                        Inc. and R. Lee Crabill, Jr., dated July 30, 2001
                        (Incorporated by reference to Exhibit 10.1 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2001)
        10.36           Employment Agreement between Omega Healthcare Investors,
                        Inc. and Robert O. Stephenson, dated August 30, 2001
                        (Incorporated by reference to Exhibit 10.2 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2001)
        10.37           Employment Agreement between Omega Healthcare Investors,
                        Inc. and Daniel J. Booth, dated October 15, 2001
                        (Incorporated by reference to Exhibit 10.3 to the Company's
                        Form 10-Q for the quarterly period ended September 30, 2001)
        10.38           Retention, Severance and Release Agreement between Omega
                        Healthcare Investors, Inc. and F. Scott Kellman, dated
                        October 9, 2001 (Incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q for the quarterly period ended
                        September 30, 2001)
        10.39           Retention, Severance and Release Agreement between Omega
                        Healthcare Investors, Inc. and Laurence D. Rich, Dated
                        August 1, 2001 (Incorporated by reference to Exhibit 10.5 to the Company's Form 10-Q for the quarterly period ended
                        September 30, 2001)
        10.40           Amended and Restated Secured Promissory Note between Omega
                        Healthcare Investors, Inc. and Professional Health Care
                        Management, Inc. dated as of September 1, 2001 (Incorporated by reference to Exhibit 10.6 to the Company's 10-Q for the quarterly period ended September 30, 2001)
        10.41           Settlement Agreement between Omega Healthcare Investors,
                        Inc. Professional Health Care Management, Inc., Living
                        Centers - PHCM, Inc. GranCare, Inc., and Mariner Post-Acute
                        Network, Inc. dated as of September 1, 2001 (Incorporated by reference to Exhibit 10.7 to the Company's 10-Q for the
                        quarterly period ended September 30, 2001)
        10.42           Amendment No. 4 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc. and certain of its subsidiaries, the banks signatory thereto and Fleet Bank, N.A., as agent for such banks*
        10.43           Amendment No. 3 to Loan Agreement by and among Omega
                        Healthcare Investors, Inc., Sterling Acquisition Corp. and
                        Delta Investors I, LLC, The Provident Bank, Agent and
                        Various Lenders Described Herein*
        21              Subsidiaries of the Registrant (Incorporated by reference to
                        Exhibit 21 to the Company's Form 10-K for the year ended
                        December 31, 2000)
        23.1            Consent of Ernst & Young LLP*
        23.2            Form of Consent of Powell, Goldstein, Frazer & Murphy LLP
                        (included in Exhibits 5.1 and 8.1)
        23.3            Form of Consent of Argue Pearson Harbison & Myers, LLP
                        (included in Exhibit 8.2)
        99.1+           Form of Subscription Agreement
        99.2+           Form of Letter to Stockholders
        99.3+           Form of Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees
        99.4+           Form of Letter to Clients for use by Brokers, Dealers,
                        Commercial Banks, Trust Company and Other Nominees


------------------------

+   Previously filed.

*   Filed herewith.

**  Management contract or compensatory plan, contract or arrangement.

*** To be filed by amendment.